As filed with the Securities and Exchange Commission on March 21, 2014.

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE OZARKS, INC.

(Exact name of registrant as specified in its charter)

Arkansas	6022	71-0556208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classifications Code Number)	(I.R.S. Employer Identification Number)

17901 Chenal Parkway

Little Rock, Arkansas 72223

(501) 978-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Greg L. McKinney

Chief Financial Officer and Chief Accounting Officer

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Tel. (501) 978-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

H. Watt Gregory, III Kutak Rock LLP 124 West Capitol Avenue, Suite 2000 Little Rock, Arkansas 72201 Tel. (501) 975-3000	Garland W. Binns, Jr. Dover Dixon Horne PLLC 425 West Capitol, Suite 3700 Little Rock, Arkansas 72201 Tel: (501) 978-9923

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value	4,956,402	n/a	$134,970,601	$17,384.21

(1)	Represents the maximum number of shares of Bank of the Ozarks, Inc. (the “Company”) common stock (“Common Stock”) that may be issued to holders of shares of common stock of Summit Bancorp, Inc. (“Summit”) in the merger assuming that (i) shareholders of Summit elect 100% stock consideration and (ii) the Buyer Average Stock Price (as such term is defined in the Agreement and Plan of Merger dated as of January 30, 2014 by and among the Company, Bank of the Ozarks, Summit and Summit Bank (the “Merger Agreement”)) is the lowest amount permitted in the Merger Agreement. Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f)(2) under the Securities Act. The proposed maximum aggregate offering price of the registrant’s Common Stock was calculated based upon the book value of the Summit shares of common stock (the securities to be canceled in the merger) and is equal to the product of (i) $21.853, calculated according to Rule 457(f)(2) of the Securities Act, multiplied by (ii) 6,176,308, the maximum number of Summit shares of common stock that may be canceled and exchanged for Company common stock in the merger.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED MARCH 21, 2014

PROSPECTUS

SUMMIT BANCORP, INC.

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD                     , 2014

BANK OF THE OZARKS, INC.

COMMON STOCK

To the Shareholders of Summit Bancorp, Inc.:

On January 30, 2014, Summit Bancorp, Inc. (“Summit”) and its wholly-owned bank subsidiary, Summit Bank (“Summit Bank”) entered into an Agreement and Plan of Merger with Bank of the Ozarks, Inc. (the “Company”) and its wholly-owned bank subsidiary, Bank of the Ozarks. We refer to the Agreement and Plan of Merger as the “merger agreement.” If the merger agreement is approved and the merger is subsequently completed, Summit will be merged with and into the Company and Summit Bank will be merged with and into Bank of the Ozarks.

Pursuant to the merger agreement, Summit shareholders will be entitled to receive their pro rata portion of the aggregate merger consideration, which is based on the aggregate purchase price of $216,000,000, subject to possible adjustments described in this proxy statement/prospectus. The aggregate merger consideration will consist of a combination of cash and whole shares of Company common stock, $0.01 par value per share, which shares are traded on the NASDAQ Global Select Market (“Nasdaq Stock Market”) under the symbol “OZRK.” Pursuant to the terms of the merger agreement, at least 80% of the aggregate merger consideration will consist of stock consideration. We refer to this requirement as the “minimum stock consideration requirement.” The per share merger consideration to be paid in exchange for each share of Summit common stock will be calculated by dividing (i) the difference of the aggregate purchase price of $216,000,000 (assuming no purchase price adjustment) less the cash amount paid by Summit to holders of Summit stock options and stock appreciation rights (“SARs”) outstanding prior to the closing of the merger, to terminate such options and SARs, by (ii) the number of shares of Summit common stock outstanding immediately prior to the closing of the merger.

When the merger is completed, and assuming that (1) there is no adjustment to the aggregate purchase price and no proration is required to meet the minimum stock consideration requirement, (2) Summit pays an aggregate of $3,882,193 to holders of outstanding options and SARs prior to closing, and (3) there are 6,149,808 shares of Summit common stock outstanding immediately prior to closing, then the holder of a share of Summit common stock will be entitled to receive merger consideration equal to $34.49 per share, consisting of either $34.49 in cash or a number of whole shares of Company common stock having a value of $34.49 based on the average closing price of Company common stock for the ten consecutive trading days ending on the fifth business day preceding the closing of the merger (subject to a minimum and maximum price equal to $43.58 and $72.63, respectively).

The exchange ratio used to determine the number of shares of the Company’s common stock that you will be entitled to receive for each share of Summit common stock for which you elect to receive shares of the Company common stock will be determined based on the average closing sale price of the Company’s common stock as reported on the Nasdaq Stock Market during the 10 trading day period ending on the fifth business day prior to completion of the merger, subject to a minimum and maximum price equal to $43.58 and $72.63, respectively. The merger consideration is subject to proration and downward adjustment as described in this proxy statement/prospectus, and the exchange ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise value of the merger consideration you may receive on the date the merger is completed.

On March 19, 2014 (the last practicable trading day before the date of this proxy statement/prospectus), the closing sales price of Company common stock on the Nasdaq Stock Market was $69.32. Assuming that (1) the

10-day average closing sale price of Company common stock ending on the fifth business day prior to the closing of the merger is $69.32, (2) shareholders of Summit elect to receive the minimum amount of stock consideration, and (3) there are no adjustments to the aggregate purchase price, then we anticipate that an aggregate of approximately 2,447,983 shares of Company common stock would be issued to Summit shareholders upon completion of the merger.

The board of directors of Summit has unanimously determined that the merger and the merger agreement are fair and in the best interests of Summit and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of the Summit common stock entitled to vote at the special meeting. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed return envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement. Because the required vote is based on the outstanding shares of Summit, if you do not vote, or if you do not instruct your broker or other nominee how to vote any shares held for you, or if you “ABSTAIN,” it will have the same effect as voting “AGAINST” the merger agreement.

Shareholders of Summit are entitled to exercise dissenters’ rights in connection with the merger and receive the cash fair value of their shares of Summit common stock in lieu of the merger consideration. In order to properly exercise your dissenters’ rights and receive the cash fair value for your shares, you must precisely follow the procedures specified in the Arkansas Business Corporation Act at Ark. Code Ann. §§ 4-27-1301 et seq., which are summarized herein and the relevant portions of which have been excerpted and included as Appendix C to this proxy statement/prospectus.

An entity affiliated with Summit’s Chairman and Chief Executive Officer that owns approximately 46% of Summit’s outstanding shares has executed a voting agreement with the Company committing such entity, in its capacity as a shareholder of Summit, to vote such entity’s shares of Summit common stock in favor of the merger agreement and the merger.

This proxy statement/prospectus gives you detailed information about the special meeting of shareholders to be held                     , 2014, the merger agreement and other related matters. You should carefully read this entire document, including the appendices. Before making a decision on how to vote, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 23.

On behalf of the Summit board of directors, I thank you for your prompt attention to this important matter.

Ross M. Whipple

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated                     , 2014, and is first being mailed to Summit shareholders on or about                     , 2014.

SUMMIT BANCORP, INC.

409 Main Street

Arkadelphia, Arkansas 71923

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2014

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Summit Bancorp, Inc. (“Summit”) will be held at 409 Main Street, Arkadelphia, Arkansas 71923, at [10:00] a.m., central time, on                     , 2014, for the following purposes:

1. To vote upon a proposal to approve the Agreement and Plan of Merger dated as of January 30, 2014, by and among Bank of the Ozarks, Inc. (the “Company”) and its subsidiary, Bank of the Ozarks, and Summit and Summit’s wholly-owned bank subsidiary, Summit Bank, as such agreement may be amended from time to time, pursuant to which, among other things, Summit will be merged with and into the Company (the “merger”) and Summit Bank will be merged with and into Bank of the Ozarks. As a result of the merger, each of the outstanding shares of Summit will be converted into the right to receive shares of Company common stock or cash, or a combination of both stock and cash, as more particularly described elsewhere in this proxy statement/prospectus.

2. To approve a proposal to grant discretionary authority to the persons named as proxies to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

3. To transact any other business that properly comes before the special meeting of shareholders, or any adjournments or postponements of the special meeting.

The proposed merger is described in more detail in this proxy statement/prospectus, which you should read carefully in its entirety before voting. Only Summit shareholders of record as of the close of business on                     , 2014 are entitled to notice of and to vote at the special meeting of shareholders or any adjournments or postponements of the special meeting.

A holder of Summit common stock who complies with the provisions of the Arkansas Business Corporation Act (“ABCA”) relating to dissenters’ rights applicable to the merger (Ark. Code Ann. §§ 4-27-1301 et seq.) is entitled to determination and payment in cash of the “fair value” of their stock pursuant to the relevant provisions of the ABCA, copies of which are included as Appendix C to this proxy statement/prospectus.

Whether you attend the special meeting or not, you may revoke a previously granted proxy at any time before it is voted by submitting to the corporate secretary of Summit a duly executed revocation of proxy bearing a later date or by appearing and voting in person at the special meeting. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy.

Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. You may revoke your proxy at any time before it is voted.

BY ORDER OF THE SUMMIT BOARD OF DIRECTORS

Ross M. Whipple

Chairman and Chief Executive Officer

Arkadelphia, Arkansas

                    , 2014

The Board Of Directors of Summit Bancorp, Inc. unanimously recommends that you vote “FOR” approval of the merger agreement, and “FOR” granting the proxies the discretion to adjourn the special meeting to a later date in order to solicit further proxies if there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR

NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS. DO NOT SEND

SHARE CERTIFICATES WITH THE PROXY CARD.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Bank of the Ozarks, Inc. (the “Company”) from documents that are filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) but that are not included in or delivered with this proxy statement/prospectus. You can obtain copies of the Company’s documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from the Company at the following address:

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Attention: Susan Blair, Investor Relations

Telephone: (501) 978-2217

Shareholders of Summit Bancorp, Inc. requesting copies of the Company’s documents from the Company should do so by                     , 2014 in order to receive them before the special meeting.

You may also obtain these documents at the SEC’s website (www.sec.gov) and you may obtain certain of these documents at the Company’s website (www.bankozarks.com) by selecting the tab entitled “Investor Relations” and then the tab entitled “Current SEC Filings.” Information contained on, or accessible from, the Company’s website is expressly not incorporated by reference into this document.

If you have any questions, or need assistance in completing and returning your proxy, you may contact Summit Bancorp, Inc. at the following address and telephone number:

Summit Bancorp, Inc.

409 Main Street, Arkadelphia, Arkansas 71923

Attention: Ross M. Whipple, Chairman and Chief Executive Officer

Telephone: (870) 246-8070

See “Where You Can Find More Information” on page 109.

i

QUESTIONS AND ANSWERS ABOUT VOTING AT THE

SPECIAL MEETING OF SHAREHOLDERS

The following are answers to certain questions you may have regarding the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus, including the appendices, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Q:	Why am I receiving this document?

A:	Summit is sending these materials to its shareholders to help them decide how to vote their shares of Summit common stock with respect to the merger and other matters to be considered at the special meeting.

The merger cannot be completed unless Summit shareholders approve the merger agreement. Summit is holding a special meeting of its shareholders to vote on the proposal necessary to complete the merger. Information about this special meeting, the merger and related matters to be considered by shareholders at the special meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of Summit and a prospectus of the Company. It is a proxy statement because the Summit board of directors is soliciting proxies from Summit shareholders using this document. It is a prospectus because the Company, in connection with the merger, is offering shares of its common stock in partial exchange for outstanding shares of Summit in the merger.

Q:	What is the merger?

A:	The Company and its wholly-owned subsidiary, Bank of the Ozarks, have entered into a merger agreement with Summit and Summit’s wholly-owned bank subsidiary, Summit Bank, pursuant to which Summit will be merged with and into the Company and Summit Bank will be merged with and into Bank of the Ozarks. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. In order for us to complete the merger we need not only the approval of the shareholders of Summit but the approval of the merger by the applicable banking regulators of each of the Company, Bank of the Ozarks, Summit and Summit Bank.

Q:	What will I receive in exchange for my Summit shares in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, on the effective date of the merger, Summit shareholders will be entitled to receive their pro rata portion of the aggregate merger consideration based on the aggregate purchase price of $216,000,000, subject to possible adjustments, which aggregate merger consideration will consist of at least 80% in shares of Company common stock (the “minimum stock consideration requirement”). The per share merger consideration to be paid in exchange for each share of Summit common stock will be calculated by dividing (i) the difference of the aggregate purchase price of $216,000,000 (assuming no purchase price adjustment as described below) less the cash amount paid by Summit to holders of Summit stock options and stock appreciation rights (“SARs”) outstanding prior to the closing of the merger, in order to terminate such options and SARs, by (ii) the number of shares of Summit common stock outstanding immediately prior to the closing of the merger.

Assuming that (1) there is no adjustment to the aggregate purchase price and no proration is required to meet the minimum stock consideration requirement (each as described below), (2) Summit pays an aggregate of $3,882,193 to holders of outstanding options and SARs in connection with the termination of its equity plan prior to closing, and (3) there are 6,149,808 shares of Summit common stock outstanding immediately prior to closing, then the holder of a share of Summit common stock will be entitled to receive, in exchange therefor, merger consideration equal to $34.49 per share, consisting of either $34.49 in cash or a number of whole shares of Company common stock having a value of $34.49 based on the average closing price of Company common stock for the ten consecutive trading days ending on the fifth business day preceding the closing of the merger (subject to a minimum and maximum price equal to $43.58 and $72.63, respectively).

Q:	Are there any adjustments that could affect what I will receive in the merger?

A:	The aggregate purchase price may be adjusted downward, on a dollar for dollar basis, if (1) Summit incurs any termination or liquidated damages fee in connection with terminating the agreement with its current bank core system provider or (2) Summit’s closing consolidated net book value is less than $135,000,000. Summit’s closing consolidated net book value will be calculated as Summit’s unaudited consolidated net stockholders’ equity determined in accordance with GAAP as of the business day that is closest to 10 calendar days prior to the merger closing date (which we refer to as the “determination date”), but without giving effect to the after tax impact of the following items: (i) any negative provision for loan and lease losses for the period between November 30, 2013 and the determination date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of November 30, 2013, where such resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, shall be reflected in the closing consolidated net book value; (ii) any of the actions or changes taken only to comply with certain coordination procedures required by the merger agreement, which would otherwise not have been taken or required to be taken; or (iii) the amount of any deferred tax asset valuation allowance.

In addition, the value of the stock consideration could cause the aggregate merger consideration to be higher or lower than $216,000,000, depending on whether the average closing stock price of the Company common stock to be used in determining the exchange ratio is higher than $72.63 per share or lower than $43.58 per share. If such price is higher than $72.63, Summit shareholders receiving Company stock as part or all of the merger consideration would receive more shares than they otherwise would (without an offsetting decrease in any cash consideration they may receive in the merger) if there were no cap on the average closing stock price used in determining the exchange ratio. Conversely, if the average closing price of the Company common stock is lower than $43.58 per share, Summit shareholders receiving Company stock as part or all of the merger consideration would receive fewer shares than they otherwise would (without any offsetting increase in any cash consideration they may receive in the merger) if there were no floor on the average closing price used in determining the exchange ratio.

Q:	What happens to outstanding Summit equity awards in the merger?

A:	As of the date of the merger agreement, there were 434,250 options to purchase shares of Summit common stock outstanding and 11,900 SARs of Summit outstanding. As contemplated in the merger agreement, the board of directors of Summit has agreed to take all action necessary to terminate and cancel each outstanding option and SAR prior to the closing date of the merger and to pay the holders thereof a cash payment equal to the difference between the per share exercise price of the option or SAR and the per share consideration to be paid in the merger. Based on the number of options and SARs outstanding on the date hereof and their respective individual exercise prices, the aggregate payments would be approximately $3,882,193. Because Summit intends to cancel and cash out all outstanding and unvested options and SARs before the merger closes, there will not be any outstanding equity awards of Summit at the time of the merger.

Of the 434,250 options outstanding, 26,500 options will vest on April 15, 2014. To the extent that any of the option holders exercise their vested options for shares of Summit common stock prior to the date Summit terminates the plan and cashes out the outstanding awards, such holder will be afforded the opportunity to make an election with respect to the kind of merger consideration desired and will be entitled to receive his or her pro rata portion of the merger consideration with respect to those shares.

Q:	Can I elect the type of consideration I will receive in the merger?

A:	Yes, subject to the minimum stock consideration requirement and the proration and adjustment procedures described under “Will I receive the form of consideration I elect to receive?” below, you may elect to receive all shares of Company common stock, all cash, or a combination of whole shares of Company common stock and cash, in exchange for your shares of Summit common stock.

Q:	If I elect to receive Company common stock in the merger, how many shares will I receive?

A:	Subject to the minimum stock consideration requirement and the proration and adjustment procedures described under “Will I receive the form of consideration I elect to receive?” below, and subject to the purchase price adjustments set forth in the merger agreement and described under “Are there any adjustments that could affect what I will receive in the merger?” above, assuming there are 6,149,808 shares of Summit common stock outstanding at closing, you would receive, for each share of your Summit common stock as to which you make a stock election, Company common stock worth $34.49, based on the average closing price of Company common stock during the period of ten consecutive “trading days” (days on which the Nasdaq Stock Market is open for trading activities) ending on the fifth business day prior to the date the merger closes (subject to a minimum and maximum price equal to $43.58 and $72.63, respectively). When we refer to the “average closing price” in this proxy statement/prospectus, we mean this ten consecutive trading day average of the closing sale price of the Company’s common stock.

You will not receive any fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Company common stock that you would otherwise be entitled to receive, based on the average closing price. Additionally, if you wholly or partially elect to receive stock consideration and your election would result in the delivery of less than ten (10) whole shares of Company common stock, then in accordance with the merger agreement, you will not receive any stock consideration and will instead receive cash consideration in exchange for all of your shares of Summit common stock.

For example, assuming: (i) a 10-day average closing price of a share of Company common stock of $69.32, (ii) no proration is required to meet the minimum stock consideration requirement, and (iii) no purchase price adjustments are required or made, a Summit shareholder who owns 100 shares of Summit common stock and who elects to receive Company common stock in exchange for all 100 shares of Summit common stock would receive approximately $3,449 worth of merger consideration equal to 49.75 shares of Company common stock, payable in 49 whole shares, plus $52.32 in cash in lieu of a fractional 75/100ths of a share of Company common stock.

Q:	Will I receive the form of consideration I elect to receive?

A:	It is possible that you will not receive the exact form of consideration that you elect in the merger. Whether you will be entitled to receive cash or Company common stock in exchange for your Summit shares will be initially determined based on your election. Notwithstanding the particular election you make, the total consideration to be paid by the Company will be at least 80% in shares of Company common stock. If the elections made by all Summit shareholders considered in the aggregate total at least 80% of the total merger consideration being paid in Company common stock, then you will receive the form of consideration you elected to receive, subject to payment of cash in lieu of any fractional shares of Company common stock you elect to receive, and further subject to payment of cash in lieu of stock consideration if your election would otherwise result in the delivery to you of less than ten (10) whole shares of Company common stock. On the other hand, if the elections made by all Summit shareholders would result in an oversubscription for cash (i.e., more than 20% of the total merger consideration), then the exchange agent will prorate the amount of stock and cash to be issued in the merger in order to meet the minimum stock consideration requirement (i.e., at least 80% of the total merger consideration). In that case, you may receive a combination of cash and whole shares of Company common stock for each of your Summit shares that is different from the amount you elected, depending on the elections made by other Summit shareholders. However, in the event that you elect to receive all stock consideration or you fail to make an election, you will receive the stock consideration for all of your shares of Summit common stock and you will not be affected by any proration.

The allocation of the mix of consideration payable to each Summit shareholder will not be finally determined until the exchange agent, Bank of the Ozarks Trust and Wealth Management Division, tallies the results of the stock and cash elections made by Summit shareholders, which will not occur until near the time of or promptly following the closing of the merger.

Q:	How do I elect the form of consideration I prefer to receive?

A:	After the mailing of this proxy statement/prospectus, an election form and letter of transmittal will be mailed or otherwise delivered to you. The election form and letter of transmittal will allow you to elect the number of your shares of Summit common stock that will be converted into Company common stock and the number of your shares of Summit common stock that will be exchanged for cash. In order to make a proper election, you must complete the election form and letter of transmittal and return it along with your Summit stock certificate(s) to the exchange agent by the specified date and time deadline.

Q:	What happens if I do not make a valid election under the election form?

A:	If you do not return a properly completed election form by the deadline specified in the election form, your shares of Summit common stock will be considered “non-election shares” and, in accordance with the terms of the merger agreement, you will receive only stock consideration for your shares (plus cash in lieu of any fractional shares).

Q:	Will I be entitled to appraisal rights?

A:	Yes. If you are a Summit shareholder and you follow the procedures prescribed by the Arkansas Business Corporation Act (“ABCA”), you may dissent from the merger and receive the fair value of your shares of Summit common stock as determined pursuant to those procedures. To perfect your appraisal rights, you must precisely follow the procedures specified in the ABCA at Ark. Code Ann. §§ 4-27-1301 et seq., which are summarized under “Approval of the Merger — Dissenters’ Appraisal Rights” beginning on page 68 and the relevant portions of which have been excerpted and included as Appendix C to this proxy statement/prospectus.

Q:	What do I need to do now?

A:	After you have carefully read this document, including the information incorporated into this document by reference, indicate on your proxy card how you want your shares to be voted. Then date, sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting whether or not you attend. You may still attend the special meeting and vote in person even after you return the proxy card.

Q:	Why is my vote important?

A:	The merger agreement must be approved by the holders of at least a majority of the shares of Summit common stock outstanding and entitled to vote at the special meeting. Because the required vote on the merger agreement is based on the number of shares outstanding, a failure to vote or an abstention from voting will have the same effect as a vote “AGAINST” the merger agreement.

Q:	If my broker holds my shares in “street name” will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares on the merger agreement without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker how to vote your shares held in “street name,” it will have the same effect as voting “AGAINST” the merger agreement.

Q:	What if I fail to instruct my broker to vote my shares?

A:	If you fail to instruct your broker to vote your shares with respect to the merger agreement, the broker may submit an unvoted proxy (a broker “non-vote”) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count as a vote with respect to the merger agreement, and therefore will have the same effect as a vote “AGAINST” the merger agreement.

Q:	Will I be able to sell the shares of Company common stock that I receive in the merger?

A:	Yes, in most cases. The shares of Company common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and listed on the Nasdaq Stock Market. However, if there are any former shareholders of Summit who will be deemed to be “affiliates” of the Company under the Securities Act after the merger (generally, directors and executive officers of the Company and shareholders holding 10% or more of the outstanding shares of common stock of the Company), such persons must abide by certain transfer restrictions under the Securities Act.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All shareholders of Summit are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting whether or not they have previously executed a proxy card. If a broker holds your shares in street name, then you are not the shareholder of record, and you must ask your broker how you can vote your shares at the special meeting.

Q:	Can I change my vote?

A:	Yes. If you do not own your shares in street name, you can change your vote after you have sent in your proxy card by:

•	providing written notice to the Corporate Secretary of Summit that you wish to revoke your proxy;

•	submitting a new proxy card (any earlier proxy will be revoked automatically); or

•	attending the special meeting and voting in person (any earlier proxy will be revoked by your vote in person). However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow your nominee’s directions to change your vote.

Q:	Should I send in my stock certificates now?

A:	No, please do not send your stock certificates with your proxy card. Instructions will be sent to you later for surrendering your Summit stock certificates in exchange for the merger consideration.

Q:	What if I have lost or cannot locate my stock certificates?

A:	After the mailing of this proxy statement/prospectus, you will receive an election form and letter of transmittal from the exchange agent regarding the conversion of your Summit shares into the merger consideration. If you have your Summit certificates, please follow the instructions in the election form and letter of transmittal for delivery of the certificates with your completed form to the exchange agent. If you cannot locate your Summit stock certificates and believe them to be lost, stolen or destroyed, please follow the instructions in the form dealing with lost, stolen or destroyed certificates. You will then be provided with an Affidavit of Lost Stock Certificate(s) to complete and return to Summit, or if you provide such Affidavit after the merger occurs, to the exchange agent. The exchange agent will require you to provide a surety bond to protect Summit, the exchange agent and the Company in the event the subject certificates are later presented to the exchange agent or the Company for conversion into the merger consideration.

Q:	When do you expect the merger to be completed?

A:	The Company and Summit currently expect to complete the merger in the second quarter of 2014, assuming all of the conditions to completion of the merger have been timely satisfied, although delays could occur.

Q:	Whom should I call with questions?

A:	You should direct any questions regarding the special meeting of shareholders or the merger to Ross M. Whipple, Chairman and Chief Executive Officer, Summit Bancorp, Inc. at (870) 246-8070.

SUMMIT BANCORP, INC.

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about Bank of the Ozarks, Inc. For a description of this information, see “Where You Can Find More Information” on page 109. You may obtain the information incorporated by reference into this document without charge by following the instructions in that section. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this proxy statement/prospectus, the “Company” refers to Bank of the Ozarks, Inc.; “Bank of the Ozarks” or “the Bank” refers to Bank of the Ozarks, the Company’s wholly-owned bank subsidiary; “Summit” refers to Summit Bancorp, Inc.; and “Summit Bank” refers to Summit’s wholly-owned bank subsidiary, Summit Bank. Also, we refer to the proposed merger of Summit with and into the Company as the “merger,” and the Agreement and Plan of Merger, dated January 30, 2014 by and among the Company, Bank of the Ozarks, Summit and Summit Bank as the “merger agreement.”

The Merger

The terms and conditions of the merger by which Summit will merge with and into the Company are contained in the merger agreement, a copy of which is attached to this document as Appendix A. We encourage you to read that agreement carefully.

Parties to the Merger

Bank of the Ozarks, Inc. (page 46)

Bank of the Ozarks

Bank of the Ozarks, Inc., an Arkansas corporation, is the parent bank holding company for Bank of the Ozarks, an Arkansas state banking corporation. As of December 31, 2013, Bank of the Ozarks, Inc. had consolidated total assets of approximately $4.79 billion, total deposits of approximately $3.72 billion and total common stockholders’ equity of approximately $625 million.

The principal executive office of Bank of the Ozarks, Inc. is located at 17901 Chenal Parkway, Little Rock, Arkansas 72223, and the telephone number is (501) 978-2265.

Summit Bancorp, Inc. (page 46)

Summit Bank

Summit Bancorp, Inc., an Arkansas corporation, is the parent holding company for Summit Bank, an Arkansas state banking corporation. As of December 31, 2013, Summit had consolidated total assets of approximately $1.2 billion, total deposits of approximately $994 million and total common stockholders’ equity of approximately $135 million.

Summit’s principal executive office is located at 409 Main Street, Arkadelphia, Arkansas 71923 and the telephone number is (870) 246-8070.

What Summit Shareholders will receive in the Merger (page 46)

If the merger agreement is approved and the merger is subsequently completed, on the effective date of the merger, Summit shareholders will be entitled to receive their pro rata portion of the aggregate merger consideration based on the aggregate purchase price of $216,000,000, subject to possible adjustments, which aggregate merger consideration will consist of at least 80% in shares of Company common stock (the “minimum stock consideration requirement”). You should read “Approval of the Merger — Purchase Price Adjustments” on page 47 for a more complete description of the possible price adjustments to the aggregate purchase price. The per share merger consideration to be paid in exchange for each share of Summit common stock will be calculated by dividing (i) the difference of the aggregate purchase price of $216,000,000 (assuming no purchase price adjustment) less the cash amount paid by Summit to holders of Summit stock options and SARs outstanding prior to the closing of the merger, in order to terminate such options and SARs, by (ii) the number of shares of Summit common stock outstanding immediately prior to the closing of the merger.

Assuming that (1) there is no adjustment to the aggregate purchase price and no proration is required to meet the minimum stock consideration requirement, (2) Summit pays an aggregate of $3,882,193 to holders of outstanding options and SARs in connection with the termination of its equity plan prior to closing, and (3) there are 6,149,808 shares of Summit common stock outstanding immediately prior to closing, then the holder of a share of Summit common stock will be entitled to receive, in exchange therefor, merger consideration equal to $34.49 per share, consisting of either $34.49 in cash or a number of whole shares of Company common stock having a value of $34.49 based on the average closing price of Company common stock for the ten consecutive trading days ending on the fifth business day preceding the closing of the merger (subject to a minimum and maximum price equal to $43.58 and $72.63, respectively).

Subject to the proration procedures described below, as a holder of Summit common stock, for each share of Summit common stock that you own, you may elect to receive the stock consideration described above or the cash consideration described above. You will not receive any fractional shares of Company common stock in connection with the merger. Instead, you will be paid cash in an amount equal to the fraction of a share of Company common stock otherwise issuable upon conversion, multiplied by the average closing price per share of Company common stock, determined as indicated above. Additionally, if you wholly or partially elect to receive stock consideration and your election would result in the delivery of less than ten (10) whole shares of Company common stock, then in accordance with the merger agreement, you will not receive any stock consideration and will instead receive cash consideration in exchange for all of your shares of Summit common stock.

After the mailing of this proxy statement/prospectus, an election form and letter of transmittal will be mailed or otherwise delivered to you by the exchange agent. The election form and letter of transmittal will allow you to elect the number of your shares of Summit common stock that will be exchanged for Company common stock and the number of your shares of Summit common stock that will be exchanged for cash. In order to make a proper election, you must complete the election form and letter of transmittal and return it, along with your certificate of Summit common stock, to the exchange agent by the date indicated in the election form. Failure to properly complete or timely return the election form and letter of transmittal will result in your shares of Summit common stock being deemed non-election shares, and, in accordance with the terms of the merger agreement, you will receive only stock consideration for your shares (plus cash in lieu of any fractional shares).

Whether you will be entitled to receive cash or Company common stock in exchange for each of your Summit shares will be determined initially based on your election. Notwithstanding the election you make, however, pursuant to the minimum stock consideration requirement in the merger agreement the total consideration to be paid by the Company to all Summit shareholders, considered in the aggregate, must consist of at least 80% in shares of Company common stock. If the elections made by all Summit shareholders considered in the aggregate would result in at least 80% of the total merger consideration being paid in Company common stock, then you would receive the exact form of consideration you elect to receive. On the other hand, if the elections made by all Summit shareholders would result in an oversubscription for cash (i.e., more than 20% of the aggregate merger consideration), then the exchange agent will prorate the amount of stock and cash to be issued in the merger to each Summit shareholder as necessary to meet the minimum stock consideration requirement. In that case, you may receive a combination of whole shares of Company common stock and cash for your Summit shares that is different from the amount you elected, depending on the elections made by other Summit shareholders. However, in the event that you elect to receive all stock consideration or you fail to make an election, you will receive the stock consideration for all of your shares of Summit common stock and you will not be affected by any proration.

The allocation of the mix of consideration payable to Summit shareholders will not be finally determined until the exchange agent, Bank of the Ozarks Trust and Wealth Management Division, tallies the results of the stock and cash elections made by Summit shareholders, which will not occur until near the time of or promptly following the closing of the merger.

Material United States Federal Income Tax Consequences of the Merger (page 69)

The Company and Summit will not be required to complete the merger unless the Company and Summit have each received a legal opinion to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. The opinions will not bind the Internal Revenue Service, which could take a different view.

We expect that, for United States federal income tax purposes, you generally will not recognize any gain or loss with respect to the exchange of your shares of Summit common stock for the stock consideration in the merger. You will, however, have to recognize gain in connection with any cash consideration received in the merger and any cash received in lieu of a fractional share interest in Company common stock.

You should read “Approval of the Merger — Material United States Federal Income Tax Consequences of the Merger” on page 69 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Summit’s Board of Directors Unanimously Recommends Shareholder Approval of the Merger Agreement (page 52)

After careful consideration, the board of directors of Summit unanimously approved the merger agreement. The board of directors of Summit believes that the merger and the merger agreement are fair to and in the best interests of Summit and its shareholders, and unanimously recommends that you vote “FOR” approval of the merger agreement.

In reaching its decision to approve the merger agreement and to recommend its approval to Summit shareholders, the Summit board of directors and executive management consulted with Stephens Inc. (which we refer to as “Stephens”), its outside financial advisor, with respect to Summit’s stand-alone potential to maintain its track record of growth and increasingly strong shareholder returns in the current banking and economic environment. The Summit board of directors compared the stand-alone prospects and associated execution risks of Summit with the value that Summit shareholders would receive in the merger, and the board concluded that the merger consideration offers additional long-term value and is in the best interests of Summit’s shareholders. The Summit board of directors further consulted with Stephens as to the fairness to the disinterested shareholders (holders of less than 10% of outstanding common stock and excluding the Company or any of its affiliates) of Summit from a financial point of view of the consideration to be received by the shareholders in the merger and with its outside legal counsel as to its legal duties and the terms of the merger agreement. For more information regarding the factors considered by Summit’s board of directors see “Approval of the Merger — Summit’s Reasons for the Merger and Recommendation of the Board of Summit” on page 52.

Opinion of Summit’s Financial Advisor (page 54 and Appendix B)

In connection with the merger, the board of directors of Summit received the written opinion of Stephens, the financial advisor to Summit, as to the fairness to Summit’s disinterested shareholders (holders of less than 10% of outstanding Summit common stock and excluding the Company or any of its affiliates), from a financial point of view, of the consideration to be received in the merger by such disinterested shareholders. The full text of the opinion of Stephens dated January 29, 2014, is included in this document as Appendix B. Summit encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Stephens. The opinion of Stephens is directed to the board of directors of Summit and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger agreement or any other matter relating to the proposed transaction. Stephens will receive a fee for its services, a portion of which was paid upon rendering the fairness opinion, and a final portion of which will be payable upon completion of the merger. For further information, please see the section entitled “Approval of the Merger — Opinion of Summit’s Financial Advisor” on page 54.

Special Meeting of Shareholders of Summit (page 44)

Summit will hold a special meeting of its shareholders on                     , 2014, at [10:00] a.m., central time, at 409 Main Street, Arkadelphia, Arkansas 71923. At the special meeting of shareholders, you will be asked to vote to approve the merger agreement.

You may vote at the special meeting of shareholders if you owned shares of Summit common stock at the close of business on the record date,                     , 2014. On that date, there were 6,149,808 shares of Summit common stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of Summit common stock you owned on the record date.

Even if you expect to attend the special meeting of shareholders, Summit recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Shareholder Vote Required (page 45)

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Summit common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of Summit common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger. As of the record date, the directors and executive officers of Summit beneficially owned an aggregate of 4,302,750 shares of Summit common stock entitled to vote at the special meeting of shareholders. This represents approximately 70% of the total votes entitled to be cast at the special meeting of shareholders. The Whipple Family Banking Partnership, LLLP, an affiliate of Ross M. Whipple, owns 2,857,788 shares of Summit common stock, or approximately 46% of the outstanding Summit common stock, and has agreed to vote “FOR” adoption of the merger agreement.

Approval of any proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of shares of Summit common stock that are voted, either in person or by proxy, at the special meeting.

Dissenters’ Rights of Appraisal (page 68 and Appendix C)

If you are a Summit shareholder and you follow the procedures required by the ABCA, you may dissent from the merger and receive the fair value of your shares of Summit common stock as determined pursuant to those procedures. To perfect your appraisal rights, you must precisely follow the procedures specified in the ABCA at Ark. Code Ann. §§ 4-27-1301 et seq., the relevant portions of which have been excerpted and included as Appendix C to this proxy statement/prospectus.

In order to perfect your appraisal rights and receive payment as a dissenting shareholder, you must:

•	deliver to Summit before the Summit special meeting written notice of your intent to demand payment for your shares if the merger is effectuated;

•	not vote your shares in favor of the merger; and

•	make a written demand for payment of the fair value of your shares following the Summit special meeting in accordance with the requirements of Ark. Code Ann. § 4-27-1323.

If you (i) fail to provide notice of dissent to the merger, (ii) vote in favor of the merger or (iii) fail to make a written demand for payment of fair value in accordance with the requirements of Ark. Code Ann. § 4-27-1323, you will be bound by the terms of the merger and the merger agreement, and your shares of Summit common stock will be converted into the right to receive the merger consideration. While a vote in favor of the merger will waive your appraisal rights, a failure to vote against the merger will not constitute a waiver of your appraisal rights.

The value of dissenting shares will be determined, as of the time immediately before effectuation of the merger, by Summit (or the Company as the successor thereto). If a dissenting shareholder objects to such valuation, the shareholder may provide Summit its estimate of the fair value of its shares and demand payment for such amount. After receipt of such demand, Summit may either (i) pay the dissenting shareholder the amount demanded by him or (ii) within 60 days of such receipt, petition a court to determine the fair value of the shares. If Summit fails to take either of the foregoing actions within 60 days of such receipt, it shall pay the dissenting shareholder the amount demanded by such shareholder.

If you comply with the appraisal rights requirements, the fair value of your Summit shares, determined in the manner described above, and which may be more or less than the value of the merger consideration you would have received in the merger had you not dissented, will be paid to you in cash. This cash payment will be fully taxable to you.

Interests of Summit Officers and Directors in the Merger (page 61)

In considering the recommendation of the board of directors of Summit to approve the merger, you should be aware that certain of the executive officers and directors of Summit have financial interests in the merger that are in addition to their interests as Summit shareholders. As a condition to the closing of the merger, Ross M. Whipple will enter into a five (5) year non-competition agreement with Bank of the Ozarks (the “Non-Competition Agreement”) in exchange for a lump sum payment of $81,000. In addition, the Company expects that Ross M. Whipple will serve on the boards of the directors of the Company and Bank of the Ozarks after the merger is consummated.

The Company has agreed to indemnify each present and former officer and director of Summit following the effective date of the merger, to the fullest extent as presently provided under Summit’s organizational documents, for any claim against any such present and former officer and director in their capacity as such, subject to applicable law. Additionally, officers and directors of Summit currently are covered by liability insurance for certain acts and omissions in their capacity as officers and/or directors of Summit. This insurance coverage will be continued by the Company for a period of time after the merger for acts and omissions of such persons in their capacity as officers and/or directors of Summit occurring before the merger.

As of the date of the merger agreement, executive officers and directors of Summit and its subsidiary bank collectively held approximately 100 shares of the Company’s common stock.

Regulatory Approvals Required for the Merger (page 65)

To complete the merger, the parties must receive the prior approvals of the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Arkansas State Bank Department. The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds.

Conditions to the Merger (page 64)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	Holders of a majority of the outstanding shares of common stock of Summit must have approved the merger agreement and the merger;

•	all regulatory approvals and consents must have been obtained, any necessary approvals shall not contain a material adverse non-standard term or condition, and all waiting periods required by law must have expired or been terminated; and

•	certain other conditions customary for agreements of this sort, such as the accuracy of representations and warranties subject to the materiality standards set forth in the merger agreement, the compliance in all material respects by the parties with their obligations under the merger agreement, and the non-existence of a material adverse effect (as such term is defined in the merger agreement).

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page 67)

Summit has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger with the Company is pending.

Termination of the Merger Agreement (page 67)

The Company and Summit may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Summit shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement before closing under specified circumstances, including if the merger is not consummated by September 30, 2014, if the required regulatory approvals are not received or if the other party breaches its representations, warranties or covenants in the merger agreement in a material respect and such breach cannot be or has not been cured within the applicable cure period.

Termination Fee (page 68)

If the merger is terminated by the Company after Summit has breached its non-solicitation covenant, or the board of directors of Summit has withdrawn its recommendation to approve the merger or has recommended for approval a different business combination, based on an acquisition proposal by a third party that the Summit directors have determined to be a superior proposal, Summit will be required to pay a termination fee to the Company equal to 3 1⁄2% of the total purchase price calculated in accordance with the merger agreement.

Additionally, if the merger is terminated by the Company due to a material uncured breach by Summit of its representations, warranties or covenants under the merger agreement other than the non-solicitation covenant described in the immediately preceding paragraph, Summit will be required to pay to the Company $500,000 as liquidated damages.

Summit agreed to the termination fee and liquidated damages arrangements in order to induce the Company to enter into the merger agreement. The termination fee requirement may discourage other companies from trying or proposing to combine with Summit before the merger is completed.

Differences in Rights of Shareholders (page 73)

The rights of Summit shareholders after the merger who continue as shareholders of the Company will continue to be governed by Arkansas law. After the merger is completed, the articles of incorporation and bylaws of the Company, rather than the articles of incorporation and bylaws of Summit, will govern your rights as a shareholder. Material differences between the rights of shareholders of Summit and shareholders of the Company include the process for determining the size of the board of directors, the process for removing directors, limitations of director liability, indemnification of officers, directors and employees, the ability of shareholders to act by written consent, and shareholder proposals and advance notice requirements. The material differences between the organizational documents and the rights of shareholders of Summit and shareholders of the Company are explained in more detail under the section “Comparison of Shareholders’ Rights” beginning on page 73.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

OF BANK OF THE OZARKS, INC.

The following table presents selected consolidated financial information and other financial data for the Company. The selected consolidated financial data is derived from the Company’s audited consolidated financial statements as of and for the five years ended December 31, 2013 and should be read in conjunction with the Company’s Consolidated Financial Statements and footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and incorporated by reference in this proxy statement/prospectus.

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share amounts)
Income statement data:
Interest income	$212,153	$195,946	$199,169	$157,972	$165,908
Interest expense	18,634	21,600	30,435	34,337	47,585
Net interest income	193,519	174,346	168,734	123,635	118,323
Provision for loan and lease losses	12,075	11,745	11,775	16,000	44,800
Non-interest income	71,937	62,860	117,083	70,322	51,051
Non-interest expense	126,069	114,462	122,531	87,419	68,632
Preferred stock dividends	—	—	—	—	6,276
Net income available to common stockholders	87,135	77,044	101,321	64,001	36,826
Common share and per common share data:
Earnings — diluted	$2.41	$2.21	$2.94	$1.88	$1.09
Book value	16.96	14.39	12.32	9.39	7.96
Dividends	0.72	0.50	0.37	0.30	0.26
Weighted-average diluted shares outstanding (thousands)	36,201	34,888	34,482	34,090	33,800
End of period shares outstanding (thousands)	36,856	35,272	34,464	34,107	33,810
Balance sheet data at period end:
Total assets	$4,787,068	$4,040,207	$3,841,651	$3,273,271	$2,770,811
Loans and leases	2,632,565	2,115,834	1,880,483	1,851,113	1,904,104
Purchased non-covered loans	372,723	41,534	4,799	5,316	—
Loans covered by FDIC loss share agreements	351,791	596,239	806,922	489,468	—
Allowance for loan and lease losses	42,945	38,738	39,169	40,230	39,619
FDIC loss share receivable	71,854	152,198	279,045	158,137	—
Foreclosed assets covered by FDIC loss share agreements	37,960	52,951	72,907	31,145	—
Investment securities	669,384	494,266	438,910	398,698	506,678
Deposits	3,717,027	3,101,055	2,943,919	2,540,753	2,028,994
Repurchase agreements with customers	53,103	29,550	32,810	43,324	44,269
Other borrowings	280,895	280,763	301,847	282,139	342,553
Subordinated debentures	64,950	64,950	64,950	64,950	64,950
Total common stockholders’ equity	624,958	507,664	424,551	320,355	269,028
Loan and lease, including covered loans and purchased non-covered loans, to deposit ratio	90.32%	88.80%	91.45%	92.33%	93.84%
Average balance sheet data:
Total average assets	$4,268,343	$3,779,831	$3,755,291	$2,998,850	$3,002,121
Total average common stockholders’ equity	558,642	458,595	374,664	296,035	267,768
Average common equity to average assets	13.09%	12.13%	9.98%	9.87%	8.92%
Performance ratios:
Return on average assets	2.04%	2.04%	2.70%	2.13%	1.23%
Return on average common stockholders’ equity	15.60	16.80	27.04	21.62	13.75
Net interest margin — FTE	5.63	5.91	5.84	5.18	4.80
Efficiency ratio	46.00	46.58	41.56	42.86	37.84
Common stock dividend payout ratio	29.55	22.44	12.50	15.89	23.84
Asset quality ratios:
Net charge-offs to average loans and leases(1)	0.13%	0.30%	0.69%	0.81%	1.75%
Nonperforming loans and leases to total loans and leases(2)	0.33	0.43	0.70	0.75	1.24
Nonperforming assets to total assets(2)	0.43	0.57	1.17	1.72	3.06
Allowance for loan and lease losses as a percentage of:
Total loans and leases(2)	1.63%	1.83%	2.08%	2.17%	2.08%
Nonperforming loans and leases(2)	492%	425%	297%	289%	168%
Capital ratios at period end:
Tier 1 leverage	14.12%	14.40%	12.06%	11.88%	11.39%
Tier 1 risk-based capital	16.07	18.11	17.67	16.13	13.78
Total risk-based capital	17.09	19.36	18.93	17.39	15.03

(1)	Excludes covered loans and net charge-offs related to covered loans.
(2)	Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

FOR SUMMIT BANCORP, INC.

The following table presents selected consolidated financial information and other financial data for Summit Bancorp, Inc. The data for the years ended December 31, 2009 through 2013 has been derived from the audited financial statements of Summit. Operating results for any historical period are not necessarily indicative of the results that might be expected for the full year of 2014 or any other future period.

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share amounts)
Income statement data:
Net interest income	$38,703	$38,125	$37,748	$34,417	$31,349
Provision for loan losses	2,400	3,081	3,327	3,470	3,050
Non-interest income	8,839	9,172	7,587	7,673	7,629
Non-interest expense	28,987	29,274	27,312	26,372	25,498
Income tax expense	2,451	1,508	1,890	970	485
Net income	13,704	13,434	12,807	11,278	9,945
Per common share data:
Earnings — basic	$2.24	$2.23	$2.14	$1.91	$1.70
Earnings — diluted	2.22	2.21	2.13	1.90	1.69
Book value	21.90	20.90	19.32	17.62	16.11
Dividends	0.50	1.00	0.40	0.40	0.40
Weighted average shares outstanding (thousands)	6,108	6,035	5,978	5,896	5,849
Weighted average diluted shares (thousands)	6,175	6,082	6,021	5,925	5,871
Balance sheet data at period end:
Total assets	$1,188,006	$1,162,899	$1,131,397	$1,106,905	$1,088,344
Loans	777,507	761,320	745,059	715,533	718,488
Allowance for loan losses	13,687	13,404	14,582	13,035	12,687
Foreclosed assets held for sale, net	3,392	3,514	2,470	991	2,677
Investment securities	260,386	264,278	243,421	256,210	238,187
Deposits	993,699	970,809	939,285	897,156	817,716
Short-term borrowings	11,402	14,673	21,274	20,139	15,785
Federal Home Loan Bank advances	42,303	46,518	46,541	76,719	153,101
Total common stockholders’ equity	134,971	128,107	116,810	105,586	94,426
Net unrealized gain (loss) on AFS securities included in common stockholders’ equity	(995)	4,344	2,336	1,805	1,407
Net charge-offs	2,117	4,259	1,780	3,122	2,787
Nonaccrual loans	8,378	6,111	9,200	7,302	9,228
Loan to deposit ratio	78.24%	78.42%	79.32%	79.76%	87.87%
Common equity to assets	11.36%	11.02%	10.32%	9.54%	8.68%
Average balance sheet data:
Total average assets	$1,187,832	$1,157,205	$1,108,257	$1,123,578	$1,058,569
Total average common stockholders’ equity	131,539	122,458	111,198	100,006	89,911
Average equity to average assets	11.07%	10.58%	10.03%	8.90%	8.49%
Selected ratios:
Return on average assets	1.15%	1.16%	1.16%	1.00%	0.94%
Return on average common stockholders’ equity	10.42%	10.97%	11.52%	11.28%	11.06%
Net interest margin — FTE	3.59%	3.64%	3.74%	3.37%	3.25%
Efficiency ratio — FTE(1)	58.5%	59.3%	57.9%	59.8%	62.4%
Asset quality ratios:
Net charge-offs as a percentage of average total loans	0.27%	0.57%	0.25%	0.44%	0.37%
Nonperforming loans to total loans	1.17%	0.82%	1.24%	1.02%	1.33%
Nonperforming assets to total assets	1.05%	0.84%	1.03%	0.75%	1.12%
Allowance for loan losses as a percentage of:
Total loans	1.76%	1.76%	1.96%	1.82%	1.77%
Nonperforming loans	151%	215%	159%	178%	133%
Capital ratios at period end:
Leverage capital ratio	11.30%	10.60%	10.30%	9.30%	8.60%
Tier I risk-based capital	16.20%	15.10%	14.60%	13.90%	12.40%
Total risk-based capital	17.40%	16.30%	15.90%	15.10%	13.60%

(1)	Non-interest expense divided by the sum of net interest income on a fully taxable equivalent basis and noninterest income.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and explanatory notes is based upon the assumptions that (i) there will be no adjustment to the total purchase price of $216,000,000, (ii) that the total number of shares of Summit common stock outstanding immediately prior to the completion of the merger will be 6,149,808, (iii) that the Fully Diluted Summit Stock Price (as such term is defined in the merger agreement) will be $34.49 (i.e., $216,000,000 less the amount of any termination payments to holders of outstanding options and SARs, divided by 6,149,808), and (iv) that 80% of the outstanding shares of Summit (4,919,846) will be converted into the right to receive the stock consideration and 20% of the outstanding shares of Summit (1,229,962 shares) will be converted into the right to receive the cash consideration.

Additionally, the following pro forma financial information assumes that the 10-day average closing price of Company common stock on the fifth business day prior to the closing of the merger is $69.32 (which was the closing price of the Company’s common stock on March 19, 2014, the last practicable trading day before the date of this proxy statement/prospectus). Accordingly, applying the assumptions listed above, each share of Summit common stock for which an election is made to receive the stock consideration will be converted into the right to receive 0.498 shares of Company common stock ($34.49/$69.32) plus cash in lieu of any fractional shares, resulting in an aggregate of approximately 2,447,983 shares of Company common stock to be issued in connection with the merger.

The following unaudited pro forma combined consolidated financial statements as of and for the year ended December 31, 2013 combine the historical consolidated financial statements of the Company and Summit. The unaudited pro forma combined consolidated financial statements give effect to the proposed Summit merger as if the merger occurred on December 31, 2013 with respect to the unaudited pro forma combined consolidated balance sheet, and on January 1, 2013 with respect to the unaudited pro forma combined consolidated income statement.

On July 31, 2013, the Company completed its acquisition of The First National Bank of Shelby (“First National Bank”) in Shelby, North Carolina, whereby First National Bank merged with and into the Bank in a transaction valued at $68.5 million. The Company paid $8.4 million of cash and issued 1,257,385 shares of its common stock valued at $60.1 million in exchange for all outstanding shares of First National Bank common stock.

The Company’s operating results for the period ended December 31, 2013 include the operating results for First National Bank from July 31, 2013, the date of acquisition, through December 31, 2013. Because the Company’s 2013 financial statements include only five months of operating results for First National Bank, the following unaudited pro forma combined consolidated income statement includes the statement of operations of First National Bank for the six months ended June 30, 2013, and pro forma adjustments necessary to give effect to the Company’s acquisition of First National Bank assuming the acquisition occurred on January 1, 2013. Accordingly, the unaudited pro forma combined consolidated income statement includes the unaudited results of operations of First National Bank for eleven (11) months of 2013, which unaudited pro forma results of operations are not materially different from First National Bank’s full year 2013 results of operations presented on a pro forma basis.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT THE COMPANY WOULD HAVE ACHIEVED HAD IT COMPLETED THE RESPECTIVE FIRST NATIONAL BANK AND SUMMIT MERGER TRANSACTIONS AS OF JANUARY 1, 2013 AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information of the Company, Summit and First National Bank included in or incorporated by reference in this proxy statement/prospectus as of and for the indicated periods.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of December 31, 2013

	Bank of the Ozarks, Inc. Historical	Summit Bancorp, Inc. Historical	Pro forma Adjustments		Pro forma Combined
	(Dollars in thousands)
Assets
Cash and due from banks	$195,094	$36,208	$(42,424	)(a)	$184,996
			(3,882	)(b)
Federal funds sold and interest earning assets	881	58,354	(150	)(c)	59,085

Cash and cash equivalents	195,975	94,562	(46,456)		244,081
Investment securities	669,384	264,009	(170	)(c)	933,223
Loans and leases, including purchased non-covered loans	3,005,288	777,507	(32,086	)(d)	3,750,709
Loans covered by FDIC loss share agreements	351,791	—	—		351,791
Allowance for loan and lease losses	(42,945)	(13,687)	13,687	(e)	(42,945)

Net loans	3,314,134	763,820	(18,399)		4,059,555
FDIC loss share receivable	71,854	—	—		71,854
Premises and equipment, net	245,472	14,169	(966	)(f)	258,675
Foreclosed assets not covered by FDIC loss share agreements	11,851	3,392	(1,193	)(d)	14,050
Foreclosed assets covered by FDIC loss share agreements	37,960	—	—		37,960
Accrued interest receivable	14,359	4,788	—		19,147
Bank owned life insurance	143,473	33,066	—		176,539
Goodwill	5,243	—	94,088	(g)	99,331
Other intangible assets, net	13,915	—	11,844	(h)	25,759
Other, net	63,448	10,200	8,776	(i)	82,424

Total assets	$4,787,068	$1,188,006	$47,524		$6,022,598

Liabilities and Stockholders’ Equity
Deposits:
Demand non-interest bearing	$746,320	$139,426	$—		885,746
Savings and interest bearing transaction	2,073,497	462,533	—		2,536,030
Time	897,210	391,740	5,100	(j)	1,294,050

Total deposits	3,717,027	993,699	5,100		4,715,826
Repurchase agreements	53,103	11,402	—		64,505
Other borrowings	280,895	42,303	3,200	(k)	326,398
Subordinated debentures	64,950	—	—		64,950
FDIC clawback payable	25,897	—	—		25,897
Accrued interest payable and other liabilities	16,768	5,631	4,501	(l)	26,900

Total liabilities	4,158,640	1,053,035	12,801		5,224,476

Stockholders’ equity:
Common stock	369	62	(62	)(m)	393
			24	(a)
Additional paid-in capital	143,385	60,260	(60,260	)(m)	313,055
			169,670	(a)
Retained earnings	484,876	76,158	(76,158	)(m)	484,876
Accumulated other comprehensive income	(3,672)	(995)	995	(m)	(3,672)
Treasury stock	—	(514)	514	(m)	—

Total stockholders’ equity before noncontrolling interest	624,958	134,971	34,723		794,652
Noncontrolling interest	3,470	—	—		3,470

Total stockholders’ equity	628,428	134,971	34,723		798,122

Total liabilities and stockholders’ equity	$4,787,068	$1,188,006	$47,524		$6,022,598

Unaudited Pro Forma Combined Consolidated Income Statement

For the Year Ended December 31, 2013

	Bank of the Ozarks, Inc. Historical	Summit Bancorp, Inc. Historical	Summit Pro forma Adjustments		Pro forma Combined	The First National Bank Of Shelby Historical (1)	First National Bank Pro forma Adjustments(2)	Aggregate Pro forma Combined
	(Dollars in thousands, except per share data)
Interest income:
Loans and leases, including purchased non-covered loans	$144,227	$37,260	$8,236	(n)	$189,723	$11,255	$2,824	$203,802
Covered loans	45,122	—	—		45,122	—	—	45,122
Investment securities:
Taxable	6,838	2,268	—		9,106	1,273	—	10,379
Tax-exempt	15,933	5,788	—		21,721	—	—	21,721
Other	33	704	—		737	112	—	849

Total interest income	212,153	46,020	8,236		266,409	12,640	2,824	281,873
Interest expense:
Deposits	6,104	5,717	(2,600	)(o)	9,221	2,571	(2,176)	9,616
Repurchase agreements	30	38	—		68	157	—	225
Other borrowings	10,780	1,561	(1,050	)(p)	11,291	231	—	11,522
Subordinated debentures	1,720	—	—		1,720	—	—	1,720

Total interest expense	18,634	7,316	(3,650)		22,300	2,959	(2,176)	23,083

Net interest income	193,519	38,704	11,886		244,109	9,681	5,000	258,790
Provision for loan and lease losses	12,075	2,400	—		14,475	(870)	—	13,605

Net interest income after provision	181,444	36,304	11,886		229,634	10,551	5,000	245,185

Non-interest income:
Service charges on deposit accounts	21,644	5,418	—		27,062	1,538	—	28,600
Mortgage lending income	5,626	1,588	—		7,214	488	—	7,702
Trust income	4,096	419	—		4,515	750	—	5,265
Bank owned life insurance income	4,529	938	—		5,467	—	—	5,467
Accretion of FDIC loss share payable, net of amortization of FDIC clawback payable	7,171	—	—		7,171	—	—	7,171
Other income from loss share and purchased non-covered loans	13,153	—	—		13,153	—	—	13,153
Net gains (losses) on investment securities	161	—	—		161	—	—	161
Gains (losses) on sales of other assets	9,386	—	—		9,386	—	—	9,386
Gain on merger and acquisition transaction	1,061	—	—		1,061	—	—	1,061
Other	5,110	476	—		5,586	826	—	6,412

Total non-interest income	71,937	8,839	—		80,776	3,602	—	84,378

Non-interest expense:
Salaries and employee benefits	64,825	18,768	—		83,593	5,403	—	88,996
Net occupancy and equipment	18,710	4,875	(200	)(q)	23,385	1,520	(166)	24,739
Other operating expenses	42,534	5,345	2,369	(r)	50,248	14,481	735	65,464

Total non-interest expenses	126,069	28,988	2,169		157,226	21,404	569	179,199

Income before taxes	127,312	16,155	9,717		153,184	(7,251)	4,431	150,364
Provision for income taxes	40,148	2,451	3,751	(s)	46,350	1	(1,089)	45,262

Net income (loss)	87,164	13,704	5,966		106,834	(7,252)	5,520	105,102
Net income attributable to noncontrolling interest	(29)	—	—		(29)	—	—	(29)

Net income (loss) available to common stockholders	$87,135	$13,704	$5,966		$106,805	$(7,252)	$5,520	$105,073

Basic earnings per common share:
Earnings (loss) per share	$2.42	$2.24			$2.78	$(18.13)		$2.68
Weighted average shares outstanding (thousands)	35,955	6,108			38,403	400		39,136
Diluted earnings per common share:
Earnings (loss) per share	$2.41	$2.22			$2.76	$(18.13)		$2.67
Weighted average shares outstanding (thousands)	36,201	6,175			38,649	400		39,382

(1)	Includes the historical results of operations for First National Bank for the six months ended June 30, 2013.
(2)	Includes the effect of the purchase accounting and pro forma adjustments, assuming the acquision of First National Bank closed on January 1, 2013.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information

As of and for the Year Ended December 31, 2013

(a)	This represents the estimated Summit merger consideration of $216.0 million, less the $3,882,193 estimated payment to the existing holders of options and SARs to terminate those agreements, consisting of 80% common stock of the Company and 20% cash. It is assumed that 2,447,983 shares of the Company’s $0.01 par value common stock are issued based on the closing price of $69.32 per share which was the closing price of the Company’s common stock on March 19, 2014, the latest practicable trading day before the filing of this proxy statement/prospectus. The following table is a sensitivity analysis of the potential merger consideration based on changes in the price of the Company’s common stock for purposes of determining the exchange ratio for this transaction and based on changes in the mix of merger consideration between stock and cash.

Change in Average Closing Price	Average Closing Price	80% stock / 20% Cash				90% stock / 10% Cash				100% stock / 0% Cash
		No. shares to be Issued		Cash-out of Options and SARs	Approximate Transaction Value	No. shares to be Issued		Cash-out of Options and SARs	Approximate Transaction Value	No. shares to be Issued		Cash-out of Options and SARs	Approximate Transaction Value
40%	$97.05	2,336,420	(1)	$3,882,193	$273,060,000	2,628,473	(1)	$3,882,193	$280,190,000	2,920,526	(1)	$3,882,193	$287,320,000
30%	$90.12	2,336,420	(1)	$3,882,193	$256,860,000	2,628,473	(1)	$3,882,193	$261,970,000	2,920,526	(1)	$3,882,193	$267,080,000
20%	$83.18	2,336,420	(1)	$3,882,193	$240,650,000	2,628,473	(1)	$3,882,193	$243,730,000	2,920,526	(1)	$3,882,193	$246,810,000
10%	$76.25	2,336,420	(1)	$3,882,193	$224,460,000	2,628,473	(1)	$3,882,193	$225,520,000	2,920,526	(1)	$3,882,193	$226,570,000
0%	$69.32	2,447,983		$3,882,193	$216,000,000	2,753,981		$3,882,193	$216,000,000	3,059,979		$3,882,193	$216,000,000
-10%	$62.39	2,719,894		$3,882,193	$216,000,000	3,059,881		$3,882,193	$216,000,000	3,399,868		$3,882,193	$216,000,000
-20%	$55.46	3,059,759		$3,882,193	$216,000,000	3,442,229		$3,882,193	$216,000,000	3,824,699		$3,882,193	$216,000,000
-30%	$48.52	3,497,408		$3,882,193	$216,000,000	3,934,584		$3,882,193	$216,000,000	4,371,760		$3,882,193	$216,000,000
-40%	$41.59	3,893,856	(1)	$3,882,193	$208,250,000	4,380,588	(1)	$3,882,193	$207,280,000	4,867,320	(1)	$3,882,193	$206,310,000

(1)	The Summit merger agreement stipulates a minimum average closing price of $43.58 per share and a maximum average closing price of $72.63 per share to be used for puposes of calculating the exchange ratio. Accordingly, to the extent the average closing price of the Company’s common stock exceeds $72.63 per share, the total transaction value will increase. Conversely, to the extent the average closing price of the Company’s common stock is less than $43.58 per share, the total transaction value will decrease.
(b)	This adjustment represents the aggregate payment to be made by Summit to holders of outstanding options and SARs in connection with the termination of Summit’s equity plan prior to closing.
(c)	This adjustment represents the Company’s estimate to record interest earning deposits to reflect a current market interest rate. This adjustment also represents the Company’s estimate to record Summit’s held-to-maturity investment securities portfolio to mark that portfolio to estimated fair value.
(d)	This adjustment represents the Company’s estimate of the necessary writedown of Summit’s loan portfolio and foreclosed assets to estimated fair value. The estimated purchase accounting adjustment for the acquired loan portfolio is comprised of approximately $5.7 million of non-accretable credit adjustments and approximately $26.4 million of accretable interest rate adjustments. The estimated purchase accounting adjustment of approximately $1.2 million for the acquired foreclosed assets consists entirely of non-accretable adjustments. Subsequent to the completion of the Summit merger transaction, the Company will finalize its determination of the fair values of the acquired loans and the acquired foreclosed assets which could significantly change both the amount and the composition of these estimated purchase accounting adjustments. The weighted average maturity of this acquired loan portfolio is approximately 3.6 years.
(e)	This adjustment represents the elimination of Summit’s allowance for loan losses.
(f)	This adjustment represents the estimated fair value adjustments of Summit’s premises and equipment, including the estimated writedown of certain leasehold improvements. Prior to the completion of the Summit merger transaction, the Company will obtain independent third party appraisals of all significant premises and equipment owned by Summit. Such appraisals could result in further adjustments to the carrying values of acquired premises and equipment.

(g)	This adjustment represents the estimated purchase price allocation for Summit, assuming the transaction closed on December 31, 2013, and is calculated as follows (in thousands):

Total purchase price	$216,000
Less: equity at book value	(134,971)
Elimination of allowance for loan losses	(13,687)
Current and deferred taxes	(8,776)
Estimated transaction costs and contract buyouts	4,501
Allocated to:
Investment securities and interest earning deposits	320
Loans and foreclosed assets	33,279
Core deposit intangible	(11,844)
Premises and equipment	966
Time deposits	5,100
Other borrowings	3,200

Goodwill	$94,088

(h)	This adjustment represents the Company’s estimate of the core deposit intangible asset to be recorded. The actual amount of such core deposit intangible asset will be determined at the completion of the merger transaction and will be based on an independent third party appraisal.
(i)	This adjustment includes $8.8 million of current and deferred income tax assets and liabilities recorded to reflect the differences in the carrying values of the acquired assets and assumed liabilities for financial reporting purposes and the cost basis for federal income tax purposes.
(j)	This adjustment represents the estimated write-up of assumed time deposits to reflect a current market rate of interest.
(k)	This adjustment represents the estimated write-up of assumed other borrowings to reflect a current market rate of interest.
(l)	This adjustment represents the accrual of certain costs and contract buyouts expected to be incurred in connection with the merger transaction. The details of such costs and contract buyouts are as follows (in thousands):

Financial advisor fee	$2,320
Estimated contract termination costs	1,635
Estimated attorneys and accountants fees	400
Non-compete agreement	81
Other transaction costs	65

Total costs	$4,501

(m)	This adjustment represents the elimination of the historical equity of Summit.
(n)	Upon the the completion of the merger transaction, the Company will evaluate the acquired loan portfolio to finalize the necessary credit and interest rate fair value adjustments. Subsequently, the interest rate portion of the fair value adjustments will be accreted into earnings as an adjustment to the yield of such acquired loans. This adjustment represents the Company’s best estimate of the expected accretion that would have been recorded in 2013 assuming the Summit merger closed on January 1, 2013. The estimated accretion adjustments are approximately $8.2 million in year 1, approximately $5.8 million in year 2, approximately $4.6 million in year 3, approximately $3.4 million in year 4, approximately $1.6 million in year 5 and approximately $2.8 million thereafter. Subsequent to the closing of the Summit merger transaction, the amount and timing of the estimated accretion of this purchase accounting adjustment could be revised significantly.
(o)	Upon the the completion of the merger transaction, the Company will evaluate the assumed time deposits to finalize the necessary fair value adjustment to reflect current interest rates for comparable deposits. This fair value adjustment will then be accreted into earnings as a reduction of the cost of such time deposits. This adjustment represents the Company’s best estimate of the expected accretion that would have been recorded in 2013 assuming the Summit merger transaction closed on January 1, 2013 and a weighted-average maturity of approximately 1.4 years. The estimated accretion adjustments are approximately $2.6 million in year 1, approximately $1.6 million in year 2, approximately $0.7 million in year 3 and approximately $0.2 million in year 4. Subsequent to the closing of the transaction, the amount and timing of the estimated accretion of this purchase accounting adjustment could be revised significantly.
(p)	This adjustment represents the estimated amount of accretion on approximately $42.3 million of Federal Home Loan Bank of Dallas (“FHLB — Dallas”) advances that would have been recorded as a reduction of interest expense in 2013 assuming the Summit transaction closed on January 1, 2013. This accretion is based on the estimated prepayment penalty and fees of approximately $3.2 million obtained from the FHLB - Dallas and a weighted-average maturity of approximately 2.7 years. The estimated accretion adjustments are approximately $1.1 million in year 1, approximately $1.0 in million year 2, approximately $0.8 million in year 3 and approximately $0.3 million in year 4.
(q)

This adjustment represents the decrease in depreciation and amortization expense associated with the fair value adjustments, including the write-off of certain leasehold improvements during 2013, assuming the Summit merger transaction closed on

January 1, 2013. The estimated remaining useful lives of the acquired premises and equipment range from 3 to 40 years. Prior to the closing of the transaction, the Company will obtain independent third party appraisals of all significant premises and equipment owned by Summit and will allocate the purchase price accordingly. Such allocation is likely to result in further adjustment of depreciation and amortization expense for these assets.
(r)	This represents the expected amortization during 2013 of the core deposit intangible expected to be acquired in the Summit merger, assuming the transaction closed on January 1, 2013. The useful life of the acquired intangible asset is estimated to be five years.
(s)	This represents income tax expense on the pro forma adjustments at the Company’s statutory federal and state income tax rate of 38.6%.

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table sets forth for both the Company common stock and Summit common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the date presented, in the case of book value data, and as if the transaction had been effective on January 1, 2013, in the case of the income and dividend data. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on the historical financial statements of each of Summit and the Company, and should be read together with the historical financial information that the Company has presented in prior filings with the SEC. With respect to the Company, see “Where You Can Find More Information” on page 109.

The pro forma financial information is not necessarily indicative of results that would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

As of and for the Year Ended December 31, 2013
Net Income Per Common Share:
Historical:
Company
Basic	$2.42
Diluted	$2.41
Summit
Basic	$2.24
Diluted	$2.22
Pro forma combined(1)
Basic	$2.78
Diluted	$2.76
Equivalent pro forma Summit(2)
Basic	$1.38
Diluted	$1.37
Dividends Declared Per Common Share:
Historical:
Company	$0.72
Summit	$0.50
Equivalent pro forma amount of Summit(3)	$0.36
Book Value Per Common Share (at period end):
Historical:
Company	$16.96
Summit	$21.90
Pro forma combined(4)	$20.31
Equivalent pro forma amount of Summit(5)	$10.10

(1)	Pro forma combined amounts are calculated by adding together the historical amounts reported by the Company and Summit, as adjusted for the estimated purchase accounting adjustments to be recorded in connection with the merger and an estimated 2,447,983 shares of Company common stock to be issued in connection with the Summit merger based on the terms of the merger agreement. Including the effects of the acquisition of First National Bank, assuming that acquisition closed on January 1, 2013, the aggregate pro forma combined earnings per share amounts are $2.68 for basic earnings per share and $2.67 for diluted earnings per share, which is computed by multiplying the aggregate pro forma earnings per share by 0.498.
(2)

The equivalent pro forma per share data for Summit is computed by multiplying the pro forma combined amounts by 0.498. Including the effects of the acquisition of First National Bank, assuming that transaction closed on January 1, 2013, the aggregate equivalent pro forma combined earnings per share amounts are $1.34 for basic earnings per share and $1.33 for diluted earnings per share, which is computed by multiplying the aggregate pro forma earnings per share amounts by 0.498.
(3)	The equivalent pro forma amount of dividends declared per common share is computed by multiplying the Company’s dividend per common share by 0.498.
(4)	Pro forma combined amounts are calculated by adding together the historical amounts reported by the Company and Summit, as adjusted for the estimated purchase accounting adjustments to be recorded in connection with the merger and an estimated 2,447,983 shares of Company common stock to be issued in connection with the Summit merger based on the terms of the merger agreement.
(5)	The equivalent pro forma book value per share data is computed by multiplying the pro forma combined amount by 0.498.

RISK FACTORS

An investment in Company common stock in connection with the merger involves risks. The Company describes below the material risks and uncertainties that it believes are associated with the merger and the Company. You should carefully read and consider all of the risk factors described below or incorporated by reference in this proxy statement/prospectus from other SEC documents filed by the Company in deciding whether to vote for approval of the merger agreement.

Risks Associated with the Merger

Because the Market Price of Company Common Stock Will Fluctuate and as a Result of Other Factors, Summit Shareholders Cannot Be Sure of the Number of Shares or Exact Value of Shares of Company Common Stock They Will Receive.

Upon completion of the merger, each outstanding share of Summit common stock will be converted into the merger consideration consisting of shares of Company common stock or cash, or a mix of shares of Company common stock and cash, as provided in the merger agreement. If a Summit shareholder receives only cash as merger consideration, the value of the merger consideration that such Summit shareholder receives will be independent of any fluctuations in the market price of Company common stock. If a Summit shareholder receives Company common stock as part or all of the merger consideration, the number of shares that such Summit shareholder will receive for each share of Summit common stock will depend on the average closing price of Company common stock for the ten consecutive trading days ending on the fifth business day preceding the closing of the merger. The value of such shares of Company common stock received for each share of Summit common stock will depend on the price per share of Company common stock at the time the shares are actually received by a Summit shareholder. The closing price of Company common stock on the date that the shareholder actually receives the shares of such stock after the merger is completed and the average closing price over the ten consecutive trading days ending on the fifth business day preceding the closing of the merger may vary from each other, as well as from the closing price of Company common stock on the date that the Company and Summit announced the merger, on the date that this proxy statement/prospectus is being mailed to Summit shareholders, and on the date of the special meeting of Summit shareholders. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the Company’s business, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of the Company. Accordingly, at the time of the special meeting of Summit shareholders, because of the above timing differences Summit shareholders will not be able to calculate the number of shares of Company common stock they may receive upon completion of the merger or the exact value of Company common stock they may receive upon completion of the merger.

The Amount of Merger Consideration May Decrease Following the Shareholder Meeting.

Pursuant to the terms of the merger agreement, the aggregate purchase price of $216,000,000 is subject to a possible downward adjustment, on a dollar for dollar basis, if (1) Summit incurs any termination or liquidated damages fee in connection with terminating the agreement with its current bank core system provider or (2) Summit’s closing consolidated net book value is less than $135,000,000. Summit’s closing consolidated net book value will be calculated as Summit’s unaudited consolidated net stockholders’ equity determined in accordance with GAAP as of the business day that is closest to 10 calendar days prior to the merger closing date (which we refer to as the “determination date”), but without giving effect to the after tax impact of the following items: (i) any negative provision for loan and lease losses for the period between November 30, 2013 and the determination date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of November 30, 2013, where such resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, shall be reflected in the closing consolidated net book value; (ii) any of the actions or changes taken only to comply with certain coordination procedures required by the merger agreement, which would otherwise not have been taken or required to be taken; or (iii) the amount of any deferred tax asset valuation allowance.

As of the date of this proxy statement/prospectus, Summit’s consolidated net book value, calculated in accordance with the above formula, continues to exceed $135 million, and if the closing of the merger were to occur on the date of this proxy statement/prospectus, no adjustment to the purchase price would be made based on this calculation. The calculation date for the closing consolidated net book value will occur subsequent to the date of the Summit special meeting of shareholders. Accordingly, if Summit shareholders approve the merger, the aggregate merger consideration to be received by the Summit shareholders could be less than $216,000,000.

In addition, pursuant to the terms of Summit’s information technology service agreement with its bank core system provider, Summit would be obligated to pay a liquidated damages fee of approximately $1 million in the event Summit fails to give notice of its election to terminate the service agreement by April 12, 2014. Summit expects to provide adequate notice of its election to terminate the agreement to avoid incurring this cost, however, in the event Summit becomes obligated to pay the liquidated damages fee, the purchase price would be adjusted downward, dollar for dollar, by the amount of the fee (approximately $1 million).

Further, the value of the stock consideration could cause the aggregate merger consideration to be higher or lower than $216,000,000, depending on whether the average closing stock price of the Company common stock to be used in determining the exchange ratio is higher than $72.63 per share or lower than $43.58 per share. If such price is higher than $72.63, Summit shareholders receiving Company stock as part or all of the merger consideration would receive more shares than they otherwise would (without an offsetting decrease in any cash consideration they may receive in the merger) if there were no cap on the average closing stock price used in determining the exchange ratio. Conversely, if the average closing price of the Company common stock is lower than $43.58 per share, Summit shareholders receiving Company stock as part or all of the merger consideration would receive fewer shares than they otherwise would (without any offsetting increase in any cash consideration they may receive in the merger) if there were no floor on the average closing price used in determining the exchange ratio.

The Form or Mix of Merger Consideration Summit Shareholders Ultimately Receive Could Be Different From the Form or Mix Elected Depending on the Form or Mix of Merger Consideration Elected by Other Summit Shareholders.

If the merger agreement is approved by Summit shareholders, all shareholders will be permitted to make an election as to the form of consideration, whether in cash, Company common stock or a mix of such cash and stock, they wish to receive. Because of the minimum stock consideration requirement, the exchange agent may be required, in accordance with the allocation provisions set forth in the merger agreement, to adjust the form of consideration that an individual Summit shareholder will receive in order to ensure that no more than 20% of the aggregate merger consideration to be paid by the Company to Summit shareholders will be paid in cash.

Consequently, if the cash consideration is over-subscribed, Summit shareholders could receive a different form of consideration from the form they elect, which could result in different tax consequences than they had anticipated (including the recognition of gain for federal income tax purposes with respect to the cash received). If Summit shareholders do not make an election, upon surrender of their Summit shares they will receive the stock consideration. If a Summit shareholder makes an election but transfers record ownership of his or her shares before the completion of the merger, those shares will be treated as if no election had been made with respect to them, unless the new record owner makes a new election prior to the election deadline.

The Merger With Summit May Distract Management of the Company From Its Other Responsibilities.

The acquisition of Summit could cause the management of the Company to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of the Company. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of the Company.

Summit Shareholders Will Have Less Influence As Shareholders of the Company Than As Shareholders of Summit.

Summit shareholders currently have the right to vote in the election of the board of directors of Summit and on other matters affecting Summit. When the merger occurs, each shareholder that receives shares of Company common stock will become a shareholder of the Company with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Summit. Assuming (1) the 10-day average closing price of Company common stock ending on the fifth business day prior to the closing of the merger is $69.32 (which was the closing price of the Company’s common stock on March 19, 2014, the last practicable trading day before the date of this proxy statement/prospectus), (2) that shareholders of Summit elect to receive the minimum amount of stock consideration, and (3) there are no adjustments in the aggregate merger consideration, then we anticipate that an aggregate of approximately 2,447,983 shares of Company common stock would be issued to Summit shareholders upon completion of the merger, which would represent approximately 6% of the outstanding shares of Company common stock following the completion of the merger. Because of this, Summit shareholders will have less influence on the management and policies of the Company than they may now have on the management and policies of Summit.

Certain Officers and Directors of Summit Have Interests in the Merger Different From the Interests of Non-director or Non-management Shareholders.

Some of the officers and directors of Summit have interests in the merger that are in addition to their interests as shareholders of Summit generally. These interests include Ross Whipple’s Non-Competition Agreement with the Company that will be entered into upon closing of the merger, indemnification provisions contained in the Agreement and Plan of Merger, and the Company’s purchase of an officers’ and directors’ liability insurance policy for a limited time (at current levels) following the merger. In addition, it is expected that the Company’s board of directors will meet after the merger closes and appoint Ross Whipple to the Company’s board of directors. Although the members of the respective boards of directors of each of the Company and Summit knew about these additional interests and considered them when they considered and approved the merger agreement and the merger, you should be aware of them. See “Approval of the Merger — Interests of Certain Executive Officers and Directors in the Merger” on page 61.

The Fairness Opinion Obtained by Summit From Its Financial Advisor Will Not Reflect Changes in Circumstances Between the Date of the Merger Agreement and the Completion of the Merger.

The fairness opinion obtained by Summit from Stephens, Summit’s financial advisor, is dated January 29, 2014. Management of the Company is not aware of any material changes in the Company’s operations or performance since the delivery of the opinion or that are anticipated to occur before the special meeting takes place or by the time the merger is completed. Management of Summit is not aware of any material changes in Summit’s operations or performance, or in any of the projections or assumptions upon which Stephens based its opinion, since the delivery of the opinion or that are anticipated to occur before the special meeting takes place or by the time the merger is completed. Summit has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Stephens. Changes in the operations and prospects of Summit or the Company, general market and economic conditions and other factors that may be beyond the control of Summit and the Company, and on which the fairness opinion was based, may alter the value of Summit or the Company or the prices of shares of Summit common stock or Company common stock by the time the special meeting takes place or by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Summit does not anticipate asking its financial advisor to update its opinion, the January 29, 2014 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. A copy of the opinion is included as Appendix B to this proxy statement/prospectus. For a description of the opinion that Summit received from its financial advisor, please refer to “Approval of the Merger — Opinion of Summit’s Financial Advisor” beginning on page 54. For a description of the other factors considered by the Summit board of directors in determining to approve the merger, please refer to “Approval of the Merger — Summit’s Reasons for the Merger and Recommendations of the Board of Summit” beginning on page 52.

The Tax Consequences of the Merger to a Summit Shareholder Will Depend Upon the Merger Consideration Received.

The tax consequences of the merger to a Summit shareholder will depend upon the merger consideration that the shareholder receives. A Summit shareholder generally will not recognize any gain or loss on the conversion of shares of Summit common stock solely into shares of Company common stock. However, a Summit shareholder generally will be taxed if the shareholder receives cash in exchange for shares of Summit common stock or for any fractional share of Company common stock. For a detailed discussion of the tax consequences of the merger to Summit shareholders generally, see “Approval of the Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 69. Each Summit shareholder should consult his, her or its own tax advisors as to the effect of the merger as applicable to the Summit shareholder’s particular circumstances.

The Merger is Subject to the Receipt of Consents and Approvals from Government Entities that May Impose Conditions that Could Have an Adverse Effect on the Company.

Before the merger may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although the Company and Summit do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the Company following the merger, any of which might have a material adverse effect on the Company following the merger. The Company is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on Summit or the Company, as described more fully in “Approval of the Merger — Regulatory Approvals Required for the Merger” beginning on page 65.

The Merger Will Not Be Completed Unless Important Conditions are Satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of the Company and Summit may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or, if permissible, waived before the Company and Summit are obligated to complete the merger:

•	the approval of the merger agreement and merger by the requisite vote of the shareholders of Summit;

•	the receipt of all material regulatory approvals required for consummation of the merger;

•	the absence of any order by a court or regulatory authority that enjoins or prohibits the merger;

•	the registration statement of which this proxy statement/prospectus is a part shall be effective under the Securities Act, and no stop order shall have been issued or proceedings for that purpose shall have been initiated or threatened by the SEC; and

•	the Company and Summit shall have received the opinions of Kutak Rock LLP and Dover Dixon Horne PLLC, respectively, that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code (“Code”).

Termination of the Merger Agreement Could Negatively Impact Summit.

If the merger agreement is terminated before closing there may be various consequences. For example, Summit’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Summit will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and Summit’s board of directors seeks another merger or business combination, Summit shareholders cannot be certain that Summit will be able to find a party willing to pay the equivalent or greater consideration than that which the Company has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Summit may be required to pay the Company a termination fee or liquidated damages. See “Approval of the Merger — Effect of Termination” beginning on page 68.

Summit Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Summit. These uncertainties may impair Summit’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Summit to seek to change existing business relationships with Summit. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Summit may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic Summit employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Summit’s business following the merger could be harmed. In addition, the merger agreement restricts Summit from making certain acquisitions and taking other specified actions until the merger occurs, unless it has the consent of the Company. These restrictions may prevent Summit from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “Approval of the Merger — Conduct of Business Pending the Merger” beginning on page 62.

Risks Related to the Company’s Business

The Company’s Profitability is Dependent on its Banking Activities.

Because the Company is a bank holding company, its profitability is directly attributable to the success of the Bank. The Company’s banking activities compete with other banking institutions on the basis of service, convenience and price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other entities offering similar products and services. The Company relies on the profitability of the Bank and dividends received from the Bank for payment of its operating expenses, satisfaction of its obligations and payment of dividends. As is the case with other similarly situated financial institutions, the profitability of the Bank, and therefore the Company, will be subject to the fluctuating cost and availability of funds, changes in the prime lending rate and other interest rates, changes in economic conditions in general and, because of the location of its banking offices, changes in economic conditions in the Southeastern and South Central United States in particular.

The Company Depends on Key Personnel for its Success.

The Company’s operating results and ability to adequately manage its growth and minimize loan and lease losses are highly dependent on the services, managerial abilities and performance of its current executive officers and other key personnel. The Company has an experienced management team that the board of directors believes is capable of managing and growing the Company. The Company does not have employment contracts with its executive officers and, except in limited cases pursuant to recent acquisitions, key personnel. Losses of or changes in its current executive officers or other key personnel and their responsibilities may disrupt the Company’s business and could adversely affect the Company’s financial condition, results of operations and liquidity. Additionally, the Company’s ability to retain its current executive officers and other key personnel may be further impacted by existing and proposed legislation and regulations affecting the financial services industry. There can be no assurance that the Company will be successful in retaining its current executive officers or other key personnel, or hiring additional key personnel to assist in executing the Company’s growth strategy.

The Company’s Operations are Significantly Affected by Interest Rate Levels.

The Company’s profitability is dependent to a large extent on net interest income, which is the difference between interest income earned on loans, including loans covered by FDIC loss share agreements, which we call “covered loans,” and purchased non-covered loans, leases and investment securities and interest expense paid on deposits, other borrowings and subordinated debentures. The Company is affected by changes in general interest rate levels and changes in the differential between short-term and long-term interest rates, both of which are beyond its control. Interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities, as well as from mismatches in the timing and rate at which assets and liabilities reprice. Although the Company has implemented procedures it believes will reduce the potential effects of changes in interest rates on its results of operations, these procedures may not always be successful. In addition, any substantial, unexpected or prolonged change in market interest rates could adversely affect the Company’s financial condition, results of operations and liquidity.

The Fiscal and Monetary Policies of the Federal Government and its Agencies Could Have a Material Adverse Effect on the Company’s Earnings.

The FRB regulates the supply of money and credit in the United States. Its policies determine in large part the cost of funds for lending and investing and the return earned on those loans and investments, both of which may affect the Company’s net interest income and net interest margin. Changes in the supply of money and credit can also materially decrease the value of financial assets held by the Company, such as debt securities. The FRB’s policies can also adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans and leases. Changes in such policies are beyond the Company’s control and difficult to predict; consequently, the impact of these changes on the Company’s activities and results of operations is difficult to predict.

The Company’s Business Depends on the Condition of the Local and Regional Economies Where it Operates.

A majority of the Company’s business is located in Arkansas, Texas and, to a lesser extent, Georgia, North Carolina and other southeastern states. As a result the Company’s financial condition and results of operations may be significantly impacted by changes in the Arkansas, Texas, Georgia and North Carolina economies as well as the economies of other southeastern states. Slowdown in economic activity, deterioration in housing markets or increases in unemployment and under-employment in these areas may have a significant and disproportionate impact on consumer and business confidence and the demand for the Company’s products and services, result in an increase in non-payment of loans and leases and a decrease in collateral value, and significantly impact the Company’s deposit funding sources. Any of these events could have an adverse impact on the Company’s financial position, results of operations and liquidity.

The Company’s Business May Suffer if There are Significant Declines in the Value of Real Estate.

The market value of real estate can fluctuate significantly in a short period of time as a result of market conditions in the geographic area in which the real estate is located. If the value of the real estate serving as collateral for the Company’s loan and lease portfolio were to decline materially, a significant part of its loan portfolio could become under-collateralized. If the loans that are collateralized by real estate become troubled during a time when market conditions are declining or have declined, the Company may not be able to realize the value of security anticipated at the time of originating the loan, which in turn could have an adverse effect on the Company’s provision for loan and lease losses and its financial condition, results of operations and liquidity.

Most of the Company’s foreclosed assets are comprised of real estate properties. The Company carries these properties at their estimated fair values less estimated selling costs. While the Company believes the carrying values for such assets are reasonable and appropriately reflect current market conditions, there can be no assurance that the values of such assets will not further decline prior to sale or that the amount of proceeds realized upon disposition of foreclosed assets will approximate the carrying value of such assets. If the proceeds from any such dispositions are less than the carrying value of foreclosed assets, the Company will record a loss on the disposition of such assets, which in turn could have an adverse effect on the Company’s financial position, results of operations and liquidity.

The Company is Subject to Environmental Liability Risks.

A significant portion of the Company’s loan and lease portfolio is secured by real property. In the ordinary course of business, the Company may foreclose on and take title to real properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. Additionally, the Company has acquired a number of retail banking facilities and other real properties as a result of recent acquisitions, any of which may contain hazardous or toxic substances. If hazardous or toxic substances are found, the Company may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require the Company to incur substantial expenses and may materially reduce the affected property’s value or limit the Company’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase the Company’s exposure to environmental liability. The Company has policies and procedures that require either formal or informal evaluation of environmental risks and liabilities on real property (i) before originating any loan or foreclosure action, except for (a) loans originated for sale in the secondary market secured by 1-4 family residential properties and (b) certain loans where the real estate collateral is second lien collateral or (ii) prior to the completion of any acquisition when the Company is acquiring retail banking facilities or any other real property. These policies, procedures and evaluations may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

If the Company Does Not Properly Manage its Credit Risk, the Company’s Business Could Be Seriously Harmed.

There are substantial risks inherent in making any loan or lease, including, but not limited to —

•	risks resulting from changes in economic and industry conditions;

•	risks inherent in dealing with individual borrowers;

•	risks inherent from uncertainties as to the future value of collateral; and

•	the risk of non-payment of loans and leases.

Although the Company attempts to minimize its credit risk through prudent loan and lease underwriting procedures and by monitoring concentrations of its loans and leases, there can be no assurance that these underwriting and monitoring procedures will reduce these risks. Moreover, as the Company expands into new markets, credit administration and loan and lease underwriting policies and procedures may need to be adapted to local conditions. The inability of the Company to properly manage its credit risk or appropriately adapt its credit administration and loan and lease underwriting policies and procedures to local market conditions or changing economic circumstances could have an adverse impact on its provision for loan and lease losses and its financial condition, results of operations and liquidity.

The Company Makes and Holds in its Loan and Lease Portfolio a Significant Number of Construction/Land Development, Non-Farm/Non-Residential and Other Real Estate Loans.

The Company’s loan and lease portfolio is comprised of a significant amount of real estate loans, including a large number of construction/land development and non-farm/non-residential loans. Excluding covered loans and purchased non-covered loans, the Company’s real estate loans comprised 88.5% of its total loans and leases at December 31, 2013. In addition, excluding covered loans and purchased non-covered loans, the Company’s construction/land development and non-farm/non-residential loans, which are a subset of its real estate loans, comprised 27.4% and 41.9%, respectively, of the Company’s total loan and lease portfolio at December 31, 2013. Real estate loans, including construction/land development and non-farm/non-residential loans, pose different risks than do other types of loan and lease categories. The Company believes it has established appropriate underwriting procedures for its real estate loans, including construction/land development and non-farm/non-residential loans, and has established appropriate allowances to cover the credit risk associated with such loans. However, there can be no assurance that such underwriting procedures are, or will continue to be, appropriate or that losses on real estate loans, including construction/land development and non-farm/non-residential loans, will not require additions to its allowance for loan and lease losses, and could have an adverse impact on the Company’s financial position, results of operations or liquidity.

At December 31, 2013, the principal collateral for approximately 26% of the Company’s total real estate loans (including covered loans and purchased non-covered loans) was located in Arkansas. Additionally, approximately 21% of the principal collateral of the Company’s construction/land development loans and approximately 23% of the principal collateral of the Company’s non-farm/non-residential loans was located in Arkansas.

Upon completion of the Company’s pending acquisition of Summit, the Company will acquire a significant volume of real estate loans, including construction/land development loans and non-farm/non-residential loans in which the principal collateral is located in Arkansas. On a pro forma basis, assuming the Company’s acquisition of Summit had been completed on December 31, 2013, the Company’s total real estate loans (including covered loans and purchased non-covered loans) would comprise approximately 87% of total loans and leases, of which approximately 33% of such loans would have their principal collateral located in Arkansas. Additionally, approximately 25% of the principal collateral value of the construction/land development loans, on a pro forma combined basis, and approximately 36% of non-farm/non-residential loans, on a pro forma combined basis, would be located in Arkansas.

As a result of this relative concentration of real estate loans, any slowdown in economic activity or deterioration in real estate prices in Arkansas as a whole or in any specific geographic area of Arkansas could have a significant and disproportionate impact on the real estate values serving as collateral for a substantial portion of the Company’s real estate loans, including its construction/land development and non-farm/non-residential loans, which in turn could have an adverse effect on the Company’s provision for loan and lease losses, and its financial condition, results of operations and liquidity.

The Company Could Experience Deficiencies in its Allowance for Loan and Lease Losses.

The Company maintains an allowance for loan and lease losses, established through a provision for loan and lease losses charged to expense, that represents the Company’s best estimate of probable losses inherent in the existing loan and lease portfolio. Although the Company believes that it maintains its allowance for loan and lease losses at a level adequate to absorb losses in its loan and lease portfolio, estimates of loan and lease losses are subjective and their accuracy may depend on the outcome of future events. Experience in the banking industry indicates that some portion of the Company’s loans and leases may only be partially repaid or may never be repaid at all. Loan and lease losses occur for many reasons beyond the control of the Company. Accordingly, the Company may be required to make significant and unanticipated increases in the allowance for loan and lease losses during future periods which could materially affect the Company’s financial position, results of operations and liquidity. Additionally, bank regulatory authorities, as an integral part of their supervisory functions, periodically review the Company’s allowance for loan and lease losses. These regulatory authorities may require adjustments to the allowance for loan and lease losses or may require recognition of additional loan and lease losses or charge-offs based upon their judgment. Any increase in the allowance for loan and lease losses or charge-offs required by bank regulatory authorities could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

The Performance of the Company’s Investment Securities Portfolio is Subject to Fluctuation Due to Changes in Interest Rates and Market Conditions, Including Credit Deterioration of the Issuers of Individual Securities.

Changes in interest rates can negatively affect the performance of most of the Company’s investment securities. Interest rate volatility can reduce unrealized gains or increase unrealized losses in the Company’s portfolio. Interest rates are highly sensitive to many factors including monetary policies, domestic and international economic and political issues, and other factors beyond the Company’s control. Fluctuations in interest rates can materially affect both the returns on and market value of the Company’s investment securities. Additionally, actual investment income and cash flows from investment securities that carry prepayment risk, such as mortgage-backed securities and callable securities, may materially differ from those anticipated at the time of investment or subsequently as a result of changes in interest rates and market conditions.

The Company’s investment securities portfolio consists of a number of securities whose trading markets are “not active.” As a result, management has had to develop internal models or other methodologies for pricing these securities that include various estimates and assumptions. There can be no assurance that the Company could sell these investment securities at the price derived by the internal model or methodology, or that it could sell these investment securities at all, which could have an adverse effect on the Company’s financial position, results of operation or liquidity.

Many state and local governments and other political subdivisions have experienced deterioration of financial condition in recent years due to declining tax revenues, increased demand for services and various other factors. As a result many bonds issued by state and local governments and other political subdivisions have experienced, and are continuing to experience, pricing pressure. To the extent the Company has securities in its portfolio from issuers who have experienced a deterioration of financial condition, or who may experience future deterioration of financial condition, the value of such securities may decline and could result in an other-than-temporary impairment charge, which could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

The Company’s Recent Results May Not Be Indicative of the Company’s Future Results.

The Company may not be able to grow its business at the same rate of growth achieved in recent years or even grow its business at all. Additionally, in the future the Company may not have the benefit of several factors that have been favorable to the Company’s business in past years, such as an interest rate environment where changes in rates occur at a relatively orderly and modest pace, the ability to find suitable expansion opportunities, or otherwise to capitalize on opportunities presented by economic turbulence, or other factors and conditions. Numerous factors, such as weakening or deteriorating economic conditions, regulatory and legislative considerations, and competition may impede or restrict the Company’s ability to expand its market presence and could adversely impact its future operating results.

The Company’s FDIC Insurance Premiums May Increase.

The FDIC has increased premiums charged to all financial institutions for FDIC insurance protection during recent years and such premiums may increase further in future years. The Company has historically paid at or near the lowest applicable premium rate under the FDIC’s insurance premium rate structure due to the Company’s sound financial position. However, should bank failures increase in the future, FDIC insurance premiums may also increase and could have an adverse impact on the Company’s results of operations.

The Company May Be Subject to Claims and Litigation Pertaining to Fiduciary Responsibility.

From time to time as part of the Company’s normal course of business, customers may make claims and take legal action against the Company based on its actions or inactions related to the Bank’s fiduciary responsibilities of its Trust and Wealth Management Division. If such claims and legal actions are not resolved in a manner favorable to the Company, they may result in financial liability and/or adversely affect the market perception of the Company and its products and services. Any financial liability or reputation damage could have a material adverse effect on the Company’s business, which, in turn, could have a material adverse effect on its financial condition and results of operations.

To Successfully Implement the Company’s Growth and De Novo Branching Strategy, the Company Must Expand its Operations in Both New and Existing Markets.

The Company intends to continue the expansion and development of its business by pursuing its growth and de novo branching strategy. Accordingly, the Company’s growth prospects must be considered in light of the risks, expenses and difficulties frequently encountered by banking companies pursuing growth strategies. In order to successfully execute its growth strategy, the Company must, among other things:

•	identify and expand into suitable markets;

•	obtain regulatory and other approvals;

•	identify and acquire suitable sites for new banking offices;

•	attract and retain qualified bank management and staff;

•	build a substantial customer base;

•	maintain credit quality;

•	attract sufficient deposits to fund anticipated loan and lease growth; and

•	maintain adequate common equity and regulatory capital.

In addition to the foregoing factors, there are considerable costs involved in opening banking offices, and such new offices generally do not generate sufficient revenues to offset their costs until they have been in operation for some time. Therefore, any new banking offices the Company opens can be expected to negatively affect its operating results until those offices reach a size at which they become profitable. The Company could also experience an increase in expenses if it encounters delays in opening any new banking offices. Moreover, the Company cannot give any assurances that any new banking offices it opens will be successful, even after they have become established or that the Company can hire and retain qualified bank management and staff to achieve its growth and profitability goals. If the Company does not manage its growth effectively, the Company’s business, future prospects, financial condition, results of operations and liquidity could be adversely affected.

The Company May Engage in Additional FDIC-Assisted Acquisitions, Which Could Present Additional Risks to the Company’s Business.

Although the pace of FDIC-assisted acquisitions across the U.S. has dramatically slowed in the past two years, the Company may be presented with additional opportunities to acquire the assets and assume liabilities of failed banks in FDIC-assisted acquisitions. These acquisitions involve risks similar to acquiring existing banks even though the FDIC might provide assistance to mitigate certain risks such as sharing in loan losses and losses on other covered assets and providing indemnification against certain liabilities of the failed institution. However, because these acquisitions are for failed banks and are structured in a manner that does not allow the Company the time normally associated with preparing for and evaluating an acquisition (including preparing for integration of an acquired institution), the Company may face additional risks when it engages in FDIC-assisted acquisitions. The assets that the Company acquires in such transactions are generally more troubled than in a typical acquisition. The deposits that the Company assumes are generally higher priced than in a typical acquisition and therefore are subject to higher rates of attrition. Integration of operations also may be more difficult in an FDIC-assisted acquisition than in a typical acquisition since key staff may have departed. Any inability to overcome these risks could have an adverse effect on the Company’s ability to achieve its business objectives and maintain its market value and profitability.

Additionally, if the Company seeks to participate in additional FDIC-assisted acquisitions, the Company can only participate in the bid process if it receives approval of bank regulators. There can be no assurance that the Company will be allowed to participate in the bid process, or what the terms of any such transaction might be or whether the Company would be successful in acquiring any bank or targeted assets. The Company may be required to raise additional capital as a condition to, or as a result of, participation in certain FDIC-assisted acquisitions. Any such transactions and related issuances of stock may have a dilutive effect on earnings per common share and share ownership.

Furthermore, to the extent the Company is allowed to, and chooses to, participate in future FDIC-assisted acquisitions, the Company may face competition from other financial institutions. To the extent that other competitors participate, the Company’s ability to make acquisitions on favorable terms may be adversely affected. Additionally, if the Company acquires bank assets and operations through future FDIC-assisted acquisitions, the Company could encounter difficulties in achieving profitability of those operations.

Failure to Comply with the Terms of Loss Sharing Arrangements with the FDIC May Result in Significant Losses.

Any failure to comply with the terms of any loss share agreements the Bank has with the FDIC, or to properly service the loans and foreclosed assets covered by loss share agreements, may cause individual loans, large pools of loans or other covered assets to lose eligibility for reimbursement to the Company from the FDIC. This could result in material losses that are currently not anticipated and could adversely affect the Company’s financial condition, results of operations or liquidity.

The Company Expects to Engage in Additional Negotiated Transactions, Which May Present Special Risks Associated with Integration of Operations or Undiscovered Risks or Losses.

In addition to the Company’s growth strategy through de novo branching, the Company has pursued and expects to pursue additional negotiated transactions with publicly owned or privately held banking institutions. Such negotiated acquisitions will be accompanied by the risks commonly encountered in acquisitions, including, among other things:

•	credit risk associated with the acquired bank’s loans and leases and investments;

•	difficulty of integrating operations and personnel;

•	potential disruption of the Company’s ongoing business; and

•	potential loss of key employees, customers and deposits of acquired banks.

Competition for suitable acquisition candidates may continue to be significant in the negotiated acquisition area. The Company competes with other banks or financial service companies with similar acquisition strategies, many of which are larger and have greater financial and other resources. The Company cannot give any assurance that it will be able to successfully identify and acquire any additional acquisition targets on acceptable terms and conditions.

In most cases, negotiated acquisitions include the acquisition of all the target bank’s assets and liabilities, including its loan and lease portfolio. While the Company conducts extensive due diligence investigations regarding any targeted bank in a negotiated transaction, there may be instances occurring during the pendency of, or after closing of a negotiated transaction when, under normal operating procedures, the Company may find that there may be more losses or undisclosed liabilities with respect to the assets and liabilities of the target bank, and, with respect to its loan and lease portfolio, than were anticipated prior to the acquisition. For example, the ability of a borrower or lessee to repay a loan or lease may have become impaired or the quality of the value of the collateral securing the loan or lease may fall below the Company’s collateral standards. One or more of these and other factors affecting asset values or loan and lease loss experience might cause the Company to have additional losses or liabilities or additional charge-offs, which could have a negative impact on the Company’s financial condition and results of operations.

Systems Conversions of Acquired Banks May Be Difficult.

Subsequent to the acquisition of a financial institution, the various operating systems must be converted, in most cases, to the Bank’s existing operating systems. These systems conversions require personnel with unique and specialized skills and require a significant amount of planning, coordination and effort of internal resources and third-party vendors. Any inability of the Company to hire or retain individuals with the appropriate skills or to effectively plan, coordinate and manage these systems conversions or any failure to effectively implement these systems conversions could have serious negative customer impact, exposing the Company and the Bank to reputational risk and adversely impacting the Company’s financial condition, results of operations and liquidity.

The Company Faces Strong Competition in its Markets.

Competition in many of the Company’s banking markets is intense. The Company competes with other financial and bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, leasing companies, money market mutual funds, asset-based non-bank lenders and other financial institutions and intermediaries, as well as non-financial institutions offering payroll, debit card and other services. Many of these competitors have an advantage over the Company through substantially greater financial resources, lending limits and larger distribution networks, and are able to offer a broader range of products and services. Other competitors, many of which are smaller than the Company, are privately held and thus benefit from greater flexibility in adopting or modifying growth or operational strategies than the Company. If the Company fails to compete effectively for deposit, loan, lease and other banking customers in the Company’s markets, the Company could lose substantial market share, suffer a slower growth rate or no growth and its financial condition, results of operations and liquidity could be adversely affected.

The Soundness of Other Financial Institutions Could Adversely Affect the Company.

The Company’s ability to engage in routine funding transactions could be adversely affected by the actions and financial stability of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. The Company has exposure to various counterparties, including brokers and dealers, commercial and correspondent banks, and others. As a result, defaults by, or rumors or questions about, one or more financial services institutions, or the financial services industry generally, may result in market-wide liquidity problems and could lead to losses or defaults by such other institutions. Such occurrences could expose the Company to credit risk in the event of default of one or more counterparties and could have a material adverse impact on the Company’s financial position, results of operations and liquidity.

The Company Depends on the Accuracy and Completeness of Information About Customers.

In deciding whether to extend credit or enter into certain transactions, the Company relies on information furnished by or on behalf of customers, including financial statements, credit reports and other financial information. The Company may also rely on representations of those customers or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have an adverse impact on the Company’s business, financial condition and results of operations.

Reputational Risk and Social Factors May Impact the Company’s Results.

The Company’s ability to originate and maintain accounts is highly dependent upon consumer and other external perceptions of its business practices and/or its financial health. Adverse perceptions regarding the Company’s business practices and/or its financial health could damage its reputation, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments or other external perceptions regarding the practices of competitors, or the industry as a whole, may also adversely impact the Company’s reputation. In addition, adverse reputational impacts on third parties with whom the Company has important relationships may also adversely impact the Company’s reputation. Adverse impacts on the Company’s reputation, or the reputation of the industry, may also result in greater regulatory and/or legislative scrutiny, which may lead to laws or regulations that may change or constrain the manner in which the Company engages with its customers and the products it offers. Adverse reputational impacts or events may also increase litigation risk. Any of these factors could have an adverse impact on the Company’s ability to achieve its business objectives and/or its results of operations.

The Company May Be Subject to Claims and Litigation Asserting Lender Liability.

From time to time, and particularly during periods of economic stress, customers, including real estate developers, may make claims or otherwise take legal action pertaining to the Company’s performance of its responsibilities. These claims are often referred to as “lender liability” claims and are sometimes brought in an effort to produce or increase leverage against the Company in workout negotiations or debt collection proceedings. Lender liability claims frequently assert one or more of the following: breach of fiduciary duties, fraud, economic duress, breach of contract, breach of the implied covenant of good faith and fair dealing, and similar claims. Whether customer claims and legal action related to the Company’s performance of its responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to the Company, they may result in significant financial liability and/or adversely affect the market perception of the Company and its products and services, as well as potentially impacting customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on the Company’s business, which, in turn, could have a material adverse effect on the Company’s financial condition, results of operations and liquidity.

The Company May Be Subject to General Claims and Litigation Liability.

In the ordinary course of business, the Company may be named as defendant or may otherwise face claims or legal action, including class actions, from a variety of sources including, among others, customers; vendors; regulatory agencies; federal, state or local governments; or employees. Such claims or legal action may include, among others, breach of contract, breach of fiduciary duty, discrimination, harassment, fraud and infringement of patents, copyrights or trademarks. Such claims or legal action may also make demands for substantial monetary damages and require substantial amounts of time and resources to defend. Should the Company be named as defendant or otherwise face such claims or legal actions, there can be no assurance that the Company would be successful in its defense against such actions, which could have a material adverse impact on the Company’s financial position, results of operations and liquidity.

The Company Needs to Stay Current on Technological Changes in Order to Compete and Meet Customer Demands.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The future success of the Company will depend, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional operational efficiencies and greater privacy and security protection for customers and their personal information. Many of the Company’s competitors have substantially greater resources to invest in technological improvements. The Company may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could impair the Company’s ability to effectively compete to retain or acquire new business and could have an adverse impact on its business, financial position, results of operations and liquidity.

The Company is Subject to a Variety of Systems Failure and Cyber-Security Risks That Could Adversely Affect the Company’s Business and Financial Performance.

The Company’s internal operations are subject to certain risks, including, but not limited to, information system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts, data piracy or natural disasters. The Company maintains a system of internal controls and security to mitigate the risks of many of these occurrences and maintains insurance coverage for certain risks. However, should an event occur that is not prevented or detected by the Company’s internal controls, and is uninsured or in excess of applicable insurance limits, it could have an adverse impact on the Company’s business, financial condition, results of operations and liquidity.

The Company is currently evaluating many of its various operating systems and may elect to convert one or more of such systems to an alternative solution. The conversion of one or more of these systems requires personnel with unique and specialized skills and requires a significant amount of planning, coordination and effort of internal resources and third-party vendors. Any inability of the Company to hire and retain individuals with the appropriate skills or to effectively plan, coordinate and manage any such system conversions or to adequately identify appropriate systems to manage the Company’s business operations could have serious negative customer impact, exposing the Company and the Bank to operational risk and adversely impacting the Company’s financial position, results of operations and liquidity.

The computer systems and network infrastructure in use by the Company could be vulnerable to unforeseen problems. The Company’s operations are dependent upon the ability to protect its computer equipment against damage from fire, severe storm, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure of the Company’s computer systems or network infrastructure that causes an interruption in operations could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

In addition, the Company’s operations are dependent upon its ability to protect the computer systems and network infrastructure against damage from physical break-ins, security breaches and other disruptive problems caused by Internet users or other users. Computer break-ins and other disruptions could jeopardize the security of information stored in and transmitted through the Company’s computer systems and network, which may result in significant liability and reputation risk to the Company, and may deter potential customers. Although the Company, with the help of third-party service providers, intends to continue to actively monitor and, where necessary, implement improved security technology and develop additional operational procedures to prevent damage or unauthorized access to its computer systems and network, there can be no assurance that these security measures or operational procedures will be successful. In addition, new developments or advances in computer capabilities or new discoveries in the field of cryptography could enable hackers or data pirates to compromise or breach the security measures used by the Company to protect customer data. The Company’s failure to maintain adequate security over its customers’ personal and transactional information could expose the Company or the Bank to reputational risk or consumer litigation, and could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

The Company’s risk and exposure to cyber-attacks and other information security breaches remain heightened because of, among other things, the evolving nature of these threats and the prevalence of internet and mobile banking. As cyber threats continue to evolve, the Company may be required to expend significant additional resources to continue to modify or enhance its protective measures or to investigate and remediate any information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support the Company’s businesses and customers, or cyber-attacks or security breaches of the networks, systems or devices that customers use to access the Company’s products and services, could result in customer attrition, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs, including litigation expense and/or additional compliance costs, any of which could materially and adversely affect the Company’s business, results of operations or financial condition.

The Company Relies on Certain External Vendors.

The Company is reliant upon certain external vendors to provide products and services necessary to maintain its day-to-day operations. Accordingly, the Company’s operations are exposed to risk that these vendors will not perform in accordance with applicable contractual arrangements or service level agreements. The Company maintains a system of policies and procedures designed to monitor vendor risks including, among other things, (i) changes in the vendor’s organizational structure, (ii) changes in the vendor’s financial condition and (iii) changes in the vendor’s support for existing products and services. While the Company believes these policies and procedures help to mitigate risk, the failure of an external vendor to perform in accordance with applicable contractual arrangements or the service level agreements could be disruptive to the Company’s operations, which could have a material adverse impact on the Company’s business and its financial condition and results of operations.

The Company May Need to Raise Additional Capital in the Future to Continue to Grow, But That Capital May Not Be Available When Needed.

Federal and state bank regulators require the Company and the Bank to maintain adequate levels of capital to support operations. At December 31, 2013, the Company’s and the Bank’s regulatory capital ratios were at “well-capitalized” levels under bank regulatory guidelines. However, the Company’s business strategy calls for the Company to continue to grow in its existing banking markets (internally, through opening additional offices and by making additional acquisitions) and to expand into new markets as appropriate opportunities arise. Growth in assets at rates in excess of the rate at which the Company’s capital is increased through retained earnings will reduce both the Company’s and the Bank’s capital ratios unless the Company and the Bank continue to increase capital. If the Company’s or the Bank’s capital ratios fell below “well-capitalized” levels, the FDIC insurance assessment rate would increase until capital is restored and maintained at a “well-capitalized” level. Additionally, should the Company’s or Bank’s capital ratios fall below “well-capitalized” levels, certain funding sources could become more costly or could cease to be available to the Company until such time as capital is restored and maintained at a “well-capitalized” level. A higher assessment rate resulting in an increase in FDIC insurance assessments, increased cost of funding or loss of funding sources could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

If, in the future, the Company needs to increase its capital to fund additional growth or satisfy regulatory requirements, its ability to raise that additional capital will depend on the Company’s financial performance and on conditions at that time in the capital markets that are outside the Company’s control. There is no assurance that the Company will be able to raise additional capital on terms favorable to it or at all. If the Company cannot raise additional capital when needed, the Company’s ability to expand through internal growth or acquisitions or to continue operations could be impaired.

The Company May Not Be Able to Meet the Cash Flow Requirements of its Depositors or the Cash Needs for Expansion and Other Corporate Activities.

Liquidity represents an institution’s ability to provide funds to satisfy demands from depositors, borrowers and other creditors by either converting assets into cash or accessing new or existing sources of incremental funds. Liquidity risk arises from the possibility the Company may be unable to satisfy current or future funding requirements and needs. The ALCO and Investments Committee (“ALCO”), which reports to the board of directors, has primary responsibility for oversight of the Company’s liquidity, funds management, asset/liability (interest rate risk) position and investment portfolio functions.

The objective of managing liquidity risk is to ensure the cash flow requirements resulting from depositor, borrower and other creditor demands are met, as well as operating cash needs, of the Company, and the cost of funding such requirements and needs is reasonable. The Company maintains a comprehensive interest rate risk, liquidity and funds management policy and a contingency funding plan that, among other things, include policies and procedures for managing liquidity risk. Generally the Company relies on deposits, repayments of loans, including covered loans and purchased non-covered loans, and leases, and repayments of its investment securities as its primary sources of funds. The principal deposit sources utilized by the Company include consumer, commercial and public funds customers in the Company’s markets. The Company has used these funds, together with wholesale deposit sources such as brokered deposits, along with Federal Home Loan Bank of Dallas (“FHLB-Dallas”) advances, FRB borrowings, federal funds purchased and other sources of short-term borrowings, to make loans and leases, acquire investment securities and other assets and to fund continuing operations.

Deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments, general economic and market conditions and other factors. Repayments of loans, including covered loans and purchased non-covered loans, and leases are a relatively stable source of funds but are subject to the borrowers’ and lessees’ ability to repay such loans and leases, which can be adversely affected by a number of factors including changes in general economic conditions, adverse trends or events affecting business industry groups or specific businesses, declines in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and other factors. Furthermore, loans, including covered loans and purchased non-covered loans, and leases generally are not readily convertible to cash. Accordingly, the Company may be required from time to time to rely on secondary sources of liquidity to meet loan, lease and deposit withdrawal demands or otherwise fund operations. Such secondary sources include FHLB-Dallas advances, secured and unsecured federal funds lines of credit from correspondent banks and FRB borrowings.

The Company anticipates it will continue to rely primarily on deposits, repayments of loans, including covered loans and purchased non-covered loans, and leases, and repayments of its investment securities to provide liquidity. Additionally, where necessary, the secondary sources of borrowed funds described above will be used to augment the Company’s primary funding sources. If the Company were unable to access any of these secondary funding sources when needed, it might be unable to meet customers’ or creditors’ needs, which could adversely impact the Company’s financial condition, results of operations, and liquidity.

Natural Disasters May Adversely Affect the Company.

The Company’s operations and customer base are located in markets where natural disasters, including tornadoes, severe storms, fires, floods, hurricanes and earthquakes often occur. Such natural disasters could significantly impact the local population and economies and the Company’s business, and could pose physical risks to the Company’s properties. Although the Company’s business is geographically dispersed throughout Arkansas, Texas and the southeastern United States, a significant natural disaster in or near one or more of the Company’s markets could have a material adverse impact on the Company’s financial condition, results of operations or liquidity.

RISKS ASSOCIATED WITH THE COMPANY’S INDUSTRY

The Company is Subject to Extensive Government Regulation That Limits or Restricts its Activities and Could Adversely Impact the Company’s Operations.

The Company and the Bank operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal and state agencies. Compliance with these regulations is costly and restricts certain activities, including payment of dividends, mergers and acquisitions, investments, interest rates charged for loans and leases, interest rates paid on deposits, locations of banking offices and various other activities and aspects of the Company’s and Bank’s operations. The Company and the Bank are also subject to capital guidelines established by regulators which require maintenance of adequate capital. Many of these regulations are intended to protect depositors, the public and the FDIC’s Deposit Insurance Fund (“DIF”) rather than shareholders.

The Sarbanes-Oxley Act of 2002 and the related rules and regulations issued by the SEC and Nasdaq, as well as numerous other recently enacted statutes and regulations, including the Dodd-Frank Act and regulations promulgated thereunder, have increased the scope, complexity and cost of corporate governance and reporting and disclosure practices, including the costs of completing the Company’s external audit and maintaining its internal controls.

Government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, and increases the cost to the Company of complying with regulatory requirements.

Additionally, the failure to comply with these various rules and regulations could subject the Company or the Bank to monetary penalties or sanctions or otherwise expose the Company or the Bank to reputational risk and could adversely affect its results of operations.

Newly Enacted and Proposed Legislation and Regulations May Affect the Company’s Operations and Growth.

To address the recent turbulence in the U.S. economy and the banking and financial markets, the U.S. government has enacted a series of laws, regulations, guidelines and programs, many of which are discussed under the section “Item 1-Business — Supervision and Regulation” of the Company’s annual report on Form 10-K for the year ended December 31, 2013, which section and information is incorporated by reference into this proxy statement/prospectus.

Because of the recency and speed with which these and other regulatory measures have been enacted, the Company and the Bank are continuing to assess the impact of such regulatory measures on their business, financial condition, results of operations and liquidity. Additionally, in the routine course of regulatory oversight, proposals to change the laws and regulations governing the operations and taxation of, and federal insurance premiums paid by, banks and other financial institutions and companies that control financial institutions are frequently raised in the U.S. Congress, state legislatures and before bank regulatory authorities.

The likelihood of significant changes in laws and regulations in the future and the impact that such changes might have on the Company or the Bank are impossible to determine. Similarly, proposals to change the accounting, financial reporting requirements applicable to banks and other depository institutions are frequently raised by the SEC, the federal banking agencies and other authorities. Further, federal intervention in financial markets and the commensurate impact on financial institutions may adversely affect the Company’s or the Bank’s rights under contracts with such other institutions and the way in which the Company conducts business in certain markets. The likelihood and impact of any future changes in these accounting and financial reporting requirements and the impact these changes might have on the Company or the Bank are also impossible to determine at this time.

The Earnings of Financial Services Companies are Significantly Affected by General Business and Economic Conditions.

The Company’s operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance and the strength of the U.S. economy and the local economies in which the Company operates, all of which are beyond its control. Deterioration in economic conditions could result in an increase in loan and lease delinquencies and non-performing assets, decreases in loan and lease collateral values and a decrease in demand for products and services, among other things, any of which could have an adverse impact on the Company’s financial condition, results of operations and liquidity.

Consumers May Decide Not to Use Community Banks to Complete Their Financial Transactions.

Technology and other changes are allowing parties to complete, through alternative methods, financial transactions that historically have involved community banks. For example, consumers can now maintain funds that would have historically been held as local bank deposits in brokerage accounts, mutual funds with an Internet-only bank, or with virtually any bank in the country through on-line banking. Consumers can also complete transactions such as purchasing goods and services, paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower-cost deposits as a source of funds could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

RISKS ASSOCIATED WITH THE COMPANY’S COMMON STOCK

The Company’s Common Stock Price is Affected by a Variety of Factors, Many of Which are Outside the Company’s Control.

Stock price volatility may make it more difficult for investors to sell shares of the Company’s common stock at times and prices they find attractive. The Company’s common stock price can fluctuate significantly in response to a variety of factors, including, among other things:

•	actual or anticipated variations in quarterly results of operations;

•	recommendations or changes in recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	news reports relating to trends, concerns and other issues in the financial services industry;

•	perceptions in the marketplace regarding the Company and/or its competitors;

•	new technology used, or services offered, by competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving the Company or its competitors; and

•	changes in governmental regulations.

General market fluctuations, industry factors and general economic and political conditions and events such as economic slowdowns, expected or incurred interest rate changes, credit loss trends and various other factors and events could adversely impact the price of the Company’s common stock.

The Company Cannot Guarantee That it Will Pay Dividends to Common Shareholders in the Future.

The Company’s principal business operations are conducted through the Bank. Cash available to pay dividends to the Company’s common shareholders is derived primarily, if not entirely, from dividends paid by the Bank. The ability of the Bank to pay dividends, as well as the Company’s ability to pay dividends to its common shareholders, will continue to be subject to and limited by the results of operations of the Bank and by certain legal and regulatory restrictions. Further, any lenders making loans to the Company or Bank may impose financial covenants that may be more restrictive than regulatory requirements with respect to the Company’s payment of dividends to common shareholders. Accordingly, there can be no assurance that the Company will continue to pay dividends to its common shareholders in the future.

Certain State and/or Federal Laws May Deter Potential Acquirors and May Depress the Company’s Stock Price.

Certain provisions of federal and state laws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Under certain federal and state laws, a person, entity, or group must give notice to applicable regulatory authorities before acquiring a significant amount, as defined by such laws, of the outstanding voting stock of a bank holding company, including the Company’s common shares. Regulatory authorities review the potential acquisition to determine if it will result in a change of control. The applicable regulatory authorities will then act on the notice, taking into account the resources of the potential acquiror, the potential antitrust effects of the proposed acquisition and numerous other factors. As a result, these statutory provisions may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

The Holders of the Company’s Subordinated Debentures Have Rights That are Senior to Those of the Company’s Common Shareholders.

At December 31, 2013 the Company had an aggregate of $64.9 million of floating rate subordinated debentures and related trust preferred securities outstanding. The Company guarantees payment of the principal and interest on the trust preferred securities, and the subordinated debentures are senior to shares of the Company’s common stock. As a result, the Company must make payments on the subordinated debentures (and the related trust preferred securities) before any dividends can be paid on its common stock and, in the event of the Company’s bankruptcy, dissolution or liquidation, the holders of the subordinated debentures would receive a distribution from the Company’s available assets before any distributions can be made to the holders of common stock. The Company has the right to defer distributions on its subordinated debentures and the related trust preferred securities for up to five years, during which time no dividends may be paid to holders of its common stock.

The Company’s Directors and Executive Officers Own a Significant Portion of the Company’s Common Stock.

The Company’s directors and executive officers, as a group, beneficially owned 10.2% of its common stock as of February 14, 2014. As a result of their aggregate beneficial ownership, directors and executive officers have the ability, by voting their shares in concert, to influence the outcome of matters submitted to the Company’s shareholders for approval, including the election of its directors.

The Company’s Common Stock Trading Volume May Not Provide Adequate Liquidity for Investors.

Although shares of the Company’s common stock are listed on the Nasdaq Global Select Market, the average daily trading volume in the common stock is less than that of many larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which the Company has no control. Given the daily average trading volume of the Company’s common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of the Company’s common stock.

Future Issuances of Additional Equity Securities Could Result in Dilution of Existing Stockholders’ Equity Ownership.

The Company may determine from time to time to issue additional equity securities to raise additional capital, support growth, or to make acquisitions. Further, the Company may issue stock options or other stock grants to retain and motivate its employees. These issuances of our securities could dilute the voting and economic interests of existing shareholders.

The Company’s Common Stock is Not an Insured Deposit.

The Company’s common stock is not a bank deposit and, therefore, losses in its value are not insured by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in the Company’s common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this proxy statement/prospectus, and is subject to the same market forces and investment risks that affect the price of common stock in any other company, including the possible loss of some or all principal invested.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s common stock is currently listed on the Nasdaq Global Select Market under the symbol “OZRK.” As of March 10, 2014, there were 36,939,552 shares of Company common stock issued and outstanding, which were held by approximately 493 shareholders of record. Such number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth the high and low closing sale prices for shares of Company common stock and cash dividends paid per share for the periods indicated.

	High	Low	Cash Dividends Paid Per Share
2011
First Quarter	$22.23	$20.96	$0.085
Second Quarter	26.03	22.04	$0.090
Third Quarter	26.88	19.89	$0.095
Fourth Quarter	30.80	20.64	$0.100
2012
First Quarter	$31.86	$27.73	$0.11
Second Quarter	32.03	28.08	$0.12
Third Quarter	34.65	29.91	$0.13
Fourth Quarter	34.47	31.00	$0.14
2013
First Quarter	$44.58	$34.09	$0.15
Second Quarter	44.70	39.64	$0.17
Third Quarter	48.42	43.75	$0.19
Fourth Quarter	57.63	45.56	$0.21
2014
First Quarter (through March 19, 2014)	$69.32	$56.29	$0.22

Summit common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Summit common stock. As of December 31, 2013, there were 6,133,459 shares of Summit common stock issued and outstanding, which were held by approximately 342 shareholders of record. As of the record date for the special meeting, there were [6,149,808] shares of Summit common stock issued and outstanding, which were held by approximately [342] shareholders of record. Such number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth the per share cash dividends paid by Summit on the dates indicated.

Cash Dividends Paid Per Share
2011 (paid January 6, 2012)	$0.40
2012 (paid December 21, 2012)	$1.00
2013 (paid January 6, 2014)	$0.50

On January 29, 2014, the business day immediately preceding the public announcement of the merger, the closing price of the Company’s common stock as reported on the Nasdaq Stock Market was $58.10 per share. On March 19, 2014, the last practicable trading day before the distribution of this proxy statement/prospectus, the closing price of the Company’s common stock as reported on the Nasdaq Stock Market was $69.32 per share.

The Company’s principal business operations are conducted through the Bank. Cash available to pay dividends to the Company’s common shareholders is derived primarily, if not entirely, from dividends paid by the Bank. The ability of the Bank to pay dividends, as well as the Company’s ability to pay dividends to its common shareholders, will continue to be subject to and limited by the results of operations of the Bank and by certain legal and regulatory restrictions. Further, any lenders making loans to the Company or Bank may impose financial covenants that may be more restrictive than regulatory requirements with respect to the Company’s payment of dividends to common shareholders. Accordingly, there can be no assurance that the Company will continue to pay dividends to its common shareholders in the future.

SUMMIT BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

Summit is mailing this proxy statement/prospectus to you, as a Summit shareholder, on or about                     , 2014. With this document, Summit is sending you a notice of the Summit special meeting of shareholders and a form of proxy that is solicited by the Summit board of directors. The special meeting will be held on                     , 2014 at [10:00] a.m., central time, at the main office of Summit located at 409 Main Street, Arkadelphia, Arkansas 71923.

Matters to be Considered

The purpose of the special meeting of shareholders is to vote on a proposal to approve the merger agreement and the transactions it contemplates. You will also be asked to vote upon a proposal to adjourn or postpone the special meeting of shareholders, if necessary, to solicit additional proxies to approve the merger agreement.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Corporate Secretary of Summit;

•	submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held by your broker in “street name,” you should follow the instructions you receive from your broker in order to direct your broker how to vote and you should also follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal by management to adjourn the special meeting if necessary to solicit additional proxies. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Summit. Summit will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of Summit may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on                     , 2014 has been fixed as the record date for determining the Summit shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time, [6,149,808] shares of Summit common stock were outstanding.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding capital stock of Summit is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the merger agreement.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Summit common stock entitled to vote at the special meeting. Holders of Summit common stock on the record date are entitled to vote at the special meeting. Because the required vote is based on the outstanding shares of common stock, an abstention will have the same effect as a vote against the merger agreement. The Whipple Family Banking Partnership, LLLP, an entity affiliated with Ross Whipple, representing an aggregate of 2,857,788 shares, or approximately 46% of the outstanding shares of Summit common stock, has agreed, solely in its capacity as record and beneficial owner of Summit common stock, to vote “FOR” adoption of the merger agreement.

Approval of any proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of shares of Summit common stock that are voted, either in person or by proxy, at the special meeting.

Recommendation of the Board of Directors

The Summit board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors believes that the merger agreement is fair to Summit shareholders and is in the best interest of Summit and its shareholders and recommends that you vote “FOR” the approval of the merger agreement. See “Approval of Merger — Summit Reasons for the Merger; Recommendation of the Summit Board of Directors” below. The board of directors also recommends that you vote “FOR” approval of a proposal to adjourn or postpone the special meeting if necessary to solicit additional proxies to approve the merger agreement.

APPROVAL OF THE MERGER

The description of the merger and the merger agreement contained in this proxy statement/prospectus describes what we believe are the material terms of the merger agreement. This summary description, however, is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference.

General

The merger agreement provides for the merger of Summit with and into Bank of the Ozarks, Inc. with Bank of the Ozarks, Inc. being the surviving company. If the shareholders of Summit approve the merger agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived (to the extent permitted by law), we anticipate that the merger will be completed in the second quarter of 2014, although delays could occur. As a result of the merger, holders of Summit common stock will be entitled to receive the cash consideration, the stock consideration, or a combination of the cash consideration and the stock consideration, plus cash in lieu of any fractional share interest, and such holders will no longer be owners of Summit common stock. As a result of the merger, certificates for Summit common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

The Parties

Bank of the Ozarks, Inc.

Bank of the Ozarks, Inc., an Arkansas corporation, is the bank holding company for its wholly owned subsidiary, Bank of the Ozarks, an Arkansas state banking corporation. The Company and Bank of the Ozarks are both headquartered in Little Rock, Arkansas. The principal business of the Company is conducted through Bank of the Ozarks, which conducts banking operations through 140 offices in Arkansas, Georgia, Texas, North Carolina, Florida, Alabama, South Carolina, New York and California. Bank of the Ozarks provides a variety of financial services to individuals and businesses throughout its service area. Primary deposit products are checking, savings and certificate of deposit accounts and primary lending products are consumer, commercial and mortgage loans. The Company’s common stock trades on the Nasdaq Stock Market under the symbol “OZRK.” At December 31, 2013, the Company had consolidated total assets of approximately $4.79 billion, total deposits of approximately $3.72 billion and total common stockholders’ equity of approximately $625 million.

On March 5, 2014, the Company completed its acquisition of Bancshares, Inc. (“Bancshares”) pursuant to an agreement and plan of merger dated December 9, 2013 by and among the Company, Bank of the Ozarks, OBMS, Inc., the Company’s wholly-owned merger subsidiary, Bancshares and OMNIBANK, N.A., Bancshares’ wholly-owned bank subsidiary (“OMNIBANK”). In connection with the closing of the Bancshares merger, the Company paid approximately $21.5 million in cash in exchange for all outstanding shares of Bancshares common stock. With the closing of the Bancshares merger, Bank of the Ozarks now has 21 Texas offices.

Summit Bancorp, Inc.

Summit Bancorp, Inc., an Arkansas corporation, is the parent holding company for Summit Bank, an Arkansas state banking corporation. Summit Bank operates 23 banking offices and one loan production office in nine Arkansas counties. As of December 31, 2013, Summit had consolidated total assets of approximately $1.2 billion, total deposits of approximately $994 million and total common stockholders’ equity of approximately $135 million.

Purchase Price; Merger Consideration

If the merger agreement is approved and the merger is subsequently completed, on the effective date of the merger Summit shareholders will be entitled to receive their pro rata portion of the aggregate merger consideration based on the aggregate purchase price of $216,000,000, subject to possible adjustments, which aggregate merger consideration will consist of at least 80% in shares of Company common stock (the “minimum stock consideration requirement”). You should read “Purchase Price Adjustments” in the following subsection for a more complete description of the possible price adjustments to the aggregate purchase price. The per share merger consideration to be paid in exchange for each share of Summit common stock will be calculated by dividing (i) the difference of the aggregate purchase price of $216,000,000 (assuming no purchase price adjustment as described below) less the cash amount paid by Summit to holders of Summit stock options and SARs outstanding prior to the closing of the merger, in order to terminate such options and SARs, by (ii) the number of shares of Summit common stock outstanding immediately prior to the closing of the merger.

Assuming that (1) there is no adjustment to the aggregate purchase price and no proration is required to meet the minimum stock consideration requirement (each as described below), (2) Summit pays an aggregate of $3,882,193 to holders of outstanding options and SARs in connection with the termination of its equity plan prior to closing, and (3) there are 6,149,808 shares of Summit common stock outstanding immediately prior to closing, then the holder of a share of Summit common stock will be entitled to receive, in exchange therefor, merger consideration equal to $34.49 per share, consisting of either $34.49 in cash or a number of shares of Company common stock having a value of $34.49 based on the average closing price of Company common stock for the ten consecutive trading days ending on the fifth business day preceding the closing of the merger (subject to a minimum and maximum price equal to $43.58 and $72.63, respectively).

Subject to the allocation procedures described below under “— Allocation,” a holder of Summit common stock may elect to receive the stock consideration described above or the cash consideration described above, for each share of Summit common stock that such shareholder owns. Summit shareholders will not receive any fractional shares of Company common stock in connection with the merger. Instead, each shareholder who receives Company common stock in the merger will be paid cash in an amount equal to the fraction of a share of Company common stock otherwise issuable upon conversion, multiplied by the average closing price per share of Company common stock, determined as indicated above. Additionally, if a Summit shareholder wholly or partially elects to receive stock consideration and such election would result in the delivery of less than ten (10) whole shares of Company common stock, then in accordance with the merger agreement, such shareholder will not receive any stock consideration and will instead receive cash consideration in exchange for all of such shareholder’s shares of Summit common stock.

Purchase Price Adjustments

Pursuant to the terms of the merger agreement, the aggregate purchase price of $216,000,000 is subject to a possible downward adjustment, on a dollar for dollar basis, if (1) Summit incurs any termination or liquidated damages fee in connection with terminating the agreement with its current bank core system provider or (2) Summit’s closing consolidated net book value is less than $135,000,000. Summit’s closing consolidated net book value will be calculated as Summit’s unaudited consolidated net stockholders’ equity determined in accordance with GAAP as of the business day that is closest to 10 calendar days prior to the merger closing date (which we refer to as the “determination date”), but without giving effect to the after tax impact of the following items: (i) any negative provision for loan and lease losses for the period between November 30, 2013 and the determination date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of November 30, 2013, where such resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, shall be reflected in the closing consolidated net book value; (ii) any of the actions or changes taken only to comply with certain coordination procedures required by the merger agreement, which would otherwise not have been taken or required to be taken; or (iii) the amount of any deferred tax asset valuation allowance. The calculation date for the closing consolidated net book value will occur subsequent to the date of the Summit special meeting of shareholders. Accordingly, if Summit shareholders approve the merger, the aggregate merger consideration to be received by the Summit shareholders could be less than $216,000,000. As of the date of this proxy statement/prospectus, Summit’s consolidated net book value, calculated in accordance with the above formula, continues to exceed $135 million, and if the closing of the merger were to occur on the date of this proxy statement/prospectus, no adjustment to the purchase price would be made based on this calculation.

In addition, pursuant to the terms of Summit’s information technology service agreement with its bank core system provider, Summit would be obligated to pay a liquidated damages fee of approximately $1 million in the event Summit fails to give notice of its election to terminate the service agreement by April 12, 2014. Summit expects to provide adequate notice of its election to terminate the agreement to avoid incurring this cost, however, in the event Summit becomes obligated to pay the liquidated damages fee, the purchase price would be adjusted downward, dollar for dollar, by the amount of the fee (approximately $1 million).

Further, the value of the stock consideration could cause the aggregate merger consideration to be higher or lower than $216,000,000, depending on whether the average closing stock price of the Company common stock to be used in determining the exchange ratio is higher than $72.63 per share or lower than $43.58 per share. If such price is higher than $72.63, Summit shareholders receiving Company stock as part or all of the merger consideration would receive more shares than they otherwise would (without an offsetting decrease in any cash consideration they may receive in the merger) if there were no cap on the average closing stock price used in determining the exchange ratio. Conversely, if the average closing price of the Company common stock is lower than $43.58 per share, Summit shareholders receiving Company stock as part or all of the merger consideration would receive fewer shares than they otherwise would (without any offsetting increase in any cash consideration they may receive in the merger) if there were no floor on the average closing price used in determining the exchange ratio.

Summit Equity Awards

As of the date of the merger agreement, there were 434,250 options to purchase shares of Summit common stock outstanding and 11,900 SARs of Summit outstanding. As contemplated in the merger agreement, the board of directors of Summit has agreed to take all action necessary to terminate and cancel each outstanding option and SAR prior to the closing date of the merger and to pay the holders thereof a cash payment equal to the difference between the per share exercise price of the option or SAR and the per share consideration to be paid in the merger. Based on the number of options and SARs outstanding on the date hereof and their respective individual exercise prices, the aggregate payments would be approximately $3,882,193. Because Summit intends to cancel and cash out all outstanding and unvested options and SARs before the merger closes, there will not be any outstanding equity awards of Summit at the time of the merger.

Of the 434,250 options outstanding, 26,500 options will vest on April 15, 2014. To the extent that any of the option holders exercise their vested options for shares of Summit common stock prior to the date Summit terminates the plan and cashes out the outstanding awards, such holder will be afforded the opportunity to make an election with respect to the kind of merger consideration desired and will be entitled to receive his or her pro rata portion of the merger consideration with respect to those shares.

Election and Election Procedures

After the mailing of this proxy statement/prospectus, the exchange agent, Bank of the Ozarks Trust and Wealth Management Division, will cause an election form and letter of transmittal to be mailed or otherwise delivered to each holder of record of Summit common stock. The election form and letter of transmittal will allow each holder of record of Summit common stock to elect to receive Company common stock, cash, or a combination of whole shares of Company common stock and cash.

In order to make a proper election, the holder must complete the election form and letter of transmittal and return it, along with such holder’s certificate(s) of Summit common stock, to the exchange agent by the date indicated in the election form and letter of transmittal. Failure to properly complete or timely return the election form and letter of transmittal will result in the shares of such holder being deemed non-election shares, with the effect that the holder of the non-election shares will only be entitled to receive the stock consideration. Holders of record of shares of Summit common stock who hold such shares in a representative capacity (for example, as nominee or trustee) may submit multiple forms of election, provided that such nominee or representative certifies that each election form covers all of the shares of Summit common stock held for a particular beneficial owner by the nominee or representative.

The Company will have the discretion, which it may delegate in whole or in part to the exchange agent, to determine whether election forms have been properly completed, signed and submitted and to disregard immaterial defects in election forms. The good faith decision of the Company or the exchange agent in such matters will be conclusive and binding. Neither the Company nor the exchange agent will be under any obligation to notify any person of any defect in an election form.

Neither the Summit board of directors nor its financial advisor makes any recommendation as to whether shareholders should elect to receive the stock consideration or the cash consideration in the merger, or a combination of the two. Each Summit shareholder must make their own decision with respect to such election, bearing in mind the tax consequences of the election they choose.

All elections will be subject to the allocation and proration provisions of the merger agreement, which are described immediately below.

Allocation

Under the merger agreement, the total merger consideration to be paid by the Company must be comprised of at least 80% in shares of Company common stock, which we refer to as the “minimum stock consideration requirement.” If, after the election forms are tallied, the aggregate elections made by Summit shareholders would result in an oversubscription for cash (i.e., more than 20% of the aggregate merger consideration), then the exchange agent will allocate the amount of stock and cash to be issued in the merger as necessary and described below, to meet the minimum stock consideration requirement. In the following description of the allocation procedures, when we refer to “stock election shares” we are referring to the shares of Summit common stock for which an election to receive Company common stock was properly made. When we refer to “cash election shares” we are referring to the shares of Summit common stock for which an election to receive cash was properly made. When we refer to “non-election shares” we are referring to the shares of Summit common stock for which a proper election form was not completed, other than those shares for which dissenters’ rights have been exercised. When we refer to dissenting shares, we are referring to those shares of Summit common stock for which dissenters’ rights have been properly exercised under the ABCA.

In the event that the number of cash election shares plus the number of dissenting shares exceeds 20% of the outstanding shares of Summit common stock:

•	each stock election share and each non-election share will be converted into the right to receive Company common stock (subject to the payment in cash in lieu of fractional shares and individual stock consideration that would otherwise result in the delivery of less than ten (10) whole shares of Company common stock, described above); and

•	each cash election share shall, on a pro rata basis with all other cash election shares, be converted into the right to receive an amount of cash and Company common stock that is necessary to meet the minimum stock consideration requirement.

In the event that the number of cash election shares plus the number of dissenting shares is less than or equal to 20% of the outstanding shares of Summit common stock, then no allocation will be necessary and all cash election shares will be converted into the right to receive cash consideration and all stock election shares and non-election shares will be converted into the right to receive Company common stock (subject to the payment in cash in lieu of fractional shares and individual stock consideration that would otherwise result in the delivery of less than ten (10) whole shares of Company common stock, described above).

Procedure for Exchanging Certificates

Prior to the effective date of the merger, the Company will deposit with the exchange agent cash representing the aggregate cash consideration, certificates representing the aggregate stock consideration, and the estimated amount of cash to be paid in lieu of fractional shares of Company common stock. The exchange agent will facilitate the payment of the merger consideration to the holders of certificates representing shares of Summit common stock.

On the effective date of the merger, each Summit shareholder will cease to have any rights as a shareholder of Summit, and his or her sole rights will be to receive, as applicable, cash consideration, stock consideration, and cash in lieu of any fractional shares into which his or her shares of Summit common stock have been converted pursuant to the merger agreement.

Shareholders are requested not to send in their Summit common stock certificates until they have received their election form and letter of transmittal and further written instructions from the exchange agent. After receipt of a properly completed election form and letter of transmittal accompanied by the appropriate Summit common stock certificates and following the effective date of the merger, the exchange agent will send as promptly as practicable to the former holders of Summit common stock the cash consideration, the stock consideration and cash payments for fractional shares.

After the effective time of the merger, each certificate formerly representing Summit common stock, until so surrendered and exchanged, will evidence only the right to receive, without interest, the merger consideration, including, to the extent any such Summit common stock is allocated stock consideration in the merger, any dividend or other distribution with respect to Company common stock with a record date after the effective time of the merger.

If your Summit stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The exchange agent will send you instructions on how to provide evidence of ownership. You will be required to make an affidavit and post a bond in an amount sufficient to protect Summit, the exchange agent and the Company against subsequent claims related to your common stock.

Background of the Merger

As a regular part of their duties over time, executive management and directors of Summit have considered various strategic alternatives to enhance and maximize shareholder value. These strategic alternatives have included continuing as an independent institution, acquiring other banks, bank branches or other financial services related businesses, an initial public offering, or a sale or merger of Summit. As part of considering its strategic alternatives, Summit met from time to time with professionals experienced in advising financial institutions regarding strategic alternatives, including Stephens.

In June of 2013, Stephens made a presentation to certain members of Summit’s executive management team, which presentation included discussions of various strategic alternatives. In July 2013, Summit decided to engage Stephens to advise Summit with respect to any potential business combination involving Summit. Summit selected Stephens because of its expertise, reputation and familiarity with both Summit and the most likely potential merger partners.

Over the following weeks, Summit and Stephens worked together to prepare an information memorandum about Summit to be used, on a confidential basis, in discussions with a limited number of likely and attractive potential merger partners. From July through November 2013, Summit and Stephens met with six potential merger partners, including the Company, and had preliminary discussions to determine if there was a potential strategic fit and sufficient interest to further pursue a potential transaction.

On October 11, 2013, on behalf of Summit, Stephens contacted Dennis James, Director of Mergers and Acquisitions for the Company, to inquire as to the Company’s interest in a potential merger with Summit. After further preliminary discussions, Mr. James confirmed the Company’s interest in reviewing the Summit confidential information memorandum, and the Company executed a confidentiality agreement with Summit on

November 14, 2013. Mr. James subsequently invited Summit’s chairman and chief executive officer, Ross Whipple, and representatives of Stephens to meet with representatives of the Company, including Mr. Gleason and Mr. James, on November 20, 2013. At this meeting, the Company indicated it planned to submit a written expression of interest to Summit and that it would require exclusivity in negotiations.

By letter dated November 25, 2013, the Company delivered a letter to Stephens containing a non-binding expression of interest to acquire Summit. Based on the preliminary discussions with the Company and upon review of the expression of interest, Summit determined that the strategic fit and potential future benefits to Summit shareholders of a merger with the Company appeared sufficiently attractive for Summit to seek to negotiate the terms of the letter with the Company. Following negotiations, Summit and the Company executed a non-binding expression of interest on December 5, 2013, subject to satisfactory completion of the Company’s and Summit’s due diligence, negotiation of a merger agreement, and an exclusivity period of 60 days, among other conditions.

From December 6, 2013 through January 3, 2014, the Company conducted its primary due diligence on Summit, at which point the Company confirmed to Summit it was prepared to proceed with the negotiation of a merger agreement. On January 9, 2014, pursuant to a confidentiality agreement executed on January 7, 2014, executive management of Summit and representatives of Stephens began to conduct due diligence on the Company in light of the Company’s proposal to include Company common stock as the major portion of the merger consideration in a transaction.

The Company presented Summit with an initial draft of the merger agreement on January 8, 2014. Summit presented initial comments on the draft merger agreement to the Company and its counsel on January 14, 2014. From January 14, 2014 to January 28, 2014, executive management of both Summit and the Company and their respective legal counsel continued to negotiate the terms of the merger agreement and related documents, including the terms of a voting agreement to be executed by the Whipple Family Banking Partnership simultaneously with the merger agreement and a non-competition agreement to be executed by Mr. Whipple immediately prior to closing the merger.

On January 29, 2014, the Summit board of directors met with its executive management, representatives of Stephens, and Summit’s outside legal counsel. At that meeting, members of Summit’s executive management reported on the process undertaken that led to the proposed merger and merger agreement. Summit’s outside counsel summarized for the board of directors their fiduciary obligations as directors in considering the merger proposal. Stephens presented a summary of the material financial terms of the merger agreement and the ancillary documents, and outside legal counsel also commented on the terms and conditions of the proposed merger agreement and ancillary legal documents. Stephens then presented its summary analyses regarding the fairness of the merger consideration to be received by the disinterested shareholders of Summit. At the conclusion of these presentations, the directors discussed the proposed transaction, directed questions concerning the proposed transaction to Stephens and outside counsel and considered the proposal. Following these discussions and after responding to questions, Stephens reported orally to Summit’s board its opinion that, subject to the assumptions, limitations and qualifications set forth in their written opinion, the total aggregate consideration to be received by Summit was fair to the disinterested shareholders of Summit, from a financial point of view. Stephens’ oral opinion was subsequently confirmed by delivery of its written opinion letter, dated as of January 29, 2014, to the Summit board of directors. Based upon Summit’s board of directors review and discussion of the merger agreement, the analyses and opinion of Stephens and other relevant factors (described below in “— Summit’s Reasons for the Merger and Recommendations of the Board of Summit”), the Summit board, by unanimous vote of all directors, authorized and approved the execution of the merger agreement with the Company, and authorized Mr. Whipple to execute the merger agreement on behalf of Summit.

On January 30, 2014, the merger agreement, the voting agreement and related documents were executed and delivered by the parties. The companies issued a joint press release announcing the signing of the merger agreement on the afternoon of January 30, 2014.

Summit’s Reasons for the Merger and Recommendations of the Board of Summit

The Summit board of directors has unanimously approved the merger agreement and unanimously recommends that the Summit shareholders vote “FOR” approval of the merger agreement and the merger.

In reaching its decision to approve the merger agreement and to recommend its approval to Summit shareholders, the Summit board of directors and executive management consulted with Stephens, its outside financial advisor, with respect to Summit’s stand-alone potential to maintain its track record of growth and increasingly strong shareholder returns in the current banking and economic environment. The Summit board of directors compared the stand-alone prospects and associated execution risks of Summit with the value that Summit shareholders would receive in the merger, and the board concluded that the merger consideration offers additional long-term value and is in the best interests of Summit’s shareholders. The Summit board of directors further consulted with Stephens as to the fairness to the disinterested shareholders (holders of less than 10% of outstanding common stock and excluding the Company or any of its affiliates) of Summit from a financial point of view of the consideration to be received by the shareholders in the merger and with its outside legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its recommendation, the Summit board of directors considered a number of factors, including the following:

•	the Summit board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Summit;

•	the current and prospective environment in which Summit operates, including overall local and regional economic conditions, the competitive environment for banks and other financial institutions, the increased regulatory burdens on financial institutions and the trend toward consolidation in the banking industry;

•	the results that Summit could expect to achieve operating independently, and the likely risks and benefits to shareholders of that course of action, as compared with the value of the merger consideration;

•	the opportunities and prospects of Summit for future organic growth and/or future growth through acquisitions;

•	that a merger with a larger bank holding company could provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance customer products and services;

•	the belief of the Summit board of directors that the Company emphasizes many of the same values embraced by Summit in the conduct of its business, such as, excellent customer service, employee development and delivering value to shareholders;

•	the prospects for continued growth and enhanced performance of the combined company;

•	the financial analyses presented by Stephens and the opinion of Stephens dated as of January 29, 2014, (the date on which Summit’s board of directors approved the merger agreement) subject to the assumptions, limitations and qualifications set forth in the opinion, that the total aggregate consideration to be received is fair, from a financial point of view, to the disinterested holders of Summit common stock (see “— Opinion of Summit’s Financial Advisor” below);

•	that shareholders of Summit may elect to receive up to 100% of the merger consideration in shares of Company common stock, which are publicly traded on the Nasdaq Stock Market, contrasted with the absence of a public market for Summit common shares;

•	that shareholders of Summit may elect to receive cash consideration in the merger, subject to proration in order to satisfy the 80% minimum stock consideration requirement;

•	the ability of the Company to fund the aggregate merger consideration without a financing contingency and without the need to obtain external financing sources;

•	the strong historical performance of the Company and the Company’s common stock;

•	the cash dividends historically paid by the Company on its common stock;

•	the anticipated likelihood of the Company’s receiving the requisite regulatory approvals in a timely manner;

•	the potential effect of the merger on Summit’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by the Company to Summit’s employees;

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements and conditions to closing;

•	the limitations on Summit’s ability to pursue other merger or acquisition opportunities; and

•	the requirement that Summit conduct its business in the ordinary course and the other restrictions on the conduct of Summit’s business before completion of the merger, which could delay or prevent Summit from undertaking business opportunities that may arise before completion of the merger.

The reasons set out above for the merger are not intended to be exhaustive but include all material factors considered by Summit’s board of directors in approving the merger. In reaching its determination, the Summit board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. The Summit board of directors conducted an overall analysis of the factors described above as a whole, including thorough discussions with, and questioning of, its executive management and outside financial and legal advisors. Based on the reasons stated, the Summit board of directors believe that the merger is in the best interest of Summit’s shareholders and unanimously approved the merger agreement and the merger.

The Summit board of directors determined that the merger and the merger agreement are in the best interests of Summit and its shareholders. Accordingly, the Summit board of directors unanimously approved the merger and the merger agreement and unanimously recommends that Summit shareholders vote “FOR” approval of the merger agreement and the merger.

The Company’s Reasons for the Merger

The Company’s purpose for completing the merger with Summit is to expand its presence and improve its profitability in Arkansas. Summit Bank has profitable branches and strong customer relationships in Arkadelphia, Magnolia, Malvern, and Hope, Arkansas, markets where Bank of the Ozarks has no presence. Summit Bank has a large market share in Hot Springs, Arkansas which the Company expects will greatly enhance its performance there. In addition, the Company expects that the Summit Bank customer bases will improve its profitability in the neighboring communities of Benton, Bryant, Little Rock and Conway, Arkansas. Summit Bank also has a successful loan production office in Fort Smith, Arkansas and the Company expects those employees will move into existing Bank of the Ozarks branch facilities in that city and improve profitability in that community.

The Company’s personnel conducted due diligence on Summit Bank prior to entering into the definitive agreement. Procedures included an extensive review of Summit Bank’s loan and investment securities portfolios, a review of Summit Bank’s operating systems and procedures, and interviews with key bank personnel. Accounting and financial reports were reviewed as well as bank contracts and relationships with vendors. Physical facilities and equipment and all bank owned real estate were evaluated. Deposit products and Summit Bank’s present and future costs of funds were studied. The results of the Company’s due diligence procedures were positive and it was determined that Summit Bank was a well-run institution, with an employee base that is expected to combine with the Company’s in a synergistic manner, increasing the strength of its Arkansas presence.

Opinion of Summit’s Financial Advisor

Stephens was retained to serve as financial advisor to Summit in connection with any business combination transaction involving Summit. Stephens is a nationally recognized investment banking firm, with headquarters in Little Rock, Arkansas, and with significant experience in the banking and financial institutions industry. Summit retained Stephens based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. As part of its engagement, Summit requested the opinion of Stephens as to the fairness, from a financial point of view, to Summit’s disinterested shareholders of the consideration to be received by them in the merger pursuant to the merger agreement. For purposes of the opinion, the term “disinterested shareholders” means holders of Summit common stock other than (i) any holder of ten percent or more of the outstanding stock of Summit and (ii) the Company or any of its affiliates. On January 29, 2014, Stephens delivered its oral opinion to the board of directors and subsequently confirmed in a written opinion, dated January 29, 2014 that, as of that date and based upon and subject to the assumptions and qualifications stated in its written opinion, the $216 million cash and stock consideration to be exchanged by the Company for the outstanding common stock and common stock awards of Summit in the merger was fair, from a financial point of view, to the disinterested shareholders.

Stephens provided the opinion described above for the information and assistance of the board of directors of Summit in connection with its consideration of the approval of the merger agreement. The terms of the merger, including the amount and form of the consideration payable pursuant to the merger agreement to Summit’s shareholders, were determined through negotiations between Summit and the Company, and were approved by the board of directors of Summit. Stephens did not recommend the amount or form of consideration payable pursuant to the merger agreement. Stephens did not receive any limitations or instructions from Summit with respect to its opinion. Stephens has consented to the inclusion within this proxy statement/prospectus and in the registration statement on Form S-4 which includes this proxy statement/prospectus of a copy of its opinion letter and the description of its opinion appearing under this subheading “Opinion of Summit’s Financial Advisor.” The full text of the written opinion letter of Stephens, dated January 29, 2014, which sets forth assumptions made, procedures followed, matters considered, qualifications stated and limitations on the review undertaken in connection with its opinion is attached as Appendix B to this proxy statement/prospectus.

Stephens’ opinion does not address the merits of the underlying decision by Summit to enter into the merger, the merits of the merger as compared to other alternatives potentially available to Summit or the relative effects of any alternative transaction in which Summit might engage, nor is it intended to be a recommendation to any person as to how to vote on the proposal to approve the merger. In addition, except as explicitly set forth in Stephens’ opinion, Stephens was not asked to address, and Stephens’ opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Summit other than the disinterested shareholders. Stephens was not asked to express any opinion, and does not express any opinion, as to the fairness of the amount or nature of the compensation to any of Summit’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of Summit, including (but not limited to) any consideration expected to be received by any such persons in connection with the merger. Stephens’ fairness opinion committee approved the issuance of Stephens’ opinion.

In connection with rendering its opinion Stephens:

•	analyzed certain audited financial statements and management reports regarding Summit and the Company;

•	analyzed certain internal financial statements and other financial and operating data (including financial projections for fiscal years 2014-2018) concerning Summit prepared by management of Summit;

•	analyzed, on a pro forma basis, the effect of the merger on the balance sheet, capitalization ratios, earnings and book value both in the aggregate and, where applicable, on a per share basis of the Company;

•	reviewed the reported prices and trading activity for the common stock of the Company;

•	compared the financial performance of Summit and the Company with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the merger;

•	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the merger;

•	reviewed the forecasted potential future cash flows of Summit, including the excess capital available for distribution by Summit, as prepared by Summit management, and performed a discounted cash flow analysis utilizing Summit management assumptions and forecasts for Summit;

•	reviewed the most recent draft of the merger agreement and related documents provided to Stephens by Summit;

•	discussed with management of Summit and the Company the operations of and future business prospects for Summit and the Company and the anticipated financial consequences of the merger to Summit and the Company;

•	assisted in Summit’s deliberations regarding the material terms of the merger and Summit’s negotiations with the Company; and

•	performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens has relied on the accuracy and completeness of the information and financial data provided to Stephens by Summit and the Company and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion is based upon such information. Stephens has not independently verified the accuracy or completeness of the information and financial data on which Stephens’ opinion is based. Members of the respective management teams of Summit and the Company have assured Stephens that they are not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Summit or of the Company, and Stephens has not been furnished with any such evaluations or appraisals; nor has Stephens evaluated the solvency or fair value of Summit or of the Company under any laws relating to bankruptcy, insolvency or similar matters. In addition, Stephens has not received or reviewed any individual credit files nor has Stephens made an evaluation of the adequacy of the allowance for loan losses of Summit or the Company. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of Summit or of the Company. With respect to the financial forecasts prepared by the management of Summit, Stephens has assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of Summit as to the future financial performance of Summit and that the financial results reflected by such projections will be realized as predicted. Stephens has also assumed that the representations and warranties contained in the merger agreement and all related documents including the disclosure schedules provided to the Company, are true, correct and complete in all material respects.

Stephens’ opinion is necessarily based upon market, economic and other conditions as they existed and can be evaluated on, and on the information made available to Stephens as of, the date of the opinion. It should be understood that subsequent developments may affect the opinion and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the merger will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification. Stephens has assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the merger to Summit or the shareholders.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with its opinion. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with Summit’s executive management and board of directors the assumptions upon which the analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Stephens within this regard, it does set forth those considered by Stephens to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Proposed Transaction: Pursuant to the merger agreement and for purposes of its opinion, Stephens assumed the consideration to be exchanged by the Company for the outstanding Summit common stock and common stock awards to have an aggregate value of $216 million, subject to potential adjustments as more fully defined in the merger agreement. Each outstanding share of Summit common stock will be converted, at the election of each Summit shareholder, into the right to receive shares of Company common stock or cash, provided that at least 80% of the aggregate merger consideration paid to Summit shareholders will consist of shares of Company common stock. The number of shares of Company common stock to be issued will be determined based on Summit shareholder elections and the Company’s 10-day average closing stock price as of the fifth business day prior to the closing date, subject to a floor of $43.58 per share and a ceiling of $72.63 per share. Based on the unaudited financial information as of and for the twelve months ended December 31, 2013, Stephens calculated the following transaction multiples:

Transaction Value / Last Twelve Months (“LTM”) Earnings	15.8x
Transaction Value / Estimated 2014 Earnings	15.4x
Transaction Value / Book Value	1.60x
Transaction Value / Tangible Book Value	1.60x
Transaction Value / Adjusted Tangible Book Value(1)	1.85x

(1)	Adjusted for Summit excess capital above 8.00% tangible common equity to tangible assets, or $40.0 million.

Relevant Public Companies Analysis: Stephens compared the financial condition, operating statistics and market valuation of Summit and the Company to separate groups of selected relevant public companies. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, are reasonably similar to Summit or the Company; however, no selected company below is identical to Summit or the Company. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using relevant public company data.

Relevant Public Companies — Summit Bancorp Inc.:

Stephens selected the following relevant public companies with assets between $1 billion and $2 billion (total assets noted parenthetically):

•	Bank of Kentucky Financial Corporation ($1,857 million)

•	MidWestOne Financial Group, Inc. ($1,755 million)

•	Merchants Bancshares, Inc. ($1,667 million)

•	MutualFirst Financial, Inc. ($1,405 million)

•	Bar Harbor Bankshares ($1,379 million)

•	First Business Financial Services, Inc. ($1,265 million)

•	Farmers National Banc Corp. ($1,148 million)

•	Palmetto Bancshares, Inc. ($1,091 million)

•	ACNB Corporation ($1,035 million)

To perform this analysis, Stephens examined publicly available financial information as of and for the last twelve month period ended December 31, 2013, or the most recently reported period available, and the market trading multiples of the relevant public companies based on January 28, 2014 closing prices. The financial data included in the table presented below may not correspond to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains selected information utilized by Stephens in the analysis:

		Relevant Public Companies
	Summit	Min		Median		Mean		Max
LTM Core Return on Average Equity(1)	10.32%	6.22%		9.88%		9.57%		12.93%
Tangible Common Equity / Tangible Assets	11.36%	7.01%		8.58%		8.85%		11.43%
Nonperforming Assets / Assets(2)	1.00%	0.15%		0.82%		0.97%		2.22%
LTM Loan Growth	2.13%	1.67%		4.54%		5.06%		8.90%
Price / Book Value per Share	—	1.10	x	1.23	x	1.29	x	1.60	x
Price / Tangible Book Value per Share	—	1.18	x	1.28	x	1.36	x	1.76	x
Price / 2013 EPS(3)	—	10.82	x	13.19	x	14.01	x	18.24	x
Price / Estimated 2014 EPS(3)	—	10.98	x	12.71	x	12.91	x	16.12	x
Dividend Yield	—	0.00%		1.90%		2.31%		4.51%

(1)	Core income defined as net income after taxes, but excluding extraordinary items, nonrecurring items and gain / loss on sale of securities.
(2)	Excludes restructured loans.
(3)	Based on FactSet Research Systems median estimates as applicable.

Source: SNL Financial

Based on this data and its understanding of the relative operating, financial and trading characteristics of the relevant companies and of Summit, Stephens derived a range for the implied equity trading value of Summit of $168 million to $206 million.

Relevant Public Companies — Bank of the Ozarks, Inc.:

Stephens selected the following relevant public companies with assets between $2 billion and $30 billion (total assets noted parenthetically):

•	Cullen/Frost Bankers, Inc. ($25,060 million)

•	Prosperity Bancshares ($23,587 million)

•	UMB Financial Corporation ($16,184 million)

•	BancorpSouth, Inc. ($15,005 million)

•	Texas Capital Bancshares, Inc. ($11,715 million)

•	Hilltop Holdings Inc. ($9,094 million)

•	First Financial Holdings, Inc. ($8,028 million)

•	Home Bancshares, Inc. ($6,812 million)

•	Pinnacle Financial Partners ($5,564 million)

•	First Financial Bankshares, Inc. ($5,222 million)

•	Viewpoint Financial Group, Inc. ($5,096 million)

•	Simmons First National Corporation ($4,383 million)

•	BNC Bancorp ($3,230 million)

•	Independent Bank Group, Inc. ($2,879 million)

To perform this analysis, Stephens examined publicly available financial information as of the last twelve month period ended December 31, 2013, or the most recently reported period available, and the market trading multiples of the relevant public companies based on January 28, 2014 closing prices. The financial data included in the table presented below may not correspond to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains selected information utilized by Stephens in the analysis:

			Relevant Public Companies
	Company		Min		Median		Mean		Max
LTM Core Return on Average Equity(1)	15.94%		6.64%		9.21%		9.84%		14.25%
Tangible Common Equity / Tangible Assets	12.71%		6.35%		7.94%		8.64%		15.19%
Nonperforming Assets / Assets(2)	0.43%		0.12%		0.67%		0.78%		1.64%
LTM Efficiency Ratio	44.67%		39.32%		62.49%		61.71%		80.24%
Price / Book Value per Share	3.48	x	1.45	x	1.86	x	2.03	x	3.45	x
Price / Tangible Book Value per Share	3.59	x	1.89	x	2.57	x	2.79	x	4.12	x
Price / Estimated 2013 EPS(3)	24.49	x	17.70	x	22.11	x	22.62	x	29.72	x
Price / Estimated 2014 EPS(3)	21.62	x	15.10	x	18.35	x	18.40	x	23.17	x
Dividend Yield	1.48%		0.00%		1.27%		1.25%		2.83%

(1)	Core income defined as net income after taxes, but excluding extraordinary items, nonrecurring items and gain / loss on sale of securities.
(2)	Excludes restructured loans.
(3)	Based on FactSet Research Systems median estimates.

Source: SNL Financial

Relevant Transactions Analysis: Stephens analyzed selected transaction multiples and related financial data for relevant transactions announced since September 1, 2012 with transaction values between $100 million and $600 million. The following transactions were considered by Stephens because each acquired company’s relative asset size and financial performance, among other factors, is reasonably similar to Summit’s (in each case, the first named company was the acquirer and the second named company was the acquired company and the transaction announcement date is noted parenthetically):

•	Center Bancorp Inc. / ConnectOne Bancorp Inc. (1/21/14)

•	IBERIABANK Corp. / Teche Holding Company (1/13/14)

•	BancorpSouth Inc. / Ouachita Bancshares Corp. (1/8/14)

•	Old National Bancorp / United Bancorp Inc. (1/8/14)

•	Provident Financial Services / Team Capital Bank (12/20/13)

•	Heritage Financial Corp. / Washington Banking Co. (10/23/13)

•	Old National Bancorp / Tower Financial Corp. (9/10/13)

•	Prosperity Bancshares Inc. / F & M Bancorp Inc. (8/29/13)

•	Mercantile Bank Corp. / Firstbank Corp. (8/15/13)

•	First Federal Bancshares of AR / First National Security Co. (7/1/13)

•	Peoples Financial Services / Penseco Financial Services (6/28/13)

•	Home BancShares Inc. / Liberty Bancshares Inc. (6/25/13)

•	Union First Market Bankshares Corp. / StellarOne Corp. (6/10/13)

•	SCBT Financial Corp. / First Financial Holdings Inc. (2/20/13)

•	Renasant Corp. / First M&F Corp. (2/7/13)

•	United Bankshares Inc. / Virginia Commerce Bancorp Inc. (1/30/13)

•	Prosperity Bancshares Inc. / Coppermark Bancshares Inc. (12/10/12)

•	Columbia Banking System Inc. / West Coast Bancorp (9/26/12)

Stephens considered these selected transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions to which the merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the merger to the minimum, median, mean and maximum transaction multiples of the relevant transactions:

			Relevant Transactions
	Summit		Min		Median		Mean		Max
Target ROAE	10.32%		5.29%		9.05%		8.96%		13.97%
Target NPAs / Total Assets	1.00%		0.33%		1.13%		1.18%		2.46%
Target Tangible Common Equity / Tangible Assets	11.36%		6.26%		9.24%		9.29%		13.62%
Transaction Value / Book Value	1.60	x	0.84	x	1.52	x	1.52	x	2.20	x
Transaction Value / Tangible Book Value	1.60	x	1.27	x	1.61	x	1.65	x	2.20	x
Transaction Value / LTM Earnings	15.76	x	11.96	x	16.12	x	17.32	x	23.31	x

Source: SNL Financial

Based on this data and its understanding of the relative operating and financial characteristics of the acquired companies and of Summit, Stephens derived a range for the implied equity value of Summit of $202 million to $233 million.

Discounted Cash Flow Analysis: Stephens performed a discounted cash flow analysis using projections developed by Summit’s executive management for 2014 through 2018. Stephens calculated a range of implied equity values for Summit based upon the discounted net present value of the projected stand-alone after-tax free cash flows to shareholders for the years ended December 31, 2014 to December 31, 2018. In determining the amount of cash flows available to shareholders, Stephens assumed that Summit shareholders would (i) receive dividend payments for earnings and excess capital above a tangible common equity to tangible asset ratio of 9% from 2014 to 2018 and (ii) receive a terminal value for Summit’s common stock at the end of 2018. Stephens calculated the terminal value of Summit based on multiples of estimated 2018 tangible book value and estimated 2018 earnings of 1.50x to 1.90x and 13.0x to 17.0x, respectively. Stephens considered discount rates ranging from 11.0% to 13.0% based on a weighted average cost of equity analysis. Based on this analysis, Stephens derived a range for the implied equity value of Summit of $170 million to $226 million.

Financial Impact Analysis: Stephens analyzed the estimated merger consequences of certain pro forma combined income statement and balance sheet information of Summit and the Company. Stephens discussed key assumptions regarding the expected accounting treatment, potential cost savings and other acquisition adjustments resulting from the merger with management of Summit and the Company. Stephens’ analysis utilized consensus earnings estimates for the Company for 2014 and 2015, as of January 28, 2014, as well as earnings estimates for Summit for 2014 and 2015 provided by Summit executive management. Based on this analysis, Stephens estimated that the merger would be accretive to the Company’s consensus earnings per share in the first two years following the closing of the merger and would be immediately accretive to the Company’s tangible book value per share. Stephens also estimated that the Company would maintain capital ratios in excess of those required for the Company to be considered well-capitalized under existing regulations. The actual results achieved by the Company following the merger will vary from these projected results analyzed by Stephens, and the variations may be material.

As part of Stephens’ investment banking business, Stephens regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Stephens expects to pursue future investment banking services assignments from the Company. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the merger.

Stephens has acted exclusively for the board of directors of Summit in rendering its opinion in connection with the merger and will receive a fee from Summit for its services. Upon the delivery of the fairness opinion, a fee of $400,000 was paid. In addition, Summit agreed to pay to Stephens a fee, upon the successful completion of the merger, equal to $2.0 million plus 2.0% of the value of the aggregate merger consideration that exceeds $200 million, less the amount previously paid for the fairness opinion (estimated to be approximately $1.9 million in total). Summit is also obligated to reimburse Stephens for reasonable out-of-pocket expenses and disbursements, and to indemnify against certain liabilities, including liabilities under federal securities laws and liabilities that could arise from the issuance of its opinion. Other than services provided in connection with the merger, Stephens has not provided investment banking and financial advisory services to Summit or the Company in the prior two years, but Stephens has provided securities brokerage services to both the Company and Summit in the past two years and has received customary compensation for such services. Stephens has performed various investment banking services to the Company in the past and may provide such services to the Company in the future.

Conclusion: Based upon the foregoing and its general experience as investment bankers, and subject to the assumptions and qualifications set forth in its fairness opinion letter, Stephens concluded that the consideration to be received by the disinterested shareholders in the merger is fair to them from a financial point of view. Each shareholder is encouraged to read Stephens’ fairness opinion in its entirety. The full text of the fairness opinion is included as Appendix B to this proxy statement/prospectus.

Employee Matters

Each individual who is an employee of Summit or Summit Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of the Company or Bank of the Ozarks.

All Summit employees who become employees of the Company or Bank of the Ozarks at the effective time of the merger will be entitled to participate in the Company’s benefit plans to the same extent as similarly situated Company employees and, to the extent feasible, will be given credit for their service at Summit. The Company will also use commercially reasonable efforts to cause each such Company benefit plan to waive any waiting periods, evidence of insurability requirements, and the application of any pre-existing conditions limitations. Any employee of Summit who is terminated within 180 days after the effective time of the merger and who does not receive a severance payment in connection with the merger will receive a severance payment equal to one (1) week of base weekly pay for each year of completed employment service with Summit, with a minimum severance payment equal to two (2) weeks of base pay and a maximum severance payment equal to twelve (12) weeks of base pay, subject to execution by the employee of any required general release and waiver of all claims.

Interests of Certain Executive Officers and Directors in the Merger

Certain directors and executive officers of Summit have interests in the merger as individuals in addition to, or different from, their interests as shareholders of Summit, including, but not limited to, (i) in the case of Ross Whipple, a lump-sum payment of $81,000 in consideration for his execution of a five (5) year non-competition agreement with Bank of the Ozarks and (ii) the continuation of indemnification and insurance coverage (for officers and directors) provided by the Company for a limited time after the merger.

The Summit board of directors was aware of these interests and circumstances and considered them in its decision to approve the merger agreement. These interests are discussed below.

Non-Competition Agreement

As a condition to the closing of the merger, Ross Whipple will enter into a non-competition agreement with Bank of the Ozarks (the “Non-Competition Agreement”). Pursuant to the Non-Competition Agreement, in exchange for a lump sum payment of $81,000, Mr. Whipple will agree for the five (5) year period following the closing of the merger not to (i) disclose any confidential information pertaining to the business or operations of Summit, (ii) solicit any employee of Summit or the Company for employment, or (iii) engage in business that competes with the Company within the State of Arkansas.

The form of the Non-Competition Agreement is included as Exhibit B to the Agreement and Plan of Merger, which is included as Appendix A to this proxy statement/prospectus.

Indemnification

Pursuant to the merger agreement, the Company and Summit agreed that from and after the effective time of the merger, the Company will, for a period of six (6) years, indemnify, defend and hold harmless each present and former officer and director of Summit to the fullest extent currently provided under the articles of incorporation and/or bylaws of Summit, to the extent permitted by applicable law, if such claim pertains to any matter arising, existing or occurring at or before the effective time of the merger, regardless of whether such claim is asserted or claimed before or after the effective time of the merger.

Officers and Directors Liability Insurance

The Company and Summit have agreed that for a period of six (6) years after the effective time of the merger the Company will use its commercially reasonable efforts to maintain an officers’ and directors’ liability insurance policy for present and former officers and directors of Summit, providing substantially similar coverage to that offered under Summit’s existing officers’ and directors’ liability insurance policy.

Management and Operations After the Merger

Upon closing of the merger between Summit and the Company, the separate existence of Summit will cease. The directors and officers of the Company and Bank of the Ozarks immediately prior to the merger will continue as directors and officers of the Company and Bank of the Ozarks, respectively, after the merger. In addition, it is currently expected that the boards of directors of the Company and the Bank will appoint Ross Whipple to their respective boards after the merger closes; however, there is no binding agreement between any of the parties that provides for his appointment to the boards.

Mr. Whipple, age 62, has been the Chairman and Chief Executive Officer of Summit and Summit Bank since 2000. Mr. Whipple has over 25 years of banking experience, much of which was acquired as an executive officer and director of various banking institutions. The Company believes that Mr. Whipple’s substantial corporate experience in banking, timber management and charitable organizations will provide a broad base of relevant financial and operations experience that will be valuable to the Company’s board of directors.

Under the terms of the merger agreement, the articles of incorporation and bylaws of the Company will be the articles of incorporation and bylaws of the combined entity which will retain the name of Bank of the Ozarks, Inc. The Company, as the resulting entity, will continue to operate under its policies, practices and procedures currently in place. Upon completion of the merger, all assets and property owned by Summit will immediately become the property of the Company.

Effective Date of the Merger

The parties expect that the merger will be effective in the second quarter of 2014, or as soon as possible after the receipt of all regulatory and shareholder approvals, all regulatory waiting periods expire and all other conditions to the completion of the merger have been satisfied or waived. The merger will be legally completed by the filing of the articles of merger with the Arkansas Secretary of State. If the merger is not consummated by September 30, 2014, and no consent to extend the date of consummation of the merger beyond such date has been granted by the party seeking to terminate, the merger agreement may be terminated by either Summit or the Company.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Summit before the effective time of the merger. In general, the merger agreement obligates Summit and Summit Bank to conduct its business in the usual, regular and ordinary course of business consistent with past practice. In addition, Summit and Summit Bank have agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of the Company, neither will, among other things:

•	Issue, sell, pledge, or otherwise dispose of any shares of its capital stock, any substantial part of its assets or earning power, or any asset other than in the ordinary course of business;

•	Declare or pay any dividends or make other distributions in respect of its capital stock, unless such dividend was declared on or prior to December 18, 2013;

•	Amend any existing employment, severance or similar contract, or enter into any new such contract except as contemplated by the merger agreement;

•	Grant any increase in compensation or benefits to its officers or other employees or pay any bonus except as contemplated by the merger agreement;

•	Hire any new employee with an annual salary in excess of $50,000 or promote any employee, except to satisfy contractual obligations existing on the date of the merger agreement;

•	Adopt any new employee benefit plan or make any material change to any existing employee benefit plan, except as contemplated by the merger agreement or as may be required by law or that is made to satisfy contractual obligations;

•	Enter into transactions with officers, directors or affiliates of Summit other than compensation or business expense reimbursement in the ordinary course of business or as otherwise contemplated in the merger agreement;

•	Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any assets, deposits, business or properties or release any indebtedness owed to Summit or any of its subsidiaries, except in the ordinary course of business;

•	Acquire all or any portion of the assets, business, deposits or properties of any other entity, other than in connection with, among other things, good faith foreclosures in the ordinary course of business, or except as specifically approved by the Company;

•	Other than in the ordinary course of its business, make any capital expenditures in amounts exceeding $25,000 individually or $50,000 in the aggregate;

•	Amend its articles of association or bylaws;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or generally accepted accounting principles in the U.S. (“GAAP”);

•	Enter into, amend, modify or terminate any material contract, lease or insurance policy;

•	Settle any action, suit, claim or proceeding that involves payment by Summit in excess of $10,000 individually, or $50,000 in the aggregate or that would impose any material restriction on the business of Summit or any of its subsidiaries;

•	Enter into any new material line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

•	Enter into any derivative transaction;

•	Incur any additional debt obligation or other obligation for borrowed money, except in the ordinary course of its business consistent with past practices;

•	Acquire, sell or otherwise dispose of any investment securities, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith;

•	Make any changes to deposit pricing;

•	Except as is contemplated in the merger agreement, make, renew, renegotiate, increase, extend or modify any unsecured loan, any loan secured by other than a first lien, any loan in excess of regulatory loan-to-value ratios, any loan that would result in the outstanding credit to any borrower being over $250,000, or any loan with a duration of more than 60 months;

•	Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof;

•	Repurchase or acquire any shares of its capital stock;

•	Commit any act or omission that would constitute a material breach under any material agreement; or

•	Relocate, close or open any branch facility, loan production or servicing facility.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its commercially reasonable efforts to obtain all required consents.

Pursuant to the merger agreement, Summit has agreed to provide notice to Summit’s bank core system provider before April 12, 2014 of Summit’s intent to terminate all services provided to Summit pursuant to its information technology service agreement with such provider. In the event Summit fails to provide adequate notice to terminate the information technology service agreement, or otherwise becomes obligated to pay any liquidated damages or other termination or similar fees to the software provider under the service agreement, then the aggregate merger consideration will be decreased, on a dollar-for-dollar basis, by the amount of any liquidated damages or other fees that become due or payable as a result of any failure to provide such notice to terminate. See “— Purchase Price Adjustments” above for more information about the adjustments to the aggregate merger consideration.

Representations and Warranties

The merger agreement includes customary representations and warranties of the Company and Summit relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of the Company and Summit have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules delivered in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement and/or such other date (including the closing date) as is specified in the merger agreement.

The representations and warranties by the Company and Summit include, among other things:

•	the organization, existence, and corporate power and authority of each of the companies;

•	the capitalization of each of the companies;

•	the status of subsidiaries;

•	the corporate power and authority to consummate the merger;

•	the regulatory approvals required to consummate the merger;

•	the absence of conflicts with and violations of law;

•	the absence of any undisclosed liabilities of Summit;

•	the absence of adverse material litigation;

•	accuracy of information in the Company’s reports and financial statements filed with the SEC;

•	the existence, performance and legal effect of certain contracts and insurance policies of Summit;

•	the filing of tax returns, payment of taxes and other tax matters by each party;

•	labor and employee benefit matters of Summit;

•	compliance with applicable environmental laws by each party; and

•	the status of tangible property, intellectual property, certain loans and non-performing and classified assets of Summit.

Conditions to the Merger

The respective obligations of the Company and Summit to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

•	the performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

•	the delivery of certain certificates of the appropriate officers of Summit and the Company;

•	approval of the merger agreement by the shareholders of Summit;

•	the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any non-standard condition that would prohibit or materially limit the ownership or operation of the business of Summit by the Company or Bank of the Ozarks or would compel the Company or Bank of the Ozarks to dispose of any material portion of the business or assets of Summit, the Company or Bank of the Ozarks;

•	the absence of any injunction, order, judgment or decree restraining or prohibiting completion of any of the transactions contemplated by the merger agreement;

•	the registration statement of the Company of which this proxy statement/prospectus is a part must have become effective under the Securities Act and no “stop order” shall have been entered by the SEC and be continuing in effect;

•	neither Summit nor the Company shall have suffered a material adverse effect;

•	the issuance of tax opinions to each of Summit and the Company to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws;

•	the number of shares of Summit common stock outstanding as of the effective date of the merger shall not exceed 6,132,808 shares (plus up to 26,500 shares of Summit common stock that may be issued upon exercise of Summit stock options that vest on April 15, 2014 and up to 17,000 shares that may be issued to Summit’s 401(k) Plan prior to the closing); and

•	Bank of the Ozarks and Ross M. Whipple shall have entered into the Non-Competition Agreement.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General

Summit and the Company have agreed to use commercially reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the merger. This includes the approval of the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Arkansas State Bank Department. The applications seeking such respective approvals from the FRB, the FDIC and the Arkansas State Bank Department by the Company, Bank of the Ozarks, Summit and Summit Bank have been filed with the requisite banking regulatory agencies. Such approvals require the observance by the parties of certain waiting periods following the agencies’ approvals before the merger may be consummated. The Company cannot assure that there will not be any litigation challenging the approvals or waivers. The Company also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

The Company is not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. The Company presently contemplates that it will seek any additional governmental approvals or actions that may be required; however, it cannot assure that it will obtain any such additional approvals or actions.

FRB

The merger is subject to the prior approval of the FRB, which may not approve a merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the FRB is required to consider the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the FRB also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

Any transaction approved by the FRB may not be completed until thirty (30) days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the FRB and the U.S. Department of Justice, the waiting period may be reduced to fifteen (15) days.

The Company filed its application for approval with the FRB on February 18, 2014.

FDIC

The Bank Merger Act requires the prior written approval of the FDIC before any insured depository institution may merge or consolidate with another insured depository institution if the resulting institution is to be a state non-member bank. As a state non-member bank, the Company’s subsidiary, Bank of the Ozarks, filed its application for approval of the merger with the FDIC on February 18, 2014.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combatting money-laundering activities, including in overseas branches. Any transaction approved by the FDIC may not be completed until thirty (30) days after such approval.

Arkansas State Bank Department

The merger is subject to approval of the Bank Commissioner and the State Banking Board and after a public hearing following notice as prescribed by the Arkansas Banking Code. The Company filed its application regarding the merger with the Arkansas State Bank Department on February 18, 2014.

The Bank Commissioner shall approve the application if at the hearing both the Bank Commissioner and the State Banking Board find that:

•	The proposed merger provides adequate capital structure;

•	The terms of the merger agreement are fair;

•	The merger is not contrary to the public interest;

•	The proposed merger adequately provides for dissenters’ rights; and

•	The requirements of all applicable state and federal laws have been complied with.

Agreement to Not Solicit Other Offers

Until the merger is completed or the merger agreement is terminated, Summit has agreed that it, its subsidiaries, its officers and its directors will not, subject to its fiduciary obligations:

•	solicit, initiate or encourage any inquiries or the making of any acquisition proposal; or

•	enter into or continue any discussions or negotiations regarding any acquisition proposals.

Summit may, however, furnish information regarding Summit to, or enter into and engage in discussions with, any person or entity in response to an unsolicited bona fide acquisition proposal by the person or entity, if the board of directors of Summit reasonably determines, after consultation with its outside legal counsel, that (i) the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (ii) the action is required for the directors of Summit to comply with their fiduciary obligations under applicable law.

If the board of directors of Summit determines that such acquisition proposal is a superior proposal, before it may withdraw or adversely modify its approval or recommendation of the merger with the Company and recommend the superior proposal, Summit must notify the Company of such superior proposal and the material terms and conditions of the superior proposal. A “superior proposal” is an unsolicited, bona fide, acquisition proposal that the board of directors of Summit determines in good faith (after receiving advice from outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including the break-up fees, expense reimbursement provisions and conditions to consummation) that (i) if consummated, would be more favorable to shareholders of Summit from a financial point of view than the Company merger and (ii) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis. The Company has a right of first refusal for four (4) business days after receipt from Summit of a notice that it has received a superior proposal to adjust the terms of the merger agreement in order to allow the board of directors of Summit to proceed with the merger agreement without breaching its fiduciary duty.

Termination; Amendment

The merger agreement may be terminated prior to the closing, before or after approval by Summit shareholders, for various reasons, including the following:

•	by mutual consent of the boards of directors of the Company and Summit;

•	by either party if any required regulatory approvals for consummation of the merger are not obtained;

•	by either party if Summit shareholders do not approve the merger agreement and merger;

•	by a party who is not in material breach of the agreement if the other party (1) materially breaches any covenants or undertakings contained in the merger agreement or (2) materially breaches any representations or warranties contained in the merger agreement, in each case if such breach is reasonably likely to have a material adverse effect on either party and such breach cannot be or has not been cured within thirty (30) days after notice from the terminating party;

•	by either party if the merger has not occurred on or before September 30, 2014; or

•	by the Company, if the board of directors of Summit (1) materially breaches its non-solicitation obligations provided in the merger agreement, (2) fails to recommend, or withdraws its previous recommendation of, the merger and the merger agreement, (3) recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than the Company, or (4) fails to convene the special meeting.

The merger agreement may also be amended or modified at any time, before or after its approval by the shareholders of Summit, by mutual agreement, except that no amendment shall be made after the special meeting without Summit shareholder approval if such amendment, by law, would require further approval by the shareholders of Summit.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the agreement will survive and:

•	if the agreement is terminated because of a material breach of a representation, warranty, covenant or agreement that is reasonably likely to have a material adverse effect on either party, the breaching party will not be relieved of liability for any breach giving rise to the termination, and in the case of a breach by Summit, may be liable for the termination fee or liquidated damages described below; and

•	each party will remain liable for any subsequent breach of any covenant that survives termination of the agreement.

If the merger agreement is terminated by the Company because the board of directors of Summit (i) materially breaches its non-solicitation obligations provided in the merger agreement, (ii) fails to recommend, or withdraws its previous recommendation of, the merger and the merger agreement, (iii) recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than the Company, or (iv) fails to convene the special meeting, then Summit will pay to the Company a termination fee equal to 3 1⁄2% of the purchase price to be paid within two business days after Summit’s receipt of the Company’s termination notice. If the merger agreement is terminated by the Company following Summit’s uncured material breach of any of its representations, warranties, covenants or agreements in the merger agreement, which breach is reasonably likely to have a material adverse effect on either party (other than those breaches described immediately above), then Summit will pay to the Company liquidated damages of $500,000, to be paid within two business days after Summit’s receipt of the Company’s termination notice.

Fees and Expenses

The Company and Summit will each pay its own costs and expenses in connection with the merger and the transactions contemplated thereby except as described above.

Dissenters’ Appraisal Rights

Under Sections 4-27-1301 et seq. of the ABCA, holders of Summit common stock will be entitled to dissent from the merger and obtain payment in cash of the appraised fair value of such holders’ shares of Summit common stock. Set forth below is a summary of the procedures that must be followed by holders of Summit common stock in order to perfect their appraisal rights. This summary should be read in conjunction with the text of Sections 4-27-1301 to 1331 of the ABCA, a copy of which is included as Appendix C to this proxy statement/prospectus.

In order to receive payment under these provisions, a dissenting shareholder must (i) deliver to Summit, before the applicable special meeting, written notice of the shareholder’s intent to demand payment for his or her shares if the merger is effectuated, (ii) not vote his or her shares in favor of the merger and (iii) make a written demand for payment of the fair value of the shares following the applicable special meeting in accordance with the requirements of Section 4-27-1323 of the ABCA. If a shareholder votes in favor of the merger, fails to provide notice of dissent to the merger, or fails to make a written demand for payment of fair value in accordance with the requirements of Section 4-27-132 of the ABCA, the shareholder will be bound by the terms of the merger, and the shares of common stock owned by such holder will be converted into the right to receive the merger consideration. While a vote in favor of the merger will waive a shareholder’s appraisal rights, a failure to vote against the merger will not constitute a waiver of a shareholder’s appraisal rights.

The value of Summit dissenting shares will be determined, as of the time immediately before effectuation of the merger, by Summit (or the Company as the successor thereto). If a dissenting shareholder objects to such valuation, the shareholder may provide Summit his estimate of the fair value of his shares and demand payment for such amount. After receipt of such demand, Summit may either (i) pay the dissenting shareholder the amount demanded by him or (ii) within 60 days of such receipt, petition a court to determine the fair value of the shares. If Summit fails to take either of the foregoing actions within 60 days of such receipt, it shall pay the dissenting shareholder the amount demanded by such shareholder.

If a Summit shareholder complies with the appraisal rights requirements, the fair value of his shares, determined in the manner described above, and which may be more or less than the value of the merger consideration he would receive in the merger if he did not dissent, will be paid in cash. This cash payment will be fully taxable to the dissenting shareholder.

Accounting Treatment

The Company will account for the merger using the acquisition method of accounting. Under this accounting method, the Company will record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of Summit over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed will be recorded as goodwill. Based on an assumed purchase price of $216,000,000 and utilizing information as of December 31, 2013, estimated goodwill and other intangibles to be recorded will total approximately $106 million. The Company’s reported income will include the operations of Summit after the merger. Financial statements of the Company after completion of the merger will reflect the impact of the acquisition of Summit. Financial statements of the Company issued before completion of the merger will not be restated retroactively to reflect Summit historical financial position or results of operation.

Resale of Bank of the Ozarks, Inc. Common Stock

The shares of Company common stock to be issued to shareholders of Summit under the merger agreement will be freely tradable by such shareholders without restriction, except that if any Summit shareholders are deemed to be affiliates of the Company they must abide by certain transfer restrictions under the Securities Act.

Material United States Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to holders of Summit common stock. The following summary is based upon the Internal Revenue Code (the “Code”), its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. The Company has received an opinion from Kutak Rock LLP, and Summit has received an opinion from Dover Dixon Horne PLLC, each to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These tax opinions are filed as exhibits to this registration statement and the disclosure in this section is based upon the tax opinions. It is also a condition to the parties’ respective obligations to complete the merger that the Company receive a closing opinion from Kutak Rock LLP, and that Summit receive a closing opinion from Dover Dixon Horne PLLC, each dated the closing date of the merger and to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. This condition may be waived, and in such event the Company and Summit will undertake to recirculate and re-solicit shareholders of Summit if the condition is waived by either party and the change in tax consequences is material. These opinions are and will be based on representation letters provided by the Company and Summit and on customary factual assumptions. The opinions described above will not be binding on the IRS or any court. The Company and Summit have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Summit common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of the Company or Summit. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Accordingly, the material U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by the Company or Summit as a result of the merger;

•	except as discussed below with respect to cash received as a result of owning 10 or less shares of Company common stock or in lieu of a fractional share of Company common stock, under “— Receipt of Cash Consideration Only and Cash Received In Lieu of a Fractional Share of Company Common Stock,” no gain or loss will be recognized by holders of Summit common stock who exchange all of their Summit common stock solely for Company common stock pursuant to the merger;

•	gain (but not loss) will be recognized by holders of Summit common stock who receive shares of Company common stock and cash in exchange for shares of Summit common stock pursuant to the merger in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Company common stock and cash received by a U.S. holder of Summit common stock exceeds such holder’s basis in its Summit common stock and (2) the amount of cash received by such holder of Summit common stock. (The tax treatment of holders who receive the entirety of their consideration in cash is discussed below under “— Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Company Common Stock”);

•	the aggregate basis of the Company common stock received by a holder of Summit common stock in the merger (including fractional shares of Company common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the Summit common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share in Company common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share in Company common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “— Potential Recharacterization of Gain as a Dividend”); and

•	the holding period of Company common stock received in exchange for shares of Summit common stock (including fractional shares of Company common stock deemed received and redeemed as described below) will include the holding period of the Summit common stock for which it is exchanged.

If a holder of Summit common stock acquired different blocks of Summit common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Summit common stock, and the cash and shares of Company common stock received will be allocated pro rata to each such block of stock. Holders of Summit common stock should consult their tax advisors with regard to identifying the basis or holding periods of the particular shares of Company common stock received in the merger.

At the time a holder makes a cash or stock election pursuant to the terms of the merger agreement, such holder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of consideration such holder will receive. As a result, the U.S. federal income tax consequences to such holder will not be ascertainable with certainty until such holder knows the precise amount of cash and Company common stock that such holder will receive in the merger.

Taxation of Capital Gain

Except as described under “— Potential Recharacterization of Gain as a Dividend” below, gain that holders of Summit common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Summit common stock for more than one year as of the date of the merger. For holders of Summit common stock that are noncorporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains.

Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular holder of Summit common stock recognizes could be treated as dividend income rather than capital gain if (1) such holder is a significant shareholder of the Company or (2) such holder’s percentage ownership, taking into account constructive ownership rules, in the Company after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Company common stock rather than a combination of cash and shares of Company common stock in the merger. This could happen, for example, because of ownership of additional shares of Company common stock by such holder, ownership of shares of Company common stock by a person related to such holder or a share repurchase by the Company from other holders of Company common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Summit common stock, including the application of certain constructive ownership rules, holders of Summit common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Company Common Stock

A holder of Summit common stock who receives the entirety of his or her consideration in the form of cash (including in the event the holder would receive 10 or less shares of Company common stock) will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her Summit common stock. In addition, a holder of Summit common stock who receives cash in lieu of a fractional share of Company common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by the Company. As a result, such holder of Summit common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of cash to a holder of Summit common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability.

A holder of Summit common stock who receives Company common stock as a result of the merger will be required to retain records pertaining to the merger. Each holder of Summit common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Company common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the Summit common stock surrendered and the fair market value of the Company common stock and cash received in the merger. A “significant holder” is a holder of Summit common stock who, immediately before the merger, owned at least 1% of the outstanding stock of Summit or securities of Summit with a basis for federal income tax purposes of at least $1 million.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

The foregoing summary of material federal U.S. income tax consequences of the merger is not intended or written to be used, and cannot be used, by any shareholder of Summit, any shareholder of the Company or any other person for the purpose of avoiding penalties that may be imposed by the IRS.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is consummated, Summit shareholders (other than those exercising appraisal rights) whose rights are currently governed by the ABCA, the articles of incorporation of Summit and the bylaws of Summit, will become shareholders of the Company. Consequently, after the effective time of the merger, the rights of former Summit shareholders will be determined by reference to the ABCA and the Company’s articles of incorporation and bylaws.

Because the Company and Summit are both incorporated under the ABCA, any differences in the rights of holders of the Company’s common stock and Summit’s common stock arise primarily from differences in their respective articles of incorporation and bylaws. Material differences in the two companies’ articles of incorporation and bylaws are summarized below. The articles of incorporation and bylaws are subject to amendment in accordance with their terms. Copies of the articles of incorporation and bylaws of the Company are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page 109.

Authorized Capital Stock

Bank of the Ozarks, Inc. The Company’s articles of incorporation authorize the issuance of 50,000,000 shares of common stock, $0.01 par value, of which 36,855,852 shares were outstanding as of December 31, 2013, and 1,000,000 shares of preferred stock, $0.01 par value, of which none are issued or outstanding. On February 24, 2014, the Company’s board of directors authorized an amendment to the Company’s articles of incorporation to increase the number of shares of common stock available for issuance from 50,000,000 to 125,000,000. In accordance with Arkansas law, the Company is submitting a proposal to the shareholders to approve this amendment at the Company’s 2014 Annual Meeting of Shareholders to be held on May 19, 2014.

Holders of Company common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the ABCA and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. Company shareholders do not have any preemptive, conversion or redemption rights. The outstanding shares of Company common stock are, and the shares to be issued in connection with the merger will be, when issued, fully paid and nonassessable.

The Company’s board of directors may authorize the issuance of authorized but unissued shares of Company common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations or requirements of any national securities exchange on which the Company’s common stock is traded. The authorized but unissued shares of Company common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. These shares could be used to dilute the stock ownership of persons seeking to obtain control of the Company. In addition, the sale of a substantial number of shares of Company common stock to persons who have an understanding with the Company concerning the voting of such shares, or the distribution or declaration of a common stock dividend to Company shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of the Company.

Holders of the Company’s common stock do not have any preemptive, conversion or redemption rights. The outstanding shares of the Company’s common stock are fully paid and nonassessable.

The Company also is authorized to issue preferred stock from time to time in one or more series with such designations, powers, preferences and rights as the Company’s board of directors may from time to time determine. The Company’s board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the common stock and may assist management in impeding an unfriendly takeover or attempted takeover. The board of directors of the Company has no present plan or understanding to issue any preferred stock.

Summit Bancorp, Inc. Summit’s articles of incorporation authorize the issuance of 20,000,000 shares of common stock, $0.01 par value, of which 6,133,459 shares were issued and outstanding as of December 31, 2013. Summit is not authorized to issue any shares of preferred stock. Summit shareholders do not have any preemptive, conversion or redemption rights. The outstanding shares of Summit common stock are fully paid and nonassessable.

Directors and Absence of Cumulative Voting

Bank of the Ozarks, Inc. The Company’s articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors and shall not be less than three (3) nor more than fifteen (15). The number of directors is presently fixed at fifteen (15) directors. On February 24, 2014, the Company’s board of directors authorized an amendment to the bylaws to expand the permitted range to no fewer than three (3) and no more than twenty (20) individuals. In accordance with Arkansas law, the Company is submitting a proposal to the shareholders to approve this amendment at the Company’s 2014 Annual Meeting of Shareholders to be held on May 19, 2014. Assuming the shareholders approve the amendment, the board of directors would continue to have the authority to increase or decrease the number of directors, within the new range. Following consummation of the merger and assuming the shareholders approve the amendment to the Company’s Bylaws, the board of directors anticipates increasing the size of the board to sixteen (16) and appointing Ross Whipple to serve as a member of the board of directors.

The articles of incorporation authorize the board, by resolution, to divide the directors into two or three classes, with the members of each class to be elected for staggered two or three year terms, as applicable. Despite this authorization, the board of directors has not resolved to classify the board of directors and presently, all directors are elected annually for one year terms.

There is no cumulative voting on directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder’s shares multiplied by the number of directors to be elected. The shareholder has the right to cast all of such holder’s votes in favor of one candidate or to distribute such holder’s votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of Company common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a shareholder who acquires less than a majority of the shares of common stock to obtain representation on the Company’s board of directors.

The articles of incorporation of the Company provide generally that vacancies on the board of directors (including any vacancy resulting from an increase in the number of directors) shall be filled by the affirmative vote of a majority of the remaining directors for an unexpired term.

Summit Bancorp, Inc. Summit’s bylaws provide that the number of directors shall not be less than three (3) nor more than twenty-five (25). The number of directors is presently fixed at thirteen (13) directors. The directors are divided into three classes, with members of each class elected for staggered three (3) year terms. Directors are elected by a plurality of the total votes cast by all shareholders. There is no cumulative voting. Summit’s bylaws provide generally that vacancies on the board of directors shall be filled by the affirmative vote of a majority of the remaining directors for an unexpired term. Directors of Summit are not required to be shareholders.

Removal of Directors

Bank of the Ozarks, Inc. The Company’s articles of incorporation provide that a director may be removed only for cause, and then only by the affirmative vote of shareholders holding two-thirds of the outstanding shares entitled to vote in the election of such director, at a special meeting of shareholders called for such purpose.

Summit Bancorp, Inc. Summit’s articles of incorporation and bylaws are generally silent with regard to the removal of directors, provided that any director that is also an employee of Summit Bank and whose employment is terminated will also be removed from the board of directors.

Limitations on Director Liability

Bank of the Ozarks, Inc. The Company’s articles of incorporation provide that a director of the Company will not be personally liable for monetary damages arising from his or her breach of fiduciary duty as a director of the Company. This provision, however, does not eliminate or limit the liability of the Company’s directors for (1) any breach of the director’s duty of loyalty to the Company or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under the ABCA for unlawful distributions, (4) any transaction from which the director received an improper personal benefit, or (5) any action, omission, transaction or breach of a director’s duty creating any third-party liability to any person or entity other than the Company or its shareholders.

Summit Bancorp, Inc. Summit’s articles of incorporation and bylaws do not address limitations on director liability.

Indemnification

Bank of the Ozarks, Inc. The ABCA permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Additionally, the ABCA permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits regarding any such action, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) a majority vote of a quorum consisting of directors who were not party to such suit, (2) if such quorum is unobtainable and the board of directors so directs, by special legal counsel, or (3) by the shareholders.

The Company’s articles of incorporation provide that the Company shall indemnify any person who is or was serving as a director, officer, employee or agents of the Company (or who was serving in such capacity for another corporation or entity at the request of the Company) to the full extent permitted by the ABCA.

The rights of indemnification provided in the articles of incorporation are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the articles of incorporation authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, whether or not the Company would have the power to provide indemnification to such person. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the Company to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Summit Bancorp, Inc. Summit’s articles of incorporation provide that the corporation shall indemnify any person who is or was serving as a director, officer, employee or agent, or who is or was serving at the request of Summit in such capacity for another corporation or entity, in any action so long as he or she acted in good faith and in a manner not opposed to the best interest of Summit. With respect to indemnification for any criminal action, the person must have had no reasonable cause to believe his or her conduct was unlawful.

The termination of an action by judgment, order, settlement, conviction, or upon a plea of no contest shall not, by itself, create a presumption that the person did not act in good faith or in a manner her or she reasonably believed to be in the best interest of Summit, or that the person had reasonable cause to believe his or her conduct was unlawful.

To the extent an indemnified person has been successful on the merits, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the matter. Summit may pay any expenses incurred in advance of the final disposition of an action, suit, or proceeding upon receipt of an undertaking by or on behalf of a director, officer, employee or agent to repay the expenses should it be ultimately determined such person is not entitled to indemnification.

Indemnification shall not be made in respect to any matter in which the person shall have been adjudged to be negligent or liable for misconduct in the performance of their duty to Summit. Despite adjudication of liability, and in view of all circumstances of the matter, a court may determine such person is fairly and reasonably entitled to indemnity.

In addition, the articles of incorporation authorize Summit to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Summit, whether or not Summit would have the power to provide indemnification to such person.

Special Meetings of Shareholders

Bank of the Ozarks, Inc. Special meetings of the shareholders may be called only by the chairman of the board of directors, the chief executive officer, the president, the board of directors, or by a duly designated committee of the board of directors. At the request of holders of at least 10% of the shares entitled to vote, the chairman, the chief executive officer or the president shall call a special meeting of the shareholders.

Summit Bancorp, Inc. Special meetings of the shareholders may be called at any time by (i) the Chairman, President or Secretary, (ii) the board of directors or (iii) by any three (3) or more shareholders owning, in the aggregate, not less than 10% of the outstanding common stock of Summit.

Shareholder Action by Written Consent

Bank of the Ozarks, Inc. Shareholder action on a proposal to increase the capital stock or bond indebtedness of the Company may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the shareholders of the Company. Any other action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Summit Bancorp, Inc. The articles of association and bylaws of Summit do not address shareholder action by written consent.

Shareholder Proposals and Advance Notice Requirement

Bank of the Ozarks, Inc. The bylaws of the Company provide that in order to be properly brought before the annual meeting, a shareholder proposal must be delivered, in writing, to the secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date on which the Company first released to shareholders its proxy statement in connection with the previous year’s annual meeting, and such proposal must meet the requirements of SEC Rule 14a-8. The board of directors, in its discretion, may waive the requirement of advance written notice for shareholder proposals if the party proposing the business is the record owner at the time of the proposal of more than 25% of the voting stock of the Company.

Summit Bancorp, Inc. Shareholders of Summit that desire to nominate a person for election to the board of directors must submit their nominations to the chief executive officer of Summit not less than fourteen (14) days and no more than fifty (50) days prior to the meeting of shareholders at which directors will be elected; provided, however, if shareholders receive less than twenty-one (21) days’ notice of the meeting, the shareholder nomination must be mailed no later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Summit does not require its shareholders to provide any advance notice of other business to be brought at the annual meeting.

DESCRIPTION OF BANK OF THE OZARKS, INC. CAPITAL STOCK

In this section, we describe the material features and rights of the Company’s capital stock after the merger. This summary is qualified in its entirety by reference to applicable Arkansas law and the Company’s articles of incorporation and bylaws. See “Where You Can Find More Information” on page 109.

General

The Company is currently authorized to issue 50,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value, none of which authorized shares of preferred stock is issued or outstanding. Each share of Company common stock has the same relative rights as, and is identical in all respects to, each other share of Company common stock. On February 24, 2014, the Company’s board of directors authorized an amendment to the Company’s amended and restated articles of incorporation to increase the amount of authorized shares of common stock from 50,000,000 shares to 125,000,000 shares and to recommend that the Company’s shareholders approve such amendment at the Company’s 2014 Annual Meeting of Shareholders to be held on May 19, 2014.

As of March 10, 2014, there were 36,939,552 shares of common stock of the Company outstanding, no shares of common stock of the Company were held in treasury and 799,600 shares of common stock of the Company were reserved for issuance pursuant to outstanding options granted under the Company’s employee benefit and stock option plans. After giving effect to the merger on a pro forma basis assuming that shareholders of Summit elect to receive the minimum amount of stock consideration upon completion of the merger, the Company anticipates that approximately 39,387,535 million shares of Company common stock will be outstanding.

Common Stock

Dividends. Under Arkansas law, a corporation may not make any distribution to its shareholders if, after giving effect to the distribution (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The ability of the Company to pay dividends to its shareholders is directly influenced by the ability of Bank of the Ozarks to pay dividends to the Company, as its sole shareholder. Approval of the Arkansas State Bank Commissioner is required before Bank of the Ozarks can declare and pay any dividend of 75% or more of its annualized net profits after all taxes for the current year plus 75% of the retained net profits for the immediately preceding year. If the Company issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of the Company currently possess exclusive voting rights in the Company. They elect the Company’s board of directors and act on such other matters as are required to be presented to them under Arkansas law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If the Company were to issue preferred stock, holders of the preferred stock might also possess voting rights.

Liquidation. Subsequent to the merger, in the event of any liquidation, dissolution or winding up of Bank of the Ozarks, the Company, as holder of the subsidiary’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Bank of the Ozarks (including all deposit accounts and accrued interest thereon), all assets of Bank of the Ozarks available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of the Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of Company common stock in the event of liquidation or dissolution.

Preemptive Rights. The holders of common stock of the Company are not entitled to preemptive rights with respect to any shares that may be issued. The Company’s common stock is not subject to redemption.

Preferred Stock

Shares of Company preferred stock may be issued with such designations, powers, preferences and rights as the Company’s board of directors may from time to time determine. The Company’s board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Amendment of Articles of Incorporation and Bylaws

Under the ABCA, the board of directors may amend the articles of incorporation of a corporation without shareholder approval to extend its duration, change the name of the corporation to include words required by the ABCA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the articles of incorporation must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of all shares entitled to vote thereon, voting together as a single class, as well as any additional vote of any preferred stock, if then issued and outstanding, entitled to vote thereon, as provided by the provisions thereof. The affirmative vote of the holders of at least two-thirds of the shares entitled to vote on the matter, voting together as a single class, as well as any additional vote of any preferred stock, if then issued and outstanding, entitled to vote thereon, as provided by the provisions thereof, is required to amend charter provisions relating to the number, election and removal of directors.

The bylaws of the Company may be amended by the board of directors or the shareholders. Amendment of the bylaws by the board of directors requires the affirmative vote of a majority of the directors then in office. Shareholders of the Company can amend the bylaws at a regular or special meeting of the shareholders at which a quorum is present. A shareholder amendment of the bylaws requires the affirmative vote of a majority of the shares voted thereon.

Shareholders’ Rights to Examine Books and Records

Arkansas law provides a shareholder and his, her or its agent or attorney with a right to inspect (beginning two (2) business days after notice of a meeting is given) and copy the corporation’s shareholder list. Arkansas law also permits any shareholder, on at least five (5) business days advance written demand to the corporation, to inspect (1) the articles of incorporation and bylaws of the corporation and all amendments thereto that are in effect, (2) board resolutions of the corporation relating to the creation or fixing the rights, preferences and limitations of any class of shares that are still outstanding, (3) minutes of shareholder meetings, records of actions taken by shareholders without a meeting and all written communications to shareholders, including financial statements furnished to shareholders, for the past three years, (4) the names and business addresses of the current directors and officers and (5) the most recent annual franchise tax report delivered to the Arkansas Secretary of State. In addition, a shareholder satisfying specified conditions is entitled to inspect (a) excerpts of minutes of any meeting of the board of directors and records of any actions of any committee of the board of directors and of actions taken by the board of directors without a meeting, (b) accounting records, (c) the record of shareholders, and (d) the shareholder list as described above, in each case if the demand is made in good faith and for a proper purpose, describes the purpose of the inspection and the desired records with reasonable particularity, and the desired records are directly connected to the purpose of such inspection.

CERTAIN INFORMATION CONCERNING BANK OF THE OZARKS, INC.

General

The Company is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Arkansas. Its main office is located at 17901 Chenal Parkway, Little Rock, Arkansas 72223 (telephone number: (501) 978-2265). The Company owns all of the outstanding stock of Bank of the Ozarks, an Arkansas state banking corporation.

At December 31, 2013, the Company had consolidated total assets of approximately $4.79 billion, total deposits of approximately $3.72 billion and total common stockholders’ equity of approximately $625 million. Additional information about the Company is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 109 below.

Recent Financial Results of the Company; Additional Information

Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to the Company is incorporated by reference or set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated into this document by reference. See “Where You Can Find More Information” on page 109 below.

CERTAIN INFORMATION CONCERNING SUMMIT BANCORP, INC.

General

Summit Bancorp, Inc. (Summit) is a registered bank holding company subject to the supervision and regulation by the Federal Reserve Bank and is a corporation organized under the laws of the State of Arkansas. Summit’s main office is located at 409 Main Street, Arkadelphia, Arkansas 71923 (telephone number: 870-246-8070).

Business

Summit’s banking subsidiary, Summit Bank, began operations in 2000 and is primarily engaged in the business of obtaining deposits and originating commercial, industrial, consumer and real estate loans within its Arkansas lending area of Clark, Columbia, Faulkner, Garland, Hempstead, Hot Spring, Pulaski, Saline and Sebastian counties and the surrounding areas in southwest, northwest and central Arkansas.

At December 31, 2013, Summit had consolidated total assets of approximately $1.19 billion, net loans, excluding loans held for sale, of approximately $762.8 million, total deposits of approximately $993.7 million and total stockholders’ equity of approximately $135.0 million.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis identifies significant factors that have affected Summit’s financial position and operating results during the periods included in the accompanying consolidated financial statements. Summit encourages you to read this discussion and analysis in conjunction with the consolidated financial statements and the related notes and the other statistical information also included elsewhere in this proxy statement/prospectus.

CRITICAL ACCOUNTING POLICIES

Summit has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America (GAAP) and with general practices within the banking industry in the preparation of its consolidated financial statements. Summit’s significant accounting policies are described in Note 1 to Summit’s consolidated financial statements as of December 31, 2013.

Certain accounting policies involve significant judgments and assumptions by Summit that have a material impact on the carrying value of certain assets and liabilities. Summit considers these accounting policies to be critical accounting policies. The judgments and assumptions Summit uses are based on historical experience and other factors, which Summit believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions Summit makes, actual results could differ from these judgments and estimates and such differences could have a material impact on the carrying values of assets and liabilities and results of operations. Management has reviewed and approved these critical accounting policies and has discussed these policies with Summit’s board of directors.

Allowance for Loan Losses

The determination of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Summit Bank’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Summit Bank is primarily a real estate lender in the markets it serves and is subject to the decline in asset quality when real estate values decline during a recession. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral. While management uses available information to recognize losses on loans, further reductions in carrying values of loans may be necessary in future periods based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require Summit Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is likely. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected losses given default derived from Summit’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the level of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that Summit will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

Fair Valuation of Financial Instruments

Summit uses fair value measurements to record fair value adjustments to certain financial instruments required by GAAP to be accounted for at fair value and to determine fair value disclosures. Additionally, Summit may be required to record other assets at fair value on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write downs of individual assets. Further, the notes to Summit’s Consolidated Financial Statements include information about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used, the related impact to income, and for financial instruments not recorded at fair value, the estimate of their fair value.

Fair value is defined as the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect Summit’s estimates about market data. The three levels of inputs that are used to classify fair value measurements are as follows:

Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 instruments generally include securities traded on active exchange markets, such as the New York Stock Exchange, as well as securities that are traded by dealers or brokers in active over-the-counter markets. Instruments classified as Level 1 are instruments that have been priced directly from dealer trading desks and represent actual prices at which such securities have traded within active markets.

Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques, such as matrix pricing, for which all significant assumptions are observable in the market. Instruments classified as Level 2 include securities that are valued based on pricing models using relevant observable information generated by transactions that have occurred in the market place and involve similar securities.

Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect Summit’s estimates of assumptions market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models, and similar techniques.

Summit attempts to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, it uses quoted market prices to measure fair value. Specifically, Summit uses independent pricing services to obtain fair values based on quoted prices. Quoted prices are subject to internal price verification procedures. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters. Most of Summit’s financial instruments use Level 2 measurements, to estimate the fair value of the financial instrument. However, in certain cases, when market observable inputs for model-based valuation techniques may not be readily available, Summit is required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument.

The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. For instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management’s judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. When significant adjustments are required to available observable inputs, it may be appropriate to utilize an estimate based primarily on unobservable inputs. When an active market for a security does not exist, the use of management estimates that incorporate current market participant expectations of future cash flows, and include appropriate risk premiums, is acceptable.

Significant judgment may be required to determine whether certain assets measured at fair value are included in Level 2 or Level 3. If fair value measurement is based upon recent observable market activity of such assets or comparable assets (other than forced or distressed transactions) that occur in sufficient volume and do not require significant adjustment using unobservable inputs, those assets are classified as Level 2. If not, they are classified as Level 3. Making this assessment requires significant judgment.

Other-Than-Temporary Impairment Analysis

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and are recorded at amortized cost. Other debt securities are classified as securities available for sale and reported at fair value. Unrealized gains and losses, after applicable income taxes, on securities classified as available for sale are reported in stockholders’ equity.

Accounting guidance under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 320, Investments — Debt and Equity Securities, requires a write-down when fair value is below amortized cost in circumstances where: (1) an entity has the intent to sell a security; (2) it is more likely than not that an entity will be required to sell the security before recovery of its amortized cost basis; or (3) an entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security or if it is more likely than not that the entity will be required to sell the security before recovery, an other than temporary impairment (“OTTI”) write-down is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value. If an entity does not intend to sell the security or it is not more than likely that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income.

Summit conducts OTTI analysis on a quarterly basis or more often if a potential loss-triggering event occurs. In estimating OTTI, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Summit to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, thereby establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying value or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Derivative Financial Instruments

Summit accounts for derivative financial instruments as assets and liabilities on the consolidated balance sheet and measures them at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange-traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.

Income Taxes

Summit accounts for income taxes in accordance with income tax accounting guidance of FASB ASC 740, Income Taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. Summit determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book basis and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. Summit believes that the income tax filing positions taken or expected to be taken on its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on Summit’s financial condition, results of operations or cash flows.

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. Summit is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2010.

Summit files consolidated income tax returns with Summit Bank.

OVERVIEW

Like most community banks, Summit derives the majority of its income from interest received on its loans and investments. Summit’s primary source of funds for making these loans and investments is its deposits, including interest bearing deposits on which it pays interest as well as non-interest bearing deposits. Consequently, one of the key measures of Summit’s success is its amount of net interest income, or the difference between the income on its interest earning assets, such as loans and investments, and the expense on its interest bearing liabilities, such as deposits and borrowings. Another key measure is the difference between the yield Summit earns on these interest earning assets and the rate it pays on interest bearing liabilities, which is called net interest spread.

There are risks inherent in all loans, so Summit maintains an allowance for loan losses to absorb losses on existing loans that may become uncollectible. Summit maintains this allowance by charging a provision for loan losses against operating earnings for each period. Summit has included a detailed discussion of this process, as well as several tables describing this allowance for loan losses, in this management’s discussion and analysis.

In addition to earning interest on loans and investments, Summit earns income through fees and other services provided to its customers. Also included in this management’s discussion and analysis is a discussion of the various components of this noninterest income, as well as of noninterest expense.

Economic conditions, competition, and the monetary and fiscal policies of the federal government significantly affect most financial institutions, including Summit Bank. Lending and deposit activities and fee income generation are influenced by levels of business spending and investment, consumer income, consumer spending and savings, capital market activities, and competition among financial institutions, as well as customer preferences, interest rate conditions and prevailing market rates on competing products in Summit’s market areas.

Effect of Economic Trends

The year ended December 31, 2013 continued to reflect the weak and slower growing economic conditions experienced in recent years which have resulted in a historically low interest rate environment and negatively impacted the liquidity and credit quality of a significant number of financial institutions in the United States. The Federal Funds rate set by the Federal Reserve has remained near zero for several years and yields on loans and investment securities have significantly declined and remain at very low levels. Financial institutions, including Summit Bank, have experienced and will likely continue to experience increased competition for loans and earning assets in the form of more aggressive pricing and structures. These conditions have resulted in downward pressure on earning asset yields that Summit worked to offset with increased loan volume. Concerns regarding increased credit losses from the weakened economy have also negatively affected capital and earnings of many financial institutions. Many financial institutions have experienced significant declines in the value of collateral for real estate loans, which have resulted in record levels of nonperforming assets, heightened credit losses, charge-offs and foreclosures.

EARNINGS REVIEW

Net Interest Income and Margin

Summit’s level of net interest income is determined by the level of earning assets, interest bearing liabilities, and the management of net interest margin. For the years ended December 31, 2013, 2012 and 2011, Summit’s net interest income on a fully taxable equivalent basis was $40.7 million, $40.2 million, and $39.6 million, respectively. The increase in the net interest income over the last two years is primarily due to the decrease in interest expense and $66 million of growth in the loan portfolio from the beginning of 2011 until the end of 2013, partially offset by a decrease in yields in earning assets, primarily loans that have been repriced in response to more aggressive loan pricing in many of Summit’s markets.

Summit’s net interest margin on a fully taxable equivalent basis was 3.59% for 2013, a 5 basis point (“bps”) decrease from 3.64% for 2012. The decrease in net interest margin during 2013 compared to 2012 was primarily the result of a decrease in yields on earning assets of 31 bps, partially offset by a decrease in costs of interest bearing liabilities of 34 bps. Net interest margin for 2012 decreased 10 bps over the 2011 net interest margin of 3.74%, primarily due to the 32 bps reduction in the earning assets yield compared to only a 23 bps reduction in yields on interest bearing liabilities. While Summit believes further reductions in both loan and deposit yields will slow in the coming year, management still expects additional net interest margin pressure due to continued loan competition and investment securities that continue to be called and refinanced at lower yields.

Interest income on a fully taxable equivalent basis for the years ended December 31, 2013, 2012 and 2011 was $48.0 million, $50.3 million and $51.5 million, respectively. This decrease was mainly due to a decline in loan income of $1.8 million and $1.1 million in 2013 and 2012, respectively, caused primarily by decreasing loan yields. During 2013, 77.6% of Summit’s interest income on a fully taxable equivalent basis was related to interest on loans and 21.0% related to interest on investments. Comparatively, during 2012 and 2011, loan interest income comprised 77.7% and 78.0% of interest income, and investment interest comprised 21.0% and 20.5%, respectively, of interest income on a fully taxable equivalent basis.

Interest expense for 2013, 2012 and 2011 was $7.3 million, $10.1 million, and $12.0 million, respectively. The decrease in interest expense during 2013 compared to 2012 and during 2012 compared to 2011 relates primarily to a decline in rates on interest bearing liabilities of 34 bps in 2013 and 23 bps in 2012. Interest expense on other borrowings decreased $1.1 million in 2013 compared to 2012 due to a $5.8 million decrease in average Federal Home Loan Bank borrowings that carried an average interest rate of 4.0%. The remainder of the decrease was mainly due to a $600,000 mark-to-market adjustment on derivative instruments due in 2012 due to declining market rates. These derivative instruments consisted of interest rate caps that are used as a macro hedge against rising interest rates. The interest rate caps had a notional balance of $57.5 million and $42.5 million as of December 2013 and 2012, respectively. Interest expense on other borrowings increased by $558,000 in 2012 compared to 2011 due to the mark-to-market adjustment mentioned above. Interest expense on deposits for the years ended December 31, 2013, 2012 and 2011 represented 78.1%, 72.8%, and 81.4%, respectively, of total interest expense, while interest expense on other borrowings represented 21.3%, 26.8%, and 17.9%, respectively, of total interest expense.

The following table sets forth information related to Summit’s average balance sheet, average yields on assets, and average rates of liabilities at December 31, 2013, 2012 and 2011. Summit derived these yields or rates by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances were derived from the daily balances throughout the periods indicated. Yields on investment securities include amortization of premiums and accretion of discounts as an adjustment to yield. Nonaccrual loans are included in earning assets in the following tables. The average balance of loans includes loans on nonaccrual status.

	Average Balances, Income and Expenses, Yields and Rates For the Year Ended December 31,
	2013			2012			2011
	Average Balance	Income/ Expense	Yield/ Rate(1)	Average Balance	Income/ Expense	Yield/ Rate(1)	Average Balance	Income/ Expense	Yield/ Rate(1)
	(Dollars in Thousands)
Interest earning assets:
Federal funds sold & other interest-earning assets	$84,780	$696	0.82%	$94,820	$670	0.71%	$82,513	$780	0.95%
Securities:
Taxable	136,459	2,276	1.67	140,542	2,697	1.92	137,785	3,597	2.61
Tax-exempt — FTE	134,933	7,813	5.79	122,273	7,844	6.42	116,161	6,962	5.99
Loans	777,576	37,260	4.79	746,456	39,050	5.23	720,914	40,199	5.58

Total earning assets	1,133748	48,045	4.24	1,104,091	50,261	4.55	1,057,373	51,538	4.87
Total non-earning assets	54,084			53,114			50,884

Total assets	$1,187,832			$1,157,205			$1,108,257

Interest bearing liabilities:
Deposits:
Interest bearing transaction deposits	$456,975	$1,027	0.22%	$393,989	$1,364	0.35%	$360,042	$2,083	0.58%
Time deposits	399,346	4,690	1.17	429,368	5,987	1.39	446,559	7,671	1.72
Short-term borrowings	15,527	38	0.24	17,745	50	0.28	18,957	86	0.45
Other borrowings	40,485	1,561	3.86	46,266	2,703	5.84	48,724	2,145	4.40

Total interest bearing liabilities	912,333	7,316	0.80	887,368	10,104	1.14	874,282	11,985	1.37

Non-interest bearing liabilities:
Demand deposits	141,098			143,143			117,968
Other liabilities	2,862			4,236			4,809

Total liabilities	1,056,293			1,034,747			997,059
Stockholders’ equity	131,539			122,458			111,198
Total liabilities and stockholders’ equity	$1,187,832			$1,157,205			$1,108,257

Net interest spread			3.44%			3.41%			3.50%
Net interest margin		$40,729	3.59%		$40,157	3.64%		$39,553	3.74%

(1)	Fully tax-equivalent basis at 35% tax rate for nontaxable securities.

The decline in income on Summit’s interest earning assets during 2013 compared to 2012 and during 2012 compared to 2011 was driven mainly by loan repricings and declining interest rates. The yield on loans fell from 5.58% in 2011 to 5.23% in 2012 and to 4.79% in 2013, a decline of 35 bps for 2012 compared to 2011 and a decline of 44 bps for 2013 compared to 2012. Similarly, the yield on investment securities also decreased from 4.16% in 2011 to 4.01% in 2012 and 3.72% in 2013 as high yielding securities continued to get called and were replaced at lower yields due to bond rates remaining at record lows. Interest income from other interest-earnings assets was derived mainly from certificates of deposits placed in other banks.

Interest expense decreased during 2013 compared to 2012 and in 2012 compared to 2011 due to lower rates paid on Summit’s interest bearing liabilities. These lower rates were partially offset by average interest bearing liabilities increasing $25.0 million during 2013 compared to 2012, and increasing $13.1 million during 2012 compared to 2011. Additionally, the rates on interest bearing liabilities decreased 34 bps in 2013 compared to 2012 and decreased 23 bps in 2012 compared to 2011. During both 2013 and 2012, interest bearing liabilities continued to reprice downward.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. The following table sets forth the effect which the varying levels of interest earning assets and interest bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented. The changes attributable to the combined impact of volume and yield/rate have all been allocated to the changes due to volume.

	2013 over 2012			2012 over 2011
	Volume	Yield/Rate	Net Change	Volume	Yield/Rate	Net Change
	(Dollars in thousands)
Increase (decrease) in:
Interest income:
Federal funds sold & other interest earning assets	$(82)	$108	$26	$87	$(197)	$(110)
Securities
Taxable	(68)	(353)	(421)	53	(953)	(900)
Tax-exempt	733	(764)	(31)	392	490	882
Loans	1,491	(3,281)	(1,790)	1,336	(2,485)	(1,149)

Total interest income	2,074	(4,290)	(2,216)	1,868	(3,145)	(1,277)

Interest expense:
Interest bearing transaction deposits	142	(479)	(337)	118	(837)	(719)
Time deposits	(353)	(944)	(1,297)	(240)	(1,444)	(1,684)
Short-term borrowings	(5)	(7)	(12)	(3)	(33)	(36)
Other Borrowings	(223)	(919)	(1,142)	(143)	701	558

Total interest expense	(439)	(2,349)	(2,788)	(268)	(1,613)	(1,881)

Increase (decrease) net interest income	$2,513	$(1,941)	$572	$2,136	$(1,532)	$604

Provision for Loan Losses

Summit establishes an allowance for loan losses through a provision charged as an expense on its consolidated statements of income. Summit reviews the loan portfolio periodically to evaluate outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Please see the discussion below under “Balance Sheet Review — Allowance for Loan Losses” for a description of the factors considered in determining the amount of the provision necessary to maintain this allowance.

Following is a summary of the activity in the allowance for loan losses.

	December 31,
	2013	2012	2011
	(Dollars in thousands)
Balance, beginning of year	$13,404	$14,582	$13,035
Provision	2,400	3,081	3,327
Loan charge-offs	(2,506)	(4,484)	(3,046)
Loan recoveries	389	225	1,266

Balance, end of year	$13,687	$13,404	$14,582

At December 31, 2013 and 2012, the allowance for loan losses was 1.76% of total loans. The $1.4 million increase in charge-offs from 2011 to 2012 was primarily the result of three loans and was not a reflection of the loan portfolio as a whole.

At December 31, 2013, 2012 and 2011, the allowance for loan losses represented 151%, 215%, and 159%, respectively, of the amount of nonperforming loans. A significant portion, or 93%, of nonperforming loans at December 31, 2013 were secured by real estate.

Noninterest Income

The following table sets forth information related to Summit’s noninterest income.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Service charges and fees	$3,909	$4,051	$3,673
Fiduciary activities	419	283	140
Increase in cash value of life insurance	938	902	842
Mortgage banking income	1,588	2,241	1,358
Net gain on sale of securities	—	—	249
ATM/Debit Card Fees	1,509	1,389	1,277
Other noninterest income	476	306	48

Total noninterest income	$8,839	$9,172	$7,587

Noninterest income decreased slightly from $9.2 million for 2012 to $8.8 million for 2013. The decrease in total noninterest income during 2013 compared to 2012 resulted primarily from the $653,000 decline in mortgage banking income. This decline was the result of sharp decline in mortgage loan refinancings due to an increase in mortgage loan interest rates. This decrease was partially offset by fiduciary activities, which increased $136,000, and by other noninterest income, which increased by $170,000 due to a realized gain in a limited partnership investment. Fiduciary activities consist of Trust and Brokerage services, which Summit began offering in 2010.

Noninterest income increased significantly from $7.6 million for 2011 to $9.2 million for 2012. This resulted primarily from a $883,000 increase in mortgage banking income, which benefited from mortgage loan rates hitting record lows during 2012. Additionally, service charges and fees increased by $378,000 in 2012 compared to 2011 due to the implementation of a new deposit product and an increase in accounts. This new product assesses a service charge to all users based on the number of times their debit card is used. This also contributed to the increase in ATM/Debit card fees, which increased $112,000 in 2012 compared to 2011.

The Dodd-Frank Act calls for limits on interchange transaction fees that banks receive from merchants via card networks like Visa, Inc. and MasterCard, Inc. when a customer uses a debit card. In June 2012, the Federal Reserve approved the final rule which caps an issuer’s base fee at 21 cents per transaction and allows an additional 5 basis point charge per transaction to help cover fraud losses. Although the rule technically does not apply to institutions with less than $10 billion in assets, such as Summit Bank, there is concern that the price controls may harm community banks as they are pressured by the marketplace to lower their own interchange rates. Summit Bank’s interchange fee income is included in service charges and was $1.5 million, $1.4 million, and $1.2 million for the years ended December 31, 2013, 2012, and 2011, respectively.

Noninterest Expenses

The following table sets forth information related to Summit’s noninterest expenses.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Salaries and employee benefits	$18,768	$18,419	$17,090
Occupancy	2,326	2,082	1,941
Equipment	2,549	2,585	2,424
Professional fees	619	448	679
Marketing	533	505	544
Printing and office supplies	281	309	323
FDIC and state assessments	569	881	1,089
Other	3,342	4,045	3,222

Total noninterest expenses	$28,987	$29,274	$27,312

Noninterest expense was $29.0 million for the year ended December 31, 2013, a $287,000, or 1.0%, decrease from noninterest expense of $29.3 million for the year ended December 31, 2012. Noninterest expense for 2012 increased $2.0 million, or 7.2%, from $27.3 million for 2011. Compensation and benefits comprised 64.7% of total noninterest expense during 2013, compared to 62.9% in 2012 and 62.6% in 2011.

Summit’s efficiency ratio was 58.5%, 59.3%, and 57.9% for the years ended December 31, 2013, 2012 and 2011, respectively. The efficiency ratio represents the percentage of one dollar of expense required to be incurred to earn a full dollar of revenue and is computed by dividing noninterest expense by the sum of net interest income on a fully taxable equivalent basis and noninterest income. Based on this calculation, Summit spent $0.58 on average to earn each $1.00 of revenue during the year ended December 31, 2013.

Total noninterest expense decreased slightly during 2013 compared to 2012, mainly due to a $771,000 reduction in expenses related to foreclosed assets held for sale. These expenses included both write-downs and losses on sale. The expense reduction was partially offset by a $349,000 increase in salaries and employee benefits expense, which was primarily a result of staffing the new Fort Smith, Arkansas loan production office, which opened in August 2012, and adding employees to a de novo branch in Conway, Arkansas, which opened in September 2011. These new locations also contributed to the increase in occupancy expense of $244,000 during 2013 compared to 2012.

Total noninterest expense increased by $2.0 million during 2012 compared to 2011 mainly due to a $1.3 million increase in salaries and employee benefits as a result of the expansion into the Conway, Arkansas market at the end of 2011, which resulted in the hiring of a full regional staff in that market. Other expense was also up $823,000 mainly due to increases in expenses related to foreclosed assets held for sale and data processing. FDIC and state assessments decreased by $208,000 during the period due to a change in the assessment calculation implemented by the FDIC. Professional fees were also lower by $231,000 during 2012 due to cost saving measures targeted at reducing that expense category.

BALANCE SHEET REVIEW

At December 31, 2013, Summit had total assets of $1.19 billion, consisting principally of $762.8 million in net loans, excluding loans held for sale, $260.4 million in investments, $58.3 million in interest-bearing time deposits in other banks and $36.2 million in cash and cash equivalents. Summit’s liabilities at December 31, 2013 totaled $1.05 billion, consisting principally of $993.7 million in deposits, $42.3 million in Federal Home Loan Bank advances, and $11.4 million related to repurchase agreements. At December 31, 2013, Summit’s stockholders’ equity was $135.0 million.

At December 31, 2012, Summit had total assets of $1.16 billion, consisting principally of $743.2 million in net loans, excluding loans held for sale, $264.3 million in investments, $53.0 million in interest-bearing time deposits in other banks and $34.3 million in cash and cash equivalents. Summit’s liabilities at December 31, 2012, totaled $1.03 billion, consisting principally of $970.8 million in deposits, $46.5 million in Federal Home Loan Bank advances and $14.7 million related to repurchase agreements. At December 31, 2012, Summit’s stockholders’ equity was $128.1 million.

Investment Securities

Summit’s investment portfolio totaled $260.4 million, $264.3 million and $243.4 million at December 31, 2013, 2012 and 2011, respectively. Summit’s investment portfolio represented 21.9%, 22.7% and 21.5% of its total assets at December 31, 2013, 2012 and 2011, respectively.

Investment securities with a carrying value of $182.6 million, $184.6 million and $177.2 million were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes at December 31, 2013, 2012 and 2011, respectively.

The amortized costs and the fair value of Summit’s investments are as follows.

	December 31,
	2013		2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Available for Sale:
U.S. government sponsored enterprises	$40,108	$39,245	$31,877	$31,986	$57,668	$58,172
State and political subdivisions	164,576	163,643	168,085	174,047	150,263	154,274
Mortgage-backed securities	16,595	17,126	18,468	19,150	3,229	3,332
Corporate and other	36,720	36,372	34,807	35,095	21,978	21,146

Total	$257,999	$256,386	$253,237	$260,278	$233,138	$236,924

Held to Maturity:
U.S. government and federal agencies	$4,000	$3,829	$4,000	$3,986	$6,497	$6,501

Total	$4,000	$3,829	$4,000	$3,986	$6,497	$6,501

Contractual maturities and yields, on a fully taxable equivalent basis, on investment securities are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2013
	One Year or Less		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Available for Sale
U.S. government sponsored enterprises	$625	1.37%	$24,261	1.34%	$14,359	0.89%	$—	—%	$39,245	2.04%
State and political subdivisions	3,053	1.99%	29,175	2.46%	36,405	5.38%	95,010	5.46%	163,643	4.84%
Mortgage-backed securities	48	3.42%	1,715	2.94%	15,363	1.43%	—	—%	17,126	1.59%
Corporate and other	4,027	2.77%	12,146	2.81%	10,947	4.44%	9,252	5.00%	36,372	3.85%

Total	$7,753	2.35%	$67,297	2.13%	$77,074	4.15%	$104,262	5.42%	$256,386	4.06%

Held to Maturity
U.S. government and federal agencies	$—	—%	$—	—%	$4,000	1.13%	$—	—%	$4,000	1.13%

At December 31, 2013, Summit had 241 individual investments that were in an unrealized loss position. The unrealized losses were primarily attributable to changes in interest rates, rather than deterioration in credit quality. Summit considers the length of time and extent to which the fair value of available-for-sale debt securities have been less than cost to conclude that such securities were not other-than-temporarily impaired. Summit also considers other factors such as the financial condition of the issuer including credit ratings and specific events affecting the operations of the issuer, volatility of the security, underlying assets that collateralize the debt security, and other industry and macroeconomic conditions. As a result of this analysis, Summit has concluded that these securities are not other-than-temporarily impaired. Summit has no intent to sell securities with unrealized losses, and it is not more-likely-than-not that Summit will be required to sell these securities before recovery of amortized cost.

Summit’s correspondent bank stock is recorded at cost, which approximates fair value, and is comprised of the following:

	December 31,
	2013	2012
	(Dollars in thousands)
Federal Reserve Bank stock	$1,358	$1,356
First National Bankers Bank stock	55	55
Federal Home Loan Bank stock	2,210	2,434

Total	$3,623	$3,845

Loans

A substantial percentage of Summit’s earning assets are invested in its loan portfolio. Average loans for the years ended December 31, 2013 and 2012 were $777.6 million and $746.5 million, respectively, excluding loans held for sale. Before allowance for loan losses, total loans outstanding, excluding loans held for sale, at December 31, 2013 and 2012 were $776.5 million and $756.6 million, respectively.

The principal component of Summit’s loan portfolio is loans secured by real estate mortgages. Most of Summit’s real estate loans are secured by residential or commercial property. Summit does originate traditional long-term residential mortgages, but the majority are sold into the secondary market. Summit also issues traditional second mortgage residential real estate loans and home equity lines of credit. Summit obtains a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to increase the likelihood of the ultimate repayment of the loan. Generally, Summit limits the loan-to-value ratio on loans to 85%. Summit attempts to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral.

The following table summarizes the composition of Summit’s loan portfolio, excluding loans held for sale, for each of the five years in the period ended December 31, 2013:

	December 31,
	2013		2012		2011		2010		2009
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Real Estate:
Commercial	$317,818	40.93%	$304,749	40.28%	$305,730	41.38%	$269,262	37.88%	$264,318	36.94%
Construction	57,014	7.34%	74,514	9.85%	59,233	8.01%	57,875	8.14%	46,689	6.52%
Multi-family	36,053	4.64%	20,207	2.67%	23,067	3.12%	26,133	3.68%	36,951	5.16%
Residential 1 – 4 family	189,562	24.41%	195,642	25.86%	184,021	24.90%	181,999	25.61%	196,834	27.51%
Second mortgages	7,949	1.02%	7,351	0.97%	8,750	1.18%	10,282	1.47%	12,906	1.80%
Commercial	145,093	18.69%	130,354	17.23%	134,304	18.17%	139,701	19.66%	132,466	18.52%
Consumer	22,794	2.94%	23,692	3.13%	23,832	3.22%	25,258	3.55%	25,154	3.51%
Other	238	0.03%	64	0.01%	155	0.02%	69	0.01%	313	0.04%

Total Loans	776,521	100.00%	756,573	100.00%	739,092	100.00%	710,579	100.00%	715,631	100.00%
Less — allowance for loan losses	13,687		13,404		14,582		13,035		12,687

Total loans, net	$762,834		$743,169		$724,510		$697,544		$702,944

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, excluding loans held for sale, by type and related interest rate characteristics. The information in this table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

	December 31, 2013
	One year or less	After one but within five years	After five years	Total
	(Dollars in thousands)
Real Estate:
Commercial	$70,678	$229,657	$17,483	$317,818
Construction	31,032	24,906	1,076	57,014
Multi-family	16,370	19,683	—	36,053
Residential 1 – 4 family	43,013	130,623	15,926	189,562
Second mortgages	2,095	5,490	364	7,949
Commercial	74,043	65,287	5,763	145,093
Consumer	11,137	11,580	77	22,794
Other	89	—	149	238

Total loans	$248,457	$487,226	$40,838	$776,521

Loans maturing — after one year with
Fixed interest rates				$396,667
Floating interest rates				131,397

Allowance for Loan Losses

At December 31, 2013 and December 31, 2012, the allowance for loan losses was $13.7 million and $13.4 million, respectively, or 1.76% and 1.76% of total loans, respectively. Summit’s net charge-offs decreased by $2.1 million during 2013 compared to 2012. See the discussion of Summit’s critical accounting policies above and in Note 3 to Summit’s Consolidated Financial Statements for more information on the allowance for loan losses.

The following table is a summary of impaired loans as of and for the years indicated.

	Year ended December 31, 2013
	Principal Balance	Net Charge-offs to Date	Balance, Net of Charge-offs	Specific Allowance	Average Carrying Value
	(Dollars in thousands)
Impaired loans and leases for which there is a related ALLL:
Real estate:
Commercial	$9,472	$(350)	$9,122	$293	$9,637
Construction	542	—	542	20	136
Multi-family	—	—	—	—	—
Residential 1 – 4 family	5,781	(2,610)	3,171	310	5,149
Second mortgages	—	—	—	—	127
Commercial	—	—	—	—	—
Consumer	—	—	—	—	—
Other	—	—	—	—	—

Total impaired loans and leases	$15,795	$(2,960)	$12,835	$623	$15,049

	Year ended December 31, 2012
	Principal Balance	Net Charge-offs to Date	Balance, Net of Charge-offs	Specific Allowance	Average Carrying Value
	(Dollars in thousands)
Impaired loans and leases for which there is a related ALLL:
Real estate:
Commercial	$2,855	$(750)	$2,105	$167	$3,142
Construction	—	—	—	—	—
Multi-family	—	—	—	—	—
Residential 1 – 4 family	2,295	(882)	1,413	38	2,109
Second mortgages	639	(42)	597	1	149
Commercial	—	—	—	—	674
Consumer	—	—	—	—	—
Other	—	—	—	—	—

Total impaired loans and leases	$5,789	$(1,674)	$4,115	$206	$6,074

Year ended December 31, 2011
	Principal Balance	Net Charge-offs to Date	Balance, Net of Charge-offs	Specific Allowance	Average Carrying Value
(Dollars in thousands)
Impaired loans and leases for which there is a related ALLL:
Real estate:
Commercial	$5,941	$(1,655)	$4,286	$145	$3,862
Construction	—	—	—	—	—
Multi-family	—	—	—	—	—
Residential 1 – 4 family	—	—	—	—	—
Second mortgages	—	—	—	—	—
Commercial	3,663	—	3,663	159	4,943
Consumer	—	—	—	—	—
Other	—	—	—	—	—

Total impaired loans and leases	$9,604	$(1,655)	$7,949	$304	$8,805

The following table summarizes the activity related to Summit’s allowance for loan losses for each of the five years in the period ended December 31, 2013.

	Year ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Balance, beginning of year	$13,404	$14,582	$13,035	$12,687	$12,424
Provision for loan losses	2,400	3,081	3,327	3,470	3,050
Loan charge-offs:
Real Estate:
Commercial	134	577	516	378	379
Construction	29	1,499	—	206	858
Multi-family	31	1,193	887	535	152
Residential 1 – 4 family	2,032	838	1,174	1,306	1,078
Second mortgages	69	96	149	238	155
Commercial	47	144	204	833	268
Consumer	54	80	117	191	240
Other	110	57	—	—	—

Total loan charge-offs	2,506	4,484	3,047	3,687	3,130

Loan recoveries:
Real Estate:
Commercial	2	3	35	1	1
Construction	163	—	—	15	12
Multi-family	2	18	752	—	—
Residential 1 – 4 family	73	25	332	38	27
Second mortgages	9	20	7	3	—
Commercial	39	67	65	380	133
Consumer	37	41	76	128	170
Other	64	51	—	—	—

Total recoveries	389	225	1,267	565	343

Net loan charge-offs	2,117	4,259	1,780	3,122	2,787

Balance, end of year	$13,687	$13,404	$14,582	$13,035	$12,687

Allowance for loan losses to gross loans	1.76%	1.76%	1.96%	1.82%	1.77%
Net charge-offs to average loans	0.27%	0.57%	0.25%	0.44%	0.37%

The following table presents the allocation of the allowance for loan losses for loans as of the dates indicated.

Allocation of Allowance for Loan Losses for Loans

	December 31,
	2013		2012		2011		2010		2009
	Allowance Amount	% of Loans(1)	Allowance Amount	% of Loans(1)	Allowance Amount	% of Loans(1)	Allowance Amount	% of Loans(1)	Allowance Amount	% of Loans(1)
	(Dollars in thousands)
Real Estate:
Commercial	$2,510	40.93%	$2,034	40.28%	$2,739	41.38%	$2,411	37.88%	$4,664	36.94%
Construction	451	7.34%	498	9.85%	531	8.01%	518	8.14%	824	6.52%
Multi-family	301	4.64%	36	2.67%	50	3.12%	281	3.68%	241	5.16%
Residential 1 – 4 family	1,583	24.41%	352	25.86%	402	24.90%	1,956	25.61%	1,281	27.51%
Second mortgages	66	1.02%	14	0.97%	20	1.18%	111	1.47%	84	1.80%
Commercial	1,235	18.69%	2,480	17.23%	2,476	18.17%	1,234	19.66%	2,600	18.52%
Consumer	92	2.94%	397	3.13%	421	3.22%	618	3.55%	704	3.51%
Other	—	0.03%	—	0.01%	—	0.02%	—	0.01%	—	0.04%
Unallocated	7,449	—	7,593	—	7,943	—	5,906	—	2,289	—

Total loans, net	$13,687		$13,404		$14,582		$13,035		$12,687

(1)	Percentage of loans in each category to loans receivable.

Nonperforming Assets

The following table shows the nonperforming assets and the related percentage of nonperforming assets to total assets and gross loans for the five years ended December 31, 2013. Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when Summit believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is recognized as a reduction in principal when received.

	December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Real Estate:
Commercial	$3,405	$1,270	$2,200	$781	$1,229
Construction	516	2,468	1,069	1,260	2,029
Multi-family	—	—	384	2,015	2,190
Residential 1 – 4 family	4,356	2,442	1,727	3,124	2,576
Second mortgages	82	16	58	46	13
Commercial	621	15	3,723	57	1,417
Consumer	69	19	39	24	82
All other	—	—	—	—	—

Total nonperforming loans	9,049	6,230	9,200	7,307	9,536
Foreclosed assets held for sale	3,392	3,514	2,470	991	2,677

Total nonperforming assets	$12,441	$9,744	$11,670	$8,298	$12,213

Nonperforming assets to total assets	1.05%	0.84%	1.03%	0.75%	1.12%
Nonperforming loans to total loans	1.17%	0.82%	1.24%	1.02%	1.33%
Total loans over 90 days past due	$8,061	$3,539	$4,694	$4,263	$7,308
Loans over 90 days past due and still accruing	671	119	—	7	308
Accruing troubled debt restructurings	5,886	8,415	11,315	8,499	6,459
Non-accruing troubled debt restructurings	3,891	—	—	—	2,040
Total troubled debt restructurings	9,777	8,415	11,315	8,499	8,499

At December 31, 2013, nonperforming assets were $12.4 million, or 1.05% of total assets and nonperforming loans were 1.17% of total loans. Comparatively, at December 31, 2012, nonperforming assets were $9.7 million, or 0.84% of total assets and nonperforming loans were 0.82% of total loans. Nonperforming loans increased $2.8 million to $9.0 million at December 31, 2013 from $6.2 million at December 31, 2012. This increase was mainly due to three large loans in the Benton, Arkansas and Little Rock, Arkansas areas being placed on non-accrual during 2013.

Loans and leases on which the accrual of interest has been discontinued aggregated $8.4 million and $6.1 million at December 31, 2013 and 2012, respectively. Interest income collected and recognized during 2013, 2012 and 2011 for nonaccrual loans and leases at December 31, 2013, 2012 and 2011 was $176,000, $63,000 and $127,000, respectively. Under the original terms, these loans and leases would have reported $280,000, $194,000 and $407,000 of interest income during 2013, 2012 and 2011, respectively.

At December 31, 2013, impaired loans totaled $12.8 million with a specific allowance allocation of approximately $623,000. During 2013, the average recorded investment in impaired loans was $15.0 million. At December 31, 2012, impaired loans totaled $4.1 million. During 2012, the average recorded investment in impaired loans was approximately $6.1 million.

Other nonperforming assets include foreclosed assets held for sale. These assets totaled $3.4 million as of December 31, 2013 compared to $3.5 million as of December 31, 2012. Foreclosed assets held for sale increased

$1.0 million to $3.5 million at December 31, 2012 from $2.5 million at December 31, 2011. This increase during 2012 was due to the foreclosure of one property in the Hot Springs, Arkansas area. During 2013, Summit sold 23 properties for approximately $4.5 million and recognized a $227,000 gain on the sales. In addition there were 21 properties totaling $4.2 million added to foreclosed assets held for sale during 2013, and management recorded write downs totaling $47,000 on three properties. The balance at December 31, 2013 includes five commercial properties totaling $477,000 and nine residential real estate properties totaling $2.9 million. Summit believes that these properties are appropriately valued at the lower of carrying value or fair value less costs to sell as of December 31, 2013.

As a general practice, most of Summit’s loans are originated with relatively short maturities of five years or less. When a loan reaches its maturity Summit frequently renews the loan, thereby extending its maturity. Such renewals and extensions are made in accordance with Summit’s existing credit policy, using appropriate credit standards and are based upon updated financial information on the borrower. Nonperforming loans are renewed at terms generally consistent with the ultimate source of repayment and appropriate rates. In these cases, Summit will seek additional credit enhancements, such as additional collateral or additional guarantees to further protect the loan. When a loan is no longer performing in accordance with its stated terms, Summit will typically seek performance under the guarantee.

At December 31, 2013, approximately 78.3% of Summit’s loans were collateralized by real estate, and 100.0% of impaired loans were secured by real estate. Summit utilizes independent third party appraisers to determine the fair value of collateral dependent loans. Impaired loans are individually reviewed on a quarterly basis. As of December 31, 2013, Summit did not have any impaired loans carried at a value in excess of the appraised value. Summit typically records a charge-off or creates a specific reserve for impaired loans when it does not expect repayment to occur as agreed upon under the original terms of the loan agreement.

Summit considers a loan to be a troubled debt restructuring (TDR) when the debtor experiences financial difficulties and Summit provides concessions with regard to the original terms of the loan agreement. Concessions can relate to the contractual interest rate, maturity date or payment structure of the note. As part of the workout plan for any respective individual loan relationships, Summit may restructure loan terms to assist borrowers facing challenges in the current economic environment. Total TDR’s were $9.8 million and $8.4 million as of December 31, 2013, and 2012, respectively. As of December 31, 2013, Summit had loans totaling $5.9 million, which it considered accruing TDRs and loans totaling $3.9 million, which it considered non-accruing TDRs. As of December 31, 2012, Summit had loans totaling $8.4 million, which it considered accruing TDRs. See Note 3 to the consolidated financial statements for additional information on TDRs.

Deferred Tax Assets

At December 31, 2013 and 2012, net deferred tax assets totaled $5.4 million and $1.7 million, respectively. Realization of deferred tax assets is dependent upon future taxable income within the carry forward periods (20 years) available under tax law as well as any taxable income available within the carry back periods (2 years). As of December 31, 2013, management determined that Summit’s projections of future earnings support the ability to fully utilize all deferred tax assets and that no valuation allowance is currently needed.

Deposits and Other Interest Bearing Liabilities

Summit’s primary source of funds for loans and investments are its deposits, advances from the Federal Home Loan Bank and short-term borrowings made up of repurchase agreements and federal funds purchased. Summit has also chosen to obtain a portion of its certificates of deposit through brokered funding. Summit has adopted guidelines regarding the use of brokered certificates of deposit and limits that exposure to 10% of total deposits, with terms that are consistent with its current interest rate risk profile.

Summit’s average retail deposits during 2013 equaled $916.0 million, or 91.1% of total deposits, while its average brokered deposits represented $81.9 million, or 8.0% of its total deposits. During 2012, average retail deposits represented $909.8 million, or 93.6%, of total deposits and average brokered deposits were $62.0 million, representing 6.1% of average total deposits. Summit’s loan-to-deposit ratio was 78.2%, 78.4%, and 79.3% at December 31, 2013, 2012, and 2011, respectively.

The following table shows the average balance amounts and the average rates paid on deposits held by Summit as of the dates indicated.

	December 31,
	2013		2012		2011
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Non-interest bearing demand deposits	$141,098	—%	$143,143	—%	$117,968	—%
Interest-bearing demand deposits	177,379	0.29%	148,548	0.44%	134,475	0.64%
Money market accounts	122,195	0.22%	97,171	0.33%	71,231	0.51%
Savings accounts	157,401	0.19%	148,270	0.27%	154,336	0.55%
Time deposits less than $100,000	134,276	1.41%	151,252	1.68%	163,198	1.95%
Time deposits greater than $100,000	265,070	1.04%	278,116	1.24%	283,361	1.58%

Total Average Deposits	$997,419	0.57%	$966,500	0.76%	$924,569	1.05%

Summit’s deposits provide a relatively stable funding source for its loan portfolio and other earning assets. Summit’s total deposits were $993.7 million, $970.8 million, and $939.3 million at December 31, 2013, 2012 and 2011, respectively.

All of Summit’s time deposits are certificates of deposits. The maturity distribution of its time deposits of $100,000 or more is as follows:

	December 31,
	2013	2012
	(Dollars in thousands)
Three months or less	$50,536	$73,026
Over three through twelve months	91,693	82,426
Over twelve months	91,244	111,237

Total	$233,473	$266,689

The Dodd-Frank Act permanently raised the standard maximum deposit insurance amount to $250,000. The FDIC insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.

Short-Term Borrowings

Short-term borrowings consisted of securities sold under agreements to repurchase amounting to $11.4 million (with a weighted average rate of 0.24%), $14.7 million (with a weighted average rate of 0.48%), and $21.3 million (with a weighted average rate of 0.45%) as of December 31, 2013, 2012, and 2011 respectively. Securities sold under agreements to repurchase generally mature within one year from the transaction date. The maximum amount of repurchase agreements outstanding at any month-end amounted to approximately $16.2 million during 2013, $20.5 million during 2012, and $43.6 million during 2011. Average short-term borrowings outstanding amounted to approximately $15.5 million for 2013, $17.7 million for 2012 and $18.9 million for 2011. The weighted-average interest rate on these short-term borrowings equaled 0.23%, 0.29%, and 0.45% during 2013, 2012, and 2011, respectively.

Capital Resources

Summit’s total stockholders’ equity was $135.0 million at December 31, 2013 and $128.1 million at December 31, 2012. The $6.9 million increase during 2013 is primarily related to net income of $13.7 million, a decrease in unrealized gains on available-for-sale investment securities of $5.3 million, and a dividend of $3.1 million during the year.

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), dividend payout ratio (cash dividends divided by net income), average equity to average assets ratio (average equity divided by average total assets) and total equity to total assets ratio for the three years ended December 31, 2013, 2012 and 2011.

	Year Ended December 31,
	2013	2012	2011
Return on average assets	1.15%	1.16%	1.16%
Return on average equity	10.42%	10.97%	11.52%
Dividend payout ratio	22.37%	45.14%	18.66%
Average equity to average assets ratio	11.07%	10.58%	10.03%
Total equity to total assets ratio	11.36%	11.02%	10.32%

Summit and Summit Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Summit’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Summit and Summit Bank must meet specific capital guidelines that involve quantitative measures of Summit’s and Summit Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Summit’s and Summit Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Summit and Summit Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Summit management believes, as of December 31, 2013, that Summit and Summit Bank meet all capital adequacy requirements to which they are subject. On July 2, 2013 the Board of Governors of the Federal Reserve System adopted a final rule that revises risk-based and leverage capital requirements for banking organizations. For additional information, please see the discussion under “— Accounting, Reporting, and Regulatory Matters” below.

As of December 31, 2013, 2012 and 2011, Summit and Summit Bank’s capital ratios exceeded all capital adequacy requirements, including all requirements to be deemed “well-capitalized.” The following table summarizes the capital amounts and ratios of Summit, Summit Bank and the regulatory minimum requirements.

	Actual		Federal Reserve minimum ratios required to be “adequately” capitalized		Federal Reserve minimum ratios required to be “well” capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)
As of December 31, 2013
Total Risk Based Capital — Consolidated	$146,528	17.4%	$67,345	8.0%	N/A	N/A
Total Risk Based Capital—Summit Bank	143,605	17.1%	67,171	8.0%	89,964	10.0%
Tier 1 Risk Based Capital — Consolidated	135,966	16.2%	33,672	4.0%	N/A	N/A
Tier 1 Risk Based Capital — Summit Bank	133,074	15.9%	33,586	4.0%	50,378	6.0%
Tier 1 Leverage Capital — Consolidated	135,966	11.3%	47,994	4.0%	N/A	N/A
Tier 1 Leverage Capital — Summit Bank	133,074	11.1%	47,994	4.0%	59,993	5.0%

As of December 31, 2012
Total Risk Based Capital — Consolidated	$134,055	16.3%	$62,620	8.0%	N/A	N/A
Total Risk Based Capital — Summit Bank	131,252	16.0%	65,455	8.0%	81,819	10.0%
Tier 1 Risk Based Capital—Consolidated	123,763	15.1%	32,810	4.0%	N/A	N/A
Tier 1 Risk Based Capital — Summit Bank	120,985	14.8%	32,728	4.0%	49,091	6.0%
Tier 1 Leverage Capital — Consolidated	123,763	10.6%	46,786	4.0%	N/A	N/A
Tier 1 Leverage Capital — Summit Bank	120,985	10.3%	46,786	4.0%	58,483	5.0%

As of December 31, 2011
Total Risk Based Capital — Consolidated	$124,320	15.9%	$62,634	8.0%	N/A	N/A
Total Risk Based Capital — Summit Bank	118,319	15.1%	62,634	8.0%	78,293	10.0%
Tier 1 Risk Based Capital—Consolidated	114,474	14.6%	31,317	4.0%	N/A	N/A
Tier 1 Risk Based Capital — Summit Bank	108,473	13.9%	31,317	4.0%	46,976	6.0%
Tier 1 Leverage Capital — Consolidated	114,474	10.3%	44,376	4.0%	N/A	N/A
Tier 1 Leverage Capital — Summit Bank	108,473	9.8%	44,376	4.0%	55,470	5.0%

Dividends that may be paid by Summit Bank are subject to regulatory limitations and capital requirements, and may be subject to prior approval by regulators. The approval of the Arkansas State Bank Department is required if the total of all dividends declared by a state charter bank in any calendar year exceeds 75% of the current year annualized net income plus seventy-five percent of the prior year retained income (net income minus dividends paid).

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into account in Summit’s consolidated financial statements. Rather, Summit’s consolidated financial statements have been prepared on an historical cost basis in accordance with accounting principles generally accepted in the United States of America.

Unlike most industrial companies, Summit’s assets and liabilities are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on Summit’s performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. Summit seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Risk

Summit is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit, standby letters of credit and loans sold subject to repurchase agreements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in Summit’s consolidated financial statements. Summit’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit, standby letters of credit and loans sold subject to repurchase agreements is represented by contractual terms of those instruments. Summit uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as the customer has not violated any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2013, unfunded commitments to extend credit were approximately $18.1 million. At December 31, 2012, unfunded commitments to extend credit were approximately $20.0 million.

Summit evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Summit upon extension of credit, is based on its credit evaluation of the borrower. The type of collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

At December 31, 2013 and 2012, there were $711,000 and $790,000 of commitments under standby letters of credit, respectively. The credit risk and collateral involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

In order to collateralize deposits of certain public funds or other customers, Summit may utilize irrevocable letters of credit issued by the Federal Home Loan Bank. Issuance of these letters of credit reduces the borrowing availability of Summit with the FHLB. The amount of letters of credit issued by FHLB to collateralize deposits was $35.0 million and $20.0 million at December 31, 2013 and December 31, 2012, respectively.

Except as disclosed in this management’s discussion and analysis or in Summit’s consolidated financial statements and footnotes included elsewhere in this proxy statement/prospectus, Summit is not involved in off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments that significantly impact earnings.

Market Risk and Interest Rate Sensitivity

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arises from interest rate risk inherent in Summit’s lending, investing, deposit gathering, and borrowing activities. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of Summit’s business.

Summit actively monitors and manages its interest rate risk exposure in order to control the mix and maturities of its assets and liabilities utilizing a process called asset/liability management. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities in order to minimize potentially adverse impacts on earnings from changes in market interest rates. Summit’s asset/liability management committee (“ALCO”) monitors and considers methods of managing exposure to interest rate risk. ALCO consists of certain members of senior management that meets quarterly or more frequently, when necessary. ALCO is responsible for maintaining the level of interest rate sensitivity of Summit’s interest sensitive assets and liabilities within board-approved limits.

Summit’s interest rate risk exposure is managed principally by measuring interest sensitivity which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling available-for-sale securities, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. In general, Summit would benefit from increasing market rates of interest when it has an asset-sensitive gap position and from decreasing market rates of interest when it has a liability-sensitive gap position.

The following table sets forth information regarding Summit’s rate sensitivity, as of December 31, 2013, at each of the time intervals.

	December 31, 2013
	Within three months	After three but within twelve months	After one but within five years	After five years	Total
	(Dollars in thousands)
Interest-earning assets:
Interest bearing deposits	$1,916	$9,103	$47,335	$—	$58,354
Investment securities	22,557	29,847	120,361	87,621	260,386
Loans	236,717	143,208	371,381	26,201	777,507

Total interest-earning assets	261,190	182,158	539,077	113,822	1,096,247

Interest-bearing liabilities:
Money market and NOW	305,401	—	—	—	305,401
Regular savings	157,132	—	—	—	157,132
Time deposits	115,733	128,000	146,696	1,311	391,740
Short-term borrowings	11,402	—	—	—	11,402
Long-term borrowings	81	5,245	36,977	—	42,303

Total interest-bearing liabilities	589,749	133,245	183,673	1,311	907,978

Rate sensitive gap	$(328,559)	$48,913	$355,404	$112,511	$188,269

Cumulative rate sensitive gap	$(328,559)	$(279,646)	$75,758	$188,269

Ratio of cumulative gap to total earning assets	(29.97)%	(25.51)%	6.91%	17.17%

As measured over the one-year time interval, the above analysis would suggest that Summit was liability sensitive at December 31, 2013, since it had more liabilities than assets that reprice in the next twelve months. At December 31, 2013, Summit had $279.6 million more liabilities than assets that reprice within the next twelve months. However, Summit’s gap analysis is not a precise indicator of its interest sensitivity position. This analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by Summit as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. Summit periodically utilizes more complex interest rate models than indicated above, and based on those results management believes that net interest income would be negatively impacted by an increase in interest rates. A substantial portion of Summit’s deposits reprice over the next 12 months. Net interest income may be affected by other significant factors in a given interest rate environment, including changes in the volume and mix of interest earning assets and interest bearing liabilities.

At December 31, 2013, approximately $723.0 million of interest bearing liabilities were either variable rate or had a maturity of less than one year. Of the $589.7 million of interest bearing liabilities set to reprice within three months, $462.5 million are transaction, money market or savings accounts which are already at or near their lowest rates and provide little opportunity for benefit for Summit should market rates continue to decline or stay constant. However, certificates of deposit that are currently maturing or renewing are repricing at lower rates. Summit expects to benefit as these deposits reprice, even if market rates increase slightly.

Included in Summit’s Federal Home Loan Bank advances and related debt were $10.0 million in borrowings with callable features as of December 31, 2013. Summit believes that the optionality on these borrowings will not be exercised until interest rates increase significantly. In addition, Summit believes that the interest rates that it pays on the majority of its interest bearing transaction accounts would only be impacted by a portion of any change in market rates. This key assumption is utilized in Summit’s overall evaluation of its level of interest sensitivity.

Liquidity Risk

Liquidity represents the ability of Summit to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring sources and uses of funds in order to meet day-to-day cash flow requirements while maximizing profits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control.

At December 31, 2013 and 2012, Summit’s net liquid assets, which consisted of cash and cash equivalents and unencumbered investment collateral, amounted to $153.8 million and $145.5 million, or 13.0% and 12.5% of total assets, respectively. Summit’s investment securities, excluding Federal bank stock, at December 31, 2013 and 2012 amounted to $260.4 million and $264.3 million, or 21.9% and 22.7% of total assets, respectively. Investment securities traditionally provide a secondary source of liquidity since they can be converted into cash in a timely manner. However, a portion of these securities are pledged against outstanding debt. Therefore, the related debt would need to be repaid prior to the securities being sold in order for these securities to be converted to cash.

Summit’s ability to maintain and expand its deposit base and borrowing capabilities serves as its primary source of liquidity. Summit plans to meet its future cash needs through the generation of deposits, and from additional borrowing lines if needed. Summit maintains lines-of-credit with the Federal Reserve, the Federal Home Loan Bank and numerous correspondent banks. The Federal Reserve line is a Borrower in Custody line-of-credit totaling $44.4 million for which there were no borrowings against the line at December 31, 2013. The Federal Home Loan Bank line-of-credit requires that securities, qualifying mortgage loans and stock of the Federal Home Loan Bank owned by Summit be pledged to secure any advances from the Federal Home Loan Bank. The unused borrowing capacity available from the Federal Home Loan Bank at December 31, 2013 was $239.4 million, with a total borrowing capacity of $316.7 million. Total unused lines-of-credit with correspondent banks was $79 million as of December 31, 2013.

Contractual Obligations

Summit utilizes a variety of short-term and long-term borrowings to supplement its supply of lendable funds, to assist in meeting deposit withdrawal requirements, and to fund growth of interest-earning assets in excess of traditional deposit growth. Certificates of deposit, structured repurchase agreements and Federal Home Loan Bank advances serve as the primary sources of such funds.

Obligations under noncancelable operating lease agreements are payable over several years, with the longest obligation expiring in 2038. Summit does not believe any existing noncancelable operating lease agreements are likely to materially impact its financial condition or results of operations in an adverse way. Contractual obligations relative to these agreements are noted in the table below. Unexercised option periods are not included in this analysis as they do not represent contractual obligations until exercised.

The following table provides payments due by period for obligations under long-term borrowings and operating lease obligations:

	December 31, 2013
	Payments Due by Period
	Within One Year	Over One to Two Years	Over Two to Three Years	Over Three to Five Years	After Five Years	Total
	(Dollars in thousands)
Certificates of deposit	$243,733	$85,703	$42,670	$18,323	$1,311	$391,740
Repurchase agreements	11,402	—	—	—	—	11,402
FHLB advances and related debt	5,326	3,408	17,944	15,625	—	42,303
Lease obligations	1,000	825	624	1,183	3,697	7,329

Total	$261,461	$89,936	$61,238	$35,131	$5,008	$452,774

Approximately $261.5 million, or 57.8% of the contractual obligations noted above are due within one year and approximately $351.4 Million or 77.6% are due within two years. See discussions of rate sensitivity and liquidity above.

Accounting, Reporting, and Regulatory Matters

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and/or disclosure of financial information by Summit.

Recent Accounting Pronouncements: In February 2013, the FASB issued an update, ASU 2013-02, “Comprehensive Income (Topic 220): Reporting Items Reclassified Out of Accumulated Other Comprehensive Income”, which requires disclosure of amounts reclassified out of accumulated other comprehensive income in their entirety, by component, on the face of the statement of comprehensive income or in the notes to the financial statements. Amounts that are not required to be classified in their entirety to net income must be cross-referenced to other disclosures that provide additional detail. ASU 2013-02 is effective prospectively for fiscal years and interim periods beginning after January 1, 2013, and did not have an impact on Summit’s financial position or results of operations.

Presently, Summit is not aware of any changes from the Financial Accounting Standards Board that will have a material impact on its present or future financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on Summit’s financial position, results of operations or cash flows.

Regulatory Matters: Summit Bank is restricted from paying dividends that exceed 75% of the current year’s net income plus 75% of the retained net income for the immediately preceding year without obtaining regulatory approval.

On July 2, 2013, the Office of the Comptroller of the Currency and Board of Governors of the Federal Reserve System adopted a final rule that revises risk-based and leverage capital requirements for banking organizations. Among other matters, the final rule implements a revised definition of regulatory capital, a new common equity tier 1 minimum capital requirement, a higher minimum tier 1 capital requirement, and incorporates these new requirements into the agencies’ prompt corrective action framework. In addition, the final rule establishes limits on a banking organization’s capital distributions if the banking organization does not hold a specified amount of common equity tier 1 capital in addition to the amount necessary to meet its minimum risk-based capital requirements. Further, the final rule amends the methodologies for determining risk-weighted assets for all banking organizations, and also adopts changes to the agencies’ regulatory capital requirements that meet the requirements of section 171 and section 939A of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The mandatory compliance date for organizations such as Summit is January 1, 2015. As this rule was only recently adopted, there has been no determination of the potential impact, if any, on Summit.

CERTAIN BENEFICIAL OWNERS OF SUMMIT BANCORP COMMON STOCK

The following table sets forth, as of February 28, 2014, certain information as to the Summit common stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to Summit to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors of Summit, (iii) the executive officers of Summit, and (iv) all directors and executive officers of Summit as a group. The value of the merger consideration expected to be received by each of the persons listed in the table below assumes (a) a purchase price of $216,000,000 without adjustment, (b) a Buyer Average Stock Price (as such term is defined in the merger agreement) not less than $43.58 and not greater than $72.63, and (c) the issuance by Summit of 17,000 additional shares of common stock to the Summit 401(k) Plan as contemplated in the merger agreement.

Name of Beneficial Owner	Common Stock Beneficially Owned as of February 28, 2014				Value of Merger Consideration(2)
	Number		%(1)
Directors:
Rodney Bobo	19,550	(3)	*		$685,835
Elton Buck	240,625	(4)	3.92%		$8,310,712
Steve DeMott	21,817		*		$764,024
Mike Duke	13,750	(5)	*		$485,793
Ben Elrod	34,925	(6)	*		$1,216,119
Joe C. Keith	20,212	(7)	*		$708,667
Michael F. Lax	82,642	(8)	1.35%		$2,861,878
James R. McAdams	32,587		*		$1,135,481
Marcus J. McCain	96,739	(9)	1.58%		$4,568,459	(17)
Ned R. Purtle	78,086	(10)	1.27%		$2,704,742
Ross Whipple	3,580,403	(11)	58.38%		$104,219,302	(18)
Joe Woodward	27,000	(12)	*		$942,786
Executive Officers not also serving as Directors:
Brentley W. Black	3,310		*		$450,390	(19)
John Bryant	49,076	(13)	*		$2,596,399	(20)
Drew Harper	1,000	(14)	*		$227,413	(21)
Donna Merriweather	1,000	(15)	*		$157,352	(22)
Directors and Executive Officers as a group(16):	4,302,750		69.95	%(16)	$132,035,351

Other 5% Shareholders:
Whipple Family Banking Partnership, LLP P.O. Box 515	2,857,788		46.60%		$98,565,108
Arkadelphia, AR 71923-0515

Summit Bancorp, Inc. 401(k) Profit Sharing Plan c/o Summit Bank	608,382		9.92%		$20,983,104
P.O. Box 417 Arkadelphia, AR 71923-0417

*	Less than one percent
(1)	Based on 6,132,808 shares issued and outstanding as of February 28, 2014.
(2)	Includes the net exercise value of all options and the settlement value of all stock appreciation rights held by executive officers that will be terminated and paid out prior to the closing of the merger.
(3)	Mr. Bobo is deemed to beneficially own 4,125 shares held of record by SteDell, Inc.; 4,125 shares held of record by Twin Creek Farms, Inc.; 7,175 shares held of record by TwoBo, Inc.; and 4,125 shares held of record by Five Trails, Inc.
(4)	Includes 126,500 shares held of record by the Elton Buck Revocable Trust and 99,000 shares held of record by the Joan Buck Revocable Trust.

(5)	Mr. Duke is deemed to beneficially own 13,750 shares held of record by the Duke Family Limited Partnership.
(6)	Mr. Elrod is deemed to beneficially own 11,000 shares held of record by the Elrod Family Limited Partnership and 23,925 shares held of record by the Ben M. Elrod Trust.
(7)	Mr. Keith is deemed to beneficially own 18,837 shares held of record by the Joe C. Keith Family LLLP.
(8)	Includes 49,708 shares held of record by Mr. Lax’s spouse.
(9)	Includes (i) 1,000 shares held of record by the Jo McCain Family Children’s Trust; (ii) 60,059 shares held of record by the Weaver-McCain Family Ltd. Partnership; (iii) 500 shares held of record by Mr. McCain’s spouse; and (iv) options to purchase 5,000 shares that are exercisable within 60 days.
(10)	Includes 11,039 shares held of record by Mr. Purtle’s spouse.
(11)	Includes (i) 2,857,788 shares held of record by the Whipple Family Banking Partnership, LLLP that Mr. Whipple is deemed to beneficially own; (ii) options to purchase 8,000 shares that are exercisable within 60 days; and (iii) 608,382 shares held of record by Summit’s 401(k) Plan, of which Mr. Whipple serves as sole trustee and maintains sole voting and dispositive power over the shares held therein.
(12)	Includes 21,500 shares owned jointly with Mr. Woodward’s spouse and 2,750 shares held of record by Mr. Woodward’s spouse.
(13)	Includes options to purchase 3,500 shares that are exercisable within 60 days.
(14)	Includes options to purchase 1,000 shares that are exercisable within 60 days.
(15)	Includes options to purchase 1,000 shares that are exercisable within 60 days.
(16)	Based upon 6,132,808 shares issued and outstanding as of February 28, 2014 plus 18,500 additional shares of common stock issuable upon exercise of stock options within 60 days held by executive officers.
(17)	Includes the value of the merger consideration to be received by Mr. McCain in exchange for 28,714 shares held in Mr. McCain’s account in Summit’s 401(k) Plan, over which Mr. McCain does not exercise voting or dispositive power.
(18)	Excludes the value of the merger consideration to be received in exchange for 585,063 shares held of record by the Summit 401(k) Plan. Mr. Whipple is deemed to beneficially own those shares due to his voting and dispositive power over these shares as trustee of the Summit 401(k) Plan, but he disclaims any pecuniary interest in those shares.
(19)	Includes the value of the merger consideration to be received by Mr. Black in exchange for 1,984 shares held in Mr. Black’s account in Summit’s 401(k) Plan, over which Mr. Black does not exercise voting or dispositive power.
(20)	Includes the value of the merger consideration to be received by Mr. Bryant in exchange for 20,172 shares held in Mr. Bryant’s account in Summit’s 401(k) Plan, over which Mr. Bryant does not exercise voting or dispositive power.
(21)	Includes the value of the merger consideration to be received by Mr. Harper in exchange for 2,807 shares held in Mr. Harper’s account in Summit’s 401(k) Plan, over which Mr. Harper does not exercise voting or dispositive power.
(22)	Includes the value of the merger consideration to be received by Ms. Merriweather in exchange for 1,036 shares held in Ms. Merriweather’s account in Summit’s 401(k) Plan, over which Ms. Merriweather does not exercise voting or dispositive power.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Summit at the time of the special meeting to be voted for an adjournment, if necessary, Summit has submitted to its shareholders as a separate matter for their consideration the question of adjournment if necessary to solicit additional proxies to approve the merger agreement.

The board of directors of Summit unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders, other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

OTHER MATTERS

As of the date of this document, the Summit board of directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2013 and 2012 and for the three years ended December 31, 2013 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their reports appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which consolidated financial statements are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Summit, included with this proxy statement/prospectus, as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2013 have been audited by BKD, LLP, independent certified public accountants, as stated in their report, and have been so included in reliance upon the report of BKD, LLP given upon their authority as experts in accounting and auditing.

The consolidated financial statements of The First National Bank of Shelby, incorporated by reference into this proxy statement/prospectus, as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2012 have been audited by Elliott Davis, PLLC, an independent public accounting firm, as stated in their report, and have been so incorporated by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Bank of the Ozarks, Inc. common stock to be issued in the merger will be passed upon by Kutak Rock LLP, Little Rock, Arkansas, counsel to Bank of the Ozarks, Inc.

The United States federal income tax consequences of the merger transaction will be passed upon by Kutak Rock LLP, Little Rock, Arkansas, counsel to Bank of the Ozarks, Inc., and Dover Dixon Horne PLLC, Little Rock, Arkansas, counsel to Summit.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed with the SEC a registration statement under the Securities Act of 1933 that registers the shares of Company common stock to be issued to Summit shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the stock of the Company and Summit.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information, and the information incorporated by reference into this proxy statement/prospectus, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like the Company, that file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by the Company with the SEC are also available at the Company’s website. The address is www.bankozarks.com. We have included the web addresses of the SEC and the Company as inactive textual references only. The information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this proxy statement/prospectus or incorporated into any other filings that we make with the SEC.

The SEC allows the Company to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the Company, and you should read this document together with any other documents incorporated by reference in this proxy statement/prospectus.

This document incorporates by reference the following documents that have previously been filed with the SEC by the Company:

•	Annual Report on Form 10-K for the year ended December 31, 2013 (including specific portions of the Company’s definitive Proxy Statement for the 2014 Annual Meeting of Shareholders incorporated therein by reference);

•	The audited consolidated financial statements of The First National Bank of Shelby and subsidiary as of December 31, 2012 and 2011 and for each of the years in the three years ended December 31, 2012 contained on pages 186 through 224 of Amendment No. 5 to the Company’s Registration Statement on Form S-4 (Registration No. 333-187564) (the “Shelby Registration Statement”);

•	Current Reports on Form 8-K filed on January 30, 2014 (excluding the information furnished under Item 7.01 and Exhibits 99.1, 99.2 and 99.3) and March 6, 2014; and

•	The description of Bank of the Ozarks, Inc. common stock set forth in the registration statement on Form 8-A filed on June 26, 1997, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the SEC for the purpose of updating this description.

In addition, the Company is incorporating by reference any documents it may file with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this document and through the date of the special meeting of Summit shareholders, except to the extent such information is deemed furnished.

The Company has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to the Company, and Summit has supplied all information contained in this proxy statement/prospectus relating to Summit.

Neither the Company nor Summit has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference herein, may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about, (a) the separate financial condition, results of operations and business of the Company and Summit; (b) the benefits of the merger, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the merger; (c) the respective plans, objectives, expectations and intentions of the Company or Summit and other statements that are not historical facts; and (d) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the parties’ management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the parties’ control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the Company’s and Summit’s businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in the Company’s markets; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus, and in the Company’s reports filed with the SEC.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either the Company or Summit or any person acting on the Company’s or Summit’s behalf are expressly qualified in their entirety by the cautionary statements above. Neither the Company nor Summit undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

We urge you to sign the enclosed proxy and return it at once in the enclosed envelope.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF SUMMIT BANCORP, INC.

Independent Auditor’s Report on Consolidated Financial Statements

Audit Committee and Board of Directors

Summit Bancorp, Inc.

Arkadelphia, Arkansas

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Summit Bancorp, Inc. (the Company) and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Bancorp, Inc. and its subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Little Rock, Arkansas

March 20, 2014

Summit Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2013 and 2012

Assets	2013	2012
Cash and due from banks	$36,207,311	$34,218,580
Interest-bearing demand deposits in banks	27,296	124,157

Cash and cash equivalents	36,234,607	34,342,737

Interest-bearing time deposits in banks	58,327,000	52,973,000
Available-for-sale securities	256,386,480	260,277,623
Held-to-maturity securities	3,999,541	3,999,541
Loans held for sale	986,161	4,747,183
Loans, net of allowance for loan losses of $13,686,974 and $13,403,950 at December 31, 2013 and 2012, respectively	762,834,256	743,168,841
Premises and equipment, net	14,168,534	14,028,221
Correspondent bank stock	3,622,935	3,844,435
Foreclosed assets held for sale, net	3,392,440	3,514,049
Interest receivable	4,788,379	4,941,602
Deferred income taxes	5,361,311	1,670,069
Cash value of life insurance	33,065,934	29,127,934
Prepaid FDIC assessments	16,413	1,587,265
Other	4,822,142	4,676,116

Total assets	$1,188,006,133	$1,162,898,616

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$139,426,299	$145,583,513
Savings, NOW and money market	462,532,930	406,766,849
Time	391,739,705	418,458,608

Total deposits	993,698,934	970,808,970

Short-term borrowings	11,402,421	14,673,455
Federal Home Loan Bank advances	42,302,666	46,518,351
Dividends payable	3,065,006	—
Interest payable and other liabilities	2,566,505	2,791,304

Total liabilities	1,053,035,532	1,034,792,080

Stockholders’ Equity
Common stock, $.01 par value; authorized 20,000,000 shares; issued 2013 — 6,163,213 shares, 2012 — 6,129,263 shares	61,632	61,293
Additional paid-in capital	60,259,867	59,502,141
Retained earnings	76,157,944	65,518,720
Accumulated other comprehensive (loss) income	(995,036)	4,344,016

	135,484,407	129,426,170
Treasury stock, at cost
Common; 2013 — 29,754 shares, 2012 — 58,337 shares	(513,806)	(1,319,634)

Total stockholders’ equity	134,970,601	128,106,536

Total liabilities and stockholders’ equity	$1,188,006,133	$1,162,898,616

See Notes to Consolidated Financial Statements

Summit Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Interest and Dividend Income
Loans	$37,260,310	$39,050,305	$40,199,320
Debt securities
Taxable	2,267,584	2,687,359	3,579,634
Tax-exempt	5,787,663	5,810,158	5,156,718
Federal funds sold	44	78	81
Dividends on Federal Home Loan Bank stock	8,553	9,964	17,611
Deposits with financial institutions	695,509	670,329	779,610

Total interest and dividend income	46,019,663	48,228,193	49,732,974

Interest Expense
Deposits	5,717,157	7,350,617	9,754,087
Short-term borrowings	37,808	50,406	86,159
Federal Home Loan Bank advances	1,374,100	1,757,600	1,953,108
Capital lease	57,114	59,465	62,079
Other	129,807	885,438	129,475

Total interest expense	7,315,986	10,103,526	11,984,908

Net Interest Income	38,703,677	38,124,667	37,748,066
Provision for Loan Losses	2,400,000	3,080,750	3,326,500

Net Interest Income After Provision for Loan Losses	36,303,677	35,043,917	34,421,566

Noninterest Income
Customer service fees	2,357,242	2,435,615	2,591,675
Other service charges and fees	1,551,526	1,615,823	1,081,066
Net gains on sales of mortgage loans	1,086,451	1,483,818	1,071,152
Net realized gains on sales of available-for-sale securities	—	—	248,927
Increase in cash value of life insurance	938,000	902,200	842,400
Loan servicing fees	501,408	756,809	286,799
ATM fees	1,509,290	1,388,692	1,276,526
Other	894,979	589,350	188,764

Total noninterest income	8,838,896	9,172,307	7,587,309

Noninterest Expense
Salaries and employee benefits	$18,767,962	$18,418,993	$17,089,641
Occupancy	2,325,651	2,082,063	1,941,332
Equipment	2,549,009	2,584,590	2,423,915
Professional fees	618,817	447,627	679,250
Marketing	532,675	504,616	544,283
Printing and office supplies	281,046	309,257	322,819
Deposit insurance premium	568,984	881,471	1,089,366
Other	3,343,199	4,045,432	3,221,153

Total noninterest expense	28,987,343	29,274,049	27,311,759

Income Before Income Taxes	16,155,230	14,942,175	14,697,116
Provision for Income Taxes	2,451,000	1,508,000	1,889,654

Net Income	$13,704,230	$13,434,175	$12,807,462

Basic Earnings Per Common Share	$2.24	$2.23	$2.14

Diluted Earnings Per Common Share	$2.22	$2.21	$2.13

See Notes to Consolidated Financial Statements

Summit Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Net Income	$13,704,230	$13,434,175	$12,807,462

Other Comprehensive Income
Net unrealized (loss) gain on available-for-sale securities	(8,653,244)	3,254,808	1,108,649
Reclassification adjustment for realized gains losses included in income	—	—	(248,927)

Other comprehensive income, before tax effect	—	3,254,808	859,722
Tax effect	(3,314,192)	1,246,591	329,274

Other comprehensive (loss) income	(5,339,052)	2,008,217	530,448

Comprehensive Income	$8,365,178	$15,442,392	$13,337,910

See Notes to Consolidated Financial Statements

Summit Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2013, 2012 and 2011

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
	Shares	Amount
Balance, January 1, 2011	5,992,175	$59,922	$56,731,017	$47,731,003	$1,805,351	$(740,736)	$105,586,557
Net income	—	—	—	12,807,462	—	—	12,807,462
Other comprehensive income	—	—	—	—	530,448	—	530,448
Issuance of 55,000 shares of common stock	55,000	550	1,022,704	—	—	—	1,023,254
Stock-based compensation	—	—	63,216	—	—	—	63,216
Sale of 27,364 shares of treasury stock	—	—	—	—	—	657,651	657,651
Purchase of 61,413 shares of common stock	—	—	—	—	—	(1,469,220)	(1,469,220)
Dividends paid ($0.40 per share)	—	—	—	(2,389,570)	—	—	(2,389,570)

Balance, December 31, 2011	6,047,175	60,472	57,816,937	58,148,895	2,335,799	(1,552,305)	116,809,798
Net income	—	—	—	13,434,175	—	—	13,434,175
Other comprehensive income	—	—	—	—	2,008,217	—	2,008,217
Issuance of 82,088 shares of common stock	82,088	821	1,600,194	—	—	—	1,601,015
Stock-based compensation	—	—	85,010	—	—	—	85,010
Sale of 39,018 shares of treasury stock	—	—	—	—	—	1,055,129	1,055,129
Purchase of 30,405 shares of common stock	—	—	—	—	—	(822,458)	(822,458)
Dividends paid ($1.00 per share)	—	—	—	(6,064,350)	—	—	(6,064,350)

Balance, December 31, 2012	6,129,263	61,293	59,502,141	65,518,720	4,344,016	(1,319,634)	128,106,536
Net income	—	—	—	13,704,230	—	—	13,704,230
Other comprehensive income (loss)	—	—	—	—	(5,339,052)	—	(5,339,052)
Issuance of 33,950 shares of common stock	33,950	339	691,273	—	—	—	691,612
Stock-based compensation	—	—	66,453	—	—	—	66,453
Sale of 44,062 shares of treasury stock	—	—	—	—	—	1,244,262	1,244,262
Purchase of 15,479 shares of common stock	—	—	—	—	—	(438,434)	(438,434)
Dividends declared ($0.50 per share)	—	—	—	(3,065,006)	—	—	(3,065,006)

Balance, December 31, 2013	6,163,213	$61,632	$60,259,867	$76,157,944	$(995,036)	$(513,806)	$134,970,601

See Notes to Consolidated Financial Statements

Summit Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Operating Activities
Net income	$13,704,230	$13,434,175	$12,807,462
Items not requiring (providing) cash
Depreciation	975,265	999,116	1,009,762
Provision for loan losses	2,400,000	3,080,750	3,326,500
Provision for losses on foreclosed assets	46,673	586,907	246,582
Amortization and accretion, net	917,337	657,227	138,012
Federal Home Loan Bank stock dividends	(10,000)	(9,588)	(13,600)
Increase in cash surrender value of life insurance	(938,000)	(902,200)	(842,400)
Stock-based compensation	66,453	85,010	63,216
Net realized gains on sales of available-for-sale securities	—	—	(248,927)
Net realized losses on sales of foreclosed assets	(226,712)	2,378	(75,770)
Net gains on sales of mortgage loans	(1,086,451)	(1,483,818)	(1,071,152)
Deferred income taxes	(377,050)	(114,826)	(365,346)
Changes in:
Loans held for sale	4,847,473	2,704,008	58,033
Interest receivable	153,223	420,291	(262,992)
Other assets	1,425,913	1,050,589	(163,077)
Interest payable and other liabilities	(224,799)	(2,306,469)	174,545

Net cash provided by operating activities	21,673,555	18,203,550	14,780,848

Investing Activities
Net change in interest-bearing deposits	(5,354,000)	(26,271,000)	19,477,030
Purchases of available-for-sale securities	(48,105,713)	(132,778,778)	(92,456,189)
Proceeds from maturities of available-for-sale securities	40,426,749	114,520,091	88,978,602
Proceeds from the sale of available-for-sale securities	1,999,526	—	12,283,479
Purchase of partnership interest	—	—	(2,039,802)
Purchase of life insurance	(3,000,000)	—	(3,500,000)
Net change in loans	(26,305,253)	(28,066,355)	(33,254,892)
Purchase of premises and equipment	(1,115,578)	(1,347,084)	(1,641,224)
Net redemptions of Federal Home Loan Bank stock	231,500	165,538	1,087,115
Proceeds from the sale of foreclosed assets	4,540,399	4,698,199	1,161,298

Net cash used in investing activities	$(36,682,370)	$(69,079,389)	$(9,904,583)

See Notes to Consolidated Financial Statements

Summit Bancorp, Inc.

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Financing Activities
Net increase in demand deposits, savings, NOW and money market	$49,608,867	$56,317,869	$53,567,830
Net decrease in time deposits	(26,718,903)	(24,793,441)	(11,439,719)
Net repayments of Federal Home Loan Bank advances	(4,215,685)	(22,930)	(30,178,179)
Proceeds from issuance of common stock	691,612	1,601,015	1,023,254
Proceeds from sale of treasury stock	1,244,262	1,055,129	657,651
Purchase of treasury stock	(438,434)	(822,458)	(1,469,220)
Dividends paid	—	(8,453,920)	(2,381,292)
Net (decrease) increase in short-term borrowings	(3,271,034)	(6,600,945)	1,135,398

Net cash provided by financing activities	16,900,685	18,280,319	10,915,723

Increase (Decrease) in Cash and Cash Equivalents	1,891,870	(32,595,520)	15,791,988
Cash and Cash Equivalents, Beginning of Year	34,342,737	66,938,257	51,146,269

Cash and Cash Equivalents, End of Year	$36,234,607	$34,342,737	$66,938,257

Supplemental Cash Flows Information
Interest paid	$7,494,633	$10,314,523	$12,274,253
Income taxes paid	$2,950,000	$2,099,000	$2,295,955
Sale and financing of foreclosed assets	$4,540,399	$4,698,199	$1,161,287
Real estate acquired in settlement of loans	$4,239,838	$6,326,603	$2,962,739
Dividends payable	$3,065,006	$—	$2,389,570

See Notes to Consolidated Financial Statements

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Summit Bancorp, Inc. (the Company) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Summit Bank (the Bank). The Bank is primarily engaged in providing a full range of banking and financial services to individual and business customers in Clark, Columbia, Faulkner, Garland, Hempstead, Hot Spring, Pulaski, Saline and Sebastian counties and the surrounding areas in southwest and central Arkansas. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of deferred tax assets and fair values of financial instruments. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for all properties.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

Interest-bearing Time Deposits in Banks

Interest-bearing time deposits in banks mature within one to five years and are carried at cost.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below amortized cost and when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security. The Company has not recognized any other-than-temporary impairments during the years ended December 31, 2013, 2012 and 2011.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains and losses on loan sales are recorded in noninterest income, and direct origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon the sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses and any unamortized deferred fees or costs on originated loans.

Generally, the accrual of interest on loans is discontinued at the time the loan is 90 days past due, unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued, but not collected, for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current, and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected losses given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the level of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35–40 years
Leasehold improvements	5–10 years
Equipment	3–5 years

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No asset impairment was recognized during the years ended December 31, 2013, 2012 and 2011.

Correspondent Bank Stock

Correspondent bank stock is a required investment for institutions that are members of the Federal Reserve Bank, First National Bankers Bank and Federal Home Loan Bank systems. The required investment in these common stocks is based on a predetermined formula, carried at cost and evaluated for impairment.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Prepaid FDIC Assessments

During 2009, the Federal Deposit Insurance Corporation (FDIC) adopted a final rule requiring insured depository institutions to prepay their estimated risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The prepayment was expensed monthly over the three-year period and the remainder was reimbursed back to the Company during 2013.

Derivative Financial Instruments

Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange-traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.

Stock Options

The Company has a share-based employee compensation plan, which is described more fully in Note 13.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance of FASB Accounting Standards Codification (ASC) 740, Income Taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2010.

The Company files consolidated income tax returns with its subsidiary.

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock appreciation rights and stock options, which are discussed in Note 12 and 13, respectively, and are determined using the treasury stock method. The following table sets forth the computation of basic and diluted earnings per share (EPS) for the years ended December 31:

	2013	2012	2011
Net income	$13,704,230	$13,434,175	$12,807,462

Average common shares outstanding	6,108,515	6,035,185	5,977,902
Effect of common stock options and stock appreciation rights	66,120	46,378	42,872

Diluted common shares outstanding	6,174,635	6,081,563	6,020,774

Basic earnings per common share	$2.24	$2.23	$2.14

Diluted earnings per common share	$2.22	$2.21	$2.13

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities.

The only component of accumulated other comprehensive (loss) income as of December 31, 2013, 2012 and 2011, is unrealized gain (loss) on securities available-for-sale, net of taxes.

Reclassifications

Certain reclassifications have been made to the 2012 and 2011 consolidated financial statements to conform to the 2013 consolidated financial statement presentation. These reclassifications had no effect on net income.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 2:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-sale Securities
December 31, 2013
U.S. government-sponsored enterprises (GSEs)	$40,107,828	$87,449	$(949,957)	$39,245,320
Mortgage-backed securities (GSE residential)	16,594,903	536,086	(4,833)	17,126,156
State and political subdivisions	164,576,310	1,531,056	(2,464,679)	163,642,687
Corporate	27,230,824	110,607	(219,863)	27,121,568
Other securities	9,489,313	8,400	(246,964)	9,250,749

	$257,999,178	$2,273,598	$(3,886,296)	$256,386,480

December 31, 2012
U.S. government-sponsored enterprises (GSEs)	$31,876,595	$126,890	$(17,400)	$31,986,085
Mortgage-backed securities (GSE residential)	18,467,623	688,834	(6,738)	19,149,719
State and political subdivisions	168,085,242	6,419,737	(458,187)	174,046,792
Corporate	23,899,346	73,249	(369,436)	23,603,159
Other securities	10,908,272	583,596	—	11,491,868

	$253,237,078	$7,892,306	$(851,761)	$260,277,623

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Held-to-maturity Securities
December 31, 2013
U.S. government and federal agencies	$3,999,541	$—	$(170,120)	$3,829,421

December 31, 2012
U.S. government and federal agencies	$3,999,541	$—	$(13,941)	$3,985,600

The amortized cost and fair value of available-for-sale and held-to-maturity securities at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$7,687,824	$7,704,712	$—	$—
One to five years	65,716,614	65,582,382	—	—
Five to ten years	62,539,177	61,711,664	3,999,541	3,829,421
After ten years	105,460,660	104,261,566	—	—

	241,404,275	239,260,324	3,999,541	3,829,421
Mortgage-backed securities	16,594,903	17,126,156	—	—

Totals	$257,999,178	$256,386,480	$3,999,541	$3,829,421

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes was approximately $182.6 million and $184.6 million at December 31, 2013 and 2012, respectively.

The book value of securities sold under agreements to repurchase amounted to approximately $12.1 million and $17.0 million at December 31, 2013 and 2012, respectively.

There were no gains on sales of available-for-sale securities during 2013 and 2012. Gross gains of $248,927 resulting from sales of available-for-sale securities were realized in 2011. There were no losses on sales of available-for-sale securities during 2013, 2012 and 2011.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2013 and 2012, was $101,968,544 and $42,501,411, which is approximately 39% and 16%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent changes in market interest rates and changes in the market’s perception of the current risks.

Management believes the declines in fair value for these securities are temporary.

The following tables show gross unrealized losses that are not deemed to be other-than-temporarily impaired and fair value of investment securities aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012:

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government and federal agency	$1,918,120	$(81,880)	$1,911,301	$(88,240)	$3,829,421	$(170,120)
U.S. government-sponsored enterprises (GSEs)	26,894,090	(790,147)	2,840,190	(159,810)	29,734,280	(949,957)
Mortgage-backed securities (GSE residential)	7,025	(12)	170,347	(4,821)	177,372	(4,833)
Corporate	6,315,395	(119,736)	14,986,664	(347,091)	21,302,059	(466,827)
State and political subdivisions	39,015,280	(1,845,319)	7,910,132	(619,360)	46,925,412	(2,464,679)

Total temporarily impaired securities	$74,149,910	$(2,837,094)	$27,818,634	$(1,219,322)	$101,968,544	$(4,056,416)

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government and federal agency	$3,985,600	$(13,941)	$—	$—	$3,985,600	$(13,941)
U.S. government-sponsored enterprises (GSEs)	2,982,600	(17,400)	—	—	2,982,600	(17,400)
Mortgage-backed securities (GSE residential)	—	—	185,428	(6,738)	185,428	(6,738)
Corporate	3,917,470	(74,566)	12,705,130	(294,870)	16,622,600	(369,436)
State and political subdivisions	18,119,091	(214,279)	606,092	(243,908)	18,725,183	(458,187)

Total temporarily impaired securities	$29,004,761	$(320,186)	$13,496,650	$(545,516)	$42,501,411	$(865,702)

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

U.S. Government-sponsored Enterprises (GSEs), State and Political Subdivisions and Corporates

The unrealized losses on the Company’s investments in direct obligations of U.S. government-sponsored enterprises were caused by interest rate changes. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments, and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2013.

Mortgage-backed Securities (GSE Residential)

The unrealized losses on the Company’s investments in residential mortgage-backed securities were caused by interest rate changes. The Company expects to recover the amortized cost bases over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2013.

Note 3:	Loans and Allowance for Loan Losses

Classes of loans at December 31 include:

	2013	2012
Mortgage loans on real estate
Commercial	$317,818,318	$304,748,697
Construction	57,014,000	74,514,298
Multifamily	36,052,575	20,206,581
Residential 1 — 4 family	189,562,134	195,642,091
Second mortgages	7,949,300	7,351,077

Total mortgage loans on real estate	608,396,327	602,462,744
Commercial	145,093,433	130,354,133
Consumer	22,794,015	23,691,610
Other	237,455	64,304

Gross loans	776,521,230	756,572,791

Less allowance for loan losses	13,686,974	13,403,950

Net loans	$762,834,256	$743,168,841

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2013, 2012 and 2011.

	December 31, 2013
	Commercial	Commercial Real Estate	Residential	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Balance, beginning of year	$2,480,131	$2,531,847	$402,152	$397,011	$7,592,809	$13,403,950
Provision charged to expense	(1,237,000)	427,000	3,596,000	(242,000)	(144,000)	2,400,000
Losses charged off	(47,279)	(163,304)	(2,131,803)	(163,590)	—	(2,505,976)
Recoveries	39,000	165,000	84,000	101,000	—	389,000

Balance, end of year	$1,234,852	$2,960,543	$1,950,349	$92,421	$7,448,809	$13,686,974

Ending balance:
Individually evaluated for impairment	$20,053	$292,819	$310,061	$—	$—	$622,933

Ending balance:
Collectively evaluated for impairment	$1,214,799	$2,667,724	$1,640,288	$92,421	$7,448,809	$13,064,041

Loans:
Ending balance	$145,093,433	$317,818,318	$290,578,009	$23,031,470	$—	$776,521,230

Ending balance:
Individually evaluated for impairment	$541,983	$9,122,120	$3,171,453	$—	$—	$12,835,556

Ending balance:
Collectively evaluated for impairment	$144,551,450	$308,696,198	$287,406,556	$23,031,470	$—	$763,685,674

	December 31, 2012
	Commercial	Commercial Real Estate	Residential	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Balance, beginning of year	$2,476,457	$3,269,453	$472,325	$420,997	$7,942,982	$14,582,214
Provision charged to expense	80,674	1,335,394	1,993,841	21,014	(350,173)	3,080,750
Losses charged off	(144,000)	(2,076,000)	(2,126,657)	(137,000)	—	(4,483,657)
Recoveries	67,000	3,000	62,643	92,000	—	224,643

Balance, end of year	$2,480,131	$2,531,847	$402,152	$397,011	$7,592,809	$13,403,950

Ending balance:
Individually evaluated for impairment	$—	$205,053	$—	$1,432	$—	$206,485

Ending balance:
Collectively evaluated for impairment	$2,480,131	$2,326,794	$402,152	$395,579	$7,592,809	$13,197,465

Loans:
Ending balance	$130,354,133	$304,748,697	$297,714,047	$23,755,914	$—	$756,572,791

Ending balance:
Individually evaluated for impairment	$—	$3,518,134	$—	$596,856	$—	$4,114,990

Ending balance:
Collectively evaluated for impairment	$130,354,133	$301,230,563	$297,714,047	$23,159,058	$—	$752,457,801

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

	December 31, 2011
	Commercial	Commercial Real Estate	Residential	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Balance, beginning of year	$2,476,457	$3,269,453	$472,325	$420,997	$6,395,931	$13,035,163
Provision charged to expense	139,000	481,000	1,118,449	41,000	1,547,051	3,326,500
Losses charged off	(204,000)	(516,000)	(2,209,420)	(117,000)	—	(3,046,420)
Recoveries	65,000	35,000	1,090,971	76,000	—	1,266,971

Balance, end of year	$2,476,457	$3,269,453	$472,325	$420,997	$7,942,982	$14,582,214

Ending balance:
Individually evaluated for impairment	$158,660	$144,861	$—	$—	$—	$303,521

Ending balance:
Collectively evaluated for impairment	$2,317,797	$3,124,592	$472,325	$420,997	$7,942,982	$14,278,693

Loans:
Ending balance	$134,304,011	$305,729,653	$275,071,278	$23,987,113	$—	$739,092,055

Ending balance:
Individually evaluated for impairment	$3,662,670	$4,285,817	$—	$—	$—	$7,948,487

Ending balance:
Collectively evaluated for impairment	$130,641,341	$301,443,836	$275,071,278	$23,987,113	$—	$731,143,568

Internal Risk Categories

Loan grades are numbered 1 through 10. Grades 1 through 6 are considered satisfactory grades. Grade 7 (Special Mention) represent loans of lower quality and are considered criticized. The grades of 8 (Substandard), 9 (Doubtful) and 10 (Loss) refer to assets that are classified. The use and application of these grades by the Company are uniform and conform to the Company’s policy.

1 — Cash Secured and U.S. Government Guaranteed

Borrowers in this category exhibit virtually no risk. The loan is properly structured with an appropriate maturity not to exceed the life of the collateral instrument. No credit or collateral exceptions exist, and the loan adheres to policy in every respect. Typically, loans are fully secured by Summit Bank deposits or a portion of the loan is guaranteed by a U.S. Agency.

2 — Investment Grade

Borrowers of the highest quality, presently and prospectively. There is virtually no risk in lending to this class. Cash flows over at least five years demonstrate exceptionally large and/or stable margins of protection. Balance sheets are very conservative and strong with liquid assets. Projected cash flows, including anticipated credit extensions, exhibit strong trends in margins of protection, liquidity and debt service coverage. Excellent asset quality and management. Typically, large national companies with a significant share of a major, stable industry. Loans fully secured by certificates of deposit held at other banks should be rated in this category, provided the pledge agreement has been properly acknowledged by the other bank.

Loans secured by marketable securities should be rated in this category, provided a collateral maintenance agreement is in place.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

3 — High Pass

Borrowers in the first quartile of industry with excellent prospects. Very good asset quality and liquidity; consistently strong debt capacity and coverage; and very good management. The credit extension is considered definitely sound. Typically major regional companies in relatively stable industries.

4 — Medium Pass

Borrowers with elements of strength in such areas as liquidity, stability of margins and cash flows, diversity of assets, and better than average debt capacity. The margin of protection is good. Well-established regional and excellent local companies operating in a reasonably stable industry that may be moderately affected by the business cycle and moderately open to changes, usually in the first quartile of industry. Management and owners have unquestioned character, as demonstrated by repeated performance.

5 — Pass

Borrowers with smaller margins of debt service coverage and with some elements of reduced strength. Satisfactory asset quality and liquidity; good debt capacity and coverage; and good management in critical positions. These companies have good margins of protection and will definitely qualify as attractive borrowers and are usually in the second quartile of industry. A loss year or a somewhat declining earnings trend may occur, but borrowers have sufficient strength and financial flexibility to offset these issues. These are typically solid companies often operating in cyclical industries that are somewhat vulnerable to change. Management and owners have unquestioned character. Depth of management may become an issue in a growing firm.

6 — Low Pass

Borrowers with declining earnings, strained cash flow, increasing leverage and/or weakening market fundamentals that indicates above average risk. These borrowers generally have limited additional debt capacity and modest coverage and average or below average asset quality, margins and market share. Some management weakness may exist. Also, borrowers who are currently performing as agreed but could be adversely affected by such developing factors as deteriorating industry conditions, operating problems, pending litigation of a significant nature, or declining collateral quality/adequacy, and so forth. Companies with average or smaller market shares operating in a cyclical or declining industry, and usually in the third quartile of industry. Start-up companies will generally be in this category. Management and owners have good character, with no basis for questions. Minor covenant violations may be noted. Loans in this category usually require additional attention from bank management.

7 — Special Mention

Borrowers who exhibit potential credit weaknesses or downward trends deserving bank management’s close attention. If not checked or corrected, these trends will weaken the bank’s asset and position. While potentially weak, these borrowers are currently marginally acceptable; no loss of principal or interest is envisioned. As a result, special mention assets do not expose an institution to sufficient risk to warrant adverse classification. Included in special mention assets could be turnaround situations, as well as those borrowers previously rated 4–6 who have shown deterioration, for whatever reason, indicating a downgrading from the better categories. Typically companies in deteriorating industries or with a poor and declining market share in an average industry, or with chronic past due history with no mitigating circumstances. Some elements of asset quality, financial flexibility or management are below average. Management and owners may have limited depth and backup. Borrowers who have been or would normally be categorized special mention by regulatory authorities.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

8 — Substandard

A substandard asset is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged. Assets so classified must have well-defined weaknesses that jeopardize the liquidation of the debt. They are characterized with the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

The weaknesses may include, but are not limited to: high leverage, declining or negative earnings trends, deteriorating or inadequate liquidity, improper loan structure, and questionable repayment source, lack of well-defined secondary sources or weak guarantors, and unfavorable competitive comparison. The loan may have exhibited excessive renewals with little or no principal reduction. Indicators may include:

•	Fiscal year-end losses.

•	Chronic past due history, unless mitigating circumstances are documented and credit issues have been resolved.

•	Repeated violation of loan agreement or covenants.

•	Chronic history of overdrafts with no mitigating circumstances.

9 — Doubtful

This category is reserved for loans that have advanced to the point that collection in full is improbable. These loans are not yet rated Loss because pending circumstances make it difficult to identify a specific dollar amount and/or impending timing of the ultimate loss. The circumstances may include: legal proceedings; organization restructured; expected acquisition; capital injection; or liquidation. Generally, this category should not be used for extended periods of time, and charge downs should be taken in a timely manner.

10 — Loss

These assets are considered uncollectible. This classification does not mean that an asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential 1–4 Family and Equity Lines of Credit Real Estate: The residential 1–4 family real estate are generally secured by owner-occupied 1–4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Construction and Land Development Real Estate: Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Consumer: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors, such as unemployment and general economic conditions in the Company’s market area and the creditworthiness of a borrower.

The following tables present the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity as of December 31, 2013 and 2012:

	December 31, 2013
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Mortgage loans on real estate
Commercial	$302,240,785	$4,658,906	$10,918,627	$—	$—	$317,818,318
Construction	55,444,453	488,313	1,081,234	—	—	57,014,000
Multifamily	34,658,236	691,039	703,300	—	—	36,052,575
Residential 1 — 4 family	178,378,357	1,693,217	9,490,560	—	—	189,562,134
Second mortgages	7,949,300	—	—	—	—	7,949,300

Total mortgage loans on real estate	578,671,131	7,531,475	22,193,721	—	—	608,396,327
Commercial	144,288,065	157,375	647,993	—	—	145,093,433
Consumer	22,522,329	120,292	151,394	—	—	22,794,015
Other	237,455	—	—	—	—	237,455

Total loans	$745,718,980	$7,809,142	$22,993,108	$—	$—	$776,521,230

	December 31, 2012
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Mortgage loans on real estate
Commercial	$266,789,003	$13,315,397	$24,644,297	$—	$—	$304,748,697
Construction	74,514,298	—	—	—	—	74,514,298
Multifamily	20,206,581	—	—	—	—	20,206,581
Residential 1 — 4 family	190,828,835	2,517,810	2,295,446	—	—	195,642,091
Second mortgages	7,351,077	—	—	—	—	7,351,077

Total mortgage loans on real estate	559,689,794	15,833,207	26,939,743	—	—	602,462,744
Commercial	129,872,977	29,902	451,254	—	—	130,354,133
Consumer	22,257,510	99,963	1,334,137	—	—	23,691,610
Other	64,304	—	—	—	—	64,304

Total loans	$711,884,585	$15,963,072	$28,725,134	$—	$—	$756,572,791

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2013 and 2012:

	December 31, 2013
	30–59 Days Past Due	60–89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Total Loans > 90 Days & Accruing
Mortgage loans on real estate
Commercial	$207,886	$145,969	$3,364,445	$3,718,300	$314,100,018	$317,818,318	$—
Construction	42,415	—	516,300	558,715	56,455,285	57,014,000	488,000
Multifamily	—	—	—	—	36,052,575	36,052,575	—
Residential 1— 4 family	2,385,046	304,739	3,419,099	6,108,884	183,453,250	189,562,134	133,000
Second mortgages	56,841	23,067	82,177	162,085	7,787,215	7,949,300	—

Total mortgage loans on real estate	2,692,188	473,775	7,382,021	10,547,984	597,848,343	608,396,327	621,000
Commercial	70,033	69,230	613,899	753,162	144,340,271	145,093,433	50,000
Consumer	205,902	138,977	65,368	410,247	22,383,768	22,794,015	—
Other	—	—	—	—	237,455	237,455	—

Total	$2,968,123	$681,982	$8,061,288	$11,711,393	$764,809,837	$776,521,230	$671,000

	December 31, 2012
	30–59 Days Past Due	60–89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Total Loans > 90 Days & Accruing
Mortgage loans on real estate
Commercial	$2,797,911	$152,326	$1,100,880	$4,051,117	$300,697,580	$304,748,697	$119,105
Construction	128,036	16,872	308,781	453,689	74,060,609	74,514,298	—
Multifamily	—	—	—	—	20,206,581	20,206,581	—
Residential 1— 4 family	1,921,281	324,201	1,498,432	3,743,914	191,898,177	195,642,091	—
Second mortgages	447,720	203,898	612,756	1,264,374	6,086,703	7,351,077	—

Total mortgage loans on real estate	5,294,948	697,297	3,520,849	9,513,094	592,949,650	602,462,744	119,105
Commercial	184,377	175,456	—	359,833	129,994,300	130,354,133	—
Consumer	278,630	98,669	18,395	395,694	23,295,916	23,691,610	—
Other	—	—	—	—	64,304	64,304	—

Total	$5,757,955	$971,422	$3,539,244	$10,268,621	$746,304,170	$756,572,791	$119,105

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when, based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans, but also include loans modified in troubled debt restructurings.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following tables present impaired loans for the years ended December 31, 2013 and 2012:

	December 31, 2013
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Mortgage loans on real estate
Commercial	$9,122,120	$9,472,120	$292,819	$9,637,255	$—
Construction	541,983	541,983	20,053	135,496	—
Multifamily	—	—	—	—	—
Residential 1 — 4 family	3,171,453	5,781,453	310,061	5,148,936	—
Second Mortgages	—	—	—	127,339	—

Total mortgage loans on real estate	12,835,556	15,795,556	622,933	15,049,026	—
Commercial	—	—	—	—	—
Consumer	—	—	—	—	—
Other	—	—	—	—	—

Total	$12,835,556	$15,795,556	$622,933	$15,049,026	$—

	December 31, 2012
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Mortgage loans on real estate
Commercial	$2,105,134	$2,855,134	$205,053	$5,251,288	$—
Construction	—	—	—	—	—
Multifamily	—	—	—	—	—
Residential 1 — 4 family	1,413,000	2,295,000	—	—	—
Second mortgages	596,856	639,856	1,432	149,214	—

Total mortgage loans on real estate	4,114,990	5,789,990	206,485	5,400,502	—
Commercial	—	—	—	673,785	—
Consumer	—	—	—	—	—
Other	—	—	—	—	—

Total	$4,114,990	$5,789,990	$206,485	$6,074,287	$—

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table presents the Company’s nonaccrual loans at December 31, 2013 and 2012. This table excludes performing troubled debt restructurings.

	2013	2012
Mortgage loans on real estate
Commercial	$3,405,344	$1,269,740
Construction	27,986	2,468,564
Multifamily	—	—
Residential 1 — 4 family	4,222,434	1,726,165
Second mortgages	82,178	612,756

Total mortgage loans on real estate	7,737,942	6,077,225
Commercial	571,272	15,209
Consumer	69,175	18,595
Other	—	—

Total nonaccrual loans	$8,378,389	$6,111,029

Loans and leases on which the accrual of interest has been discontinued aggregated $8.4 million and $6.1 million at December 31, 2013 and 2012, respectively. Interest income collected and recognized during 2013 and 2012 for nonaccrual loans and leases held at December 31, 2013 and 2012 was $176,000 and $63,000, respectively. Under the original terms, these loans and leases would have reported $280,000 and $194,000 of interest income during 2013 and 2012, respectively.

Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired. At December 31, 2013 and 2012, troubled debt restructurings were approximately $9,777,000 and $8,415,000, respectively.

At December 31, 2013 and 2012, the Company had a number of loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

The following tables present information regarding troubled debt restructurings by class for the years ended December 31, 2013 and 2012:

	December 31, 2013
	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance
Mortgage loans on real estate
Commercial	2	$7,853,875	$7,853,875
Construction	—	—	—
Multifamily	—	—	—
Residential 1 — 4 family	9	2,884,703	1,891,703
Second mortgages	1	32,305	31,315
Commercial	—	—	—
Consumer	—	—	—
Other	—	—	—

	12	$10,770,883	$9,776,893

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

	December 31, 2012
	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance
Mortgage loans on real estate
Commercial	1	$5,909,918	$5,909,918
Construction	—	—	—
Multifamily	—	—	—
Residential 1 — 4 family	7	3,583,505	2,472,913
Second mortgages	1	32,305	32,305
Commercial	—	—	—
Consumer	—	—	—
Other	—	—	—

	9	$9,525,728	$8,415,136

The troubled debt restructurings described above did not affect the allowance for loan losses or result in any charge-offs during the years ended December 31, 2013, 2012 and 2011.

The following tables present restructured loans by type of modification:

		December 31, 2013
	Interest Only	Term	Combination	Total Modification
Mortgage loans on real estate
Commercial	$2,097,324	$5,756,551	$—	$7,853,875
Construction	—	—	—	—
Multifamily	—	—	—	—
Residential 1 — 4 family	933,833	901,079	56,791	1,891,703
Second mortgage	31,315	—	—	31,315
Commercial	—	—	—	—
Consumer	—	—	—	—
Other	—	—	—	—

	$3,062,472	$6,657,630	$56,791	$9,776,893

		December 31, 2012
	Interest Only	Term	Combination	Total Modification
Mortgage loans on real estate
Commercial	$—	$5,909,918	$—	$5,909,918
Construction	—	—	—	—
Multifamily	—	—	—	—
Residential 1 — 4 family	1,196,980	1,183,929	92,004	2,472,913
Second mortgage	32,305	—	—	32,305
Commercial	—	—	—	—
Consumer	—	—	—	—
Other	—	—	—	—

	$1,229,285	$7,093,847	$92,004	$8,415,136

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

There were no troubled debt restructurings (TDRs) modified in the past 12 months that subsequently defaulted.

As of December 31, 2013, there were no borrowers with loans designated as TDRs that met the criteria for placement back on accrual status. This criteria is a minimum of six months of payment performance under existing or modified terms.

Note 4:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2013	2012
Land	$3,092,634	$2,586,880
Buildings and improvements	12,166,513	11,962,871
Leasehold improvements	2,833,634	2,808,497
Equipment	5,159,068	4,961,319

	23,251,849	22,319,567
Less accumulated depreciation	9,083,315	8,291,346

Net premises and equipment	$14,168,534	$14,028,221

The Bank disposed of approximately $183,000 of fully depreciated premises and equipment during 2013.

Note 5:	Derivative Financial Instruments

In the normal course of business, the Company uses various derivative financial instruments to manage its interest rate risk and market risks in accommodating the needs of its customers. These instruments carry varying degrees of credit, interest rate and market or liquidity risks. Derivative financial instruments are recognized as either assets or liabilities in the accompanying consolidated financial statements and are measured at fair value.

During 2008, the Company entered into three interest rate cap agreements. The agreements provided for the Company to receive interest from the counterparties if the three-month LIBOR exceeds 3.75%, 4.00% and 4.25%, respectively, on notional amounts aggregating $30,000,000 at December 31, 2010 and 2009. The agreements were purchased at premiums of approximately $334,000 and expired in 2011.

During 2011, the Company entered into three interest rate cap agreements. The agreements provided for the Company to receive interest from the counterparties if the three-month LIBOR exceeds 1.25%, 1.25% and 1.43%, respectively, on notional amounts aggregating $32.5 million at December 31, 2013 and 2012. The agreements were purchased at premiums of approximately $1,302,000 and expire in 2016.

During 2012, the Company entered into one interest rate cap agreement. The agreement provided for the Company to receive interest from the counterparty if the three-month LIBOR exceeds 1.50% on a notional amount of $10.0 million at December 31, 2012. The agreement was purchased at a premium of approximately $191,000 and expires on May 17, 2017.

During 2013, the Company entered into two interest rate cap agreements. The agreements provided for the Company to receive interest from the counterparties if the three-month LIBOR exceeds 1.31% and 1.28%, respectively, on notional amounts aggregating $15.0 million at December 31, 2013. The agreements were purchased at premiums of approximately $285,000 and expire in 2018.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

At December 31, 2013 and 2012, the approximate fair value of the derivative instruments was an asset of approximately $718,000 and $229,000, respectively. The fair value of the derivative financial instruments are included in other assets and any changes to the fair value are recorded in other interest expense.

Note 6:	Interest-bearing Deposits

Interest-bearing time deposits in denominations of $100,000 or more were $233.5 million on December 31, 2013, and $266.7 million on December 31, 2012.

As of December 31, 2013 and 2012, brokered deposits of approximately $79.3 million and $59.4 million, respectively, were included in time deposits in denominations of $100,000 or more.

As of December 31, 2013, the scheduled maturities of time deposits are as follows:

2014	$243,732,922
2015	85,702,502
2016	42,669,783
2017	13,572,221
2018	4,751,214
Thereafter	1,311,063

$391,739,705

Note 7:	Short-term Borrowings

At December 31, 2013 and 2012, short-term borrowings included securities sold under agreements to repurchase of $11,402,421 and $14,673,455, respectively, consist of obligations of the Company to other parties and are recorded as short-term borrowings in the consolidated balance sheets. The obligations are secured by available-for-sale securities, and such collateral is held by the Company’s safekeeping agent. The maximum amount of outstanding agreements at any month-end during 2013 and 2012 totaled $16,191,648 and $20,527,745, respectively, and the monthly average of such agreements totaled $14,912,721 and $17,734,198 for 2013 and 2012, respectively. The agreements at December 31, 2013, mature overnight.

Note 8:	Federal Home Loan Bank Advances

At December 31, 2013 and 2012, Federal Home Loan Bank advances of $42,302,666 and $46,518,351, respectively, were recorded by the Company.

The Federal Home Loan Bank advances are secured by a blanket lien on mortgage loans totaling $316,700,312 and $310,916,801 at December 31, 2013 and 2012, respectively. Advances at interest rates from 0.37% to 5.28% are subject to restrictions or penalties in the event of prepayment.

Aggregate annual maturities of Federal Home Loan Bank advances at December 31, 2013, are:

2014	$5,000,000
2015	3,263,504
2016	18,138,903
2017	10,389,532
2018	5,267,045
Thereafter	243,682

$42,302,666

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 9:	Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions.

The provision for income taxes includes these components:

	2013	2012	2011
Taxes currently payable	$2,828,050	$1,622,826	$2,255,000
Deferred income taxes	(377,050)	(114,826)	(365,346)

Income tax expense	$2,451,000	$1,508,000	$1,889,654

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2013	2012	2011
Computed at the statutory rate (34%)	$5,492,778	$5,080,298	$4,997,019
Increase (decrease) resulting from
Tax exempt income	(1,967,805)	(1,975,454)	(1,782,416)
Nondeductible interest expense	13,195	10,672	84,240
Increase in cash-surrender value of life insurance	(318,920)	(306,748)	(286,416)
State income taxes	348,075	227,980	59,130
Dividend received deduction	(148,854)	(134,864)	(190,873)
Qualified zone academy bonds	(1,039,351)	(988,944)	(1,355,202)
Other	71,882	(404,940)	364,172

Actual federal tax expense	$2,451,000	$1,508,000	$1,889,654

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2013	2012
Deferred tax assets
Allowance for loan losses	$5,240,742	$5,132,683
Alternate minimum tax credit	422,502	367,177
Intangible assets	2,298	5,029
Unrealized losses on available-for-sale securities	617,503	—
Other	160,177	156,199

	6,443,222	5,661,088

Deferred tax liabilities
Depreciation	576,620	648,017
Cumulative noncash FHLB stock dividends	63,136	73,323
Unrealized gains on available-for-sale securities	—	2,695,825
Other	442,155	573,854

	1,081,911	3,991,019

Net deferred tax asset	$5,361,311	$1,670,069

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 10:	Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Company and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The Company’s and the Bank’s actual capital amounts and ratios are also presented in the following table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013
Total Capital (to Risk-Weighted Assets)
Consolidated	$146,528,000	17.4%	$67,345,000	8.0%	N/A	N/A
Summit Bank	143,605,000	17.1%	67,171,000	8.0%	$83,964,000	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	135,966,000	16.2%	33,672,000	4.0%	N/A	N/A
Summit Bank	133,074,000	15.9%	33,586,000	4.0%	50,378,000	6.0%
Tier I Capital (to Average Assets)
Consolidated	135,966,000	11.3%	47,994,000	4.0%	N/A	N/A
Summit Bank	133,074,000	11.1%	47,994,000	4.0%	59,993,000	5.0%

As of December 31, 2012
Total Capital (to Risk-Weighted Assets)
Consolidated	$134,055,000	16.3%	$65,620,000	8.0%	N/A	N/A
Summit Bank	131,252,000	16.0%	65,455,000	8.0%	$81,819,000	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	123,763,000	15.1%	32,810,000	4.0%	N/A	N/A
Summit Bank	120,985,000	14.8%	32,728,000	4.0%	49,091,000	6.0%
Tier I Capital (to Average Assets)
Consolidated	123,763,000	10.6%	46,786,000	4.0%	N/A	N/A
Summit Bank	120,985,000	10.3%	46,786,000	4.0%	58,483,000	5.0%

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2013, approximately $22.8 million of retained earnings was available for dividend declaration without prior regulatory approval.

Note 11:	Related Party Transactions

At December 31, 2013 and 2012, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) in the amount of $1,780,645 and $1,975,664, respectively.

	2013	2012
Beginning balance	$1,975,664	$2,768,320
New loans	620,000	853,420
Repayments	(815,019)	(1,646,076)

Ending balance	$1,780,645	$1,975,664

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Deposits from related parties held by the Company at December 31, 2013 and 2012, totaled $4,997,472 and $7,816,642, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Note 12:	Employee Benefits

The Company has a retirement savings 401(k) plan (the Plan) that covers substantially all employees. The Company’s contributions to the Plan are determined annually by the board of directors. Employer contributions charged to expense were $399,543, $481,416 and $409,699 for 2013, 2012 and 2011, respectively.

Pursuant to the Company’s 2007 Stock Option and Stock Appreciation Rights Plan, the Company can grant Stock Appreciation Rights (SARs) to certain employees. Participant employees that are granted SARs are entitled to receive cash equal to the excess of the per share market value on the date of exercise over the per share market value of the Company’s stock on the grant date. During 2013, 2012 and 2011, the Company granted 0, 1,900 and 10,000 SARs, respectively. Total SARs granted and outstanding were 11,900, 12,400 and 10,000 shares at December 31, 2013, 2012 and 2011, respectively. The Company applies FASB ASC 718 and related interpretations to measure compensation expense. The expense recognized for the SARs for 2013, 2012 and 2011 was immaterial. As of December 31, 2013 and 2012, the Company had accrued $44,300 and $45,300 for SARs, respectively.

Note 13:	Stock Option Plan

The Company’s 2007 Stock Option and Stock Appreciation Rights Plan (the Plan), which is shareholder approved, permits the grant of stock options to its employees. The Plan initially reserved 581,578 shares (as adjusted for the 2007 stock split) to be issued under the Plan. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on five years of continuous service. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

The fair value of each option award is estimated on the date of grant using the Black-Scholes Option Valuation Model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2013	2012	2011
Expected volatility	0.01%	0.01%	0.01%
Weighted-average volatility	0.01%	0.01%	0.01%
Expected dividends (per share)	$0.50	$0.40	$0.40
Expected term (in years)	5	5	5
Risk-free rate	.71%	.86%	1.92%

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

A summary of option activity under the Plan as of December 31, 2013 and 2012, and changes during the years then ended is presented below:

	2013
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding, beginning of year	423,450	$25.09	—
Granted	45,750	28.42	—
Exercised	(33,950)	20.37	—
Forfeited or expired	(1,000)	20.25	—

Outstanding, end of year	434,250	$25.82	2.43

Exercisable, end of year	—	$—	—

	2012
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding, beginning of year	263,788	$22.05	—
Granted	256,250	26.86	—
Exercised	(82,088)	19.62	—
Forfeited or expired	(14,500)	24.28	—

Outstanding, end of year	423,450	$25.09	3

Exercisable, end of year	—	$—	—

The weighted-average grant-date fair value of options granted during 2013, 2012 and 2011 was $1.08, $1.14 and $1.59, respectively. The total intrinsic value of options exercised during the years ended December 31, 2013, 2012 and 2011, was $267,288, $628,968 and $420,750, respectively.

As of December 31, 2013, 2012 and 2011, there was $134,304, $183,657 and $227,868, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.0 years, 2.3 years and 1.9 years, respectively. The total fair value of shares vested during the years ended December 31, 2013, 2012 and 2011, was $958,850, $2,239,535 and $1,443,750, respectively. The recognized tax benefit related thereto was $0 for the years ended December 31, 2013, 2012 and 2011.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

A summary of the status of the Company’s nonvested shares as of December 31, 2013 and 2012, and changes during the years then ended, is presented below:

December 31, 2013
	Shares	Weighted- Average Grant- Date Fair Value
Nonvested, beginning of year	423,450	$2.91
Granted	45,750	1.08
Vested and exercised	(33,950)	(9.13)
Forfeited or expired	(1,000)	(9.25)

Nonvested, end of year	434,250	$3.68

December 31, 2012
	Shares	Weighted- Average Grant- Date Fair Value
Nonvested, beginning of year	263,788	$2.19
Granted	256,250	1.14
Vested and exercised	(82,088)	(8.38)
Forfeited or expired	(14,500)	(3.72)

Nonvested, end of year	423,450	$2.91

Note 14:	Operating Leases

The Company has several noncancellable operating leases, primarily for branch banking, that expire over the next 17 years. These leases generally contain renewal options for periods ranging from 1 to 10 years. Rental expense for these leases was $922,323, $876,414 and $799,847 for the years ended December 31, 2013, 2012 and 2011, respectively.

Future minimum lease payments under operating leases are:

Operating Leases
2014	$999,777
2015	825,210
2016	623,986
2017	591,909
2018	591,909
Thereafter	3,697,100

Total minimum lease payments	$7,329,891

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 15:	Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013 and 2012:

	Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2013
U.S. government-sponsored enterprises (GSEs)	$39,245,320	$—	$39,245,320	$—
Mortgage-backed securities (GSE residential)	17,126,156	—	17,126,156	—
State and political subdivisions	163,642,687	—	139,412,611	24,230,076
Corporate bonds	27,121,568	—	27,121,568	—
Other securities	9,250,749	9,250,749	—	—

December 31, 2012
U.S. government-sponsored enterprises (GSEs)	$31,986,086	$—	$31,986,086	$—
Mortgage-backed securities (GSE residential)	19,149,719	—	19,149,719	—
State and political subdivisions	174,046,792	—	147,930,264	26,116,528
Corporate bonds	23,603,159	—	23,603,159	—
Other securities	11,491,868	11,491,868	—	—

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2013. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. See the table below for inputs and valuation techniques used for Level 3 securities.

Fair value determinations for Level 3 measurements of securities are the responsibility of the Company’s management. The Company’s management contracts with a pricing specialist to generate fair value estimates on a quarterly basis. The Company’s management challenges the reasonableness of the assumptions used and reviews the methodology to ensure the estimated fair value complies with accounting standards generally accepted in the United States.

Derivative Financial Investments

The fair value of derivative financial instruments is not presented since management believes the fair value to be insignificant.

Level 3 Reconciliation

The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs:

State and Political Subdivisions
Balance, January 1, 2011	$27,500,922
Purchases	7,615,280
Settlements	(3,203,680)

Balance, December 31, 2011	31,912,522
Purchases	1,345,000
Settlements	(7,140,994)

Balance, December 31, 2012	26,116,528
Purchases	—
Settlements	(1,886,452)

Balance, December 31, 2013	$24,230,076

There were no significant realized or unrealized gains or losses related to Level 3 available-for-sale securities included in net income or other comprehensive income for the years ended December 31, 2013, 2012 and 2011.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Nonrecurring Measurements

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013 and 2012:

	Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2013
Collateral-dependent impaired loans	$12,212,623	$—	$—	$12,212,623
Foreclosed assets held for sale, net	3,392,440	—	—	3,392,440

December 31, 2012
Collateral-dependent impaired loans	$3,908,505	$—	$—	$3,908,505
Foreclosed assets held for sale, net	3,514,049	—	—	3,514,049

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Collateral-dependent Impaired Loans, Net of ALLL

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the Company.

Appraisals are reviewed for accuracy and consistency by the Company. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the Company by comparison to historical results.

Foreclosed Assets Held for Sale

Foreclosed assets held for sale are carried at the lower of fair value at acquisition date or current estimated fair value, less estimated cost to sell when the real estate is acquired. Estimated fair value of foreclosed assets held for sale is based on appraisals or evaluations. Foreclosed assets held for sale are classified within Level 3 of the fair value hierarchy.

Appraisals of foreclosed assets held for sale are obtained when the real estate is acquired and subsequently as deemed necessary by the Company. Appraisals are reviewed for accuracy and consistency by the Company. Appraisers are selected from the list of approved appraisers maintained by management.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

	Fair Value at 12/31/13	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Collateral-dependent impaired loans	$12,212,623	Market comparable properties	Marketability discount	0–25%

Foreclosed assets held for sale, net	$3,392,440	Market comparable properties	Comparability adjustments (%)	Not available

State and political subdivisions	$24,230,076	Discounted cash flows	Unrated security yield adjustment	3–5%
			Marketability yield adjustment	1–3%

The following table presents estimated fair values of the Company’s financial instruments not previously disclosed at December 31, 2013 and 2012.

	December 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$36,207,311	$36,207,311	$34,343,737	$34,342,737
Interest-bearing time deposits in banks	58,327,000	58,327,000	52,973,000	52,973,000
Held-to-maturity securities	3,999,541	3,829,421	3,999,541	3,985,600
Mortgage loans held for sale	986,161	986,161	4,747,183	4,747,183
Loans, net of allowance for loan losses	762,834,256	755,355,074	743,168,841	747,369,210
Correspondent bank stock	3,622,935	3,622,935	3,844,435	3,844,435
Interest receivable	4,788,379	4,788,379	4,941,602	4,941,602

Financial liabilities
Deposits	$993,698,934	$994,718,205	$970,808,970	$974,446,165
Short-term borrowings	11,402,421	11,402,421	14,673,455	14,673,455
Federal Home Loan
Bank advances	42,302,666	44,049,847	46,518,351	50,011,043
Interest payable	550,592	550,592	729,238	729,238

Cash and Cash Equivalents and Interest-bearing Time Deposits in Banks

The carrying amount approximates fair value.

Held-to-maturity Securities

Fair value is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Loans Held for Sale

The carrying amount approximates fair value due to the insignificant time between origination and date of sale. The carrying amount is the amount funded and accrued interest.

Loans

Fair value is estimated by discounting the future cash flows using the market rates at which similar notes would be made to borrowers with similar credit ratings and for the same remaining maturities. The market rates used are based on current rates the Company would impose for similar loans and reflect a market participant assumption about risks associated with nonperformance, illiquidity and the structure and term of the loans along with local economic and market conditions.

Correspondent Bank Stock

Fair value is estimated at book value due to restrictions that limit the sale or transfer of such securities.

Accrued Interest Receivable and Payable

The carrying amount approximates fair value. The carrying amount is determined using the interest rate, balance and last payment date.

Deposits

Fair value of term deposits is estimated by discounting the future cash flows using rates of similar deposits with similar maturities. The market rates used were obtained from a knowledgeable independent third party and reviewed by the Company. The rates were the average of current rates offered by local competitors of the Company.

The estimated fair value of demand, NOW, savings and money market deposits is the book value since rates are regularly adjusted to market rates and amounts are payable on demand at the reporting date.

Short-Term Borrowings

The carrying amount approximates fair value.

Federal Home Loan Bank Advances

Fair value is estimated by discounting the future cash flows using rates of similar advances with similar maturities. These rates were obtained from current rates offered by the Federal Home Loan Bank (FHLB).

The fair value of commitments to extend credit, letters of credit and forward sale commitments is not presented since management believes the fair value to be insignificant.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 16:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Other significant estimates and concentrations not discussed in those footnotes include:

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.

Investments

The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the accompanying consolidated balance sheets.

Note 17:	Commitments and Credit Risk

The Company grants commercial, residential and consumer loans to customers in the southwest and central portions of Arkansas. Although the Company has a diversified loan portfolio, a majority of commercial and consumer loans are secured by real estate mortgages in Clark, Columbia, Faulkner, Garland, Hempstead, Hot Spring, Pulaski, Sebastian and Saline counties and the surrounding areas in southwest and central Arkansas. As of December 31, 2013 and 2012, real estate loans comprised approximately 85% and 80%, respectively, of the portfolio.

Commitments to Extend Credit

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. The commitments are at fixed and variable interest rates.

At December 31, 2013 and 2012, the Company had outstanding commitments to extend credit aggregating approximately $18.1 million and $20.0 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days and are intended for sale to investors in the secondary market. Total mortgage loans in the process of origination amounted to $6,871,857 and $11,606,817, and mortgage loans held for sale amounted to $986,161 and $4,747,183 at December 31, 2013 and 2012, respectively.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

The Company had total outstanding standby letters of credit amounting to $711,000 and $790,000 at December 31, 2013 and 2012, respectively, with terms of 12 months.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as those for on-balance-sheet instruments.

The Company had granted unused lines of credit to borrowers aggregating approximately $43.9 million and $67.0 million at December 31, 2013 and 2012, respectively. At December 31, 2013, unused lines of credit to borrowers aggregated approximately $32.2 million for commercial lines and approximately $11.7 million for open-end consumer lines. At December 31, 2012, unused lines of credit to borrowers aggregated approximately $53.0 million for commercial lines and approximately $14.0 million for open-end consumer lines.

Note 18:	Subsequent Events

Subsequent events have been evaluated through the date of the Independent Auditor’s Report, which is the date the consolidated financial statements were available to be issued.

On January 30, 2014, Summit Bancorp, Inc. entered into a definitive agreement and plan of merger with Bank of the Ozarks, Inc. This agreement provides that, upon the terms and subject to the conditions set forth therein, Summit Bancorp, Inc. will merge with and into Bank of the Ozarks, Inc. and Summit Bank will merge with and into Bank of the Ozarks.

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19:	Financial Information (Parent Company Only)

Presented below is financial information as to financial position, results of operations and cash flows of the Company:

Balance Sheets

	2013	2012
Assets
Cash and due from banks	$4,118,762	$913,864
Investment in common stock of subsidiary	132,079,122	125,329,029
Investment in partnership	2,137,723	2,039,801

Total assets	$138,335,607	$128,282,694

Liabilities and Stockholders’ Equity
Liabilities
Other liabilities	$300,000	$176,158
Dividends payable	3,065,006	—

Total liabilities	3,365,006	176,158

Stockholders’ Equity
Common stock, $.01 par value; authorized 20,000,000 shares; issued 2013 – 6,163,213 shares, 2012 – 6,129,263 shares	61,632	61,293
Additional paid-in capital	60,259,867	59,502,141
Retained earnings	76,157,944	65,518,720
Accumulated other comprehensive (loss) income	(995,036)	4,344,016

	135,484,407	129,426,170
Treasury stock, at cost
Common; 2013 — 29,754 shares, 2012 — 58,337 shares	(513,806)	(1,319,634)

Total stockholders’ equity	134,970,601	128,106,536

Total liabilities and stockholders’ equity	$138,335,607	$128,282,694

Statements of Income

	2013	2012	2011
Income
Dividends from subsidiary	$2,500,000	$2,000,000	$—
Other income	99,522	1,400	904

	2,599,522	2,001,400	904

Expenses

Other	917,984	994,139	1,005,402

Income (Loss) Before Equity in Undistributed Net Income of Subsidiary	1,681,538	1,007,261	(1,004,498)
Equity in Undistributed Net Income of Subsidiary	12,022,692	12,426,914	13,811,960

Net Income	$13,704,230	$13,434,175	$12,807,462

Summit Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Statements of Comprehensive Income

	2013	2012	2011
Net Income	$13,704,230	$13,434,175	$12,807,462

Other Comprehensive Income
Net unrealized gain on available-for-sale securities	(8,653,244)	3,254,808	1,108,649
Reclassification adjustment for realized gains losses included in income	—	—	(248,927)

Other comprehensive income, before tax effect	—	—	859,722
Tax effect	(3,314,192)	1,246,591	329,274

Other comprehensive income	(5,339,052)	2,008,217	530,448

Comprehensive Income	$8,365,178	$15,442,392	$13,337,910

Statements of Cash Flows

	2013	2012	2011
Operating Activities
Net income	$13,704,230	$13,434,175	$12,807,462
Equity in undistributed income of subsidiary	(12,022,692)	(12,426,914)	(13,811,960)
Changes in
Investment in partnership interest	(97,922)	—	—
Other liabilities	123,842	(174,364)	20,523

Net cash provided by (used in) operating activities	1,707,458	832,897	(983,975)

Investing Activities
Purchase of partnership interest	—	—	(2,039,801)

Net cash used in investing activities	—	—	(2,039,801)

Financing Activities
Proceeds from issuance of common stock	691,612	1,601,015	1,023,254
Proceeds from the sale of treasury stock	1,244,262	1,055,129	657,651
Purchase of treasury stock	(438,434)	(822,458)	(1,469,220)
Dividends paid	—	(8,453,920)	(2,381,292)

Net cash provided by (used in) financing activities	1,497,440	(6,620,234)	(2,169,607)

Increase (Decrease) in Cash	3,204,898	(5,787,337)	(5,193,383)
Cash, Beginning of Year	913,864	6,701,201	11,894,584

Cash, End of Year	$4,118,762	$913,864	$6,701,201

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Independent Accountant’s Review Report

Management of Bank of the Ozarks, Inc.

Little Rock, Arkansas

Report on the Financial Statements

We have reviewed the accompanying consolidated balance sheets of The First National Bank of Shelby and Subsidiary (the “Bank”) as of June 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the three and six months in the periods then ended.

Management’s Responsibility

The Bank’s management is responsible for the preparation and fair presentation of the interim financial information in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with accounting principles generally accepted in the United States of America.

Accountant’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Emphasis of a Matter

As described in Note 12, Subsequent Events, on July 31, 2013, Bank of the Ozarks completed the acquisition of The First National Bank of Shelby.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in accordance with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

March 19, 2014

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Balance Sheets

June 30, 2013 and 2012 and December 31, 2012

	(Unaudited) June 30,		December 31, 2012 (Audited)
	2013	2012
Assets:
Cash and due from banks	$12,303,498	$11,520,702	$17,681,046
Interest-bearing bank deposits	52,117,319	32,363,642	143,900,358
Federal funds sold	993,177	259,496	198,711

Total cash and cash equivalents	65,413,994	44,143,840	161,780,115
Securities available-for-sale	152,386,290	196,344,268	178,887,521
Securities held-to-maturity (fair value $90,231,317 at June 30, 2012)	—	92,082,553	—
Federal bank stock	1,384,600	4,842,900	4,474,700
Loans, net	424,179,374	474,380,751	457,575,195
Loans held-for-sale	2,559,173	1,947,190	1,546,446
Accrued interest receivable	1,299,391	2,618,238	1,833,568
Premises and equipment, net	14,404,162	15,030,518	14,788,504
Cash surrender value of life insurance policies	15,069,537	15,501,321	15,430,173
Other real estate owned	3,150,447	3,999,385	3,640,836
Deferred tax asset, net	11,887,053	10,997,226	8,932,183
Other assets	2,687,711	6,831,852	4,918,519

Total assets	$694,421,732	$868,720,042	$853,807,760

Liabilities:
Deposits:
Non-interest bearing	$105,153,111	$113,224,402	$108,606,997
Interest bearing	492,442,931	540,485,841	532,768,680

Total deposits	597,596,042	653,710,243	641,375,677
Short-term borrowings	11,972,721	5,963,527	10,236,387
Repurchase agreements	—	42,500,000	42,500,000
Federal Home Loan Bank advances	—	61,500,000	61,500,000
Accrued interest payable	495,236	1,632,544	1,557,276
Other liabilities	790,979	1,431,540	1,120,328

Total liabilities	610,854,978	766,737,854	758,289,668

Commitments — Note 8

Stockholders’ equity:
Common stock, $10.00 par value; 2,500,000 shares authorized, 400,000 shares issued and outstanding	4,000,000	4,000,000	4,000,000
Surplus	8,000,000	8,000,000	8,000,000
Retained earnings	77,015,180	88,512,019	84,267,073
Accumulated other comprehensive income (loss)	(5,448,426)	1,470,168	(748,981)

Total stockholders’ equity	83,566,754	101,982,187	95,518,092

Total liabilities and stockholders’ equity	$694,421,732	$868,720,042	$853,807,760

The accompanying notes are an integral part of these consolidated financial statements

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Operations (Unaudited)

Three and Six Months Ended June 30, 2013 and 2012

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest Income:
Loans	$5,471,644	$6,436,713	$11,254,648	$13,553,744
Investment securities:
U.S. Government agencies	—	16,662	—	35,159
States and political subdivisions	—	202,983	—	421,297
Mortgage-backed	657,800	2,080,732	1,271,428	4,338,206
Corporate securities	740	168,229	1,417	336,497
Other	38,115	41,092	112,042	72,985

Total interest income	6,168,299	8,946,411	12,639,535	18,757,888

Interest expense:
Deposits	1,246,770	1,684,606	2,571,057	3,477,416
Short-term borrowings	1,874	2,368	6,750	7,521
Repurchase agreements	—	455,190	150,029	910,379
Federal Home Loan Bank advances	—	552,547	230,725	1,204,154

Total interest expense	1,248,644	2,694,711	2,958,561	5,599,470

Net interest income	4,919,655	6,251,700	9,680,974	13,158,418
Provision (credit) for loan losses	(89,987)	3,074,086	(870,353)	4,808,662

Net interest income after provision for loan losses	5,009,642	3,177,614	10,551,327	8,349,756

Noninterest income:
Service charges	780,149	861,459	1,537,704	1,718,920
Trust income	423,779	327,886	750,197	679,552
Mortgage banking income	301,107	336,389	487,511	673,212
Net gain (loss) on sale of securities	—	3,726	—	40,149
Other	297,690	253,426	826,146	591,867
Other-than-temporary impairment losses	—	—	—	(67,247)

Total noninterest income	1,802,725	1,782,886	3,601,558	3,636,453

Noninterest expense:
Compensation	2,026,162	2,158,005	4,177,349	4,470,367
Profit sharing and employee benefits	619,860	652,132	1,225,747	1,305,164
Federal and other insurance premiums	243,232	294,718	502,838	595,001
Occupancy	263,797	256,915	531,658	522,723
Equipment rentals, depreciation and maintenance	487,431	516,457	987,952	1,007,901
FHLB advance prepayment penalties	—	—	4,349,571	—
Interest rate swap unwind fees	—	—	694,272	—
Structured repurchase agreements unwind fees	—	—	5,415,000	—
Other	1,641,514	1,525,156	3,519,644	3,090,240

Total noninterest expense	5,281,996	5,403,383	21,404,031	10,991,396

Net income (loss) before income taxes	1,530,371	(442,883)	(7,251,146)	994,813
Income tax expense (benefit)	18	(271,476)	747	163,934

Net income (loss)	$1,530,353	$(171,407)	$(7,251,893)	$830,879

Basic earnings (loss) per share	$3.83	$(0.43)	$(18.13)	$2.08

The accompanying notes are an integral part of these consolidated financial statements

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

Three and Six Months Ended June 30, 2013 and 2012

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss)	$1,530,353	$(171,407)	$(7,251,893)	$830,879

Other comprehensive income (loss):

Derivative financial instrument:
Unrealized losses on derivative financial
Instruments	—	(37,238)	—	(98,642)
Tax effect	—	14,357	—	252,695

Unrealized gains (losses) on derivative financial instruments, net of tax	—	(22,881)	—	154,053
Reclassification adjustment for realized losses on derivative financial instruments	—	—	650,651	—
Tax effect	—	—	(250,858)	—

Reclassification adjustment for realized losses on derivative financial instruments, net of tax	—	—	399,793	—

Investment securities available-for-sale:
Unrealized holding gains (losses) on securities available-for-sale arising during period	(6,203,997)	1,527,241	(8,304,946)	1,101,663
Tax effect	2,394,743	(589,515)	3,205,708	(425,242)

Unrealized holding gains (losses) on securities available-for-sale arising during period, net of tax	(3,809,254)	937,726	(5,099,238)	676,421
Reclassification adjustment for realized gains on securities available-for-sale	—	(219,449)	—	(255,872)
Tax effect	—	84,725	—	98,767

Reclassification adjustment for realized gains on securities available-for-sale, net of tax	—	(134,724)	—	(157,105)
Reclassification adjustment for other-than-temporary impairment on securities available-for-sale	—	—	—	67,247
Tax effect	—	—	—	(25,926)

Reclassification adjustment for other-than-temporary impairment on securities available-for-sale; net of tax	—	—	—	41,321

Investment securities held to maturity:
Amortization of unrealized gains on securities previously transferred from available-for-sale to held-to-maturity	—	24,855	—	49,711
Tax effect	—	(9,605)	—	(19,188)

Amortization of unrealized gains on securities previously transferred from available-for-sale to held-to-maturity net of tax	—	15,250	—	30,523

Total other comprehensive income (loss)	(3,809,254)	795,371	(4,699,445)	745,213

Comprehensive income (loss)	$(2,278,901)	$623,964	$(11,951,338)	$1,576,092

The accompanying notes are an integral part of these consolidated financial statements

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

Six Months Ended June 30, 2013 and 2012

	Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2011	400,000	$4,000,000	$8,000,000	$87,681,140	$724,955	$100,406,095
Net Income	—	—	—	830,879	—	830,879
Other comprehensive income	—	—	—	—	745,213	745,213

Balance, June 30, 2012	400,000	$4,000,000	$8,000,000	$88,512,019	$1,470,168	$101,982,187

Balance, December 31, 2012	400,000	$4,000,000	$8,000,000	$84,267,073	$(748,981)	$95,518,092
Net loss	—	—	—	(7,251,893)	—	(7,251,893)
Other comprehensive loss	—	—	—	—	(4,699,445)	(4,699,445)

Balance, June 30, 2013	400,000	$4,000,000	$8,000,000	$77,015,180	$(5,448,426)	$83,566,754

The accompanying notes are an integral part of these consolidated financial statements

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended June 30, 2013 and 2012

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(7,251,893)	$830,879
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	519,217	555,559
Provision (credit) for loan losses	(870,353)	4,808,662
Net amortization of securities	919,416	1,622,293
Deferred loan fees, net	(1,210)	(65,474)
Other-than-temporary impairment on securities	—	67,247
Net gain on sale of available-for-sale securities	—	255,872
Net gain on sales and calls of held-to-maturity securities	—	(296,021)
Loss on disposal of premises and equipment	(27,588)	—
Gain (loss) on sale or writedown of other real estate owned, net	(46,810)	(22,485)
Deferred income tax expense	—	162,260
Originations of loans held-for-sale	(17,520,764)	(23,296,625)
Proceeds from sale of loans held-for-sale	16,508,037	25,259,398
(Increase) decrease in assets:
Accrued interest receivable	534,177	529,434
Other assets	2,230,791	(58,368)
Increase (decrease) in liabilities:
Accrued interest payable	(1,062,041)	(172,538)
Other liabilities	1,015,573	130,796

Net cash provided by (used in) operating activities	(5,053,448)	10,310,889

Cash flows from investing activities:
Purchases of securities available-for-sale	—	(31,390,699)
Purchases of securities held-to-maturity	—	(5,090,039)
Proceeds from sales, calls, prepayments and maturities of securities available-for-sale	17,276,868	56,199,600
Proceeds from sales, calls, prepayments and maturities of securities held-to-maturity	—	6,650,787
Sales of federal bank stock, net	3,090,100	1,286,100
Net decrease in loans	33,485,694	16,620,877
Purchases of premises and equipment	(132,054)	(174,786)
Proceeds from sale of premises and equipment	24,767	—
Proceeds from sale of other real estate owned	1,318,889	2,873,031
Decrease (increase) in cash surrender value of life insurance policies	360,636	(210,843)

Net cash provided by investing activities	55,424,900	46,764,028

Cash flows from financing activities:
Net decrease in deposits	(43,779,635)	(12,646,151)
Net increase (decrease) in short-term borrowings	1,736,334	(3,646,927)
Repayment of repurchase agreements	(42,500,000)	—
Payment to settle interest rate swap agreements	(694,272)	—
Repayment of Federal Home Loan Bank advances	(61,500,000)	(15,000,000)

Net cash used in financing activities	(146,737,573)	(31,293,078)

Net (decrease) increase in cash and cash equivalents	(96,366,121)	25,781,839
Cash and cash equivalents, beginning of period	161,780,115	18,362,001

Cash and cash equivalents, end of period	$65,413,994	$44,143,840

The accompanying notes are an integral part of these consolidated financial statements

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended June 30, 2013 and 2012

	Six Months Ended June 30,
	2013	2012
Cash paid during the year for:
Interest	$2,310,684	$5,772,009
Income taxes	747	1,674

Supplemental disclosures of noncash investing and financing activities:
Transfer of loans to other real estate owned	786,112	1,142,906
Change in unrealized gain (loss) on available-for-sale securities	8,304,946	(962,803)
Change in unrealized gain (loss) on derivatives	650,651	(98,642)
Loans to facilitate sale of other real estate owned	4,422	1,813

The accompanying notes are an integral part of these consolidated financial statements

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation: The accounting and reporting policies of The First National Bank of Shelby and its wholly-owned subsidiary, F.N.B. Insurance Agency, Inc. (collectively, “the Bank”), conform to accounting principles generally accepted in the United States of America. In management’s opinion, the accompanying unaudited consolidated financial statements reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the interim financial statements. They do not include all of the information and footnotes required by such accounting principles for complete financial statements, and therefore should be read in conjunction with the audited consolidated financial statements and accompanying footnotes.

The unaudited consolidated financial statements include the accounts of the Bank, for the three and six months ended June 30, 2013 and 2012. All significant intercompany transactions and balances are eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and liabilities, and the fair value of securities and other financial instruments.

Nature of operations: The First National Bank of Shelby is primarily engaged in the business of obtaining deposits and originating commercial, industrial, consumer and real estate loans within its North Carolina lending area of Cleveland County, Gaston County, Lincoln County, Rutherford County and the surrounding counties. Commercial and consumer loans are made on either a secured or unsecured basis to corporations, partnerships, and individuals.

Recent Accounting Pronouncements:

The Comprehensive Income topic of the Accounting Standards Codification (“ASC”) was amended in June 2011. The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity and requires consecutive presentation of the statement of operations and other comprehensive income (loss). The amendments were applicable to the Bank on January 1, 2012 and have been applied retrospectively. In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the consolidated financial statements. Companies should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the amendments while Financial Accounting Standards Board (“FASB”) finalizes its conclusions regarding future requirements.

The FASB amended the Comprehensive Income topic of the ASC in February 2013. The amendments address reporting of amounts reclassified out of accumulated other comprehensive income. Specifically, the amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, in certain circumstances an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The amendments will be effective for the Bank on a prospective basis for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Bank does not expect these amendments to have any effect on its consolidated financial statements other than a change in the presentation of financial information.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2013 the FASB also amended the Financial Instruments topic of the ASC to address the scope and applicability of certain disclosures to nonpublic entities. The amendments clarify that the requirement to disclose “the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)” does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. The Bank does not expect these amendments to have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Bank’s financial position, results of operations or cash flows.

NOTE 2 — SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair value of securities at June 30, 2013, December 31, 2012, and June 30, 2012 are summarized as follows:

	June 30, 2013
	Amortized Cost	Gross Unrealized		Market Value
		Gains	Losses
Securities Available-for-Sale
Mortgage-backed securities	$161,259,949	$228,263	$9,101,922	$152,386,290

Total securities available-for-sale	$161,259,949	$228,263	$9,101,922	$152,386,290

	December 31, 2012
	Amortized Cost	Gross Unrealized		Market Value
		Gains	Losses
Securities Available-for-Sale
Mortgage-backed securities	$179,456,234	$666,204	$1,234,917	$178,887,521

Total securities available-for-sale	$179,456,234	$666,204	$1,234,917	$178,887,521

	June 30, 2012
	Amortized Cost	Gross Unrealized		Market Value
		Gains	Losses
Securities Available-for-Sale
U.S. government agency securities	$1,362,188	$87,767	$—	$1,449,955
States and political subdivisions	20,582,434	1,175,016	—	21,757,450
Mortgage-backed securities	169,091,288	4,322,649	277,074	173,136,863
Corporate	—	—	—	—

Total securities available-for-sale	$191,035,910	$5,585,432	$277,074	$196,344,268

Securities Held-to-Maturity
Collateralized debt obligations	$14,510,694	$—	$9,167,873	$5,342,821
Mortgage-backed securities	77,571,859	7,329,370	12,733	84,888,496

Total securities held-to-maturity	$92,082,553	$7,329,370	$9,180,606	$90,231,317

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 2 — SECURITIES (Continued)

Maturities may differ from contractual maturities in mortgage-backed securities because they do not have a single maturity date.

Purchases of securities available-for-sale for six months ended June 30, 2013 and 2012 were $0 and $31,390,699, respectively, and purchases of securities held-to-maturity for the six months ended June 30, 2013 and 2012 were $0 and $5,090,039, respectively. Gross proceeds from maturities, calls and prepayments on securities available-for-sale for six months ended June 30, 2013 and 2012 were $17,276,868 and $56,199,600 respectively. Gross gains from sales, maturities or calls of securities available-for-sale for six months ended June 30, 2013 and 2012 were $0, and $760,005, respectively and gross losses were $0 and $1,015,877 respectively.

At June 30, 2013 and 2012, securities with an aggregate market value of $119,313,331 and $135,923,649 respectively, were pledged to secure borrowed funds and public and federal deposits received by the Bank. The carrying amount of securities pledged to secure collateralized customer deposits was $39,050,159 and $27,900,088 respectively.

The following tables present information regarding securities in an unrealized loss position as of June 30, 2013, December 31, 2012, and June 30, 2012.

	June 30, 2013
	Less than twelve months		Twelve months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available for Sale:
Mortgage-backed Securities	$145,026,358	$9,077,144	$1,610,148	$24,788	$146,636,506	$9,101,932

Total	$145,026,358	$9,077,144	$1,610,148	$24,788	$146,636,506	$9,101,932

	December 31, 2012
	Less than twelve months		Twelve months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available for Sale:
Mortgage-backed Securities	$96,896,283	$1,234,853	$18,161	$64	$96,914,444	$1,234,917

Total	$96,896,283	$1,234,853	$18,161	$64	$96,914,444	$1,234,917

	June 30, 2012
	Less than twelve months		Twelve months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available for Sale:
Mortgage-backed Securities	$19,131,867	$160,837	$6,959,089	$116,237	$26,090,956	$277,074

Total available for sale	19,131,867	160,837	6,959,089	116,237	26,090,956	277,074

Held to Maturity:
Mortgage-backed securities	49,215	12,733	—	—	49,215	12,733
Collateralized debt obligations	—	—	14,510,694	9,167,873	14,510,694	9,167,873

Total held to maturity	49,215	12,733	14,510,694	9,167,873	14,559,909	9,180,606

Total	$19,181,082	$173,570	$21,469,783	$9,284,110	$40,650,865	$9,457,680

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 2 — SECURITIES (Continued)

The Bank regularly monitors its portfolio to determine if any security has experienced any other-than-temporary decline in fair value. The determination of whether a security is other-than-temporarily impaired is subjective and requires a significant amount of judgment. In evaluating for other-than-temporary impairment, management considers the duration and severity of declines in fair value, the financial condition of the issuers of each security, as well as the Bank’s intent and ability to hold these securities over a reasonable time horizon to recovery or maturity. In performing this analysis for debt securities, the Bank’s consideration of the financial condition of the issuer of each security is focused on the issuer’s ability to continue to perform on its debt obligations, including any concerns about the issuer’s ability to continue as a going concern.

The Bank recognized impairment charges on debt securities during the six months ended June 30, 2012. For securities identified as other-than-temporarily impaired, fair value was determined from market values obtained from third party pricing sources. Management determined impairment by estimating and discounting the future cash flows for each of these securities, as well as evaluating the strength and performance of the underlying financial institutions. The write-down of other-than-temporarily impaired debt securities was $67,247 in the six months ended June 30, 2012 and is included in non-interest income in the accompanying Consolidated Statements of Operations. The Bank recognized the credit component of other-than-temporary impairment in earnings and the noncredit component in Other Comprehensive Income (Loss) (“OCI”) for those securities which the Bank does not intend to sell and it is more likely than not that the Bank will not be required to sell prior to recovery of the amortized cost. The amount of such credit loss represents the excess of the security’s amortized cost over the present value of its expected future cash inflows. The present value of such cash inflows was based on an analysis of (1) adverse conditions relating specifically to the industry in which the issuer operates, (2) failure of the issuer to make recent scheduled interest payments, and (3) a downgrade of the security’s rating. The Bank had no credit component of other-than-temporary impairment included in earnings during the six months ended June 30, 2013.

Unrealized losses in the remainder of the Bank’s debt security portfolio were caused by fluctuations in interest rates and spread volatility. Because the decline in market value is not attributable to credit quality issues, and because the Bank does not intend to sell and it is not more likely than not it will be required to sell these securities before recovery of the amortized cost, the Bank does not consider these securities to be other-than-temporarily impaired.

Activity related to the credit component recognized in earnings on debt securities held by the Bank for which a portion of the other-than-temporary impairment losses remains in OCI for the six months ended June 30, 2013 and 2012 is as follows:

	Six Months Ended June 30,
	2013	2012
Balance at beginning of period	$—	$5,586,247
Deduction for sale of securities in which other-than-temporary impairment was previously recognized	—	—
Additions for the credit component on debt securities in which other-than-temporary impairment was not previously recognized	—	—
Additions for the credit component on debt securities in which other-than-temporary impairment was previously recognized	—	67,247

Balance at end of period	$—	$5,653,494

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 2 — SECURITIES (Continued)

During 2008, the Bank transferred securities with an aggregate market value of $50,202,924 from available-for-sale to held-to-maturity. In accordance with the Investments topic of the ASC 320, the unrealized gains and losses on these securities at the date of transfer continued to be reported in accumulated other comprehensive income; however, on the date of transfer, the unrealized gains and losses began being amortized over the remaining life of the securities. The net amortization recorded in the six months ended June 30, 2013 and 2012 was $0 and $49,711 respectively. All of these securities were sold during 2012 and, on the date of the sale, the remaining net unamortized unrealized loss on these securities of $2,221,201 was removed from accumulated other comprehensive income.

NOTE 3 — LOANS

Loans by loan type, are as follows:

	June 30, 2013	June 30, 2012	December 31, 2012
Construction and Land	$38,188,414	$52,579,777	$43,699,634
Owner Occupied Commercial Real Estate	132,080,710	138,017,434	144,035,872
Non Owner Occupied Commercial Real Estate	51,994,385	62,616,770	55,742,687
1-4 Family Residential	97,512,960	100,085,761	97,764,604
Multifamily	20,960,976	24,940,643	22,104,834
Home Equity Lines of Credit	43,407,794	49,070,046	46,963,895
Commercial	38,943,236	48,221,312	45,050,997
Consumer	7,841,259	10,644,018	9,353,049
All Other	7,348,246	7,164,033	8,342,431

Total Loans	438,277,980	493,339,794	473,058,003
Deferred loan fees	(167,379)	(213,819)	(168,590)
Allowance for Loan Losses	(13,931,227)	(18,745,224)	(15,314,218)

Loans, net	$424,179,374	$474,380,751	$457,575,195

The following is an analysis of the allowance for loan losses for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
	2013	2012	2013	2012	2012
Balance at beginning of period	$14,809,936	$17,439,364	$15,314,218	$17,439,364	$17,439,364
Provision (credit) for loan losses	(89,986)	3,074,086	(870,352)	4,808,662	8,233,281
Loans charged off	(868,722)	(1,924,409)	(1,238,575)	(3,794,213)	(11,092,242)
Recoveries of loans previously charged off	79,999	156,183	725,936	291,411	733,815

Balance at end of period	$13,931,227	$18,745,224	$13,931,227	$18,745,224	$15,314,218

The Bank’s lending activities are conducted principally in Cleveland, Gaston, Lincoln and Rutherford counties. The Bank has established credit policies applicable to each type of lending activity in which it engages and evaluates the creditworthiness of each customer. While collateral provides assurance as a secondary source of repayment, the Bank ordinarily requires the primary source of repayment to be based on the borrower’s ability to generate continuing cash flows. The Bank grants single-family and multifamily residential loans, commercial,

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

industrial, real estate and consumer loans. Total construction, development and non-agricultural land loans are within regulatory guidelines and real estate loan to value exceptions are less than 50% of regulatory guidelines. The Bank does not engage in sub-prime or predatory lending. The Bank does not have any significant concentrations to any one customer or industry.

The allocation of the allowance for loan losses by loan components as of and for the three and six months ended June 30, 2013, and 2012 and as of and for the year ended December 31, 2012 is as follows:

Allowance for Loan Losses

For the Three Months Ended June 30, 2013

	Beginning Balance	Charge Offs	Recoveries	Provision/(Credit)	Ending Balance
Construction and Land	$4,502,443	$(478,367)	$—	$(720,289)	$3,303,787
Owner Occupied Commercial Real Estate	1,565,003	(92,049)	9,301	676,997	2,159,252
Non Owner Occupied Commercial Real Estate	1,085,420	—	2,562	216,671	1,304,653
1-4 Family Residential	3,164,679	(209,945)	6,658	(65,309)	2,896,083
Multifamily	428,376	(52,100)	—	286,596	662,872
Home Equity Lines of Credit	2,206,168	(18,461)	33,465	(181,286)	2,039,886
Commercial	634,226	(8,788)	12,974	(154,567)	483,845
Consumer	130,571	(9,012)	15,039	(36,108)	100,490
All Other	1,413	—	—	61,310	62,723
Unallocated	1,091,637	—	—	(174,001)	917,636

Total	$14,809,936	$(868,722)	$79,999	$(89,986)	$13,931,227

Allowance for Loan Losses

For the Six Months Ended June 30, 2013

	Beginning Balance	Charge Offs	Recoveries	Provision/(Credit)	Ending Balance
Construction and Land	$4,510,980	$(562,106)	$442,419	$(1,087,506)	$3,303,787
Owner Occupied Commercial Real Estate	1,343,853	(97,902)	14,797	898,504	2,159,252
Non Owner Occupied Commercial Real Estate	1,127,324	—	2,562	174,767	1,304,653
1-4 Family Residential	3,243,007	(325,819)	103,586	(124,691)	2,896,083
Multifamily	464,693	(52,100)	—	250,279	662,872
Home Equity Lines of Credit	2,524,518	(75,819)	56,169	(464,982)	2,039,886
Commercial	1,018,330	(101,264)	78,509	(511,730)	483,845
Consumer	226,197	(23,565)	27,894	(130,036)	100,490
All Other	22,148	—	—	40,575	62,723
Unallocated	833,168	—	—	84,468	917,636

Total Loans	$15,314,218	$(1,238,575)	$725,936	$(870,352)	$13,931,227

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

Allowance for Loan Losses

For the Year Ended December 31, 2012

	Beginning Balance	Charge Offs	Recoveries	Provision	Ending Balance
Construction and Land	$3,675,716	$(3,034,092)	$277,030	$3,592,326	$4,510,980
Owner Occupied Commercial Real Estate	1,925,014	(2,158,768)	132,798	1,444,809	1,343,853
Non Owner Occupied Commercial Real Estate	2,837,648	(1,450,423)	4,128	(264,029)	1,127,324
1-4 Family Residential	2,667,630	(2,919,469)	78,330	3,416,516	3,243,007
Multifamily	335,324	(199,016)	—	328,385	464,693
Home Equity Lines of Credit	389,860	(674,707)	30,264	2,779,101	2,524,518
Commercial	3,114,488	(550,552)	147,808	(1,693,414)	1,018,330
Consumer	243,982	(105,215)	63,457	23,973	226,197
All Other	101,021	—	—	(78,873)	22,148
Unallocated	2,148,681	—	—	(1,315,513)	833,168

Total Loans	$17,439,364	$(11,092,242)	$733,815	$8,233,281	$15,314,218

Allowance for Loan Losses

For the Three Months Ended June 30, 2012

	Beginning Balance	Charge Offs	Recoveries	Provision	Ending Balance
Construction and Land	$5,146,045	$(636,295)	$90,836	$1,957,885	$6,558,471
Owner Occupied Commercial Real Estate	2,057,839	(348,995)	(4,754)	(336,505)	1,367,585
Non Owner Occupied Commercial Real Estate	1,778,973	(11,320)	2,004	(4,520)	1,765,137
1-4 Family Residential	3,468,767	(738,381)	4,730	392,183	3,127,299
Multifamily	264,956	—	(1,079)	(112,211)	151,666
Home Equity Lines of Credit	950,907	(75,804)	885	1,738,241	2,614,229
Commercial	1,987,816	(117,040)	48,845	(37,751)	1,881,870
Consumer	321,362	(3,426)	14,716	7,153	346,657
All Other	23,662	—	—	(2,329)	21,333
Unallocated	1,439,037	—	—	(528,060)	910,977

Total Loans	$17,439,364	$(1,924,409)	$156,183	$3,074,086	$18,745,224

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

Allowance for Loan Losses

For the Six Months Ended June 30, 2012

	Beginning Balance	Charge Offs	Recoveries	Provision	Ending Balance
Construction and Land	$3,675,716	$(821,790)	$109,227	$3,595,318	$6,558,471
Owner Occupied Commercial Real Estate	1,925,014	(556,145)	12,600	(13,884)	1,367,585
Non Owner Occupied Commercial Real Estate	2,837,648	(32,318)	3,127	(1,043,320)	1,765,137
1-4 Family Residential	2,667,630	(1,604,570)	7,734	2,056,505	3,127,299
Multifamily	335,324	—	—	(183,658)	151,666
Home Equity Lines of Credit	389,860	(353,863)	11,350	2,566,882	2,614,229
Commercial	3,114,488	(381,347)	108,782	(960,053)	1,881,870
Consumer	243,982	(44,180)	38,591	108,264	346,657
All Other	101,021	—	—	(79,688)	21,333
Unallocated	2,148,681	—	—	(1,237,704)	910,977

Total Loans	$17,439,364	$(3,794,213)	$291,411	$4,808,662	$18,745,224

Impaired Loans and Allowance for Loan Losses

As of June 30, 2013

	Reserve for Loans Individually Evaluated for Impairment	Loans Individually Evaluated for Impairment	Reserve for Loans Collectively Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Construction and Land	$878,597	$7,756,574	$2,425,190	$30,431,840
Owner Occupied Commercial Real Estate	540,812	14,711,439	1,618,440	117,369,272
Non Owner Occupied Commercial Real Estate	261,004	6,261,110	1,043,649	45,733,275
1-4 Family Residential	349,253	10,524,432	3,958,040	86,988,528
Multifamily	557,240	2,412,582	105,632	18,548,394
Home Equity Lines of Credit	—	761,504	628,676	42,646,291
Commercial	173,474	1,071,666	310,371	37,871,569
Consumer	11,104	68,418	81,143	7,772,841
All Other	28	2,835	70,938	7,345,410
Unallocated	—	—	917,636	—

Total Loans	$2,771,512	$43,570,560	$11,159,715	$394,707,420

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

Impaired Loans and Allowance for Loan Losses

As of December 31, 2012

	Reserve for Loans Individually Evaluated for Impairment	Loans Individually Evaluated for Impairment	Reserve for Loans Collectively Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Construction and Land	$769,478	$9,571,544	$3,741,502	$34,128,090
Owner Occupied Commercial Real Estate	101,780	14,829,296	1,242,073	129,206,576
Non Owner Occupied Commercial Real Estate	19,306	4,009,545	1,108,018	51,733,142
1-4 Family Residential	419,390	10,710,612	2,823,617	87,053,992
Multifamily	330,278	1,600,965	134,415	20,503,869
Home Equity Lines of Credit	55,069	800,685	2,469,449	46,163,210
Commercial	316,475	1,911,703	701,855	43,139,294
Consumer	12,227	48,218	213,970	9,304,831
All Other	—	—	22,148	8,342,431
Unallocated	—	—	833,168	—

Total Loans	$2,024,003	$43,482,568	$13,290,215	$429,575,435

Impaired Loans and Allowance for Loan Losses

As of June 30, 2012

	Reserve for Loans Individually Evaluated for Impairment	Loans Individually Evaluated for Impairment	Reserve for Loans Collectively Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Construction and Land	$2,435,922	$15,428,440	$4,122,549	$37,151,337
Owner Occupied Commercial Real Estate	367,765	17,157,476	999,820	120,859,960
Non Owner Occupied Commercial Real Estate	939,599	8,561,340	825,538	54,055,430
1-4 Family Residential	811,704	9,234,837	2,315,595	90,850,923
Multifamily	23,858	1,888,537	127,808	23,052,106
Home Equity Lines of Credit	313,776	2,794,573	2,300,453	46,275,473
Commercial	771,510	2,604,153	1,110,360	45,617,159
Consumer	43,875	46,923	302,782	10,597,095
All Other	—	—	21,333	7,164,033
Unallocated	—	—	910,977	—

Total Loans	$5,708,009	$57,716,279	$13,037,215	$435,623,516

Credit Quality Indicators:

The Bank has established a standard risk grading (also referred to as loan grade) system to assist management and lenders in their analysis and supervision of the loan portfolio. Loan officers assign a grade to each credit at its inception; this grade is changed as required thereafter based on the borrower’s financial condition, payment performance, and other material information.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

The Bank uses the following definitions for risk ratings:

Special Mention	Loans in this category are currently protected but are potentially weak, including adverse trends in borrower’s operations, credit quality or financial strength. Those loans constitute an undue and unwarranted credit risk but not to the point of justifying a substandard classification. The credit risk may be relatively minor yet constitute an unwarranted risk in light of the circumstances. This grade should not be used as a compromise between pass and substandard. Special mention loans have potential weaknesses which may, if not checked or corrected, weaken the loan or inadequately protect the Bank’s credit position at some future date.

Substandard	A substandard loan is inadequately protected by the current sound worth, paying capacity, or the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of classified loans, does not have to exist in individual loans with this classification.

Doubtful	A loan graded “doubtful” has all the weaknesses inherent in one which is graded substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined.

The following is an analysis of loan risk grades by loan components as of June 30, 2013, December 31, 2012, and June 30, 2012:

Credit Quality Indicators — Risk Grade

As of June 30, 2013

	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land	$25,064,192	$3,364,446	$8,882,025	$877,751	$38,188,414
Owner Occupied Commercial Real Estate	99,280,703	17,436,991	15,082,225	280,791	132,080,710
Non Owner Occupied Commercial Real Estate	41,007,631	760,004	10,226,750	—	51,994,385
1-4 Family Residential	74,416,621	8,113,983	14,792,573	189,783	97,512,960
Multifamily	15,967,261	2,297,162	2,696,553	—	20,960,976
Home Equity Lines of Credit	37,317,050	3,054,821	3,035,923	—	43,407,794
Commercial	35,254,244	1,511,579	2,092,054	85,359	38,943,236
Consumer	7,318,257	277,536	230,042	15,424	7,841,259
All Other	7,324,321	18,455	5,470	—	7,348,246

Total	$342,950,280	$36,834,977	$57,043,615	$1,449,108	$438,277,980

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

Credit Quality Indicators — Risk Grade

As of December 31, 2012

	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land	$27,618,476	$3,103,369	$11,057,344	$1,920,444	$43,699,633
Owner Occupied Commercial Real Estate	110,264,165	9,637,906	23,830,107	303,695	144,035,873
Non Owner Occupied Commercial Real Estate	42,506,861	5,036,144	8,199,682	—	55,742,687
1-4 Family Residential	73,209,884	6,852,092	16,967,726	734,902	97,764,604
Multifamily	16,957,517	2,841,741	2,305,576	—	22,104,834
Home Equity Lines of Credit	41,384,252	2,680,437	2,899,206	—	46,963,895
Commercial	40,279,079	938,540	3,536,662	296,716	45,050,997
Consumer	8,758,773	258,689	316,837	18,750	9,353,049
All Other	8,311,091	19,121	12,219	—	8,342,431

Total	$369,290,098	$31,368,039	$69,125,359	$3,274,507	$473,058,003

Credit Quality Indicators — Risk Grade

As of June 30, 2012

	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land	$31,268,832	$2,223,083	$17,398,193	$1,689,669	$52,579,777
Owner Occupied Commercial Real Estate	103,931,539	8,291,996	25,374,297	419,602	138,017,434
Non Owner Occupied Commercial Real Estate	46,877,650	5,452,465	10,286,655	—	62,616,770
1-4 Family Residential	75,832,470	7,071,365	16,785,411	396,515	100,085,761
Multifamily	21,084,332	1,396,151	2,460,160	—	24,940,643
Home Equity Lines of Credit	44,696,861	2,013,633	2,326,755	32,797	49,070,046
Commercial	40,898,230	1,529,753	5,418,913	374,416	48,221,312
Consumer	10,046,047	287,294	295,099	15,578	10,644,018
All Other	7,155,374	—	8,659	—	7,164,033

Total	$381,791,335	$28,265,740	$80,354,142	$2,928,577	$493,339,794

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

The following is an analysis of delinquency status by loan components as of June 30, 2013, December 31, 2012, and June 30, 2012:

Credit Quality Indicators — Delinquency

As of June 30, 2013

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Loans Past Due	Current	Total Loans
Construction and Land	$280,937	$102,395	$6,340,413	$6,723,745	$31,464,669	$38,188,414
Owner Occupied Commercial Real Estate	341,883	423,394	2,864,342	3,629,619	128,451,091	132,080,710
Non Owner Occupied Commercial Real Estate	38,499	—	2,601,699	2,640,198	49,354,187	51,994,385
1-4 Family Residential	2,284,572	444,738	2,276,885	5,006,195	92,506,765	97,512,960
Multifamily	385,098	289,461	1,594,532	2,269,091	18,691,885	20,960,976
Home Equity Lines of Credit	160,485	112,150	706,209	978,844	42,428,950	43,407,794
Commercial	531,573	184,884	445,648	1,162,105	37,781,131	38,943,236
Consumer	79,841	2,119	73,459	155,419	7,685,840	7,841,259
All Other	—	—	—	—	7,348,246	7,348,246

Total	$4,102,888	$1,559,141	$16,903,187	$22,565,216	$415,712,764	$438,277,980

At June 30, 2013, loans ninety days or more past due and accruing interest totaled $0.

Credit Quality Indicators — Delinquency

As of December 31, 2012

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Loans Past Due	Current	Total Loans
Construction and Land	$569,706	$207,150	$5,614,856	$6,391,712	$37,307,922	$43,699,634
Owner Occupied Commercial Real Estate	1,243,497	798,494	2,758,537	4,800,528	139,235,344	144,035,872
Non Owner Occupied Commercial Real Estate	18,077	—	2,436,430	2,454,507	53,288,180	55,742,687
1-4 Family Residential	1,641,425	826,202	3,186,143	5,653,770	92,110,834	97,764,604
Multifamily	257,169	52,100	—	309,269	21,795,565	22,104,834
Home Equity Lines of Credit	1,623,442	—	272,777	1,896,219	45,067,676	46,963,895
Commercial	69,914	297,517	653,738	1,021,169	44,029,828	45,050,997
Consumer	94,693	49,425	60,020	204,138	9,148,911	9,353,049
All Other	—	5,590	—	5,590	8,336,841	8,342,431

Total	$5,517,923	$2,236,478	$14,982,501	$22,736,902	$450,321,101	$473,058,003

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

At December 31, 2012, loans ninety days or more past due and accruing interest totaled $54 thousand, consisting of commercial loans.

Credit Quality Indicators — Delinquency

As of June 30, 2012

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Loans Past Due	Current	Total Loans
Construction and Land	$1,966,755	$3,015,955	$6,446,100	$11,428,810	$41,150,967	$52,579,777
Owner Occupied Commercial Real Estate	3,550,221	962,835	2,889,938	7,402,994	130,614,440	138,017,434
Non Owner Occupied Commercial Real Estate	1,363,020	—	5,037,975	6,400,995	56,215,775	62,616,770
1-4 Family Residential	1,263,803	367,763	4,295,731	5,927,297	94,158,464	100,085,761
Multifamily	307,951	—	144,379	452,330	24,488,313	24,940,643
Home Equity Lines of Credit	259,758	74,390	747,191	1,081,339	47,988,707	49,070,046
Commercial	106,650	788,634	278,210	1,173,494	47,047,818	48,221,312
Consumer	94,934	11,461	11,650	118,045	10,525,973	10,644,018
All Other	342	—	—	342	7,163,691	7,164,033

Total	$8,913,434	$5,221,038	$19,851,174	$33,985,646	$459,354,148	$493,339,794

At June 30, 2012, loans ninety days or more past due and accruing interest totaled $407 thousand, consisting of $82 thousand in 1-4 family residential and $325 thousand in owner occupied commercial real estate.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

The following tables present impaired loans by class of loan as of and for the six months ended June 30, 2013, as of and for the year ended December 31, 2012, and as of and for the six months ended June 30, 2012. The tables also include loans collectively reviewed for impairment:

Impaired Loans

As of and for the Six Months Ended June 30, 2013

With an allowance recorded	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction and Land	$3,554,232	$4,085,918	$878,597	$2,629,449	$3,104
Owner Occupied Commercial Real Estate	3,425,411	4,293,264	540,812	2,097,495	12,096
Non Owner Occupied Commercial Real Estate	2,642,224	2,683,543	269,386	1,379,365	—
1-4 Family Residential	2,374,011	2,689,566	349,253	2,334,872	17,270
Multifamily	1,941,939	3,323,049	557,240	1,771,452	—
Home Equity Lines of Credit	—	—	—	220,359	—
Commercial	303,609	311,498	165,092	747,864	5,891
Consumer	31,762	32,430	11,104	39,990	1,336
All Other	2,835	2,835	28	1,417	169

Total Loans	$14,276,023	$17,422,103	$2,771,512	$11,222,263	$39,866

With no related allowance recorded	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction and Land	$5,126,673	$8,186,719	$—	$7,006,920	$—
Owner Occupied Commercial Real Estate	11,522,876	12,878,337	—	13,018,063	69,934
Non Owner Occupied Commercial Real Estate	3,929,793	5,596,731	—	4,078,088	5,175
1-4 Family Residential	10,793,336	13,344,222	—	11,180,502	14,684
Multifamily	472,442	643,283	—	264,485	4,277
Home Equity Lines of Credit	1,690,661	2,045,355	—	1,502,408	—
Commercial	1,438,763	1,902,588	—	1,391,616	83
Consumer	178,524	239,391	—	188,331	2,572
All Other	5,470	5,842	—	6,050	—

Total Loans	$35,158,538	$44,842,468	$—	$38,636,463	$96,725

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

Total Impaired Loans	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction and Land	$8,680,905	$12,272,637	$878,597	$9,636,369	$3,104
Owner Occupied Commercial Real Estate	14,948,287	17,171,601	540,812	15,115,558	82,030
Non Owner Occupied Commercial Real Estate	6,572,017	8,280,274	269,386	5,457,453	5,175
1-4 Family Residential	13,167,347	16,033,788	349,253	13,515,374	31,954
Multifamily	2,414,381	3,966,332	557,240	2,035,937	4,277
Home Equity Lines of Credit	1,690,661	2,045,355	—	1,722,767	—
Commercial	1,742,372	2,214,086	165,092	2,139,480	5,974
Consumer	210,286	271,821	11,104	228,321	3,908
All Other	8,305	8,677	28	7,467	169

Total Loans	$49,434,561	$62,264,571	$2,771,512	$49,858,726	$136,591

Impaired Loans

As of and for the Year Ended December 31, 2012

With an allowance recorded	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction and Land	$1,704,665	$2,261,661	$769,478	$5,127,948	$2,751
Owner Occupied Commercial Real Estate	769,580	784,441	101,780	3,271,111	6,884
Non Owner Occupied Commercial Real Estate	116,506	120,416	19,306	2,882,926	693
1-4 Family Residential	2,295,733	2,394,910	419,390	4,166,970	34,933
Multifamily	1,600,964	1,999,583	330,278	950,206	42,451
Home Equity Lines of Credit	440,719	471,323	55,069	723,678	16,045
Commercial	1,192,118	1,266,684	316,475	1,404,549	27,651
Consumer	48,218	48,700	12,227	35,365	3,340
All Other	—	—	—	—	—

Total Loans	$8,168,503	$9,347,718	$2,024,003	$18,562,753	$134,748

With no related allowance recorded	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction and Land	$8,887,167	$13,266,937	$—	$8,195,857	$2,481
Owner Occupied Commercial Real Estate	14,513,250	16,479,026	—	11,108,985	75,364
Non Owner Occupied Commercial Real Estate	4,226,384	5,814,525	—	3,880,998	54,217
1-4 Family Residential	11,567,669	14,045,330	—	8,756,801	27,955
Multifamily	56,529	171,016	—	1,095,310	48,776
Home Equity Lines of Credit	1,314,154	1,564,643	—	1,546,143	11,461
Commercial	1,344,470	1,540,619	—	1,490,259	5,395
Consumer	198,137	223,946	—	199,207	614
All Other	6,629	6,827	—	2,682	—

Total Loans	$42,114,389	$53,112,869	$—	$36,276,242	$226,263

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

Total Impaired Loans	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction and Land	$10,591,832	$15,528,598	$769,478	$13,323,805	$5,232
Owner Occupied Commercial Real Estate	15,282,830	17,263,467	101,780	14,380,096	82,248
Non Owner Occupied Commercial Real Estate	4,342,890	5,934,941	19,306	6,763,924	54,910
1-4 Family Residential	13,863,402	16,440,240	419,390	12,923,771	62,888
Multifamily	1,657,493	2,170,599	330,278	2,045,516	91,227
Home Equity Lines of Credit	1,754,873	2,035,966	55,069	2,269,821	27,506
Commercial	2,536,588	2,807,303	316,475	2,894,808	33,046
Consumer	246,355	272,646	12,227	234,572	3,954
All Other	6,629	6,827	—	2,682	—

Total Loans	$50,282,892	$62,460,587	$2,024,003	$54,838,995	$361,011

Impaired Loans

As of and for the Six Months Ended June 30, 2012

With an allowance recorded	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction and Land	$6,718,085	$7,432,773	$2,340,991	$4,857,696	$1,925
Owner Occupied Commercial Real Estate	1,434,640	1,497,937	327,305	2,967,800	—
Non Owner Occupied Commercial Real Estate	2,717,591	2,901,632	956,268	3,253,752	—
1-4 Family Residential	4,150,408	4,389,394	916,488	4,562,934	15,252
Multifamily	307,951	338,163	19,325	1,051,904	—
Home Equity Lines of Credit	1,698,763	1,708,797	308,456	879,741	16,414
Commercial	1,648,754	1,721,390	795,301	1,409,124	12,757
Consumer	43,875	43,875	43,875	42,133	2,284
All Other	—	—	—	—

Total Loans	$18,720,067	$20,033,961	$5,708,009	$19,025,084	$48,632

With no related allowance recorded	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction and Land	$10,213,517	$13,957,686	$—	$10,231,836	$—
Owner Occupied Commercial Real Estate	17,086,545	18,161,579	—	11,394,182	57,871
Non Owner Occupied Commercial Real Estate	6,179,042	8,938,708	—	4,689,752	41,870
1-4 Family Residential	8,450,105	10,036,693	—	7,687,188	34,623
Multifamily	1,778,743	3,144,347	—	1,122,738	10,355
Home Equity Lines of Credit	2,148,397	2,236,543	—	1,781,251	22,988
Commercial	1,577,292	1,827,566	—	1,544,375	12,929
Consumer	206,763	235,204	—	172,385	72
All Other	—	—	—	—	—

Total Loans	$47,640,404	$58,538,326	$—	$38,623,707	$180,708

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

Total Impaired Loans	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction and Land	$16,931,603	$21,390,459	$2,340,991	$15,089,532	$1,925
Owner Occupied Commercial Real Estate	18,521,185	19,659,516	327,305	14,361,982	57,871
Non Owner Occupied Commercial Real Estate	8,896,633	11,840,340	956,268	7,943,504	41,870
1-4 Family Residential	12,600,513	14,426,087	916,488	12,250,122	49,875
Multifamily	2,086,694	3,482,510	19,325	2,174,642	10,355
Home Equity Lines of Credit	3,847,160	3,945,340	308,456	2,660,992	39,402
Commercial	3,226,046	3,548,956	795,301	2,953,499	25,686
Consumer	250,638	279,079	43,875	214,518	2,356
All Other	—	—	—	—	—

Total Loans	$66,360,471	$78,572,287	$5,708,009	$57,648,791	$229,340

The following table presents nonaccrual loans by class of loan as of June 30, 2013, June 30, 2012 and December 31, 2012.

	As of June 30, 2013	As of June 30, 2012	As of December 31, 2012
Construction and Land	$8,593,388	$16,874,252	$10,388,363
Owner Occupied Commercial Real Estate	10,039,949	15,650,001	14,541,815
Non Owner Occupied Commercial Real Estate	6,545,173	7,701,443	4,311,531
1-4 Family Residential	11,954,048	10,168,763	12,816,342
Multifamily	2,250,722	2,086,694	1,657,493
Home Equity Lines of Credit	1,690,661	1,868,864	1,326,182
Commercial	1,552,925	2,498,928	2,318,266
Consumer	149,518	206,061	205,973
All Other	5,472	—	6,629

	$42,781,856	$57,055,006	$47,572,594

Interest income of $12,530 was recognized on loans while in nonaccrual status for the six months ended June 30, 2013, compared to $21,591 for the same period in 2012.

As a result of adopting the amendments in ASU 2011-02, the Bank reassessed all restructurings that occurred on or after the beginning of the fiscal year of adoption (January 1, 2011) to determine whether they were considered troubled debt restructurings (“TDRs”) under the amended guidance. The Bank identified the following as impaired under the guidance in ASC 310-10-35.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

Troubled Debt Restructurings

For the Three Months Ended June 30, 2013

	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post modification Outstanding Recorded Investment
Construction and Land	1	$115,903	$115,903
Owner Occupied Commercial Real Estate	1	120,699	120,699
Non Owner Occupied Commercial Real Estate	—	—	—
1-4 Family Residential	2	261,506	261,506
Multifamily	—	—	—
Home Equity Lines of Credit	—	—	—
Commercial	1	10,287	10,287
Consumer	1	1,410	1,410
All Other	—	—	—

Total Loans	6	$509,805	$509,805

Of the 6 loans identified as TDRs during the three months ended June 30, 2013, the Bank extended the terms on 6 of these loans, lowered the interest rate on 4 of these loans, modified the payment on 3 of these loans, and provided other concessions on 1 of these loans.

Troubled Debt Restructurings

For the Six Months Ended June 30, 2013

	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post modification Outstanding Recorded Investment
Construction and Land	2	$468,882	$195,148
Owner Occupied Commercial Real Estate	1	120,699	120,699
Non Owner Occupied Commercial Real Estate	1	246,618	246,618
1-4 Family Residential	7	867,108	863,433
Multifamily	—	—	—
Home Equity Lines of Credit	—	—	—
Commercial	1	10,287	10,287
Consumer	2	12,892	12,389
All Other	1	5,590	5,590

Total Loans	15	$1,732,076	$1,454,164

Of the 15 loans identified as TDRs during the six months ended June 30, 2013, the Bank extended the terms on 9 of these loans, lowered the interest rate on 8 of these loans, modified the payment on the 3 of these loans, and provided other concessions on 3 of these loans.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

Troubled Debt Restructurings

For the Year Ended December 31, 2012

	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post modification Outstanding Recorded Investment
Construction and Land	14	$5,765,411	$4,546,343
Owner Occupied Commercial Real Estate	5	1,412,388	8,130,135
Non Owner Occupied Commercial Real Estate	9	9,420,891	1,395,057
1-4 Family Residential	33	5,525,137	5,475,721
Multifamily	1	141,140	165,682
Home Equity Lines of Credit	—	—	—
Commercial	16	518,473	495,892
Consumer	3	24,497	23,695
All Other	—	—	—

Total Loans	81	$22,807,937	$20,232,525

Of the 81 loans identified as TDRs during the year ended December 31, 2012, the Bank extended the terms on 13 of these loans, lowered the interest rate on 49 of these loans, modified the payment on 8 of these loans and provided other concessions on 11 of these loans.

Troubled Debt Restructurings

For the Three Months Ended June 30, 2012

	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post modification Outstanding Recorded Investment
Construction and Land	5	$1,588,231	$1,588,231
Owner Occupied Commercial Real Estate	2	641,420	641,420
Non Owner Occupied Commercial Real Estate	—	—	—
1-4 Family Residential	2	170,838	174,417
Multifamily	—	—	—
Home Equity Lines of Credit	—	—	—
Commercial	1	44,275	44,275
Consumer	1	6,769	6,769
All Other	—	—	—

Total Loans	11	$2,451,533	$2,455,112

Of the 11 loans identified as TDRs during the three months ended June 30, 2012, the Bank extended the terms on 11 of these loans, lowered the interest rate on 7 of these loans, modified the payment on 9 of these loans, and provided other concessions on 3 of these loans.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

Troubled Debt Restructurings

For the Six Months Ended June 30, 2012

	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post modification Outstanding Recorded Investment
Construction and Land	6	$1,836,064	$1,836,064
Owner Occupied Commercial Real Estate	2	641,420	641,420
Non Owner Occupied Commercial Real Estate	—	—	—
1-4 Family Residential	2	170,838	174,417
Multifamily	—	—	—
Home Equity Lines of Credit	—	—	—
Commercial	3	317,767	316,344
Consumer	1	6,769	6,769
All Other	—	—	—

Total Loans	14	$2,972,858	$2,975,014

Of the 14 loans identified as TDRs during the six months ended June 30, 2012, the Bank extended the terms on 11 of these loans, lowered the interest rate on 7 of these loans, modified the payment on 9 of these loans, and provided other concessions on 6 of these loans.

Troubled Debt Restructurings That Subsequently Defaulted During the

Six Months Ended June 30, 2013

	Number of Contracts	Recorded Investment
Construction and Land	7	$3,281,325
Owner Occupied Commercial Real Estate	2	1,146,672
Non Owner Occupied Commercial Real Estate	1	248,518
1-4 Family Residential	9	1,473,428
Multifamily	—	—
Home Equity Lines of Credit	—	—
Commercial	3	101,580
Consumer	—	—
All Other	—	—

Total Loans	22	$6,251,523

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 — LOANS (Continued)

Troubled Debt Restructurings That Subsequently Defaulted During the

Six Months Ended June 30, 2012

	Number of Contracts	Recorded Investment
Construction and Land	2	$359,010
Owner Occupied Commercial Real Estate	3	349,125
Non Owner Occupied Commercial Real Estate	2	1,586,430
1-4 Family Residential	6	511,470
Multifamily	1	307,951
Home Equity Lines of Credit	—	—
Commercial	6	216,723
Consumer	—	—
All Other	—	—

Total Loans	20	$3,330,709

In determination of the allowance for loan losses, management considers TDRs and subsequent defaults in these restructurings by individually evaluating each TDR for impairment under ASC 310-10-35 and identifying those TDRs with post modification payments that are past due 30 days or more.

NOTE 4 — REPURCHASE AGREEMENTS

Repurchase agreements consist of the following:

Maturity Date	Interest Rate	June 30, 2013	December 31, 2012	June 30, 2012
July 1, 2013	5.19% with a 2 year embedded cap	$—	$12,500,000	$12,500,000
April 24, 2018	4.49%, callable at 2 years	—	5,000,000	5,000,000
April 24, 2018	3.75%, callable at 2 years	—	15,000,000	15,000,000
April 24, 2018	3.65%, callable at 5 years	—	10,000,000	10,000,000

		$—	$42,500,000	$42,500,000

During 2008, the Bank funded security purchases with Reverse Repurchase Agreements. At June 30, 2013, December 31, 2012, and June 30, 2012 certain mortgage-backed and agency securities of $0, $59,793,977, and $56,653,794, respectively, were pledged as collateral to secure these agreements.

During the six months ended June 30, 2013, the Bank incurred $5,415,000 in unwind fees related to the early termination of the structured repurchase agreements.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 5 — FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances are as follows:

Maturity Date	Interest Rate	June 30, 2013	June 30, 2012		December 31, 2012
September 2, 2014	2.23% adjustable	$—	$7,500,000		$7,500,000
October 6, 2014	2.38% adjustable	—	9,000,000		9,000,000
October 6, 2014	2.40% adjustable	—	15,000,000		15,000,000
April 6, 2015	2.87% adjustable	—	5,000,000		5,000,000
April 6, 2015	2.87% adjustable	—	5,000,000		5,000,000
January 30, 2017	4.55% fixed	—	10,000,000	*	10,000,000	*
February 2, 2017	4.42% fixed	—	10,000,000	*	10,000,000	*

		$—	61,500,000		61,500,000

*	All convertible borrowings are callable.

During the six months ended June 30, 2013, the Bank incurred $4,349,571 in prepayment penalties related to the prepayment of all Federal Home Loan Bank advances.

At June 30, 2013, December 30, 2012, and June 30, 2012, all stock in the Federal Home Loan Bank (balance of $1,024,600, $4,114,700, and $4,482,900, respectively), qualifying loans totaling $0, $36,083,392 and $38,284,916, respectively, and certain investment securities totaling $14,129,476, $30,625,095, and $102,479,720, respectively, were pledged as collateral to secure these advances.

NOTE 6 — INCOME TAXES

The provision (benefit) for income taxes is summarized as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Current expense (benefit):
Federal	$—	$—	$—	$—
State	18	718	747	1,674

	18	718	747	1,674

Deferred expense (benefit):
Federal	440,568	(225,600)	(2,587,403)	142,509
State	65,469	(46,594)	(340,754)	19,751

	506,037	(272,194)	(2,928,157)	162,260
Change in valuation allowance	(506,037)	—	2,928,157	—

Net income tax expense (benefit)	$18	$(271,476)	$747	$163,934

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 6 — INCOME TAXES (Continued)

The statutory income tax amounts are reconciled with the effective income tax amounts as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Tax expense (benefit) at federal rate of 35%	$535,630	$(155,009)	$(2,537,901)	$348,184
Differences:
Adjustment for tax at 34% federal rate	(15,304)	4,429	72,511	(9,948)
Tax-exempt interest income	(16,684)	(78,661)	(34,242)	(173,149)
State tax expense (benefit), net of federal benefit	65,469	(46,594)	(340,754)	19,751
Change in valuation allowance	(506,037)	—	2,928,157	—
Other, net	(63,056)	4,359	(87,024)	(20,904)

	$18	$(271,476)	$747	$163,934

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:

	June 30, 2013	June 30, 2012	December 31, 2012
Deferred tax assets:
Allowance for loan losses	$5,371,045	$7,227,034	$5,904,244
OREO write-downs	336,402	242,836	560,192
Deferred compensation	44,582	52,604	52,604
Interest Income — nonaccrual basis	1,198,391	1,454,389	1,306,138
Unrealized loss on securities available-for-sale	3,425,232	—	219,523
Unrealized loss on derivatives	—	252,695	250,858
Other than temporary impairment of securities	—	1,870,554	—
Net operating losses	9,159,815	2,360,697	5,456,923
Other	708,134	260,379	708,433

	20,243,601	13,721,188	14,458,915
Valuation Allowance	(6,820,457)	—	(3,892,300)

	13,423,144	13,721,188	10,566,615
Deferred tax liabilities:
Fixed assets	(1,132,658)	(1,211,305)	(1,189,050)
Unrealized gain on securities AFS	—	(1,177,418)	—
Other	(403,433)	(335,239)	(445,382)

	(1,536,091)	(2,723,962)	(1,634,432)

Net deferred tax asset	$11,887,053	$10,997,226	$8,932,183

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As of June 30, 2013, in evaluating future tax planning strategies, management has provided a valuation allowance of $6,820,457. As of June 30, 2012, management believed it is more likely than not that the deferred tax assets would be realized in the future and that no valuation allowance was necessary.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 6 — INCOME TAXES (Continued)

Net operating loss carryforwards will expire 2026 through 2033.

Management has analyzed the tax positions taken or expected to be taken in the Bank tax returns and concluded the Bank has no liability related to uncertain tax positions in accordance with ASC Topic 740.

The Bank and its subsidiary file a consolidated federal income tax return and consolidated or separate state income tax returns. With few exceptions, the Bank is no longer subject to federal or state income tax examinations by tax authorities for years before 2009.

NOTE 7 — REGULATORY MATTERS

On June 8, 2011, the Bank entered into a Formal Agreement with the Comptroller of the Currency (“Comptroller”) requiring the Bank to take specified actions with respect to the operation of the Bank. The Formal Agreement did not impose more stringent regulatory capital minimums on the Bank.

The Bank is subject to the dividend restrictions set forth by the Comptroller. Under such restrictions, the Bank may not, without the prior approval of the Comptroller, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years.

The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) of 8.0% and 4.0%, respectively, and of Tier I capital (as defined) to average assets (as defined) of 3.0% to 5.0%, depending on the specific institution’s composite ratings as determined by its regulators. The Comptroller has not advised the Bank of any specific leverage ratio applicable to it. Management believes, as of June 30, 2013, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2013, the most recent notification from the Comptroller categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios of 10%, 6% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the institution’s category.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 7 — REGULATORY MATTERS (Continued)

The Bank’s actual capital amounts and ratios are also presented in the table as follows:

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2013
Total capital (to risk-weighted assets)	$84,610,000	16.87%	$36,135,000	8.00%	$45,168,000	10.00%
Tier 1 capital (to risk-weighted assets)	78,862,000	15.60%	18,067,000	4.00%	27,101,000	6.00%
Tier 1 capital (to average assets)	78,862,000	10.87%	21,035,000	3.00%	35,058,000	5.00%

As of December 31, 2012
Total capital (to risk-weighted assets)	$95,528,000	19.22%	$39,752,000	8.00%	$49,690,000	10.00%
Tier 1 capital (to risk-weighted assets)	89,204,000	17.95%	19,876,000	4.00%	29,814,000	6.00%
Tier 1 capital (to average assets)	89,204,000	10.41%	25,702,000	3.00%	42,836,000	5.00%

As of June 30, 2012
Total capital (to risk-weighted assets)	$102,166,000	16.87%	$48,442,000	8.00%	$60,553,000	10.00%
Tier 1 capital (to risk-weighted assets)	94,459,000	15.60%	24,221,000	4.00%	36,332,000	6.00%
Tier 1 capital (to average assets)	94,459,000	10.87%	26,074,000	3.00%	43,457,000	5.00%

NOTE 8 — COMMITMENTS

In the normal course of business, there are various commitments outstanding to extend credit which are not reflected in the consolidated financial statements. Preapproved but unused lines of credit available to borrowers and loan commitments aggregated $38,634,895, including $755,100 of related party lines, at June 30, 2013 while standby letters of credit totaled approximately $357,500. Preapproved but unused lines of credit available to borrowers and loan commitments aggregated $48,485,355, including $3,312,599 of related party lines, at June 30, 2012 while standby letters of credit totaled approximately $841,500. These commitments represent no more than the normal lending risk that the Bank commits to its borrowers. If these commitments are drawn, the Bank will obtain collateral if it is deemed necessary based on management’s credit evaluation of the counterparty. Collateral obtained varies but may include accounts receivable, inventory, and commercial or residential real estate. Management expects that these commitments can be funded through normal operations.

NOTE 9 — FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 9 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

The use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach are required. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, a fair value hierarchy is established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3	Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Bank’s financial assets and financial liabilities carried at fair value. In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Bank’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Bank’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Bank’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 9 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following is a description of the valuation methodologies used for assets and liabilities recorded at fair value:

Securities Available-for-Sale — Investment securities classified as available-for-sale are reported at fair value on a recurring basis utilizing Level 2 inputs. For these securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the US Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speed, credit information and the bond’s terms and conditions, among other things.

Derivative Assets — The Bank has on occasion used derivatives to manage various financial risks. The fair value of derivative financial instruments are determined based on quoted market prices, dealer quotes and external pricing models that are primarily sensitive to market observable data. The fair value of interest rate lock commitments, which are related to Federal Home Loan Bank advances, is based on quoted market prices. Derivative assets are reported at fair value on a recurring basis utilizing Level 2 inputs.

Loans Held-for-Sale — Loans held-for-sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Bank classifies loans subjected to nonrecurring fair value adjustments as Level 2.

Loans — The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment by estimating the fair value of the impaired loan using one of several methods; including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Substantially all of the total impaired loans were evaluated based on the fair value of the collateral. For impaired loans that have an allowance established based on the fair value of collateral, a classification in the fair value hierarchy is required. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the impaired loan as nonrecurring Level 3.

Other Real Estate Owned (“OREO”) — Foreclosed assets are adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the OREO as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the OREO as nonrecurring Level 3.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 9 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis — The table below presents the Bank’s assets and liabilities measured at fair value on a recurring basis at June 30, 2013, December 31, 2012, and June 30, 2012 aggregated by the level in the fair value hierarchy within which those measurements fall:

June 30, 2013	Level 1	Level 2	Level 3	Total
Securities available-for-sale
Mortgage-backed	$—	$152,386,290	$—	$152,386,290
Derivatives	—	—	—	—

Total Assets at fair value	$—	$152,386,290	$—	$152,386,290

December 31, 2012	Level 1	Level 2	Level 3	Total
Securities available-for-sale
Mortgage-backed	$—	$178,887,521	$—	$178,887,521
Derivatives	—	(649,512)	—	(649,512)

Total Assets at fair value	$—	$178,238,009	$—	$178,238,009

June 30, 2012	Level 1	Level 2	Level 3	Total
Securities available-for-sale
U. S. Government agencies	$—	$1,449,955	$—	$1,449,955
States and political subdivisions	—	21,757,450	—	21,757,450
Mortgage-backed	—	173,136,863	—	173,136,863
Corporate Securities	—	—	—	—
Derivatives	—	(655,414)	—	(655,414)

Total Assets at fair value	$—	$195,688,854	$—	$195,688,854

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis — The Bank may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis. These include assets and liabilities that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents the Bank’s assets and liabilities measured at fair value on a nonrecurring basis as of June 30, 2013, December 31, 2012, and June 30, 2012, aggregated by the level in the fair value hierarchy within which those measurements fall:

June 30, 2013	Level 1	Level 2	Level 3	Total
Impaired loans, net	$—	$—	$46,663,049	$46,663,049
Loans held for sale	—	2,559,173	—	2,559,173
Other real estate owned	—	—	3,150,447	3,150,447

Total Assets	$—	$2,559,173	$49,813,496	$52,372,669

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 9 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

December 31, 2012	Level 1	Level 2	Level 3	Total
Impaired loans, net	$—	$—	$48,258,889	$48,258,889
Loans held for sale	—	1,546,446	—	1,546,446
Other real estate owned	—	—	3,640,836	3,640,836

Total Assets	$—	$1,546,446	$51,899,725	$53,446,171

June 30, 2012	Level 1	Level 2	Level 3	Total
Impaired loans, net	$—	$—	$60,652,462	$60,652,462
Loans held for sale	—	1,947,190	—	1,947,190
Other real estate owned	—	—	3,999,385	3,999,385

Total Assets	$—	$1,947,190	$64,651,847	$66,599,037

For assets and liabilities that are not presented on the balance sheet at fair value, the Bank uses the following methods to determine fair value:

The fair value of the Bank’s cash and cash equivalents is estimated to be equal to its recorded amount.

The fair value of investment securities classified as held-to-maturity are based on quoted market prices, except for certain other-than-temporarily impaired securities described in Note 2.

For federal bank stock, the fair value approximates the carrying value due to the redemptive provisions of the banks.

The fair value for all fixed rate loans has been estimated by discounting the projected future cash flows using the rate at which similar loans would be made to borrowers with similar credit ratings and for similar maturities. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. The fair value for all adjustable rate loans has been estimated to be equal to their carrying amounts because the repricing periods are relatively short-term in nature.

The fair value of deposits with no stated maturities, including checking accounts and statement savings accounts, is estimated to be equal to the amount payable on demand. The fair value of time deposits is based upon the discounted value of the contractual cash flows. The discount rates used in these calculations approximate the current rates offered for deposits of similar remaining maturities.

The estimated fair value of borrowed funds approximates carrying value for short-term borrowings. The fair value of long-term fixed-rate borrowings is estimated using quoted market prices, if available, or by discounting future cash flows using current interest rates for similar financial instruments.

The fair values of accrued interest receivable and accrued interest payable are presumed to be their recorded book values.

Commitments to extend credit and standby letters of credit are generally extended at variable rates and, therefore, are subject to minimal interest rate risk exposure. Accordingly, the fair value is nominal.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 9 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Based on the limitations, methods and assumptions noted above, the estimated fair values of the Bank’s financial instruments at June 30, 2013, December 31, 2012, and June 30, 2012 are as follows:

	June 30, 2013		December 31, 2012		June 30, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets
Cash and cash equivalents	$65,413,994	$65,413,994	$161,780,115	$161,780,115	$44,143,840	$44,143,840
Federal bank stock	1,384,600	1,384,600	4,474,700	4,474,700	4,842,900	4,842,900
Securities available-for-sale	152,386,290	152,386,290	178,887,521	178,887,521	196,344,268	196,344,268
Securities held-to-maturity	—	—	—	—	92,082,553	92,082,553
Loans, net	424,179,374	436,815,678	457,575,195	471,207,000	474,380,751	490,035,316
Loans held-for-sale	2,559,173	2,559,173	1,546,446	1,546,446	1,947,190	1,947,190
Accrued interest receivable	1,299,391	1,299,391	1,833,568	1,833,568	2,618,238	2,618,238
Derivatives	—	—	(649,512)	(649,512)	(655,414)	(655,414)

Financial Liabilities
Deposits with no stated maturities	347,092,575	347,092,575	363,861,189	363,861,189	351,871,045	351,871,045
Deposits with stated maturities	250,503,467	250,503,467	277,514,488	277,514,488	301,839,198	301,839,198
Short-term borrowings	11,972,721	11,972,721	10,236,387	10,236,387	5,963,527	5,963,527
Repurchase agreements	—	—	42,500,000	48,054,025	42,500,000	46,627,015
Federal Home Loan Bank advances	—	—	61,500,000	65,989,526	61,500,000	65,782,005
Accrued interest payable	495,236	495,236	1,557,276	1,557,276	1,632,544	1,632,544

NOTE 10 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Bank utilizes a comprehensive risk management strategy to monitor sensitivity of earnings to movements in interest rates. Specific types of funding and principal amounts hedged are determined based on prevailing market conditions and the shape of the yield curve. In conjunction with this strategy, the Bank employs various interest rate derivatives as risk management tools to hedge interest rate risk from recognized assets and liabilities or from forecasted transactions. The terms and notional amounts of derivatives are determined based on management’s assessment of future interest rates, as well as other factors. The Bank establishes parameters for derivative usage, including identification of assets and liabilities to hedge, derivative instruments to be utilized, and notional amounts of hedging relationships. At June 30, 2012, the Bank’s only outstanding interest rate hedging relationships relate to interest rate swaps that have been designated as cash flow hedges of probable forecasted transactions related to recognized floating rate Federal Home Loan Bank Advances.

Qualifying derivatives are accounted for as cash flow hedges when the hedged item is a forecasted transaction. Gains and losses on these instruments are recorded in other comprehensive income until the underlying transaction is recorded in earnings. When the hedged item is realized, gains or losses are reclassified from Accumulated Other Comprehensive Income (Loss) (“AOCI”) to the Consolidated Statement of Operations on the same line item as the underlying transaction.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 10 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

The cumulative net loss attributable to cash flow hedges recorded in AOCI at June 30, 2013, December 31, 2012, and June 30, 2012, was $0, ($649,512) and ($655,414), respectively, related to the interest rate swaps that have been designated as cash flow hedges of probable forecasted transactions related to recognized floating rate Federal Home Loan Bank Advances.

The Bank is exposed to interest rate volatility with regard to future issuances of variable rate debt. The Bank periodically uses interest rate swaps to reduce rate volatility and funding costs associated with certain debt issues, and to achieve a desired proportion of variable versus fixed rate debt, based on current and projected market conditions. The purpose of the cash flow hedge transactions is to eliminate the variability of cash flows in the interest payments attributable to the benchmark interest rate in the hedged transaction. The Bank has effectively substituted fixed rate interest payments for the contracted floating rate interest payments in the hedged transaction.

The assessment of effectiveness is based on the long haul method. This method has been applied consistently at inception and on an ongoing basis.

During the fourth quarter of 2010, the Bank executed four agreements of $34 million adjustable rate advances with the Federal Home Loan Bank of Atlanta. Along with the advances, the Bank executed four cash flow hedge agreements with Credit Suisse USA Inc. The terms of the hedged transactions match the corresponding floating interest rate leg of the hedge. Therefore, changes in the cash flow of the hedged advances are expected to be highly effective both at inception and on an ongoing basis in offsetting changes in cash flow of the hedged transactions.

	Asset Derivatives
	Balance Sheet Classification	Notional Amounts	Fair Value
June 30, 2013
Derivatives designated in cash flow hedging relationships	N/A	$—	$—

December 31, 2013
Derivatives designated in cash flow hedging relationships	Trading Assets	$34,000,000	$(649,512)

June 30, 2012
Derivatives designated in cash flow hedging relationships	Trading Assets	$34,000,000	$(655,414)

During the six months ended June 30, 2013, the Bank unwound all interest rate swaps with a notional value of $34 million and incurred $694 thousand in interest rate swap unwind fees.

NOTE 11 — ASSETS UNDER MANAGEMENT

At June 30, 2013 and 2012, the Bank’s Trust Department had approximately $285,204,000 and $343,342,000 of assets of which 19.7% and 38.6%, respectively, were under direct control and held either at a safekeeping agent, in its vault, or at a depository institution. These trust assets are held in a fiduciary capacity and are not assets of the Bank and are not reflected on the consolidated balance sheets.

NOTE 12 — SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date, but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 12 — SUBSEQUENT EVENTS (Continued)

about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

On July 31, 2013, Bank of the Ozarks, Inc. (the “Company”) completed the acquisition of the Bank, whereby the Company acquired all of the outstanding common stock of the Bank in a transaction valued at approximately $68.5 million for the outstanding common stock of the Bank.

Management has reviewed events occurring through March 19, 2014 the date the consolidated financial statements were available to be issued, and no additional subsequent events occurred requiring accrual or disclosure.

Appendix A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 30, 2014

BY AND AMONG

BANK OF THE OZARKS, INC.,

BANK OF THE OZARKS,

SUMMIT BANCORP, INC.,

AND

SUMMIT BANK

i

Section 9.07	Severability	A-55

Section 9.08	Enforcement of the Agreement	A-56

Section 9.09	Interpretation	A-56

Section 9.10	Assignment	A-56

Section 9.11	Counterparts	A-56

Exhibit A — Form of Voting Agreement

Exhibit B — Form of Non-Competition Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 30, 2014, by and among Bank of the Ozarks, Inc., an Arkansas corporation with its principal office in Little Rock, Arkansas (“Buyer”), Bank of the Ozarks, an Arkansas state banking corporation with its principal office in Little Rock, Arkansas and a wholly-owned subsidiary of Buyer (“Buyer Bank”), Summit Bancorp, Inc., an Arkansas corporation with its principal office in Arkadelphia, Arkansas (“Company”) and Summit Bank, an Arkansas state banking corporation and wholly-owned subsidiary of Company (“Company Bank”).

W I T N E S S E T H

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement and, in the case of Company, in accordance with the provisions of this Agreement, will recommend approval of this Agreement to its shareholders;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, certain holders of the Company Common Stock have entered into a voting agreement with Buyer dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of Company Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Arkansas Business Corporation Act of 1987, as amended (“ABCA”). Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the Arkansas Business Corporation Act (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Certificate of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03 Directors and Officers of Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time. The Executive Officers of the Surviving Entity immediately after the Merger shall be the Executive Officers of Buyer immediately prior to the Merger. Each of the directors and Executive Officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and Bylaws of the Surviving Entity.

Section 1.04 Bank Merger. At the later of the Effective Time or such time as provided in Section 5.20(g), Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Bank Merger.

Section 1.05 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Arkansas Secretary of State on or as nearly as practicable to the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger, the form of which shall be agreed to between Buyer and Company not later than the time of filing of the Registration Statement.

(b) The Bank Merger shall become effective as set forth in the articles of merger providing for the Bank Merger (the “Articles of Bank Merger”) that shall be filed with the Arkansas State Bank Department on or as nearly as practicable to the Closing Date.

(c) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place beginning immediately prior to the Effective Time at the offices of Kutak Rock LLP, 124 W. Capitol Ave., Suite 2000, Little Rock, AR 72201, or such other place or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under ARTICLE VI hereof.

Section 1.06 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company, Company Bank and their respective officers and directors shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer or Buyer Bank, as applicable, are authorized in the name of Company, Company Bank or otherwise to take any and all such action.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock owned directly by Buyer (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock, Dissenting Shares and shares described in Section 2.01(b) above) shall, subject in all cases to Section 2.02, become and be converted at the election of the holder thereof, in accordance with the procedures set forth in Section 2.06, into the right to receive the following consideration, without interest:

(i) For each whole share of Company Common Stock with respect to which an election to receive Buyer Common Stock has been effectively made by a holder of Company Common Stock and not revoked or deemed revoked pursuant to Section 2.06 (each a “Stock Election,” and the number of whole shares of Company Common Stock with respect to which such election has been made, “Stock Election Shares”), or with respect to which the Exchange Agent has made an allocation of the right to receive Buyer Common Stock under Section 2.02, the Stock Consideration.

(ii) For each whole share of Company Common Stock with respect to which an election to receive cash has been effectively made by a holder of Company Common Stock and not revoked or deemed revoked pursuant to Section 2.06 (each a “Cash Election,” and the number of whole shares of Company Common Stock with respect to which such election has been made, the “Cash Election Shares”), or with respect to which the Exchange Agent has made an allocation of the right to receive cash under Section 2.02, the Cash Consideration. For purposes of clarification, any holder of Dissenting Shares shall not be deemed to have made a Cash Election or a Stock Election with respect to such Dissenting Shares and such Dissenting Shares shall not be deemed Cash Election Shares, Stock Election Shares or Non-Election Shares.

(iii) For each whole share of Company Common Stock other than (A) Dissenting Shares and (B) shares as to which a Stock Election and/or a Cash Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.06 (collectively, the “Non-Election Shares”), the Stock Consideration, as determined in accordance with Section 2.02.

(d) At least 80% of the aggregate Merger Consideration to be paid to holders of Company Common Stock will be paid with Buyer Common Stock. Holders of record of shares of Company Common Stock shall have the right to submit an election to receive Buyer Common Stock or cash for each of their Company shares in accordance with Section 2.06. However, to the extent that the aggregate of those elections would result in less than 80% of the aggregate Merger Consideration being paid with Buyer Common Stock, pro-rata adjustments will be made by the Exchange Agent as provided in Section 2.02 to result in a payment of at least 80% of the aggregate Merger Consideration in Buyer Common Stock and the balance of the aggregate Merger Consideration in cash.

(e) Within one (1) Business Day after the Determination Date, the Company shall terminate and cancel each issued and outstanding Company Stock Option and SAR and the Company shall pay, no later than five (5) Business Days prior to the Effective Time, each holder thereof a cash payment equal to the difference between the per share exercise price, as set forth in such holder’s award agreement with respect to such Company Stock Option or SAR, and the Company Stock Price.

(f) Company shall take all requisite action so that, prior to the Effective Time, each Company Stock Option, SAR or other Right, contingent or accrued, to acquire or receive Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plan, or otherwise, immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any further action, terminated and cancelled. Prior to the Effective Time, the Board of

Directors of the Company shall adopt any resolutions and take any actions (including obtaining any consents) that may be necessary to effectuate the provisions of paragraphs (e) and (f) of this Section 2.01.

Section 2.02 Proration. Within five (5) Business Days after the Effective Time, if the aggregate of the elections made by the shareholders of Company Common Stock would result in less than 80% of the aggregate Merger Consideration being paid with Buyer Common Stock, Buyer shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Buyer Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(a) Stock Undersubscribed. If the sum of (1) Cash Election Shares plus (2) any Dissenting Shares, is greater than 20% of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, then:

(i) each of the Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(ii) each of the Cash Election Shares shall be converted into:

(A) a number of shares of Buyer Common Stock equal to the Exchange Ratio multiplied by a fraction, the numerator of which is the sum of (1) the number of Cash Election Shares plus any Dissenting Shares, minus (2) 20% of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and the denominator of which is the total number of Cash Election Shares; and

(B) an amount of cash equal to (1) the Fully Diluted Company Stock Price less (2) the dollar value of the Stock Consideration to be received as provided in clause (A) immediately above, which shall be determined by taking the number determined in clause (A) immediately above and multiplying it by the Buyer Average Stock Price.

(b) Stock Subscriptions Sufficient. If the number of Cash Election Shares together with any Dissenting Shares is equal to or less than 20% of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, then subparagraph (a) above shall not apply and (1) all Cash Election Shares shall be converted into the right to receive only Cash Consideration in the amount of the Fully Diluted Company Stock Price; (2) solely for purposes of calculating the proration provided in this Section 2.02(b), all Dissenting Shares shall be deemed to be converted into the right to receive only Cash Consideration in the amount of the Fully Diluted Company Stock Price; and (3) subject to Section 2.04 and Section 2.06, all Stock Election Shares and Non-Election Shares shall be converted into the right to receive only Stock Consideration with the number of shares of Buyer Common Stock determined using the Exchange Ratio.

Section 2.03 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this ARTICLE II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date that is on or prior to December 18, 2013. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this ARTICLE II, and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date that is on or prior to December 18, 2013. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the

Merger. In lieu thereof, Buyer shall pay or cause to be paid to each holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the Buyer Average Stock Price.

Section 2.05 Plan of Reorganization. It is intended that the Merger and the Bank Merger shall together constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong community-based commercial banking franchise. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.06 Election Procedures. Each holder of record of shares of Company Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this ARTICLE II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.06 (each, an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) As promptly as practicable after the Company Meeting, assuming the Requisite Company Shareholder Approval is obtained, but in any event no later than ten (10) Business Days prior to the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent in accordance with the Exchange Agent Agreement shall mail or otherwise cause to be delivered to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates an Election Form and Letter of Transmittal, as hereinafter defined, to include or be accompanied by appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided for in this Agreement (collectively, the “Election Form and Letter of Transmittal” or “Election Form”). The form of Election Form and Letter of Transmittal shall be agreed to between Company and Buyer not later than the time of filing of the Registration Statement. Each Election Form and Letter of Transmittal shall permit such Holder, subject to the allocation and election procedures set forth in this Section 2.06, to (i) elect to receive the Cash Consideration for all of the shares of Company Common Stock held by such Holder in accordance with Section 2.01(c), (ii) elect to receive the Stock Consideration for all of such shares in accordance with Section 2.01(c), (iii) elect to receive the Stock Consideration for a specified number of whole shares of such Holder’s Company Common Stock and the Cash Consideration for the remaining number of whole shares of such Holder’s Company Common Stock or (iv) indicate that such Holder has no preference as to the receipt of cash or Buyer Common Stock for such shares (a “Non-Election”). A Holder who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided, that each such Election Form covers all of the shares of Company Common Stock held by such Representative for a particular beneficial owner. Any shares of Company Common Stock with respect to which the Holder thereof has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

(c) Notwithstanding any other provision in this Agreement to the contrary, a Holder who (i) makes a Stock Election that would result in such Holder receiving less than ten (10) whole shares of Buyer Common Stock, or (ii) would otherwise be allocated Stock Consideration consisting of less than ten (10) whole shares of Buyer Common Stock under this Section 2.06 as a result of a Non-Election or deemed Non-Election or (iii) would otherwise be allocated Stock Consideration consisting of less than ten (10) whole shares of Buyer Common Stock pursuant to the allocation and pro-ration provisions of Section 2.02, shall instead in any such case of (i), (ii) or (iii) above, be allocated Cash Consideration in respect of such shares of Company Common Stock as if such Holder had made a valid Election to receive Cash Consideration in respect of such shares of Company Common Stock.

(d) To be effective, a properly completed Election Form, accompanied by the Certificate(s) to which such Election Form relates, shall be submitted to the Exchange Agent no later than 5:00 p.m., Central time, on the date that Buyer and Company agree is as near as practicable to five (5) Business Days before the anticipated Effective Time (or such other time and date as Buyer and Company may mutually agree, and as to be set forth in the Election Form) (the “Election Deadline”). Company shall provide to the Exchange Agent all information reasonably necessary for it to perform the duties as specified herein. An Election shall be deemed to have been properly made only if the Exchange Agent shall have duly received a properly completed Election Form, accompanied by the Certificate(s) to which such Election Form relates, by the Election Deadline, unless a Holder elects to make delivery of the Certificate(s) pursuant to a guarantee of delivery as provided in the Election Form, in which case a properly completed Election Form shall be delivered to and received by the Exchange Agent by the Election Deadline, and the Certificates(s) shall be delivered pursuant to the guarantee of delivery as provided in the Election Form no later than two (2) Business Days after the Election Deadline. If a Holder either (i) does not submit a properly completed Election Form and the Certificate(s) in a timely fashion or (ii) revokes his, her or its Election Form before the Election Deadline (without later submitting a properly completed Election Form before the Election Deadline), the shares of Company Common Stock held by such Holder shall be designated as Non-Election Shares. Any Holder may revoke or change his, her or its Election by written notice to the Exchange Agent only if such notice of revocation or change is duly received by the Exchange Agent before the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have sole authority to determine when any Election, modification or revocation is received and whether any such Election, modification or revocation has been properly made.

Section 2.07 Deposit of Merger Consideration.

(a) A reasonable time in advance of the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent (a) stock certificates representing the number of shares of Buyer Common Stock sufficient to deliver, and Buyer shall instruct the Exchange Agent to timely deliver, the Aggregate Stock Consideration, (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04), and (c) if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the holders of Dissenting Shares (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay Cash Consideration, and such cash in lieu of fractional shares, and Stock Consideration in accordance with this Agreement, and to hold the cash deposited with the Exchange Agent in order to pay the holders of Dissenting Shares upon Buyer’s request such cash to which they become entitled upon perfection of their dissenters’ rights in accordance with the ABCA.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with Section 2.05 and this Section 2.07 shall thereafter look only to Buyer for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any Merger Consideration (or any dividends or distributions with respect to the Stock Consideration) paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08 Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Election Form and Letter of Transmittal timely delivered to the Exchange Agent, a Holder will be entitled to receive as promptly as practicable after the Effective Time the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor (with such cash rounded to the nearest whole cent) in respect of the shares of Company Common Stock represented by its Certificate or Certificates. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a holder of Company Common Stock to which such holder would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this ARTICLE II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer (but not more than the customary amount required under Buyer’s agreement with its transfer agent).

(b) No dividends or other distributions with a record date after December 18, 2013 with respect to Company Common Stock shall be valid in any respect or paid to the holder of any unsurrendered Certificate. After the surrender of a Certificate in accordance with this Section 2.08, the record holder thereof shall be entitled to receive any theretofore unpaid dividends or other distributions with a record date on or prior to December 18, 2013, without any interest thereon, with respect to shares of Company Common Stock represented by such Certificate.

(c) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.09 Anti-Dilution Provisions. In the event that on or after the first trading day used in determining the Buyer Average Stock Price and before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) Buyer issues employee or director stock options, restricted stock awards, grants or similar equity awards or Buyer issues Buyer Common Stock upon exercise or vesting of any such options, grants or awards.

Section 2.10 Dissenting Shareholders. Any holder of shares of Company Common Stock who perfects his, her or its dissenters’ rights (the aggregate shares of all such holders constituting the “Dissenting Shares”) in accordance with and as contemplated by §4-27-1302 and §4-27-1322 of the ABCA, shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the notice and other applicable provisions of the ABCA and surrendered to Company, or after the Effective Time to Buyer, the Certificate or Certificates representing the shares for which payment is being made. In the event that, whether before or after the Effective Time, a dissenting shareholder of Company fails to perfect, or effectively withdraws or loses, his, her or its right to dissent and of payment for his, her or its shares, subject to Buyer’s consent in its sole discretion, Buyer shall issue and deliver the Merger Consideration to which such holder of shares of Company Common Stock is entitled under this ARTICLE II (without interest), upon surrender by such holder of the Certificate or Certificates representing shares of Company Common Stock held by such holder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Company has delivered to Buyer a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE III or to one or more of its covenants contained in ARTICLE V; provided, however, that nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this ARTICLE III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority.

(a) Company is an Arkansas corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in the State of Arkansas and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification.

(b) Company Bank is an Arkansas state banking corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Company Bank has full corporate power and authority to carry on its business as now conducted. Company Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due. Company Bank is not a member of the FRB.

Section 3.03 Capital Stock. The authorized capital stock of Company consists of 20,000,000 shares of Company Common Stock, $0.01 par value per share. As of the date of this Agreement, there are 6,132,808 shares of Company Common Stock outstanding. There are no shares of Company Common Stock held by Company’s Subsidiaries. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Company shareholder. All Company Common Stock issued since January 1, 2009, have been issued in compliance with and not in violation of any applicable federal or state securities laws. Disclosure Schedule Section 3.03 sets forth the name and address, as reflected on the books and records of Company, of each holder of outstanding Company Common Stock, and the number of shares held by each such holder. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Disclosure Schedule Section 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Disclosure Schedule Section 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of or be subject to preemptive rights in favor of any person. Except as set forth in Disclosure Schedule Section 3.03, there are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Company’s capital stock. If all of the outstanding Company Stock Options and SARs are exercised by the holders thereof, Company would be obligated to issue no more than 434,250 shares of Company Common Stock. As of one (1) Business Day before the Effective Time, there will be no Company Stock Options, SARs, or commitments of any kind obligating Company to issue any authorized and unissued shares of Company Common Stock. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Disclosure Schedule Section 3.03. Except as set forth in Disclosure Schedule Section 3.03, neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.04 Subsidiaries.

(a) (i) Disclosure Schedule Section 3.04 sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth on Disclosure Schedule Section 3.04, neither Company nor any of Company’s Subsidiaries owns (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Disclosure Schedule Section 3.04.

Section 3.05 Corporate Power; Minute Books.

(a) Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite Company Shareholder Approval.

(b) The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by shareholders of Company and each of its Subsidiaries and the board of the directors of Company (including committees of Company’s board of directors) and each of its Subsidiaries (including committees of each of their boards of directors).

Section 3.06 Corporate Authority. Subject only to the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Agreement and the transactions contemplated hereby (“Requisite Company Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s respective boards of directors on or prior to the date hereof. Company’s board of directors has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the ABCA and Company’s articles of incorporation and bylaws, no other vote of the shareholders of Company or Company Bank is required by Law, the articles of incorporation of Company and Company Bank, the bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company and Company Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and the Arkansas State Bank Department; (ii) the Requisite Company Shareholder Approval; (iii) the approval of the Plan of Bank Merger by a majority of the outstanding shares of Company Bank’s common stock (which Company Bank shall have obtained no later than the time of approval of this Agreement by Company’s shareholders); (iv) the filing of the Articles of Merger with the Arkansas Secretary of State; and (v) the filing of the Articles of Bank Merger with the Arkansas State Bank Department. Each consent, approval or waiver by the FRB, the FDIC, the Arkansas State Bank Department and the Arkansas Secretary of State referred to in the preceding sentence is a “Regulatory Approval” with respect to the obligations of Company and Company Bank pursuant hereto. As of the date hereof, neither Company nor Company Bank is aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 3.07(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Company or Company Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which it or any of its or their properties or assets may be bound or affected.

Section 3.08 Reports; Internal Controls.

(a) Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with any Governmental Authority and have paid all fees and assessments due and payable in connection therewith. Other than normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since December 31, 2008. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of Company or any of its Subsidiaries.

(b) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(c) Since December 31, 2008, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) Company has previously delivered or made available to Buyer accurate and complete copies of Company’s (i) audited consolidated financial statements for the years ended December 31, 2012, 2011 and 2010, accompanied by the unqualified audit reports of BKD, LLP, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements for the eleven months ended November 30, 2013 (the “Unaudited Financial Statements;” and collectively with the Audited

Financial Statements, the “Financial Statements”). Each of the Audited Financial Statements fairly presents, in all material respects, the consolidated financial condition, results of operations and changes in shareholders’ equity and cash flows of Company and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein, and were prepared in accordance with GAAP, except as may be noted therein. Each of the Unaudited Financial Statements fairly presents, in all material respects, the consolidated financial condition and results of operations of Company and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein except as may be noted therein. True, correct and complete copies of the Financial Statements are set forth in Disclosure Schedule Section 3.09(a).

(b) The audits of Company have been conducted in accordance with generally accepted auditing standards in the United States of America.

(c) Company has no liability of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, including without limitation, any uncertain tax positions, except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in Company’s Ordinary Course of Business since November 30, 2013 (the “Company Balance Sheet Date”).

Section 3.10 Absence of Certain Changes or Events. Except as disclosed in Disclosure Schedule Section 3.10, or as otherwise expressly permitted or expressly contemplated by this Agreement, since the Company Balance Sheet Date there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or any of its Subsidiaries, and no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company or any of its Subsidiaries in the future; (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by Company’s independent accountants; (iii) any entry by Company or any of its Subsidiaries into any contract or commitment of (A) more than $50,000 or (B) $25,000 per annum with a term of more than one year, other than purchases or sales of investment securities, and loans and loan commitments, all in the Ordinary Course of Business; (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (vi) any material election or material changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (vii) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect; (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than (A) investment securities in Company’s or any of its Subsidiaries’ investment portfolio or (B) loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (ix) any lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

Section 3.11 Legal Proceedings. Except as set forth in Disclosure Schedule Section 3.11:

(a) There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party, including without limitation any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement; and

(b) There is no injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Except as set forth in Disclosure Schedule Section 3.12, Company and each of its Subsidiaries is and since December 31, 2008 has been in compliance in all material respects with all applicable federal, state, local and foreign Laws, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act;

(b) Company and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Except as set forth in Disclosure Schedule Section 3.12, neither Company nor any of its Subsidiaries has received, since December 31, 2008, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 3.13 Material Contracts; Defaults.

(a) Except as disclosed in Disclosure Schedule Section 3.13, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or its Subsidiaries; (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $10,000 individually or $25,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $25,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business of Company or any of its Subsidiaries; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or

(x) which materially restricts the conduct of any business by Company or any of its Subsidiaries (collectively, “Material Contracts”). Company has previously made available to Buyer true, complete and correct copies of each such Material Contract.

(b) Neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument, including but not limited to any Material Contract, to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.

Section 3.14 Agreements with Regulatory Agencies. Except as set forth in Disclosure Schedule Section 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Disclosure Schedule Section 3.14, a “Company Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of the Company’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has Company or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement. To Company’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to the Company or any of its Subsidiaries.

Section 3.15 Brokers; Fairness Opinion. Neither Company, Company Bank nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to Stephens Inc. (“Company Financial Advisor”), in accordance with the terms of a letter agreement between Stephens Inc. and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer. The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Buyer) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Company, any of its Subsidiaries or related organizations described in Code Sections 414(b),(c) or (m) (“Controlled Group Members”) (collectively, the “Company Employees”), (ii) covering current or former directors of Company, any of its Subsidiaries, or Controlled Group Members, or (iii) with respect to which the Company, any of its Subsidiaries, or any Controlled Group Members has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans and other policies, plans or arrangements whether or not subject to ERISA (the “Company Benefit Plans”), are identified and described in Disclosure Schedule Section 3.16(a). Neither Company, any of its Subsidiaries or Controlled Group Members has any stated plan, intention or commitment to establish any new company benefit plan or to modify any Company Benefit Plan (except to the extent required by law).

(b) Company has provided Buyer with true and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency. In addition any annual and periodic accounting, service contract, fidelity bonds and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to the Buyer.

(c) All Company Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and neither Company nor Company Bank is aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Company 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the Company 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All Company Benefit Plans have been administered in accordance with their terms. There is no pending or, to Company’s Knowledge, threatened litigation or regulatory action relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries or any Controlled Group Members has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan that could subject Company, any of its Subsidiaries or any Controlled Group Members to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. There are no audits, investigations, inquiries or proceedings pending or threatened by the IRS or the Department of Labor with respect to any Company Benefit Plan.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or Controlled Group Members with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries, Controlled Group Members or any entity which is considered one employer with Company, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company, Company Bank nor any ERISA Affiliate (or their predecessor) has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of Company, Company Bank, or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time and neither Company, any of its Subsidiaries or Controlled Group Members has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company. No Company Benefit Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(f) No Company Benefit Plan provides or has any liability to provide life insurance, medical or other employee welfare benefits to any Company Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law, and neither Company nor any Subsidiary has ever represented or contracted (whether in oral or written form) to any Company Employee (either individually, or to Company Employees as a group) that such Company Employee(s) would be provided with life insurance, medical or other employee welfare benefits, upon their retirement or termination of employment.

(g) All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder for further benefits coverage at any time after such termination.

(h) Except as set forth in Disclosure Schedule Section 3.16(h) or otherwise provided for in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting (except as required by law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

(i) Each Company Benefit Plan that is a deferred compensation plan or arrangement is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409A(a)(4) of the Code, to the extent applicable. Neither Company, any of its Subsidiaries or Controlled Group Members (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j) Disclosure Schedule Section 3.16(j) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company, any of its Subsidiaries or Controlled Group Members who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(k) Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for the Company, any of its Subsidiaries or Controlled Group Members for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation laws, workers’ compensation laws and all other applicable Laws.

Section 3.17 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) Except as set forth in Disclosure Schedule Section 3.18, there has been no release of Hazardous Substances at, on, or under any real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures) or, to Company’s Knowledge, formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries.

(b) Except as disclosed on Disclosure Schedule Section 3.18, neither Company nor its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c) Except as disclosed on Disclosure Schedule Section 3.18, neither Company nor any of its Subsidiaries has previously been nor is any of them now in violation of or noncompliant with applicable Environmental Law.

(d) Neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) Neither Company nor any of its Subsidiaries has received notice of any Lien or encumbrance having been imposed on property owned, operated or leased by Company or its Subsidiaries in connection with any liability or potential liability arising from or related to Environmental Law, and there is no action, proceeding, writ, injunction or claim pending or, to Company’s Knowledge, threatened which could result in the imposition or any such Lien or encumbrance on property owned, operated or leased by Company or any of its Subsidiaries.

(g) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h) Except as disclosed on Disclosure Schedule Section 3.18, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, or any currently or, to Company’s Knowledge, formerly owned, operated or leased property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to Company or Company Bank and in their possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned, operated or leased by Company or any of its Subsidiaries. Disclosure Schedule Section 3.18 includes a list of environmental reports and other information provided.

(j) There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k) Except as disclosed on Disclosure Schedule Section 3.18, there are no underground storage tanks on, in or under any property currently owned, operated or leased by Company or any of its Subsidiaries.

Section 3.19 Tax Matters.

(a) Each of Company and its Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Disclosure Schedule Section 3.19, all Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and, except as set forth in Disclosure Schedule Section 3.19, neither Company nor any of its Subsidiaries currently has any open tax years. Since December 31, 2008 no claim has been made by any Governmental Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b) Company and each of its Subsidiaries, as applicable, have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are currently being conducted or, to the Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2012, 2011, 2010 and 2009. Company has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Company filed for the years ended December 31, 2012, 2011, 2010 and 2009. Company has timely and properly taken such actions in response to and in compliance with notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Except as set forth in

Disclosure Schedule Section 3.10(f), neither Company nor Company Bank is a party to or bound by any Tax allocation or sharing agreement. Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Company (i) did not, as of November 30, 2013, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements delivered to Buyer (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Since December 31, 2012, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 3.20 Investment Securities. Disclosure Schedule Section 3.20 sets forth as of the Company Balance Sheet Date, the investment securities of Company and its Subsidiaries, as well as any purchases or sales of such securities between the Company Balance Sheet Date to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity,” as those terms are used in ASC 320, book values, fair values and coupon rates, and any gain or loss with respect to any investment securities sold during such time period after the Company Balance Sheet Date. Except as set forth in Disclosure Schedule Section 3.20, neither Company nor any of its Subsidiaries has purchased or sold any such securities listed and described thereon. Neither Company nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Company Bank.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable Laws and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Disclosure Schedule Section 3.21, no Derivative Transaction, were it to be a Loan held by Company or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import.

(c) Each Derivative Transaction is listed on Disclosure Schedule Section 3.21, and the financial position of Company or Company Bank under or with respect to each has been reflected in the books and records of Company or Company Bank in accordance with GAAP, and no open exposure of Company or Company Bank with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as disclosed on Disclosure Schedule Section 3.21.

Section 3.22 Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Disclosure Schedule Section 3.23(a), as of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of November 30, 2013, over sixty (60) days delinquent in payment of principal or interest.

(b) Disclosure Schedule Section 3.23(b) identifies (x) each Loan that as of November 30, 2013 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder and (y) each asset of Company or any of its Subsidiaries that as of November 30, 2013 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement. Set forth in Disclosure Schedule Section 3.23(b) is a true and correct copy of Company Bank’s Policy Exception Report as of November 30, 2013.

(c) Each Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s and Company Bank’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) All currently outstanding Company Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination of such Company Loans, and the loan documents with respect to each such Company Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. All such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth in Disclosure Schedule Section 3.23(d), none of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

(e) Neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries.

Section 3.24 Allowance for Loan and Lease Losses. Company’s allowance for loan and lease losses as reflected in each of (i) the latest balance sheet included in the Audited Financial Statements and (ii) in the balance sheet as of November 30, 2013 included in the Unaudited Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Company nor Company Bank, nor to Company’s or Company Bank’s Knowledge, any of their respective directors, officers or employees, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26 Investment Management and Related Activities. Except as set forth on Disclosure Schedule Section 3.26, none of Company, any Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened.

Section 3.29 CRA, Anti-money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither Company nor any of its Subsidiaries is aware of or has Knowledge (because of Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2013, filed with the FDIC, or otherwise), that any facts or circumstances exist, which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30 Transactions with Affiliates. Except as set forth in Disclosure Schedule Section 3.30, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent (5%) or greater shareholder or other Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Disclosure Schedule Section 3.30, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates. All agreements between Company or any of the Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Tangible Properties and Assets.

(a) Disclosure Schedule Section 3.31 sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Disclosure Schedule Section 3.31, and except for properties and assets disposed of in the Ordinary Course of Business or as permitted by this Agreement, Company or its Subsidiaries has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for statutory Liens for amounts not yet delinquent.

(b) Disclosure Schedule Section 3.31 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To Company’s and Company Bank’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Disclosure Schedule Section 3.31, there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Company and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases.

(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries.

Section 3.32 Intellectual Property. Disclosure Schedule Section 3.32 sets forth a true, complete and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company and its Subsidiaries as currently conducted. The Company Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. The conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.33 Insurance.

(a) Disclosure Schedule Section 3.33 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Disclosure Schedule Section 3.33 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by Company Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Company’s BOLI. Neither Company nor any of Company’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.34 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35 Company Information. The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement- Prospectus and the Registration Statement, or in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the merger transactions, will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to Company’s shareholders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to Company and

Company’s Subsidiaries and other portions thereof within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.36 Transaction Costs. Disclosure Schedule Section 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Company and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the merger transaction contemplated by this Agreement.

Section 3.37 Disclosure. The representations and warranties contained in this ARTICLE III, when considered as a whole and with the Disclosure Schedules, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ARTICLE III not misleading.

Section 3.38 No Knowledge of Breach. Neither Company nor any of its Subsidiaries has any Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach on the date of execution of this Agreement of any representations and warranties of Buyer or Buyer Bank set forth in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01 Making of Representations and Warranties. Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this ARTICLE IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority. Buyer is an Arkansas corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the State of Arkansas and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Buyer Bank is an Arkansas state banking corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Buyer Bank is duly licensed or qualified to do business in the State of Arkansas and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

Section 4.03 Capital Stock. The authorized capital stock of Buyer consists solely of (a) 1,000,000 shares of preferred stock, $.01 par value per share, of which, as of December 31, 2013 no shares were outstanding and (b) 50,000,000 shares of Buyer Common Stock, of which, as of December 31, 2013, (i) 36,855,852 shares were outstanding, (ii) no shares were held by Buyer’s Subsidiaries, and (iii) 883,300 shares were reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

Section 4.04 Corporate Power. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

Section 4.05 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. No vote of the shareholders of Buyer is required by Law, the Buyer Articles, the Buyer Bylaws or otherwise to approve this Agreement and the transactions contemplated hereby. Buyer and Buyer Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Other Reports.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since December 31, 2010 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports.

(b) Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2010 which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.07 Financial Statements. The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FRB, the FDIC and the Arkansas State Bank Department; (ii) the filing and effectiveness of the Registration Statement with the SEC; (iii) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger; (iv) the filing of the Articles of Bank Merger with the Arkansas State Bank Department; and (v) the filing of the Articles of Merger with the Arkansas Secretary of State. As of the date hereof, neither Buyer nor Buyer Bank is aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 4.08(a) and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or Buyer Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09 Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Proxy Statement-Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) prepared pursuant to the Securities Act and the regulations thereunder, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that any information contained in any Buyer Report as of a later date shall be deemed to modify information as of an earlier date.

Section 4.10 Absence of Certain Changes or Events. Except as reflected or disclosed in the Buyer Annual Report on Form 10-K for the year ended December 31, 2012 or in the Buyer Reports since December 31, 2012, as filed with the SEC, there has been no change or development with respect to Buyer and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries.

Section 4.11 Compliance with Laws. Buyer and each of its Subsidiaries is and since December 31, 2010 has been in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, except where the failure to be in such compliance would not have a Material Adverse Effect with respect to Buyer.

Section 4.12 Brokers. None of Buyer, Buyer Bank or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, for which Company will be liable or have any obligation with respect thereto.

Section 4.13 Tax Matters. Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries currently has any open tax years prior to 2010. Since December 31, 2010, no claim has been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

Section 4.14 Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.15 No Financing. Buyer has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement (except where a different commencement date for the observance or performance of a covenant is specifically referenced in this Section 5.01) and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer (which prior written consent, in each instance set forth in Section 5.01(q), Section 5.01(r) and Section 5.01(s), where Buyer’s prior written consent is required, shall not be unreasonably withheld, conditioned or delayed; provided, if Buyer has not responded to Company’s request for consent within four (4) Business Days of receipt of such request in the case of Section 5.01(q), Section 5.01(r) and Section 5.01(s), such request for consent shall be deemed to have been approved by Buyer; provided further, that for purposes of requesting and giving consent under Section 5.01(q), Section 5.01(r) and Section 5.01(s), Company’s and Company Bank’s representative shall be Company’s Chief Executive Officer, or such other person or persons designated in writing by such Chief Executive Officer, and Buyer’s representative shall be Buyer’s Director of Mergers and Acquisitions, or such other person or persons designated in writing by such Director of Mergers and Acquisitions), the Company and Company Bank shall use commercially reasonable efforts to cause its representations and warranties to be correct at all times and Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in the Ordinary Course of Business and, where specifically required in this Section 5.01, only with Buyer’s approval or mutual agreement. Company and Company Bank will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and Buyer the goodwill of the customers of Company Bank and others with whom business relationships exist, and (iv) use its commercially reasonable efforts to continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without further limiting the generality of the foregoing provisions in this Section 5.01, and except as set forth in the Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither Company nor any of its Subsidiaries shall, subsequent to the date of this Agreement:

(a) Stock. (i) Except as set forth in Disclosure Schedule Section 5.01(a), issue, sell, grant, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any award or grant under the Company Stock Plan, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. After December 18, 2013, declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except for payment of the dividend the record date for which was December 18, 2013.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 4% for any individual or 3% in the aggregate for all employees of Company or any of its Subsidiaries other than as disclosed on Disclosure Schedule Section 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such payments shall not exceed the aggregate amount set forth on Disclosure Schedule Section 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or (ii) promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(d), if any (provided that any requisite consent of Buyer will not be unreasonably withheld or delayed).

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(e), (iii) as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Disclosure Schedule Section 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the Ordinary Course of Business.

(g) Dispositions. Except in the Ordinary Course of Business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures. Except as set forth on Disclosure Schedule Section 5.01(i), make any capital expenditures in amounts exceeding $25,000 individually, or $50,000 in the aggregate.

(j) Governing Documents. Amend Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP.

(l) Contracts. Except as set forth on Disclosure Schedule Section 5.01(l), enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy, except for any amendments, modifications or terminations requested by Buyer.

(m) Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $10,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries.

(n) Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract or commitment with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds and sales of certificates of deposit, which are in each case in the Ordinary Course of Business) (provided that any requisite consent of Buyer will not be unreasonably withheld or delayed).

(q) Investment Securities. Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, unless such acquisition, sale or disposal is mutually agreed in writing by Company and Buyer (provided that any such agreement of Buyer will not be unreasonably withheld or delayed), nor classify any security now held in or subsequently purchased for Company Bank’s investment portfolio as other than “available for sale,” as that term is used in ASC 320.

(r) Deposits. Make any changes to deposit pricing (other than immaterial changes on an individual customer basis, consistent with past practices) that are not consented to in writing by Buyer (provided that any requisite consent of Buyer will not be unreasonably withheld or delayed).

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed on Disclosure Schedule Section 5.01(s), make, renew, renegotiate, increase, extend or modify any (i) unsecured loan, (ii) loan secured by other than a first lien, (iii) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (iv) secured loan over $100,000, (v) loan with a duration of more than sixty months, or (vi) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Company or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $250,000, unless any such loan or extension of credit described in (i) through (vi) above has been expressly consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed). The limits set forth in (i) through (vi) of this Section 5.01(s) may be increased upon mutual agreement of the parties, provided such adjustments shall be memorialized in writing by all parties thereto.

(t) Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Company or its Subsidiaries.

(u) Taxes. Except as required by applicable law:

(i) Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (u), “material” shall mean affecting or relating to $10,000 or more in taxes or $25,000 or more of taxable income.

(ii) Knowingly take any action that would prevent or impede the Merger and the Bank Merger, considered together as a single, integrated transaction, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which Company or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) 1527-05 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x) Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in ARTICLE VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable Law or regulation.

(y) Common Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Facilities. Except as set forth on Disclosure Schedule Section 5.01(z) or as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Buyer.

(aa) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (ii) prevent the Merger and the Bank Merger, considered together as a single, integrated transaction, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (iii) or agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in ARTICLE VI hereof, and shall cooperate fully with the other parties hereto to that end. Without limiting the generality of the foregoing, Company will use its commercially reasonable efforts to cause (a) drafts of its audited consolidated financial statements as of and for the year ended December 31, 2013 to be provided to Buyer no later than February 17, 2014, (b) a draft copy of Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of Management no later than February 17, 2014, and (c) a final copy of Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of Management and its final audited financial statements, including the signed report of BKD, LLP thereon, to be provided to Buyer no later than February 17, 2014.

Section 5.04 Shareholder Approval. Company agrees to take, in accordance with applicable Law, the articles of incorporation and bylaws of Company, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”) and shall take all lawful action to solicit such approval by such shareholders. Company agrees to use commercially reasonable efforts to convene the Company Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of

Company shareholders at the Company Meeting. Except to the extent provided otherwise in Section 5.09(b), the board of directors of Company shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Buyer or take any other action or make any other public statement inconsistent with such recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the fiduciary duties of Company’s board of directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing; Deposit of Aggregate Cash Consideration.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the Merger or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders such amendment or supplement.

(d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC.

(e) Buyer agrees to use its commercially reasonable best efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(f) Buyer shall deposit with the Exchange Agent prior to the Closing Date the Aggregate Cash Consideration and the Aggregate Stock Consideration (rounded to the nearest number of whole shares) to be issued as part of the Merger Consideration, together with cash representing the value of any fractional shares of Buyer Common Stock to be delivered to Company shareholders, and if applicable, cash in an aggregate amount sufficient to make the appropriate payments to the holders of Dissenting Shares.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries or continue any portion of any Company Regulatory Agreement against Buyer after the Merger (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the merger transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives as often as practicable under the circumstances so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the merger transaction contemplated by this Agreement (and the response thereto from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Buyer any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or its representatives).

Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law. Without limiting the reach of the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.

Section 5.08 Access; Information.

(a) Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, Company shall afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Company’s and Company’s Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to them as the Buyer may reasonably request and, during such period, shall from time to time furnish promptly to the Buyer all information concerning the business, properties and personnel of Company and its Subsidiaries as the Buyer may reasonably request.

(b) No investigation by Buyer or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of Company or Company Bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.

Section 5.09 No Solicitation by Company; Superior Proposals.

(a) Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. After the execution and delivery of this Agreement, Company and its directors, executive officers and Subsidiaries shall not, and Company shall cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any Person that has made or, to Company’s Knowledge, has indicated without solicitation that it is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to Company’s Knowledge, without solicitation is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by Company’s shareholders, (1) Company receives an unsolicited written Acquisition Proposal that the Company’s board of directors believes in good faith to be bona fide, (2) such Acquisition Proposal was not the result of a violation of this Section 5.09, (3) the Company’s board of directors determines in good faith (after receiving advice from outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) Company’s board of directors determines in good faith (after receiving advice from outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Company may (and may authorize its representatives to) (x) furnish nonpublic information regarding Company to the person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, those contained in the confidentiality agreement with Buyer, and (y) participate in discussions and negotiations with the person making such Acquisition Proposal.

(b) The board of directors of Company shall not (i) withhold, withdraw, amend, modify, change or qualify (or publicly propose to withhold, withdraw, amend, modify, change or qualify), in a manner adverse in any respect to the interests of Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend or announce its intention to approve, recommend or propose) any Acquisition Proposal (either (i) or (ii), an “Adverse Recommendation Change”). Company shall not, and its board of directors shall not allow Company to, and Company shall not allow any of its Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Company’s shareholders, Company’s board of directors may, if Company’s board of directors determines in good faith (after receiving advice from outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 5.09(b), make an Adverse Recommendation Change; provided that Company may not make any Adverse Recommendation Change in response to an Acquisition Proposal unless (x) Company shall not have breached this Section 5.09 in any respect and (y):

(i) The Company’s board of directors determines in good faith (after receiving advice from outside counsel and its financial advisor) that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 5.09(b);

(ii) Company has given Buyer at least four Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii) Before effecting such Adverse Recommendation Change, Company has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

In the event of any material change to the terms of such Superior Proposal, Company shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and Company shall be required to comply with its obligations under this Section 5.09 with respect to such new written notice.

(c) In addition to the obligations of Company under Section 5.09(a) and Section 5.09(b), Company shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any Subsidiary by any person that informs the Company’s board of directors or any Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting nonpublic information or access to the books and records of Company or any Subsidiary, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Company shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition

Proposal, indication or request. Company shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.09(a).

(d) Nothing contained in this Agreement shall prohibit Company from informing any Person of the existence of the provisions contained in this Section 5.09.

(e) As used in this Section 5.09, “Acquisition Proposal” means any proposal for a merger or other business combination involving Company, Company Bank or any of their respective Subsidiaries or for the acquisition of a significant equity interest in Company, Company Bank or any of their respective Subsidiaries or for the acquisition of a significant portion of the assets or liabilities of Company, Company Bank or any of their respective Subsidiaries.

(f) As used in this Section 5.09, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Company or Company Bank, the shareholders of such third party) acquiring, directly or indirectly, more than 75% of the outstanding Company Common Stock or more than 75% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that Company’s board of directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such takeover proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such takeover proposal, as contemplated by paragraph (c) of this Section 5.09, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger.

Section 5.10 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iv), Buyer shall indemnify, defend and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank occurring at or before the Effective Time (including the transactions contemplated hereby), to the same extent as such persons have the right to be indemnified pursuant to the Articles of Incorporation and Bylaws of Company or Company Bank, in effect on the date of this Agreement, to the extent permitted by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Buyer shall not be liable for any settlement effected without its prior written consent and (iv) Buyer shall have no obligation to indemnify any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c) For a period of six years following the Effective Time, Buyer will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by Company; provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by the Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and personal and legal representatives.

Section 5.11 Employees; Benefit Plans.

(a) All Company Employees to whom Buyer in its sole discretion offers employment at or prior to the Effective Time shall be retained as “at will” employees after the Effective Time as employees of Buyer Bank so long as such Company Employees accept the terms and conditions of employment specified by Buyer; provided, that continued retention by Buyer Bank of such employees subsequent to the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company Employees shall be coordinated by Company or Company Bank.

(b) Company Employees (other than those listed on Disclosure Schedule Section 5.11 who are parties to an employment, change of control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer or Buyer Bank (absent termination for cause as determined by the employer) within one hundred eighty (180) days after the Effective Time shall receive severance pay in accordance with Buyer’s standard policies (which may include a general release and waiver of all claims) equal to one (1) week of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with Company or any of its Subsidiaries and ending with such employee’s termination date with Buyer, with a minimum payment equal to two (2) weeks of base pay and a maximum payment equal to twelve (12) weeks of base pay. Subject to the terms of the severance agreement and general release, such severance payment will be made within thirty (30) days after such employee’s termination date, subject to execution by such employee of any required general release and waiver of all claims. Such severance payments will be in lieu of any severance pay plans that may be in effect at Company or any of its Subsidiaries prior to the Effective

Time. No officer or employee of Company or any of its Subsidiaries is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change of control plan; (iii) this Section 5.11; or (iv) any other program or arrangement.

(c) Except as otherwise provided in this Agreement, not later than ten (10) Business Days prior to the Closing Date, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants, to be fully funded to the extent necessary to pay out all required benefits, (ii) terminate all such plans effective as of Closing and (iii) commence the process to pay out any vested benefits thereunder to participating and eligible Company Employees in such form or forms as Company or Company Bank elects and as permitted or required under applicable Law. Distributions of benefits under any profit sharing plan of the Company or Company Bank shall occur in accordance with such plan’s terms, and a participant in such plan will be allowed to take, at the participant’s option: (x) a direct distribution from such plan, (y) a rollover to an Individual Retirement Account, or (z) a rollover to a tax qualified retirement plan of Buyer or Buyer Bank to the extent the plan sponsored by Buyer or Buyer Bank accepts rollover contributions, if such participant is employed by Buyer or Buyer Bank.

(d) Company Employees who are retained by Buyer or Buyer Bank shall be entitled to participate in Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent feasible under any of such plans, Company Employees shall be given credit for prior service or employment with Company or Company Bank and eligible for any increased benefits under such plans that would apply to such employees as if they had been eligible for such benefits as of the Effective Time, based on the length of service or employment with Company or Company Bank. With regard to insured Buyer Benefit Plans, applicable waiting periods may apply. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(e) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer or Buyer Bank, (ii) subject to approval from Buyer’s insurance carrier, provide full credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(f) Except to the extent otherwise expressly provided in this Section 5.11, Buyer shall honor, and Buyer shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Company or Company Bank, but only if such obligations, rights, agreements, plans or policies are set forth in Disclosure Schedule Section 5.11. Buyer acknowledges that the consummation of the Merger and Bank Merger will constitute a “change-in-control” of Company and Company Bank for purposes of any benefit plans, agreements and arrangements of Company and Company and Company Bank. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans.

(g) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan, (iii) interfere with Buyer’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with Buyer’s indemnification obligations set forth in Section 5.10.

Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect with respect to itself or any of its respective Subsidiaries or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Company will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any Disclosure Schedule or provision of information relating to the subject matter of any Disclosure Schedule after the date of this Agreement shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.02(a) or Section 6.03(b) hereof, as the case may be, or compliance by Buyer or Company with the respective covenants and agreements of such parties set forth herein.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) by 10:00 a.m., Central Time, on each Business Day, a copy of Company’s daily statement of condition and daily profit and loss statement for the preceding Business Day.

Section 5.14 Board Packages. Company shall distribute a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer via secure email or similar electronic means at the same time in which it distributes a copy of such package to the board of directors of Company or Company Bank; provided, however, that Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter that Company’s or Company Bank’s board of directors has been advised by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of the Company’s attorney-client privilege.

Section 5.15 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company on request for any reasonable out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.16 Access to Customers and Suppliers. From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), the Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s customers and suppliers.

Section 5.17 Environmental Assessments.

(a) Upon Buyer’s request, and to the extent that Company or any of its Subsidiaries does not have reasonably current Phase I reports meeting the standards described below already in its possession, Company shall cooperate with and grant access to an environmental consulting firm selected and paid for by Company and reasonably acceptable to Buyer (the “Environmental Consultant”), during normal business hours (or at such other times as may be agreed to by Company), to any property set forth on Disclosure Schedule Section 3.31, for the purpose of conducting an ASTM Phase I, as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM. Each Phase I shall be delivered in counterpart copies to Buyer and Company, and will include customary language allowing both Buyer and Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to Company and Buyer for review and comment prior to the finalization of such report.

(b) To the extent the final version of any Phase I identifies any “recognized environmental condition,” Company shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Company), to the property covered by such Phase I for the purpose of conducting a Phase II limited site assessment, including subsurface investigation of soil, soil vapor, and groundwater, designed to further investigate and evaluate any “recognized environmental condition” identified in the Phase I, the cost of which shall be shared equally between Buyer and Company.

(c) Where any Phase I identifies the presence or potential presence of radon, asbestos containing materials, mold, microbial matter, or polychlorinated biphenyls (“Non-scope Issues”), Company shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Company) to the property covered by such Phase I, for the purpose of conducting surveys and sampling of indoor air and building materials designed to investigate such identified Non-scope Issue, paid for by Company.

(d) Any work conducted by the Environmental Consultant pursuant to subsections (b) and (c) (“Additional Environmental Assessment”) will be pursuant to a scope of work prepared by the Environmental Consultant and reasonably acceptable to Company and Buyer.

(e) The reports of any Additional Environmental Assessment will be given directly to Buyer and to Company by the Environmental Consultant.

Section 5.18 Certain Litigation. In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall give Buyer the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). Company shall promptly notify Buyer of any such shareholder litigation brought, or threatened, against Company and/or members of the board of directors of Company within one (1) Business Day after Company receives notice of any such claim or threat, and shall keep Buyer reasonably informed with respect to the status thereof.

Section 5.19 Director Resignations. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.20 Coordination.

(a) Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company Bank with Buyer Bank. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied, on a basis that is consistent with that of Buyer. In order to promote a more efficient and orderly integration of operation of Company with Buyer Bank, from the date of execution of this Agreement and prior to the Effective Time, as more particularly set forth in and subject to the provisions of Section 5.01(q), Company shall use commercially reasonable efforts to cause Company Bank to sell or otherwise divest itself of such investment securities and loans as are identified by Buyer and agreed to in writing between Company and Buyer from time to time prior to the Closing Date, such identification to include a statement as to Buyer’s business reasons for such divestitures. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.20(b) need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(c) Company shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to adjust, at Buyer’s reasonable request, internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(d) Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Material Contracts that Buyer may request, including but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with Buyer and use commercially reasonable efforts to negotiate specific provisions that may be requested by Buyer in connection with any such any amendment, modification or termination.

(e) Subject to Section 5.20(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations.

(f) Company shall use its commercially reasonable efforts to cause the Non-Compete Agreement to be executed and delivered at the Closing by the individual identified on Disclosure Schedule Section 8.01.

(g) Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger as of the Effective Time, or such later time, if any, as determined by Buyer.

Section 5.21 Transactional Expenses. Company has provided in Disclosure Schedule Section 3.36 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Company shall use its commercially reasonable efforts to cause the aggregate amount of all Company Expenses to not exceed the total expenses disclosed in Disclosure Schedule Section 3.36. Company shall promptly notify Buyer if or when it determines that it expects to exceed its budget for Company Expenses. Notwithstanding anything to the contrary in this Section 5.21, Company shall not incur any investment banking, brokerage, finder’s or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Disclosure Schedule Section 3.36.

Section 5.22 Assumption by Buyer of Certain Obligations. At or before the Closing, Buyer shall deliver agreements or supplemental indentures as required and in a form reasonably satisfactory to Company, as of the Effective Time, in order to assume expressly the due and punctual performance and observance of each and every covenant, agreement and condition (insofar as such covenant, agreement or condition is to be performed and observed by the Company or any of its Subsidiaries) of the indentures, trust agreements and guarantee agreements entered into by Company or any of its Subsidiaries. Disclosure Schedule Section 5.22 lists all of the indentures, trust agreements and guarantee agreements entered into by Company or any of its Subsidiaries.

Section 5.23 Confidentiality. In addition to the parties’ respective obligations under the existing non-disclosure agreement previously entered into between the parties or their duly authorized representatives, which obligations are hereby reaffirmed and adopted, and incorporated by reference herein, each party hereto shall, and shall cause its directors, Executive Officers, advisers and agents to, maintain the confidentiality of all confidential information, whether written or oral, furnished to it by the other party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. For purposes of this Section 5.23, the term “confidential information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a non-confidential basis from a source other than the non-disclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

Section 5.24 Information Technology Agreement. On or before April 12, 2014, Company and Company Bank shall have provided written notice to Fidelity Information Service, LLC (“FIS”), in accordance with Section 16.4 of the information technology service agreement by and between Company and FIS dated April 13, 2011, as amended (“FIS Agreement”), notifying FIS of its intent to terminate all services provided by FIS pursuant to the FIS Agreement.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. Company and Buyer, respectively, shall have received opinions from Kutak Rock LLP and Dover Dixon Horne PLLC, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger and the Bank Merger, considered together as a single, integrated transaction, will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Kutak Rock LLP and Dover Dixon Horne PLLC may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Buyer, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) Other Actions. Buyer shall have furnished Company with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as Company may reasonably request.

(d) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Buyer and its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Company Common Stock. The number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 6,132,808 shares (plus up to 26,500 shares of Company Common Stock that may be issued upon exercise of Company Stock Options that vest on April 15, 2014 and up to 17,000 shares that may be issued to the Company’s 401(k) Plan between the date of this Agreement and the Closing Date).

(b) Representations and Warranties. The representations and warranties of Company and its Subsidiaries set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company and its Subsidiaries by Company’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(c) Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by the Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(d) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered concurrently with or immediately following approval of the Merger by Company’s shareholders at the Company Meeting.

(e) Other Actions. Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any of its Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. Company and Company Bank shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer may reasonably request.

(f) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in either Company or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(g) Agreements with Certain Individuals. The Non-Compete Agreement shall have been executed and delivered at the Closing by the individual identified in Disclosure Schedule Section 8.01.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By Buyer or Company, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect”, a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect”, any breach of any of such representations or warranties by the other party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the party committing such breach from the other party hereto or (z) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. It being understood that the parties shall use good faith efforts to submit regulatory filings in a timely manner, by either Buyer or Company if the Merger shall not have been consummated on or before September 30, 2014 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), at any time prior to the Company Meeting, by Buyer if (i) Company shall have materially breached its obligations under Section 5.09, (ii) the board of directors of Company shall have failed to make its recommendation in favor of the Merger referred to in Section 5.04 or shall have made an Adverse Recommendation Change, (iii) the board of directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in a transaction resulting from a Superior Proposal with any Person, or (iv) Company shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.04.

Section 7.02 Termination Fee; Liquidated Damages.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to three and one half percent (3 1/2%) of the Purchase Price (the “Termination Fee”), in the event Buyer terminates this Agreement pursuant to Section 7.01(g), in which case Company shall pay the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination.

(b) The parties hereto agree and acknowledge that if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e) by reason of Company’s or Company Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(d) or Section 7.01(e) that is not timely cured as provided in such sections, the actual damages sustained by Buyer, including the expenses incurred by Buyer preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Buyer being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Company shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of Five Hundred Thousand Dollars ($500,000) (the “Liquidated Damages Payment”), as liquidated damages to Buyer, which payment is not intended as a penalty, within two (2) Business Days after Buyer’s notification of such termination.

(c) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if this Agreement is terminated by Buyer pursuant to Section 7.01(d), Section 7.01(e) or Section 7.01(g), and if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee in accordance with Section 7.02(a) or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(b), Company (or any successor in interest of Company) will not have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. Except as set forth in Section 7.02(d), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“ABCA” means the Arkansas Business Corporation Act of 1987, as amended.

“Acquisition Proposal” has the meaning set forth in Section 5.09(e).

“Additional Environmental Assessment” has the meaning set forth in Section 5.17(d).

“Adjusted Purchase Price” means, the Purchase Price as further adjusted as follows: (i) in the event that the Closing Consolidated Net Book Value of Company, determined in accordance with this Agreement, is less than $135,000,000, then the Purchase Price shall be decreased, on a dollar-for-dollar basis, by the amount by which the Closing Consolidated Net Book Value of Company is less than $135,000,000 and (ii) in the event Company fails to provide adequate notice to terminate the FIS Agreement, as contemplated by Section 5.24, or otherwise becomes obligated to pay any liquidated damages or other termination or similar fees to FIS in connection with the FIS Agreement, then the Purchase Price shall be decreased, on a dollar-for-dollar basis, by the amount of any liquidated damages or other fees that become due or payable as a result of any failure to provide such notice to terminate.

“Adverse Recommendation Change” has the meaning set forth in Section 5.09(b).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Cash Consideration” means the total of Cash Consideration to be paid to holders of record of Company Common Stock entitled thereto.

“Aggregate Stock Consideration” means the total number of shares of Buyer Common Stock to be delivered to holders of record of Company Common Stock entitled thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Bank Merger” has the meaning set forth in Section 1.05(b).

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“ASTM” has the meaning set forth in Section 5.01(w).

“Audited Financial Statements” has the meaning set forth in Section 3.09(a).

“Award Payment” means the cash amount payable to the holders of any Company Stock Options or SARs as described in Section 2.01(e).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Arkansas are authorized or obligated to close.

“Buyer Articles” has the meaning set forth in Section 4.02.

“Buyer Average Stock Price” means the average closing sale price of a share of Buyer Common Stock on Nasdaq, as reported by Bloomberg L.P. for the ten (10) consecutive trading days ending on the fifth (5th) Business Day prior to the Closing Date, rounded to the nearest whole cent; provided, that the Buyer Average Stock Price shall be not less than Forty-Three and 58/100 Dollars ($43.58) nor greater than Seventy-Two and 63/100 Dollars ($72.63).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

“Buyer Bylaws” has the meaning set forth in Section 4.02.

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Cash Consideration” means cash to be received in the Merger by a holder of a share of Company Common Stock in respect of each share of Company Common Stock held of record by such holder as of immediately prior to the Effective Time, as elected to be received by such holder pursuant to Section 2.06 or as allocated to such holder in accordance with Section 2.02, as applicable.

“Cash Election” has the meaning set forth in Section 2.01(c)(ii).

“Cash Election Shares” has the meaning set forth in Section 2.01(c)(ii).

“Certificate” means any certificate which immediately prior to the Effective Time represents shares of Company Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Closing Consolidated Net Book Value” means the unaudited consolidated net shareholders’ equity of Company as of the Determination Date, determined in accordance with GAAP, but without giving effect to the after tax impact of the following items: (i) any negative provision for loan and lease losses for the period between November 30, 2013 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of November 30, 2013 and which specific allowance is set forth on Disclosure Schedule Section 8.01 hereto, where the resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, shall be reflected in the Closing Consolidated Net Book Value; (ii) any of the actions or changes taken only to comply with coordination procedures pursuant to Section 5.20 which would otherwise not have been taken or required to be taken; or (iii) any additional deferred income tax valuation allowance taken against Company’s deferred tax assets between November 30, 2013 and the Determination Date, all as mutually agreed between Company and Buyer. The Closing Consolidated Net Book Value may be further adjusted upon the mutual agreement of the parties, provided such adjustment shall be memorialized in a writing signed by all of the parties thereto.

“Code” has the meaning set forth in Section 2.05.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(a) Plan” has the meaning set forth in Section 3.16(c).

“Company Balance Sheet Date” has the meaning set forth in Section 3.09(c).

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Common Stock” means the common stock, $0.01 par value per share, of Company.

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Financial Advisor” has the meaning set forth in Section 3.15.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan Property” means any real property (including buildings or other structures) in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role.

“Company Loan” has the meaning set forth in Section 3.23(c).

“Company Meeting” has the meaning set forth in Section 5.04.

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Stock Option” means an option to purchase shares of Company Common Stock pursuant to the Company Stock Plan.

“Company Stock Plan” means the Summit Bancorp, Inc. 2007 Stock Option and Stock Appreciation Rights Plan dated December 17, 2008, as amended.

“Company Stock Price” means a cash value equal to the quotient of (i) the sum of (A) the Purchase Price or the Adjusted Purchase Price, whichever is applicable, (B) the aggregate grant price of all then-outstanding SARs, and (C) the aggregate exercise price of all then-outstanding Company Stock Options, divided by (ii) the sum of (X) the number of shares of Company Common Stock issued and then-outstanding, (Y) the number of then-outstanding and unexercised SARs, and (Z) the number of then-outstanding and unexercised Company Stock Options.

“Controlled Group Members” has the meaning set forth in Section 3.16(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the Business Day that is closest to ten (10) calendar days prior to the Closing Date.

“Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Election” has the meaning set forth in Section 2.06(a).

“Election Deadline” has the meaning set forth in Section 2.06(d).

“Election Form and Letter of Transmittal” or “Election Form” has the meaning set forth in Section 2.06(b).

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Consultant” has the meaning set forth in Section 5.17(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such exchange agent as may be designated by Buyer (which shall be Buyer’s transfer agent), and reasonably acceptable to Company, to act as agent, in accordance with the Exchange Agent Agreement, for purposes of conducting the exchange procedures described in ARTICLE II.

“Exchange Agent Agreement” means the written agreement between Buyer and the Exchange Agent, in form and substance reasonably acceptable to Company and to be entered into no later than one (1) Business Day after approval by Company shareholders at the Company Meeting of the Merger and the related transactions contemplated by this Agreement, under which agreement the Exchange Agent shall agree to perform the duties and responsibilities of the Exchange Agent as set forth in ARTICLE II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Exchange Ratio” means the quotient of the Fully Diluted Company Stock Price, divided by the Buyer Average Stock Price.

“Executive Officer” means the Chief Executive Officer, Chief Financial Officer, President, Controller, Chief Lending Officer, Chief Operating Officer, Chief Credit Officer, Chief Accounting Officer, Chief Banking Officer and each other officer with significant policy-making authority of Company, Company Bank, Buyer, or Buyer Bank, as applicable.

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Financial Statements” has the meaning set forth in Section 3.09(a).

“FIS” has the meaning set forth in Section 5.24.

“FIS Agreement” has the meaning set forth in Section 5.24.

“FRB” means the Board of Governors of the Federal Reserve System.

“Fully Diluted Company Stock Price” means a cash value equal to the quotient of (i) the Purchase Price or the Adjusted Purchase Price, whichever is applicable, less the aggregate amount of any Award Payments made between the date of this Agreement and the Effective time, divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” has the meaning set forth in Section 2.06.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter), as used with respect to Company and its Subsidiaries, means those facts, reports, allegations or other information that are actually known, after reasonable inquiry, by any Executive Officer of Company or Company Bank, including for this purpose and without limitation, the Chairman of the Board and Chief Executive Officer, Executive Vice President and Chief Financial Officer and the President and Chief Operating Officer of Company and Company Bank. Knowledge, as used with respect to Buyer and its Subsidiaries, means those facts, reports, allegations or other information that are actually known, after reasonable inquiry, by any Executive Officer of Buyer or Buyer Bank, including for this purpose and without limitation, the Chairman of the Board of each of Buyer and Buyer Bank. Without limiting the scope of the preceding sentences, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by Company or Company Bank, or by Buyer or Buyer Bank, from any Governmental Authority.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Change” or “Material Adverse Effect” means with respect to any Person, any change, development or effect (i) that is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, business or business prospects of such Person and its Subsidiaries, taken as a whole, or (ii) which would, or would be reasonably likely to, materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Person to consummate the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (C) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions, including, but not limited to, changes in levels of interest rates generally, (D) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (F) the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B), and (C), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means Stock Consideration and Cash Consideration.

“Nasdaq” means The Nasdaq Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Compete Agreement” means that certain non-competition agreement to be entered into at the Closing between Buyer Bank and the individual identified on Disclosure Schedule Section 8.01, in substantially the form attached as Exhibit B to this Agreement.

“Non-Election” has the meaning set forth in Section 2.06(b).

“Non-Election Shares” has the meaning set forth in Section 2.01(c)(iii).

“Non-scope Issues” has the meaning set forth in Section 5.17(c).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and the Company’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.23(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 5.01(w).

“Plan of Bank Merger” means that certain plan of bank merger between Company Bank and Buyer Bank pursuant to which Company Bank will be merged with and into Buyer Bank in accordance with Arkansas Code Annotated §§ 23-48-503, 23-48-901 et. seq. and Subchapter 11 of the Arkansas Business Corporation Act, with the effect provided in Arkansas Code Annotated § 4-27-1110.

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Purchase Price” shall mean an amount equal to $216,000,000.

“Registration Statement” has the meaning set forth in Section 4.09.

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Representative” has the meaning set forth in Section 2.06(b).

“Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SAR” means a stock appreciation right granted pursuant to the Company Stock Plan.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” means the number of shares of Buyer Common Stock to be issued in the Merger in respect of each share of Company Common Stock held by a holder of Company Common Stock of record immediately prior to the Effective Time, determined on the basis of the Exchange Ratio, as such number of shares is elected to be received by such holder pursuant to Section 2.06 or as allocated to such holder in accordance with Section 2.02, as applicable.

“Stock Election” has the meaning set forth in Section 2.01(c)(i).

“Stock Election Shares” has the meaning set forth in Section 2.01(c)(i).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of the Company means, unless the context otherwise requires, any current or former Subsidiary of Company.

“Superior Proposal” has the meaning set forth in Section 5.09(f).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(f).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.09(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the preamble to this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 (except for agreements or covenants contained herein that by their express terms are to be performed after the Effective Time).

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of Buyer or Company without obtaining such approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Arkansas, without regard for conflict of law provisions.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if (a) if personally delivered, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) sent by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank:

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Attention: Director of Mergers and Acquisitions

With a copy (which shall not constitute notice) to:

Kutak Rock LLP

124 W. Capitol Ave., Suite 2000

Little Rock, Arkansas 72201

Attention: H. Watt Gregory, III

If to Company or Company Bank:

Summit Bancorp, Inc.

P.O. Box 965

Arkadelphia, AR 71923

Attention: Ross Whipple

With a copy (which shall not constitute notice) to:

Dixon, Dover Horne PLLC

425 West Capitol, 37th Floor

Little Rock, AR 72201

Attention: Garland W. Binns, Jr.

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK OF THE OZARKS, INC.

By:	/s/ Dennis James
Name:	Dennis James
Title:	Director of Mergers and Acquisitions

BANK OF THE OZARKS

By:	/s/ Dennis James
Name:	Dennis James
Title:	Director of Mergers and Acquisitions

SUMMIT BANCORP, INC.

By:	/s/ Ross M. Whipple
Name:	Ross M. Whipple
Title:	Chairman and Chief Executive Officer

SUMMIT BANK

By:	/s/ Ross M. Whipple
Name:	Ross M. Whipple
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of January 30, 2014, by and between the undersigned holder (“Shareholder”) of Common Stock, $0.01 par value per share, of Summit Bancorp, Inc., an Arkansas corporation with its principal office in Arkadelphia, Arkansas (“Company”), and Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”) with its principal office in Little Rock, Arkansas. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer’s wholly owned subsidiary, Bank of the Ozarks, an Arkansas state banking corporation (“Buyer Bank”), Company and Company’s wholly owned subsidiary, Summit Bank, an Arkansas state banking corporation (“Company Bank”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Company will merge with and into Buyer, with Buyer as the surviving entity and (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (collectively, the “Merger”), and in connection with the Merger, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole voting power with respect to the number of shares of Company Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of Company Common Stock Subject to this Agreement” (such shares, together with any additional shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	appear at each such meeting in person or by proxy; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Company and adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal.

Section 5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint Buyer with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Company taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof, and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. This irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written agreement of the parties hereto, and shall be automatically terminated upon termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Company and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of Company. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of Company, if applicable.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal, substantive laws of the State of Arkansas, without regard for the law or principles of conflict of laws.

Section 12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12 .

Section 13. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 14. Disclosure. Shareholder hereby authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANK OF THE OZARKS, INC.

By:
Name:
Title:

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

(NOTE:	If Other than an Individual Shareholder, Print or Type Name of Individual Signing the Voting Agreement and Representative Capacity)

Total Number of Shares of Company Common Stock Subject to this Agreement:

[SIGNATURE PAGE TO VOTING AGREEMENT]

Exhibit B

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND NON-DISPARAGEMENT AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND NON-DISPARAGEMENT AGREEMENT (this “Agreement”) is made as of                     , 2014 (the “Effective Date”), by and among Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”) and Ross M. Whipple (“Selling Shareholder”). Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in that certain Agreement and Plan of Merger, dated as of                     , 2014, by and among Buyer, Buyer’s wholly owned subsidiary, Bank of the Ozarks (“Buyer Bank”), Summit Bancorp, Inc., an Arkansas corporation (“Company”), and Company’s wholly owned subsidiary, Summit Bank (“Company Bank”) (the “Merger Agreement”).

W I T N E S S E T H:

WHEREAS, the Merger Agreement provides for, among other things, the merger of Company with and into Buyer, with Buyer being the surviving entity, and the merger of Company Bank with and into Buyer Bank, with Buyer Bank being the surviving entity, all for good and valuable consideration in the amount and on the terms and conditions provided therein; and

WHEREAS, Selling Shareholder and his Affiliates beneficially own approximately [    %] of the outstanding common stock of Company, and as a result of the transactions contemplated by the Merger Agreement Selling Shareholder is expected to receive significant consideration in exchange for the shares of Company common stock owned by him and his Affiliates; and

WHEREAS, the parties to this Agreement acknowledge and agree that the banking business of the Company and Company Bank together constitute a valuable statewide banking franchise within and throughout the state of Arkansas, and that the banking business of Buyer and Buyer Bank together constitute a valuable statewide banking franchise within and throughout the state of Arkansas (all such geographical territory being hereinafter referred to as the “Restricted Area”);

WHEREAS, as a condition and inducement to Buyer and Buyer Bank to enter into the Merger Agreement, the Selling Shareholder has agreed to enter into this Agreement in accordance with which the Selling Shareholder will, among other things, agree during the Restricted Term, as hereinafter defined, not to disclose Confidential Information, as hereinafter defined, of Company or Company Bank, and will not compete, directly or indirectly, in the Restricted Area, with either Buyer or Buyer Bank, and will not solicit employees of Company, Company Bank, Buyer or Buyer Bank.

NOW, THEREFORE, the parties agree as follows:

Section 1. Consideration. In fair and appropriate consideration of the covenants, obligations and agreements of the Selling Shareholder in this Agreement, the Company agrees to (i) enter into the Merger Agreement and (ii) pay the Selling Shareholder the sum of $81,000.00, payable in one lump sum payment no later than [—] business day(s) following the Closing of the Merger.

Section 2. Covenant Not to Compete. Selling Shareholder agrees that for a period of five (5) years after the Closing Date (the “Restricted Term”), he will not, within the Restricted Area, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in the business of commercial banking, whether as a proprietor, partner, stockholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, within the

Restricted Area, in any commercial banking business or other venture which competes, directly or indirectly, with Buyer or Buyer Bank; provided, however, that Selling Shareholder may, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to two percent (2%) of the capital stock of a company whose capital stock is traded publicly. For purposes of this Agreement, (a) “commercial banking” means the business of taking deposits, making secured or unsecured loans or engaging in any substantial activities in support of or related to such business. Furthermore, to the extent that Selling Shareholder is a party thereto, Selling Shareholder acknowledges and agrees that all non-competition covenants, agreements and periods contained in any employment or other agreements with Company, Company Bank or Buyer shall continue in full force and effect and inure to the benefit of Buyer and Buyer Bank after the Closing Date, regardless of the termination of legal existence of Company or Company Bank.

Section 3. Non-Solicitation. Selling Shareholder agrees that during the Restricted Term he will not, and will cause his Affiliates not to, directly or indirectly, solicit, induce or attempt to induce, or cause any individual who, on the date of this Agreement or any time thereafter and prior to the Closing, is an officer, manager or employee of Company, Company Bank or Buyer or Buyer Bank to leave the employ of Company, Company Bank, Buyer or Buyer Bank, or in any way materially interfere with the relationship between Company, Company Bank, Buyer or Buyer Bank, on the one hand, and any such officer, manager or employee, on the other hand. In addition, during the Restricted Term Selling Shareholder shall not induce or attempt to induce any customer, supplier, licensee or other business relation of Company or Company Bank, or of Buyer or Buyer Bank, to cease doing business with Buyer or Buyer Bank, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer or Buyer Bank.

Section 4. Confidentiality. Selling Shareholder acknowledges that he, his Affiliates and his representatives have or may have access to Confidential Information and that such Confidential Information does and will constitute valuable, special and unique property of Buyer from and after the Closing Date. Selling Shareholder agrees that during the Restricted Term, he will not, directly or indirectly, and will cause his Affiliates not to, disclose, reveal, divulge or communicate to any Person other than Buyer and its Affiliates and its and their representatives, or use or otherwise exploit for his or their own benefit or for the benefit of anyone other than Buyer and its Affiliates and its and their representatives any Confidential Information. For purposes of this Section 4, “Confidential Information” shall mean any facts, data or information, whether oral or written, and in whatever medium, including electronic or digital format, (a) disclosed to Selling Stockholder or of which Selling Stockholder became aware as a consequence of his relationship with Company or Company Bank; (b) having value to Company or Company Bank; and (c) not generally known to competitors of Company Bank or Buyer Bank, including but not limited to methods of operation, prices, pricing strategies, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods and strategies, policies, plans, personnel, suppliers, competitors, customers, customer data, market data and other specialized information or proprietary information; provided, that Confidential Information does not include data or information that has been voluntarily disclosed to the public by Company or Company Bank prior to the date of the Merger Agreement or with the express written consent of Buyer after such date, or has otherwise entered into the public domain through lawful means.

Section 5. Non-Disparagement. During and after the Restricted Term, Selling Shareholder agrees that he will not, and will cause his Affiliates not to, make any false, defamatory or disparaging statements about Buyer or Buyer Bank, any of their respective Affiliates or the banking business of Buyer.

Section 6. Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon the parties hereto only if such amendment or waiver is set forth in a writing executed by Buyer and Selling Shareholder. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

Section 7. Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopy transmission, electronic delivery confirmed (with hard copy to follow). Notices, demands and communications to Selling Shareholder and Buyer shall, unless another address is specified in writing, be sent to the address or facsimile number indicated below:

Notices to Selling Shareholder:

Notices to Buyer or Buyer Bank:	with a copy (which shall not constitute notice) to:

Bank of the Ozarks, Inc. 17901 Chenal Parkway Little Rock, Arkansas 72209 Attention: Chief Executive Officer Facsimile: (501) 978-2205	Kutak Rock LLP 124 West Capitol Avenue, Suite 2000 Little Rock, Arkansas 72201 Attention: H. Watt Gregory, III Facsimile: (501) 975-3001

Section 8. Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Selling Shareholder without the prior written consent of Buyer. Without the prior written consent of the Selling Shareholder, Buyer and its assigns may at any time, in its or their sole discretion, assign, in whole or in part its rights and obligations pursuant to this Agreement to any other Person.

Section 9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

Section 10. Construction. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

Section 11. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

Section 12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 13. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Arkansas, without giving effect to any choice of law or conflict of law provision (whether of the State of Arkansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arkansas.

Section 14. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

Section 15. Specific Performance. Selling Shareholder acknowledges that in the event of a breach by him of this Agreement, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Selling Shareholder agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Selling Shareholder’s obligations under this Agreement not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without the posting of bond or other security or any requirement to prove damages). If any such action is brought by Buyer to enforce this Agreement, Selling Shareholder hereby waives the defense that there is an adequate remedy at law.

Section 16. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter covered hereby, and shall supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended or waived except in a writing signed by the parties hereto.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

BANK OF THE OZARKS, INC.

By:

Name:
Its:

SELLING SHAREHOLDER:

Name: Ross M. Whipple

[SIGNATURE PAGE TO NON-COMPETE AGREEMENT]

Appendix B

January 29, 2014

Board of Directors

Summit Bancorp, Inc.

409 Main Street

Arkadelphia, Arkansas 71923

Members of the Board:

You have engaged us as a financial advisor in connection with the proposed merger of Summit Bancorp, Inc. (the “Company”) with and into Bank of the Ozarks, Inc. (the “Buyer”) (collectively, the “Transaction”), and you have requested our opinion (the “Opinion”) as to the fairness to the disinterested stockholders of the Company (the “Stockholders”) from a financial point of view of the consideration to be received by the Stockholders in the Transaction. For purposes of our Opinion, the term “Stockholders” means holders of Company common stock other than (i) any holder of ten percent or more of the outstanding stock of the Company and (ii) the Buyer or any of its affiliates. The terms and conditions of the Transaction are more fully set forth in an Agreement and Plan of Merger (the “Agreement”) expected to be dated January 30, 2014. Pursuant to the Agreement and for purposes of our Opinion, we have assumed the consideration to be exchanged by the Buyer for the outstanding Company common stock and common stock awards to have an aggregate value of $216 million.

In connection with rendering our Opinion we have:

(i)	analyzed certain audited financial statements and management reports regarding the Company and the Buyer;

(ii)	analyzed certain internal financial statements and other financial and operating data (including financial projections for fiscal years 2014-2018) concerning the Company prepared by management of the Company;

(iii)	analyzed, on a pro forma basis, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(iv)	reviewed the reported prices and trading activity for the common stock of the Buyer;

(v)	compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vi)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(vii)	reviewed the forecasted potential future cash flows of the Company, including the excess capital available for distribution by the Company, as prepared by Company management, and performed a discounted cash flow analysis utilizing Company management assumptions and forecasts for the Company;

January 29, 2014

(viii)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)	discussed with management of the Company and the Buyer the operations of and future business prospects for the Company and the Buyer and the anticipated financial consequences of the Transaction to the Company and the Buyer;

(x)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with Buyer; and

(xi)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified the accuracy or completeness of the information and financial data on which our Opinion is based. The managements of the Company and the Buyer have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. In addition, we have not received or reviewed any individual credit files nor have we made an evaluation of the adequacy of the allowance for loan losses of the Company or the Buyer. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or of the Buyer. With respect to the financial forecasts prepared by the management of the Company, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the financial results reflected by such projections will be realized as predicted. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer and have previously provided investment banking services to the Buyer and issue periodic research reports regarding the Buyer’s business activities and prospects, and we expect to provide similar services in the future. We have received fees for providing investment banking services to the Buyer in the past and we expect to pursue and may also receive fees for future services. During the two years preceding the date of this letter, we have not received any investment banking fees from the Company or the Buyer, but we have provided securities brokerage services to both the Company and Buyer and have received customary compensation for such services. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

We are not legal, accounting, regulatory or tax experts and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have

January 29, 2014

assumed, with your consent, that the Transaction will not result in any materially adverse legal, accounting, regulatory or tax consequences for the Company or the Stockholders.

Our Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company or the Stockholders.

This Opinion is for the use and benefit of the Board of Directors of the Company for the purposes of its evaluation of the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the Stockholders. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to Stockholders of the Company. Our fairness opinion committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to Stockholders of the Company, provided that we approve of the content of such disclosures prior to any filing, distribution or publication of such communications.

Based upon the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, it is our opinion that the consideration to be received by the Stockholders in the Transaction is fair to them from a financial point of view.

Very truly yours,

STEPHENS INC.

Appendix C

Summary of procedures under Arkansas Business Corporation Act at Ark. Code Ann. §§ 4-27-1301

4-27-1301. Definitions.

In this subchapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 4-27-1302 and who exercises that right when and in the manner required by §§ 4-27-1320 — 4-27-1328.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

4-27-1302. Right of dissent.

(a) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(1) Consummation of a plan of conversion to which the corporation is a party;

(2) Consummation of a plan of merger to which the corporation is a party if:

(A) Shareholder approval is required for the merger by § 4-27-1107 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) The corporation is a subsidiary that is merged with its parent under § 4-27-1108;

(3) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(4) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale under court order or a sale for cash under a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(5) An amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) Alters or abolishes a preferential right of the shares;

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 4-27-604; or

(6) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this subchapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

4-27-1303. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) he submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

4-27-1320. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under § 4-27-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under § 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 4-27-1322.

4-27-1321. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under § 4-27-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this subchapter.

4-27-1322. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under § 4-27-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 4-27-1321.

(b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was taken, and must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date subsection (a) the notice is delivered; and

(5) be accompanied by a copy of this subchapter.

4-27-1323. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in § 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 4-27-1322(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this subchapter.

4-27-1324. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under § 4-27-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

4-27-1325. Payment.

(a) Except as provided in § 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with § 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b)	The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand payment under § 4-27-1328; and

(5) a copy of this subchapter.

4-27-1326. Failure to take action.

(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under § 4-27-1322 and repeat the payment demand procedure.

4-27-1327. After-acquired shares.

(a) A corporation may elect to withhold payment required by § 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 4-27-1328.

4-27-1328. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 4-27-1325), or reject the corporation’s offer under § 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

(1) the dissenter believes that the amount paid under § 4-27-1325 or offered under § 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) the corporation fails to make payment under § 4-27-1325 within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

4-27-1330. Court action.

(a) If a demand for payment under § 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office is located or the Pulaski County Circuit Court if the corporation does not have a principal office in this state. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 4-27-1327.

4-27-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under § 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 4-27-1328.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of §§ 4-27-1320 — 4-27-1328; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 4-27-850 of the Arkansas Business Corporation Act of 1987 (the “ABCA”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 4-27-850 of the ABCA provides that, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him.

Section 4-27-850 of the ABCA provides that expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 4-27-850 of the ABCA also affords a corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these capacities.

Pursuant to Section 4-27-202 of the ABCA, the Company’s amended and restated articles of incorporation, as amended, provide that the Company’s directors will not be personally liable to the Company or its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 4-27-833 of the ABCA, which makes directors liable for unlawful dividends or unlawful distributions, (d) for transactions from which directors derive improper personal benefit or (e) for any action, omission, transaction, or breach of a director’s duty creating any third-party liability to any person or entity other than the corporation or shareholder.

Article Tenth of the Company’s amended and restated articles of incorporation, as amended, provides as follows:

(a) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) or (b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

(e) Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this section.

(f) The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this section.

(h) The powers and duties of the Company to indemnify any person under this Article shall apply with equal force whether an action, suit or proceeding is threatened or commenced in this State or outside this State.

The Company’s Bylaws provide that the Company shall, to the fullest extent permitted by the ABCA, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

In addition, the Company maintains a directors’ and officers’ liability insurance policy. The Company has also entered into supplemental indemnification agreements with its directors and with executive officers, which broaden the scope of indemnity that would otherwise be provided by the Company to such persons under the terms of its amended and restated articles of incorporation.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

(b) Financial Statement Schedules: Not Applicable.

(c) Reports, Opinions or Appraisals: The opinion of Stephens Inc. is included as Appendix B to the proxy statement/prospectus set forth in Part I of this registration statement.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(C) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on March 21, 2014.

BANK OF THE OZARKS, INC.
(Registrant)

By:
/s/ Greg L. McKinney
Greg L. McKinney
Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a director or officer, or both, of Bank of the Ozarks, Inc. (the “Company”), acting pursuant to authorization of the Board of Directors of the Company, hereby appoints George G. Gleason, Greg L. McKinney and Dan Thomas or any one of them, attorneys-in-fact and agents for me and in my name and on my behalf, individually and as a director or officer, or both, of the Company, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all supplements and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

SIGNATURES	TITLE	DATE

/s/ George G. Gleason George G. Gleason (Principal Executive Officer)	Chairman of the Board and Chief Executive Officer	March 21, 2014

/s/ Greg L. McKinney Greg L. McKinney (Principal Financial Officer and Accounting Officer)	Chief Financial Officer and Chief Accounting Officer	March 21, 2014

/s/ Dan Thomas Dan Thomas	Vice Chairman, Chief Lending Officer and President — Real Estate Specialties Group	March 21, 2014

/s/ Jean Arehart Jean Arehart	Director	March 21, 2014

/s/ Nicholas Brown Nicholas Brown	Director	March 21, 2014

/s/ Richard Cisne Richard Cisne	Director	March 21, 2014

SIGNATURES	TITLE	DATE

/s/ Robert East Robert East	Director	March 21, 2014

/s/ Catherine B. Freedberg Catherine B. Freedberg	Director	March 21, 2014

/s/ Linda Gleason Linda Gleason	Director	March 21, 2014

/s/ Peter Kenny Peter Kenny	Director	March 21, 2014

/s/ Henry Mariani Henry Mariani	Director	March 21, 2014

/s/ Robert Proost Robert Proost	Director	March 21, 2014

/s/ R.L. Qualls R.L. Qualls	Director	March 21, 2014

/s/ John Reynolds John Reynolds	Director	March 21, 2014

/s/ Sherece West-Scantlebury Sherece West-Scantlebury	Director	March 21, 2014

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of January 30, 2014 by and among Bank of the Ozarks, Inc., Bank of the Ozarks, Summit Bancorp, Inc. and Summit Bank (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Commission on January 30, 2014, and incorporated herein by this reference).

2.2	List of Schedules to the Agreement and Plan of Merger (previously filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the Commission on January 30, 2014, and incorporated herein by this reference).

2.3	Voting Agreement.

3.1	Amended and Restated Articles of Incorporation of Bank of the Ozarks, Inc. (previously filed as Exhibit 3.1 to Bank of the Ozarks, Inc.’s Registration Statement on Form S-1 filed with the Commission on May 22, 1997, as amended, Commission File Number 333-27641, and incorporated herein by this reference).

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant dated December 9, 2003 (previously filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the Commission on March 12, 2004 for the year ended December 31, 2003, and incorporated herein by this reference).

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of Bank of the Ozarks, Inc., dated December 10, 2008 (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 10, 2008, and incorporated herein by this reference).

3.4	Amended and Restated By-Laws of the Registrant, dated December 11, 2007 (previously filed as Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed with the Commission on December 11, 2007, and incorporated herein by this reference).

5.1	Opinion of Kutak Rock LLP.

8.1	Opinion of Kutak Rock LLP on Certain Tax Matters.

8.2	Opinion of Dover Dixon Horne PLLC on Certain Tax Matters.

23.1	Consent of Kutak Rock LLP (included in Exhibit 5.1).

23.2	Consent of Kutak Rock LLP (included in Exhibit 8.1).

23.3	Consent of Dover Dixon Horne PLLC (included in Exhibit 8.2).

23.4	Consent of Crowe Horwath LLP.

23.5	Consent of Elliott Davis, PLLC.

23.6	Consent of BKD, LLP.

24.1	Powers of Attorney (included on signature page of the Registration Statement).

99.1	Form of Proxy of Summit Bancorp, Inc.

99.2	Consent of Stephens Inc.

99.3	Consent of Ross M. Whipple.